EXECUTION VERSION

$150,000,000 Revolving Facility

AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT

among

LegalZoom.com, Inc., as the Borrower,

The Other Loan Parties from Time to Time Parties Hereto, The Several Lenders from Time to Time Parties Hereto, and
JPMorgan Chase Bank, N.A., as Administrative Agent

Dated as of July 2, 2021

JPMorgan Chase Bank, N.A., Morgan Stanley Senior Funding, Inc., Barclays Bank PLC,
Citibank, N.A., BofA Securities, Inc.
Credit Suisse Loan Funding LLC and
Jefferies Finance LLC, as Joint Lead Arrangers

and

JPMorgan Chase Bank, N.A., as Sole Bookrunner

TABLE OF CONTENTS

Page
SECTION 1.    DEFINITIONS    6
1.1.Defined Terms    6
1.2.Other Interpretive Provisions    68
1.3.Rates    69
1.4.Limited Condition Transactions    70
1.5.Calculations; Computations; Latest Maturity Date    71
1.6.Letter of Credit Amounts    74
1.7.Divisions    74
SECTION 2.    AMOUNT AND TERMS OF CREDIT    74
2.1.The Commitments    74
2.2.Minimum Amount of Each Borrowing    76
2.3.Notice of Borrowing    76
2.4.Repayment of Loans    77
2.5.Payments Generally; Administrative Agent’s Clawback    77
2.6.Notes    79
2.7.Conversions/Continuations    79
2.8.Pro Rata Borrowings    80
2.9.Interest    80
2.10.Interest Periods    82
2.11.Increased Costs, Illegality, etc    82
2.12.Compensation    85
2.13.Matters Applicable to All Requests for Compensation    85
2.14.Replacement of Lenders    86
2.15.Incremental Credit Extensions    87
2.16.Loan Modification Offers    90
2.17.Defaulting Lender    91
2.18.Refinancing Amendment    94
SECTION 3.    LETTERS OF CREDIT    95
3.1.Letters of Credit.    95
3.2.Maximum Letter of Credit Outstandings; Final Maturities    96
3.3.Letter of Credit Requests; Minimum Stated Amount    97
3.4.Letter of Credit Participations    98
3.5.Agreement to Repay Letter of Credit Drawings    99
3.6.Increased Costs    101
3.7.Applicability of ISP and UCP    102
SECTION 4.    COMMITMENT FEES; FEES; REDUCTIONS OF COMMITMENTS    102
4.1.Fees    102
4.2.Voluntary Termination of Unutilized Revolving Loan Commitments.    103
4.3.Mandatory Reduction of Commitments    103
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Page SECTION 5.    PREPAYMENTS; PAYMENTS; TAXES    104
5.1.Voluntary Prepayments    104
5.2.[Reserved]    104
5.3.Repayment of Revolving Excess, etc    104
5.4.Method and Place of Payment    105
5.5.Net Payments    105
SECTION 6.    REPRESENTATIONS AND WARRANTIES    108
6.1.Financial Condition    108
6.2.No Change    108
6.3.Existence; Compliance with Law    109
6.4.Power; Authorization; Enforceable Obligations    109
6.5.Consents    109
6.6.No Legal Bar    109
6.7.Litigation    110
6.8.No Default    110
6.9.Ownership of Property; Liens    110
6.10.Intellectual Property    110
6.11.Taxes    110
6.12.Federal Regulations    110
6.13.Labor Matters    110
6.14.ERISA    111
6.15.Investment Company Act; Other Regulations    112
6.16.Subsidiaries    112
6.17.Environmental Matters    112
6.18.Accuracy of Information, etc    113
6.19.Security Documents    113
6.20.Solvency    113
6.21.Patriot Act; FCPA; OFAC; Anti-Corruption Laws and Sanctions    114
6.22.Status as Senior Indebtedness    114
SECTION 7.    CONDITIONS PRECEDENT    115
7.1.Conditions to Initial Extension of Credit    115
7.2.Conditions to Each Extension of Credit    116
SECTION 8.    AFFIRMATIVE COVENANTS    117
8.1.Financial Statements    117
8.2.Certificates; Other Information    118
8.3.Payment of Taxes    119
8.4.Maintenance of Existence; Compliance    119
8.5.Maintenance of Property; Insurance    120
8.6.Inspection of Property; Books and Records; Discussions    120
8.7.Notices    120
8.8.Additional Collateral, etc    120
8.9.[Reserved]    122
8.10.Further Assurances    122
8.11.Designation of Unrestricted Subsidiaries    122
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Page
8.12.Post-Closing Matters    122
8.13.ERISA    122
8.14.Use of Proceeds    123
8.15.Transactions with Affiliates    123
8.16.Anti-Corruption    125
SECTION 9.    NEGATIVE COVENANTS    126
9.1.Financial Covenant    126
9.2.Limitations on Restricted Payments    126
9.3.Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries    134
9.4.Limitations on the Incurrence of Indebtedness and Issuance of Disqualified Stock
or Preferred Stock    136
9.5.Asset Sales    144
9.6.[Reserved]    144
9.7.Liens    145
9.8.Fundamental Changes    145
9.9.Modifications of Certain Documents    147
9.10.[Reserved]    147
9.11.Changes in Fiscal Periods    147
9.12.Negative Pledge Clauses    147
9.13.Lines of Business.    148
SECTION 10. GUARANTEE    148
10.1.The Guarantee    148
10.2.Obligations Unconditional    148
10.3.Reinstatement    149
10.4.No Subrogation.    149
10.5.Remedies    150
10.6.Continuing Guarantee    150
10.7.General Limitation on Guaranteed Obligations    150
10.8.Release of Guarantors and Pledges    150
10.9.Right of Contribution    150
10.10.Keepwell    151
SECTION 11. EVENTS OF DEFAULT    151
11.1.Events of Default    151
11.2.Action in Event of Default    154
11.3.Right to Cure    155
11.4.Application of Proceeds    156
SECTION 12. ADMINISTRATIVE AGENT    157
12.1.Appointment; Nature of Duties    157
12.2.Exculpatory Provisions    158
12.3.Lack of Reliance on the Administrative Agent    159
12.4.Certain Rights of the Administrative Agent    159
12.5.Reliance    160
12.6.Indemnification    160

Page
12.7.The Administrative Agent in Its Individual Capacity    160
12.8.Holders    160
12.9.Resignation by the Administrative Agent or an Issuing Lender    161
12.10.Collateral Matters    163
12.11.[Reserved]    166
12.12.Delivery of Information    166
12.13.Withholding Taxes    166
12.14.Intercreditor Agreement    166
12.15.Administrative Agent May File Proofs of Claim; Credit Bidding    167
12.16.Certain ERISA Matters    168
12.17.Erroneous Payments    169
SECTION 13. MISCELLANEOUS    170
13.1.Payment of Expenses, etc    170
13.2.Right of Setoff    172
13.3.Notices    173
13.4.Benefit of Agreement; Assignments; Participations    175
13.5.No Waiver; Remedies Cumulative    178
13.6.Payments Pro Rata    178
13.7.Acknowledgement Regarding any Supported QFCs    179
13.8.GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER
OF JURY TRIAL    180
13.9.Counterparts    181
13.10.Effectiveness    181
13.11.Headings Descriptive    181
13.12.Amendment or Waiver; etc    181
13.13.Survival    184
13.14.Domicile of Loans    184
13.15.Register    184
13.16.Confidentiality    185
13.17.Patriot Act; Beneficial Ownership Regulation    186
13.18.Interest Rate Limitation    186
13.19.Judgment Currency    186
13.20.Acknowledgement and Consent to Bail-In of EEA Financial Institutions    187
13.21.Electronic Execution    187
13.22.No Advisory or Fiduciary Responsibility    188
13.23.Severability    188
13.24.Integration    188
13.25.Financing Statement Authorization    188
13.26.Co-Borrowers    189
13.27.Reaffirmation    190

SCHEDULES:

Schedule I    Lenders and Commitments
Schedule 1.1    Disqualified Lenders Schedule 1.1(f)    Existing Investments Schedule 1.1(g)    Existing Liens Schedule 6.16    Subsidiaries Schedule 6.19(a)    Security Documents Schedule 8.12    Post-Closing Matters
Schedule 8.15    Existing Affiliate Transactions Schedule 9.4    Existing Indebtedness
Schedule 9.12    Existing Restrictive Agreements EXHIBITS:
Exhibit A    Form of Assignment and Assumption
Exhibit B    Form of Financial Statements Certificate
Exhibit C-1    Intercreditor Agreement (First Lien Pari Passu Debt) Term Sheet Exhibit C-2    Intercreditor Agreement (Junior Lien Debt) Term Sheet
Exhibit C-3    Form of Global Intercompany Note Exhibit D    Form of Guarantor Joinder Agreement
Exhibit E    Security Agreement
Exhibit F    Form of Notice of Borrowing
Exhibit G    [Reserved]
Exhibit H    Form of Revolving Note
Exhibit I    Form of Swingline Note
Exhibit J    Form of Notice of Conversion/Continuation
Exhibit K    Form of Letter of Credit Request
Exhibit L-1    Form of Non-Bank Certificate
Exhibit L-2    Form of Non-Bank Certificate
Exhibit L-3    Form of Non-Bank Certificate
Exhibit L-4    Form of Non-Bank Certificate
Exhibit M    Form of Solvency Certificate
Exhibit N    Form of Administrative Questionnaire
Exhibit O    Form of Co-Borrower Request and Assumption Agreement Exhibit P    Form of Co-Borrower Notice

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AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT, dated as of July 2,
2021, among LegalZoom.com, Inc., a Delaware corporation (the “Borrower”), the Subsidiary Guarantors (this and each other capitalized term used herein without definition having the meaning assigned to such term in Section 1.1) from time to time party hereto, the several banks, financial institutions, institutional investors and other entities from time to time parties to this Agreement as lenders or holders of the Loans and issuers of Letters of Credit, and JPMorgan Chase Bank, N.A., as Administrative Agent.

W I T N E S E T H:

WHEREAS, the Borrower has requested that, immediately upon the satisfaction in full of the conditions precedent set forth herein, the Lenders make available to the Borrower a $150,000,000 revolving credit facility for the making of Revolving Loans and the issuance of Letters of Credit from time to time.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

SECTION 1. DEFINITIONS
1.1.Defined Terms. As used in this Agreement (including the recitals hereof), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Accepting Lenders” shall have the meaning set forth in Section 2.16(a).

“Accounting Changes” shall have the meaning set forth in Section 1.5(a).

“Additional Borrower Agreement” shall mean an agreement, in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which a Wholly Owned Restricted Subsidiary shall become a Co-Borrower in accordance with Section 13.26.

“Additional Lender” shall mean, at any time, any bank or other financial institution that agrees to provide any portion of any (a) New Revolving Loan Commitment, Revolving Loan Commitment Increase or Incremental Term Loans in accordance with Section 2.15 or (b) Credit Agreement Refinancing Debt pursuant to a Refinancing Amendment in accordance with Section 2.18; provided that (i) the Administrative Agent and, in respect of any New Revolving Loan Commitment, Revolving Loan Commitment Increase or Other Revolving Loan, the Issuing Lenders and the Swingline Lender shall have consented (such consent not to be unreasonably withheld or delayed) to such Additional Lender if such consent would be required under Section 13.4 for an assignment of Loans or Revolving Loan Commitments, as applicable, to such Additional Lender and (ii) the Borrower shall have consented to such Additional Lender.

“Additional Security Documents” shall mean the documents granting to the Collateral Agent for the benefit of the Secured Parties security interests in such assets of the Borrower and the other Loan Parties as are not covered by the Security Documents delivered on the Closing Date or after the Closing Date pursuant to Section 8.12.

“Adjustable Applicable Margins” shall have the meaning provided in the definition of “Applicable Margin.”

“Administrative Agent” shall mean JPMorgan Chase Bank, N.A. or any other affiliate or branch of JPMorgan Chase Bank, N.A. designated by JPMorgan Chase Bank, N.A. to act in such capacity, in its capacity as Administrative Agent for the Lenders hereunder and under the other Loan Documents, and shall include any successor to the Administrative Agent appointed pursuant to Section 12.9.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in substantially the form of Exhibit O or any other form approved by the Administrative Agent.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Rate” shall the meaning assigned to such term in Section 2.11(a)(i)(A).

“Affiliate” shall mean, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this Agreement and the other Loan Documents, Jefferies LLC and its Affiliates shall be deemed to be Affiliates of Jefferies Finance LLC and its Affiliates.

“Agent Parties” shall have the meaning assigned to such term in Section 13.3(b)(iii).

“Agreement” shall mean this Amended and Restated Credit and Guaranty Agreement, dated as of the Closing Date (as amended, restated, supplemented or otherwise modified from time to time).

“Alternate Currency” shall mean (i) in respect of Revolving Loans, Euros, Pounds Sterling and any other freely transferable currency reasonably acceptable to the Revolving Lenders and the Administrative Agent and (ii) in respect of Letters of Credit, Euros, Pounds Sterling and any other freely transferable currency reasonably acceptable to the Revolving Lenders, the Administrative Agent and the applicable Issuing Lenders.

“Alternate Currency Equivalent” shall mean, at any time for the determination thereof, the amount of the applicable Alternate Currency as determined by the Administrative Agent (or the applicable Issuing Lender, as the case may be) based on the Spot Currency Exchange Rate (determined in respect of the most recent Revaluation Date).

“Alternate Currency Letter of Credit Outstandings” shall mean all Letter of Credit Outstandings in respect of Letters of Credit denominated in an Alternate Currency.

“Alternate Currency Loan” shall mean a Loan denominated in an Alternate Currency.

“Alternate Currency Rate” shall mean (a) in respect of Euro Denominated Loans, the EURIBOR Rate, (b) in respect of Loans denominated in Pounds Sterling, the SONIA Rate and (c) in respect of Loans denominated in an Alternate Currency other than Dollars, Euros and Pounds Sterling, a rate agreed to by the Borrower, the Administrative Agent and the Revolving Lenders at the time that such Alternate Currency is approved in accordance with the definition thereof.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower and its Restricted Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin” shall mean, subject to the next three (3) paragraphs of this definition, (I) initially, a percentage per annum equal to, (i) in the case of Revolving Loans maintained as (A) Base Rate Loans, 1.00%, (B) Fixed Rate Loans, 2.00%, and (C) SONIA Rate Loans, 2.0326%, and (ii) in the case of case of Swingline Loans, 1.00%, (II) with respect to Incremental Term Loans and/or Incremental Revolving Loans, the rate per annum specified in the Incremental Amendment establishing Incremental Term Loan Commitments and/or Incremental Revolving Loan Commitments in respect of such Incremental Term Loans and/or Incremental Revolving Loans, as the case may be, (III) with respect to Other Term Loans or Other Revolving Loans, the rate per annum specified in the Refinancing Amendment establishing such Loans and (IV) with respect to any Term Loan or Revolving Loan modified pursuant to a Loan Modification Agreement, as set forth in the Loan Modification Agreement relating to such Loan.

From and after each day of delivery of any certificate delivered in accordance with the first sentence of the following paragraph indicating an entitlement to a different margin than that described in the immediately preceding sentence for Revolving Loans (each, a “Start Date”) to and including the applicable End Date described below, the Applicable Margin for Revolving Loans (hereinafter, the “Adjustable Applicable Margins”) shall be those set forth below opposite the Total Net First Lien Leverage Ratio indicated to have been achieved in any certificate delivered as provided below:

Total Net First Lien Leverage Ratio	Revolving Loans: Fixed Rate Margin	Revolving Loans: Base Rate Margin	Revolving Loans: SONIA Rate Margin
Greater than 3.50 to 1.00	2.00%	1.00%	2.0326%
Greater than 2.50 to 1.00 but less than or equal to 3.50 to 1.00	1.75%	0.75%	1.7826%
Less than or equal to 2.50 to 1.00	1.50%	0.50%	1.5326%

The Total Net First Lien Leverage Ratio used in a determination of Adjustable Applicable Margins (commencing with the first full fiscal quarter ending after the Closing Date) shall be determined based on the delivery of a certificate of the Borrower (each, a “Pricing Certificate”) by an Authorized Officer of the Borrower to the Administrative Agent (with a copy to be made available to each Lender by the Administrative Agent), not later than sixty (60) days after the last day of any fiscal quarter ending after the Closing Date, which certificate shall set forth the calculation of the Total Net First Lien Leverage Ratio as at the last day of the Test Period ended immediately prior to the relevant Start Date and the Adjustable Applicable Margins that shall be thereafter applicable (until the same are changed or cease to apply in accordance with the following sentences). The Adjustable Applicable Margins so determined shall apply, except as set forth in the succeeding sentence, from the relevant Start Date to the earliest of (i) the date on which the next Pricing Certificate is delivered to the Administrative Agent or (ii) the date that is not later than sixty (60) days after the end of each fiscal quarter ending after the Closing Date (the “End Date”), at which time, if no Pricing Certificate has been delivered to the Administrative Agent indicating an entitlement to new Adjustable Applicable Margins (and thus commencing a new Start Date), the Adjustable Applicable Margins shall be those set forth in the first sentence of this definition (such Adjustable Applicable Margins as so determined, the “Highest Adjustable Applicable Margins”). Notwithstanding

anything to the contrary contained above in this definition, the Adjustable Applicable Margins shall be the Highest Adjustable Applicable Margins at all times during the continuance of any Significant Event of Default.

Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the Total Net First Lien Leverage Ratio set forth in any Pricing Certificate delivered for any period is inaccurate for any reason and the result thereof is that the Lenders received interest or fees for any period based on an Applicable Margin that is or are less than that which would have been applicable had the Total Net First Lien Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the “Applicable Margin” for any day occurring within the period covered by such Pricing Certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Total Net First Lien Leverage Ratio for such period, and any shortfall in the interest or fees theretofore paid by the Borrower for the relevant period pursuant to Sections 2.9(a), (b) and (c) and 4.1(b) as a result of the miscalculation of the Total Net First Lien Leverage Ratio shall be deemed to be due and payable under the relevant provisions of Section 2.9(a), (b) or (c) or Section 4.1(b), as applicable, at the time the interest or fees for such period were required to be paid pursuant to said Sections on the same basis as if the Total Net First Lien Leverage Ratio had been accurately set forth in such Pricing Certificate (and shall remain due and payable until paid in full, together with all amounts owing under Section 2.9(e), in accordance with the terms of this Agreement) and shall be due and payable on the date of such subsequent determination.

“Applicable Requirements” shall mean in respect of any Indebtedness, Disqualified Stock or Preferred Stock, that such Indebtedness, Disqualified Stock or Preferred Stock satisfies the following requirements:

(a)other than Customary Bridge Facilities and the Permitted Earlier Maturity Indebtedness Exception, (i) if such Indebtedness is secured on a pari passu basis by the Collateral, such Indebtedness does not (x) mature prior to the Latest Maturity Date of all Classes of Commitments and Loans then in effect or (y) other than customary term loan A and term loan B facilities (provided, that with respect to any such term loan A facilities the annual amortization thereunder shall not exceed 10%) in an aggregate principal amount not to exceed the Permitted WAL Exception, have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of all Classes of Commitments and Loans then in effect and (ii) if such Indebtedness is unsecured or secured by the Collateral on a junior lien basis or is in the form of Disqualified Stock or Preferred Stock, such Indebtedness, Disqualified Stock or Preferred Stock does not (x) mature prior to the date that is ninety-one (91) days after the then Latest Maturity Date of all Classes of Commitments and Loans then in effect or (y) have a Weighted Average Life to Maturity of all Classes of Commitments and Loans then in effect plus ninety-one (91) days, in each case, at the time such Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued;

(b)to the extent such Indebtedness is incurred by a Loan Party and is secured, it is not secured by any property or assets other than the Collateral (subject to the Collateral Exclusions);

(c)to the extent such Indebtedness is Incurred by a Loan Party, it is not guaranteed by any Person other than any Loan Party; and

(d)if such Indebtedness is secured by the Collateral, a Senior Representative acting on behalf of the holders of such Indebtedness has become party to an Intercreditor Agreement (or any Intercreditor Agreement has been amended or replaced in a manner reasonably acceptable to the Borrower and the Administrative Agent, which results in such Senior Representative having rights to share in the Collateral on a pari passu basis or a junior-lien basis, as applicable).

“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” shall mean:

(a)the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including pursuant to a Division) outside the ordinary course of business (including by way of a Sale Leaseback Transaction) of the Borrower or any of its Restricted Subsidiaries (each referred to in this definition as a “Disposition”); or

(b)the issuance or sale of Equity Interests (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary of the Borrower, whether in a single transaction or a series of related transactions (other than Preferred Stock of Restricted Subsidiaries of the Borrower issued in compliance with Section 9.2);

in each case other than:

(i)any Disposition of Cash Equivalents or obsolete, damaged, unnecessary, unsuitable or worn out equipment or of assets no longer used in the business or any sale or disposition of property or assets in connection with scheduled turnarounds, maintenance and equipment and facility updates or any disposition of products, services or inventory held for sale in the ordinary course of business;

(ii)the Disposition of all or substantially all of the assets of the Borrower in a manner permitted pursuant to Section 9.8;

(iii)the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 9.2;

(iv)other Dispositions in an aggregate amount taken together with all other Dispositions made pursuant to this clause (iv) not to exceed the greater of $10,000,000 and 10.0% of LTM CEBITDA (calculated at the time of determination);

(v)any Disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Borrower or by the Borrower or a Restricted Subsidiary to another Restricted Subsidiary;

(vi)to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(vii)the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(viii)foreclosures, condemnations, nationalizations or any similar actions on assets;

(ix)[Reserved];

(x)grants, licenses or sublicenses of software, technology, patents, trademarks, copyrights, know-how, trade secrets, content, data and databases and any other Intellectual Property or other intangibles in the ordinary course of business;

(xi)the creation of any Lien permitted under the Loan Documents;

(xii)any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(xiii)the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business;

(xiv)sales, transfers, dispositions and discounts of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business, including dispositions of accounts receivable in factoring or similar transactions on a non-recourse basis, other than limited recourse customary in such transactions;

(xv)the sale, lease, assignment, license or sublease of inventory, equipment, accounts receivable or other assets held for sale in the ordinary course of business, the settlement or write-off of accounts receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(xvi)Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset;

(xvii)the abandonment or cancellation of Intellectual Property that the Borrower in its reasonable business judgment, deems no longer useful to maintain;

(xviii)the unwinding of any Swap Agreements;

(xix)Dispositions of Investments in joint ventures that are permitted under Section 9.2 or the definition of “Permitted Investments” to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(xx)Dispositions of property, plant and equipment to the extent that such property is exchanged for credit against the purchase price of similar replacement property; and

(xxi)consummation of the Transactions;

(xxii)(A) the termination of leases in the ordinary course of business and (B) the expiration of an option agreement in respect of real or personal property;

(xxiii)Dispositions of assets in the Borrower and its Restricted Subsidiaries, which consist of leasehold interests in the premises of any office of the Borrower or such Restricted Subsidiary, the equipment and fixtures located at such premises and the books and records relating exclusively and directly to the operations of such office;

(xxiv)the sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter; and

(xxv)Dispositions of letters of credit or bank guarantees (or the rights thereunder) consisting of the cancellation thereof in the ordinary course of business in exchange for cash or Cash Equivalents.

“Assignee” shall have the meaning set forth in Section 13.4(a)(i).

“Assignment and Assumption” shall mean an Assignment and Assumption, substantially in the form of Exhibit A.

“Authorized Officer” shall mean, with respect to (i) delivering Notices of Borrowing, Notices of Conversion/Continuation and similar notices, any person or persons that has or have been authorized by the directors of the Borrower to deliver such notices pursuant to this Agreement so designated in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent, (ii) delivering financial information and manager’s or officer’s certificates pursuant to this Agreement (including Section 8.7), the chief financial officer, the treasurer or the principal accounting officer or, if such position does not exist, a manager or director (as applicable) of the Borrower, and (iii) any other matter in connection with this Agreement or any other Loan Document, any officer (or a person or persons so designated by any such officer) of the Borrower.

“Available Amount” shall have the meaning set forth in Section 9.2(a)(v)(C).

“Available Currency” shall mean (i) with respect to Swingline Loans, Dollars, (ii) with respect to Revolving Loans and Letters of Credit, Dollars and any Alternate Currency and (iii) with respect to Incremental Term Loans and Incremental Revolving Loan Commitments, Dollars, Euros or Pound Sterling as specified in the respective Incremental Amendment, and any other currency as may be agreed upon by the Borrower and the Lenders providing such Incremental Term Loans or Incremental Revolving Loan Commitments, as applicable (provided that such other currency shall be reasonably acceptable to the Administrative Agent).

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto.

“Base Rate” shall mean for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1.00%, (b) the rate of interest in effect for such day as publicly announced from time to time by JPMorgan Chase Bank, N.A. as its “prime rate,” and (c) the LIBOR Rate plus 1.00%; provided that, if the Base Rate shall be less than 1.00% per annum, such rate shall be deemed to be 1.00% per annum. The “prime rate” is a rate set by JPMorgan Chase Bank, N.A. based upon various factors including JPMorgan Chase Bank, N.A.’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by JPMorgan Chase Bank, N.A. shall take effect at the opening of business on the day specified in the public announcement of such change. If the Administrative Agent shall have reasonably determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, then the Base Rate shall be determined without regard to clause (a) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Federal Funds Rate, the prime rate or the LIBOR Rate shall be effective from and including the effective date of such change in the Federal Funds Rate, the prime rate or the LIBOR Rate, respectively.

“Base Rate Loan” shall mean (i) each Swingline Loan and (ii) each other Dollar Denominated Loan designated or deemed designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Beneficial Ownership Certification” shall mean a certification in the form published by the Loan Syndications and Trading Association regarding individual beneficial ownership solely to the extent expressly required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230 (as amended from time to time).

“Beneficially Own” shall have the meaning assigned to such term in Rule 13d-3 (other than sub- section (b) of Rule 13d-3) and Rule 13d 5 under the Securities Exchange Act. The terms “Beneficially Owned,” “Beneficial Ownership” and similar derivations shall have a corresponding meaning.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for the purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” shall have the meaning set forth in the preamble hereto.

“Borrowing” shall mean the borrowing of one Type of Loan of a single Tranche from all the Lenders having Commitments of the respective Tranche (or from the Swingline Lender in the case of Swingline Loans) on a given date (or resulting from a conversion or conversions on such date) having, in the case of Fixed Rate Loans, the same Interest Period; provided that Base Rate Loans incurred pursuant to Section 2.11(b) shall be considered part of the related Borrowing of LIBOR Loans.

“Business Day” shall mean (i) for all purposes other than as covered by clauses (ii) and (iii) below, any day except Saturday, Sunday and any day which shall be in New York, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close,
(ii)with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, any day that is a Business Day described in clause (i) above and that is also a day for trading by and between banks in U.S. Dollar deposits in the interbank LIBOR market and (iii) with respect to all notices and determinations in connection with, and payments of principal and interest on or with respect to, Euro Denominated Loans and Sterling Denominated Loans, any day that is a Business Day described in clauses (i) and (ii) and that is also (a) a day for trading by and between banks in the London interbank market and which shall not be a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in London, England and (b) in relation to any payment in Euros, a TARGET Day.

“Capital Lease Obligations” shall mean at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP (it being understood that any obligation that would not be characterized as a capital lease obligation pursuant to GAAP as in effect and applied on December 31, 2017, shall for all purposes of this Agreement (including, without limitation, the calculation of Consolidated Net Income and Consolidated CEBITDA) not be treated as capital lease obligations, Capital Lease Obligations or Indebtedness).

“Capital Stock” shall mean:

(a)in the case of a corporation, corporate stock;

(b)in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c)in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d)any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Collateral” shall have the meaning set forth in the definition of “Collateralize.”

“Cash Equivalents” shall mean:

(a)Dollars;

(b)(i) Euros, or any national currency of any participating member of the EMU, (ii) Pounds Sterling or (iii) in the case of any Restricted Subsidiary organized outside of the United States or Europe, such local currencies held by it from time to time in the ordinary course of business;

(c)securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of twenty-four (24) months or less from the date of acquisition;

(d)marketable direct EEA Government Obligations with maturities of twenty-four
(24) months or less from the date of acquisition;

(e)certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500,000,000;

(f)repurchase obligations for underlying securities of the types described in clauses (c), (d) and (e) above entered into with any financial institution meeting the qualifications specified in clause (e) above;

(g)commercial paper rated at least P-2 by Moody’s or at least A-2- by S&P and in each case maturing within twenty-four (24) months after the date of creation thereof;

(h)marketable short term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively, and in each case maturing within twenty-four (24) months after the date of creation thereof;

(i)readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having one of the two highest ratings obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) with maturities of twenty-four (24) months or less from the date of acquisition;

(j)securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any commercial bank, in each case, satisfying the requirements of clause (e) of this definition;

(k)investment funds investing at least 95.00% of their assets in securities of the types described in clauses (a) through (j) above; and

(l)in the case of any Restricted Subsidiary organized or having its principal place of business outside of the United States, Investments of comparable tenor and credit quality to those described in the foregoing clauses (a) through (k) customarily utilized in countries in which such Restricted Subsidiary operates.

“Cash Management Obligations” shall mean all obligations, including guarantees thereof, of the Borrower or any of its Restricted Subsidiaries to any Person that (x) at the time it enters into providing Cash Management Obligations to the Borrower or any of its Restricted Subsidiaries or (y) on the Closing Date, is either an Administrative Agent, a Lender or an Affiliate of an Administrative Agent or Lender, in its capacity as a party to Cash Management Obligations to the Borrower or any of its Restricted Subsidiaries and in each case, that has provided notice to the Administrative Agent that it is providing Cash Management Obligations to the Borrower or any of its Restricted Subsidiaries which constitute obligations (including guarantees thereof) in respect of (i) overdrafts and related liabilities owed to any such bank or financial institution arising from treasury, depositary and cash management services or in connection with any automated clearinghouse transfer of funds, (ii) foreign exchange and currency management services or (iii) purchase cards, credit cards or similar services, in each case, arising from transactions in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries, to the extent such obligations are primary obligations of a Loan Party or a Restricted Subsidiary or are guaranteed by a Loan Party or a Restricted Subsidiary.

“CEA” shall mean the Commodity Exchange Act, as amended.

“Certificated Securities” shall have the meaning set forth in Section 6.19.

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957 of the Code (which shall include, for the avoidance of doubt, Pulse Global Services, Ltd.).

“CFC Holdco” shall mean a Subsidiary of the Borrower that has no material assets other than Equity Interests (or Equity Interests and Indebtedness) of one or more direct or indirect Foreign Subsidiaries of the Borrower that are CFCs.

“Change in Tax Law” shall mean the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law, treaty, regulation or rule (or in the official application or interpretation of any law, treaty, regulation or rule, including a holding, judgment or order by a court of competent jurisdiction) relating to taxation.

“Change of Control” shall mean, at any time, (a) any “person” or “group,” (within the meaning of Rule 13d-3 (other than sub-section (b) of Rule 13d-3) and Rule 13d-5 under the Securities Exchange Act) other than one or more of the Permitted Holders, individually or cumulatively, shall Beneficially Own Capital Stock of the Borrower representing more than 35.00% of the aggregate ordinary voting power of the Borrower and the percentage of the aggregate ordinary voting power represented by such Capital Stock Beneficially Owned by such person or group exceeds the percentage of the aggregate ordinary voting power represented by Capital Stock of the Borrower then Beneficially Owned by one or more of the Permitted Holders or (b) a “change of control” shall occur under any documentation governing any other Indebtedness in excess of the Threshold Amount.

“Charge” shall mean any charge, fee, expense, cost, accrual or reserve of any kind.

“Class” shall mean (a) when used with respect to Lenders, whether such Lenders are Revolving Lenders or Term Lenders, (b) when used with respect to Commitments, whether such Commitments are Revolving Loan Commitments, Incremental Revolving Loan Commitments, Incremental Term Loan Commitments, Other Revolving Commitments or Other Term Commitments and (c) when used with respect to Loans or a Borrowing, whether such Loans, or the Loans comprising such Borrowing, are Revolving Loans, Incremental Term Loans, Incremental Revolving Loans, Other Term Loans or Other Revolving Loans. Incremental Revolving Loans, Incremental Term Loans, Other Revolving Loans, Other Term Loans, Incremental Revolving Loan Commitments, Incremental Term Loan Commitments, Other Revolving Commitments and Other Term Commitments (and, in each case, the Lenders holding such Loans or Commitments) made pursuant to any Incremental Amendment that have different terms and conditions shall be construed to be in different Classes.

“Closing Date” shall mean July 2, 2021.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean all property and assets (whether real or personal) with respect to which any security interests have been granted (or purported to have been granted) pursuant to any Security Document to secure the Obligations; provided that the Collateral shall not include any Excluded Assets.

“Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the Secured Parties pursuant to the Security Documents.

“Collateral Exclusions” shall mean (i) customary cash collateral in favor of an agent, letter of credit issuer or similar “fronting” lender, (ii) Liens on property or assets applicable only to periods after the Latest Maturity Date at the time of incurrence and (iii) any Liens on property or assets to the extent that a Lien on such property or asset is also added for the benefit of the Lenders for so long as such Liens secure such Indebtedness.

“Collateralize” shall mean to (i) pledge and deposit with or deliver to the Collateral Agent or the Issuing Lenders, for the benefit of the Issuing Lenders and the Revolving Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Collateral Agent or (ii) issue back to back letters of credit for the benefit of the Issuing Lenders in a form and substance (including as to the identity of the issuer thereof) reasonably satisfactory to the Collateral Agent and the Issuing Lenders, in each case in an amount not less than 103.0% of the outstanding L/C Obligations.

“Commitment” shall mean any of the commitments of any Lender, i.e., a Term Loan Commitment or a Revolving Loan Commitment.

“Commitment Fees” shall have the meaning set forth in Section 4.1(a).

“Commitment Letter” shall mean that certain Commitment Letter, dated as of June 8, 2021, among the Joint Lead Arrangers (and their respective Affiliates) and the Borrower.

“Commonly Controlled Entity” shall mean a person or an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Date” shall mean any date on which the aggregate principal amount of all Revolving Loans, Swingline Loans and drawn Letters of Credit that have not then been reimbursed pursuant to Section
3.5exceeds 35.0% of the aggregate amount of the Revolving Loan Commitments at such time.

“Consolidated CEBITDA” shall mean, with respect to the Borrower and its consolidated Restricted Subsidiaries for any Test Period:

(a)Consolidated Net Income, plus

(b)the sum (without duplication), of the following amounts for such period, but solely to the extent decreasing Consolidated Net Income (except as set forth in (b)(xv) and (xvi) below):

(i)Consolidated Interest Expense (and to the extent not reflected in Consolidated Interest Expense, all Charges owed with respect to Indebtedness, letters of credit and bankers’ acceptances and net costs under Swap Agreements in respect of interest rates), plus

(ii)provisions for Taxes based on income, profits or capital (including federal, foreign, state, local, franchise, excise, and similar Taxes), and stamp duty Taxes, plus

(iii)total depreciation and amortization Charges (including amortization or impairment of intangibles (including goodwill) and organization Charges but excluding amortization expense attributable to a prepaid cash item that was paid in a prior Test Period), plus

(iv)adjustments and add-backs of the type identified in any quality of earnings report prepared by independent public accountants of nationally recognized standing delivered to the Administrative Agent in connection with any Permitted Acquisition or other Investment permitted hereunder, excluding any such adjustments and add-backs relating to revenue enhancements, run rate projections, and synergies;

provided, that, the aggregate amount added back pursuant to this clause (iv), together with the aggregate amount added back pursuant to clause (xv) and the definition of “Pro Forma Basis”, shall not exceed 30.0% of Consolidated CEBITDA (calculated on a Pro Forma Basis after giving effect to such add-back) for such Test Period; provided, further, that adjustments and add- backs included in any such quality of earnings report relating to excess commissions, incentives and personal expenses, shareholder compensation and shareholder-related expenses shall not be subject to the cap set forth in the preceding proviso;

plus

(v)business interruption insurance proceeds to the extent covered by insurance proceeds, losses in connection with casualty events, in each case to the extent actually received in cash, plus

(vi)non-cash Charges for employee compensation plans or other non-cash Charges, arising from the sale or issuance of Equity Interests, the granting of options for Equity Interests, the granting of appreciation rights and similar arrangements in respect of Equity Interests (including any repricing, amendment, modification, substitution or change of any such Equity Interests or similar arrangements), plus

(vii)Charges and payments that are covered by indemnification or purchase price adjustment provisions in any agreement entered into in connection with a Permitted Acquisition or proposed acquisition that was reasonably expected to be a Permitted Acquisition, in each case, to the extent actually received in cash and (y) Charges and payments covered by indemnification, insurance, reimbursement, guaranty, purchase price adjustment or similar arrangements to the extent such Charges and payments have been paid or reimbursed in cash, plus

(viii)earn-outs and other contingent payments in connection with acquisitions, to the extent such earn-outs or payments are expensed on the financial statements of the Borrower and its Subsidiaries, plus

(ix)reasonable expense reimbursements and indemnities and fees, in each case, of the board of directors of the Borrower and its Subsidiaries paid in cash by the Borrower or its Subsidiaries during such period in an amount, plus

(x)expense reimbursements paid in cash to Investors or their Affiliates by the Borrower or its Subsidiaries during such Test Period, plus

(xi)other Charges paid in cash during such Test Period to the extent such Charges are reimbursed in cash within the same period of add-back by third-party Persons, other than the Borrower or its Restricted Subsidiaries, plus

(xii)consultant fees, advisory fees and management fees paid to the Investors; provided that, the aggregate amount added back pursuant to this clause (xii) shall not exceed the greater of (a) $20,000,000 and (b) 20.0% of Consolidated CEBITDA (calculated on a Pro Forma Basis after giving effect to such add-back) for such Test Period, plus

(xiii)non-cash losses on the sale of assets, other than sales of assets in the ordinary course of business and in connection with any Recovery Event, plus

(xiv)Charges incurred in connection with any waiver, consent or amendment required under any Loan Document, plus

(xv)the amount of expected “run rate” cost savings, operating expense reductions, restructuring Charges and cost-saving synergies reasonably projected by the Borrower in connection with acquisitions, Investments or other initiatives in good faith to be realized as a result of actions taken or expected to be taken (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, restructuring Charges and cost-saving synergies had been realized on the first day of such Test Period) related to the transactions contemplated hereby, which are (A) reasonably expected to have a continuing impact on the Borrower and its Subsidiaries and (B) reasonably expected to be realized within twenty-four (24) months after the last day of such Test Period (in the good faith determination of the Borrower), minus the amount of actual benefits realized during such Test Period from such actions, and minus amounts previously added back under this clause
(xv)that were not actually realized during the projected period; provided, that, the aggregate amount added back pursuant to this clause (xv), together with the aggregate amount added back pursuant to clause (iv) (other than as set forth in the second proviso thereto) and the definition of “Pro Forma Basis”, shall not exceed 30.0% of Consolidated CEBITDA (calculated on a Pro Forma Basis after giving effect to such add-back) for such Test Period, plus

(xvi)the net amount, if any, by which consolidated deferred revenues of the Borrower and its consolidated Subsidiaries increased during such Test Period (excluding any non-cash purchase accounting adjustment (including, but not limited to deferred revenue write down) and any adjustments as required or permitted by the application of FASB Accounting Standards Codification 805 (requiring the use of purchase method of accounting for acquisitions and consolidations), FASB Accounting Standards Codification 350 (relating to changes in accounting for the amortization of good will and certain other intangibles) and FASB Accounting Standards Codification 360 (relating to the write downs of long-lived assets)), plus

(xvii)any Charges incurred by the Borrower or a Restricted Subsidiary of the Borrower during such Test Period pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or Net Cash Proceeds of an issuance of Equity Interest of the Borrower (other than Disqualified Stock), plus

(xviii)actual Charges incurred in such Test Period in connection with obtaining and maintaining credit ratings, plus

(xix)any net loss resulting in such Test Period from currency translation gains or losses related to currency re-measurements of Indebtedness (including any net loss or gain resulting from Swap Agreements for currency exchange risk), plus

(xx)any Charges of the Borrower or its direct or indirect parent company in connection with the Sarbanes Oxley Act of 2002, as amended, and the rules and regulations promulgated in connection therewith and costs relating to compliance with the provisions of the Securities Act and the Exchange Act or any other comparable body of laws, rules or regulations, as applicable to companies with equity securities held by the public, the rules of national securities exchange companies with listed equity, initial or non-recurring fees and costs relating to investor relations and other executive costs, legal and other initial or non-recurring professional fees, and listing fees, in each case to the extent arising solely by virtue of the listing of the Borrower’s (or the Borrower’s direct or indirect holding company’s) equity securities on a national securities exchange, plus

(xxi)the cumulative effect of a change in accounting principles during such Test Period shall be excluded, minus

(c)the sum (without duplication), of the following amounts for such Test Period, but solely to the extent increasing Consolidated Net Income for such Test Period (except as set forth in clause (c)(vi)):

(i)any cash payment made with respect to any non-cash items added back in computing Consolidated CEBITDA for any prior Test Period pursuant to clause (b) above, plus

(ii)extraordinary or non-recurring gains, plus

(iii)non-cash gains for employee compensation plans, plus

(iv)other non-cash gains (excluding any such non-cash gain to the extent that it represents the reversal of an accrual or reserve for potential cash items in any prior Test Period), plus

(v)any net gains resulting in such Test Period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Swap Agreements for currency exchange risk (but excluding inter- company transactions)), plus

(vi)the net amount, if any, by which consolidated deferred revenues of the Borrower and its consolidated Subsidiaries decreased during such Test Period.

“Consolidated Interest Expense” shall mean, with reference to any Test Period, total interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Restricted Subsidiaries for such Test Period with respect to all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs under Swap Agreements in respect of interest rates, to the extent paid or required to be paid in cash for such Test Period, to the extent such net costs are allocable to such Test Period in accordance with GAAP), calculated for the Borrower and its Restricted Subsidiaries on a consolidated basis for such Test Period in accordance with GAAP.

“Consolidated Net Income” shall mean with respect to the Borrower and its Restricted Subsidiaries for any Test Period, the aggregate of the Net Income of the Borrower and its Restricted Subsidiaries for such Test Period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that without duplication:

(a)(x) extraordinary, non-recurring or unusual gains or losses, and (y) business optimization Charges and restructuring Charges and carve-out related items shall be excluded, which will include Charges in connection with Investments in the average revenue per user initiative;

(b)the cumulative effect of a change in accounting principles during such Test Period shall be excluded;

(c)any income (loss) attributable to disposed, abandoned, transferred closed or discontinued operations and any gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations or fixed assets shall be excluded;

(d)any gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Borrower, shall be excluded;

(e)the Net Income for such Test Period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Borrower and its Restricted Subsidiaries shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the Borrower or a Restricted Subsidiary thereof in respect of such Test Period by such Person and shall be decreased by the amount of any losses that have been funded with cash from the Borrower or a Restricted Subsidiary during such period;

(f)solely for the purpose of determining the amount available for Restricted Payments under Section 9.2(a)(v)(C)(1), the Net Income for such Test Period of any Restricted Subsidiary (other than any Loan Party) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Borrower or a Restricted Subsidiary thereof in respect of such Test Period, to the extent not already included therein;

(g)effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) in the property and equipment, software and other intangible assets, deferred revenue, debt line items, current assets and current liabilities in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any consummated acquisition and any increase in amortization or depreciation or other non-cash Charges resulting therefrom and any write-off of any amounts thereof, net of Taxes and any adjustments as required or permitted by the application of FASB Accounting Standards Codification 805 (requiring the use of purchase method of accounting for acquisitions and consolidations), FASB Accounting Standards Codification 350 (relating to changes in accounting for the amortization of good will and certain other intangibles) and FASB Accounting Standards Codification 360 (relating to the write downs of long-lived assets), shall be excluded;

(h)any impairment charge or asset write off, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded (other than any non-cash item that was included in Consolidated Net Income in a prior Test Period);

(i)at the Borrower’s option, any non-cash items (including (i) mark-to-market items and timing discrepancies between the time when an item is incurred and when it is recorded under GAAP, due to fluctuations in currency values the amount of non-cash items, (ii) any impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets (including capitalized software), and Investments in debt and equity securities pursuant to GAAP, but (iii) excluding any such non-cash items in respect of an item that was included in Consolidated Net Income in a prior Test Period), shall be excluded;

(j)any Charges incurred in connection with the Transactions shall be excluded;

(k)any gains or losses (including the effect of all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness or Swap Agreements or other derivative agreements (including deferred financing costs written off and premiums paid and any net gain (or loss) from any write-off or forgiveness of Indebtedness) shall be excluded;

(l)unrealized gains and losses relating to hedging transactions, foreign exchange transactions (but excluding inter-company transactions) and other investments, fluctuations in currency values in accordance with GAAP and mark-to-market of Indebtedness resulting from the application of GAAP shall be excluded;

(m)any Charges or any amortization thereof related to any Equity Offering, Permitted Investment, acquisition (including earn-out provisions) or disposition, recapitalization or the incurrence or refinancing of Indebtedness permitted to be incurred by the Facilities including a refinancing thereof or preparation for an initial public offering (in each case, whether or not consummated) for such period, including (i) such Charges related to the Facilities and (ii) any amendment or other modification to the terms of any such transactions shall, in each case, be excluded;

(n)(i) any non-cash compensation expense realized from employee benefit plans or other post-employment benefit plans or recorded from grants of stock appreciation or similar rights, phantom equity, stock options, restricted stock or other rights to officers, directors, managers or employees and management compensation plans or equity incentive programs or the treatment of such options under variable plan accounting and (ii) non-cash income (loss) attributable to deferred compensation plans or trusts, shall be excluded; and

(o)any (x) Charges that are covered by indemnification or other reimbursement provisions in connection with any Investment, acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, or (y) Charges with respect to liability or casualty events or business interruption covered by insurance, in each case to the extent actually reimbursed, or, so long as the Borrower has made a determination that reasonable evidence exists that such indemnification or reimbursement will be made, and only to the extent that such amount is (i) not denied by the applicable indemnifying party, obligor or insurer in writing within 365 days after such determination and (ii) in fact indemnified or reimbursed within 365 days after such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 day period), shall be excluded.

Solely for purposes of calculating Consolidated CEBITDA, the Net Income of the Borrower and its Restricted Subsidiaries shall be calculated without deducting the income attributable to the minority Equity Interests of third parties in any non-Wholly Owned Subsidiary that is a Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Equity Interests of such Restricted Subsidiary held by such third parties.

In addition, notwithstanding the foregoing, for the purpose of Section 9.2 only (other than clauses (a)(v)(C)(4) and (a)(v)(C)(5)), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Borrower and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Borrower and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Borrower or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under Sections 9.2(a)(v)(C)(4) and (a)(v)(C)(5).

“Consolidated Total Cash” shall mean, on any date, an amount equal to the Unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries on such date and cash and Cash Equivalents Restricted in favor of the Administrative Agent (which may also include cash and Cash Equivalents securing other Indebtedness secured by a Lien on the Collateral along with the Facilities, so long as the Lien of such other Indebtedness on such cash or Cash Equivalents does not benefit from a control agreement or other steps to perfect on such cash or Cash Equivalents that the Administrative Agent has not taken on behalf of the Lenders) or of any lender under any other Indebtedness permitted to be Incurred pursuant to Section 9.4 that is secured on a pari passu or junior basis with the Facilities, in each case with such Unrestricted cash and Restricted cash and Cash Equivalents to be determined in accordance with GAAP.

“Consolidated Total Debt” means all Indebtedness of a Person and its Restricted Subsidiaries for borrowed money, excluding obligations in respect of letters of credit, bankers’ acceptances, bank guarantees, surety bonds, performance bonds, advance payment guarantees or bonds, warranties, bid guarantees or bonds and similar instruments except to the extent of unreimbursed amounts thereunder (provided, that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Debt until three Business Days after such amount is drawn). The amount of Consolidated Total Debt for which recourse is limited either to a specified amount or to an identified asset of such Person shall be deemed to be equal to such specified amount or, if less, the fair market value of such identified asset. For the avoidance of doubt, Consolidated Total Debt shall not include (i) undrawn letters of credit, (ii) net obligations under any Swap Agreement, (iii) any earn-out obligations, (iv) any deferred compensation arrangements or (v) any non-compete or consulting obligations.

“Contingent Obligation” shall mean, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (such obligations, “Primary Obligations”) of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent,

(a)to purchase any such Primary Obligation or any property constituting direct or indirect security therefore,

(b)to advance or supply funds

(i)for the purchase or payment of any such Primary
Obligation, or

(ii)to maintain working capital or equity capital of the Primary Obligor or otherwise to maintain the net worth or solvency of the Primary Obligor, or

(c)to purchase property, securities or services primarily for the purpose of assuring the owner of any such Primary Obligation of the ability of the Primary Obligor to make payment of such Primary Obligation against loss in respect of such Primary Obligation;

provided that the term Contingent Obligation shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related Primary Obligation, or portion thereof, in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by an Authorized Officer.

“Contractual Obligation” shall mean, with respect to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Investment Affiliate” shall mean, with respect to any Person, any other Person that (a) directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person and
(b)is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies.

“Covered Entity” shall mean any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in and interpreted in accordance with 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with 12 C.F.R. § 382.2(b).

“Credit Agreement Refinancing Debt” shall mean (a) First Priority Credit Agreement Refinancing Debt or (b) Indebtedness incurred or Other Revolving Commitments obtained pursuant to a Refinancing Amendment that complies with the Credit Agreement Refinancing Requirements, in each case issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans, outstanding Revolving Loans or (in the case of Other Revolving Commitments obtained pursuant to a Refinancing Amendment) Revolving Loan Commitments hereunder (including any successive Credit Agreement Refinancing Debt) (any such extended, renewed, replaced or refinanced Term Loans, Revolving Loans or Revolving Loan Commitments, “Refinanced Credit Agreement Debt”); provided that (i) such extending, renewing or refinancing Indebtedness (including, if such Indebtedness includes or relates to any Other Revolving Commitments, the unused portion of such Other Revolving Commitments) is in an original aggregate principal amount (or accreted value, if applicable) not greater than the aggregate principal amount (or accreted value, if applicable) of the Refinanced Credit Agreement Debt (and, in the case of Refinanced Credit Agreement Debt consisting, in whole or in part, of unused Revolving Loan Commitments or Other Revolving Commitments, the amount thereof) plus an amount equal to unpaid and accrued interest and premium thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) and (ii) such Refinanced Credit Agreement Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Debt is issued, incurred or obtained; provided that, to the extent that such Refinanced Credit Agreement Debt consists, in whole or in part, of Revolving Loan Commitments or Other Revolving Commitments (or Revolving Loans or Other Revolving Loans incurred pursuant to any Revolving Loan Commitments or Other Revolving Commitments), such Revolving Loan Commitments or Other Revolving Commitments, as applicable, shall be terminated, and all accrued fees in connection therewith shall be paid, on the date such Credit Agreement Refinancing Debt is issued, incurred or obtained.

“Credit Agreement Refinancing Requirements” shall mean, with respect to any Indebtedness incurred by the Borrower to Refinance, in whole or part, any other tranche of Indebtedness (such other Indebtedness, “Refinanced Debt”):

(a)with respect to all such Indebtedness:

(i)the other terms and conditions of such Indebtedness (excluding pricing, fees, rate floors and optional prepayment or redemption terms and covenants (x) applicable only to periods after the Latest Maturity Date or (y) that are also made for the benefit of the Lenders) (I) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by the Borrower in good faith),
(II) are substantially identical to, or (taken as a whole) are no more favorable to the providers of such Indebtedness (in each case, as determined by the Borrower in good faith) than, those applicable to the Refinanced Debt or (III) are reasonably acceptable to the Administrative Agent; provided that the terms of any such Indebtedness shall not provide for any financial covenant unless such covenant shall also apply for the benefit of the Revolving Lenders; and

(ii)such Indebtedness will not be guaranteed by any person that is not a Guarantor or secured by any asset that is not Collateral (except the Collateral Exclusions);

(b)if such Indebtedness constitutes Refinancing Revolving Debt:

(i)such Indebtedness does not mature (or require mandatory prepayment, commitment reductions or amortization) prior to the final stated maturity date of the Refinanced Debt;

(ii)such Indebtedness includes provisions providing for the pro rata treatment of payment, repayment, borrowings, participations and commitment reductions of the Revolving Facility and such Indebtedness reasonably acceptable to the Administrative Agent and the Borrower; and

(iii)the proceeds of such Indebtedness are applied, substantially concurrently with the incurrence thereof, to the prepayment of the outstanding amount (and, if such Indebtedness constitutes Refinancing Revolving Debt, reductions of the Revolving Loan Commitments) of the Refinanced Debt;

(c)if such Indebtedness constitutes Refinancing Term Debt:

(i)other than Customary Bridge Facilities and the Permitted Earlier Maturity Indebtedness Exception, such Indebtedness does not mature prior to , or have a shorter Weighted Average Life to Maturity than, the Refinanced Debt; and

(ii)such Indebtedness shares not greater than ratably in any mandatory prepayments of any Term Loans then outstanding; and

(d)if such Indebtedness is secured and is not incurred pursuant to a Refinancing Amendment, a Senior Representative acting on behalf of the providers of such Indebtedness shall have become party to an Intercreditor Agreement (or any Intercreditor Agreement shall have been amended or replaced in a manner reasonably acceptable to the Borrower and the Administrative Agent, which results in such Senior Representative having rights to share in the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations.

“Customary Bridge Facilities” shall mean customary “bridge” facilities that automatically convert into or are exchanged for permanent financing that does not provide for either (a) an earlier final maturity date than the Latest Maturity Date of all Classes of Commitments and Loans then in effect or (b) a shorter Weighted Average Life to Maturity than the remaining Weighted Average Life to Maturity of all Classes of Commitments and Loans then in effect.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by the Borrower or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.

“Designated Preferred Stock” shall mean preferred stock of the Borrower or any direct or indirect parent of the Borrower (in each case other than Disqualified Stock) that is issued for cash (other than to the Borrower or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to a certificate of an Authorized Officer of the Borrower, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in Section 9.2(a)(v).

“Disposition” shall have the meaning set forth in the definition of “Asset Sale.”

“Disqualified Lenders” shall mean the Persons set forth on Schedule 1.1 as such schedule may be updated from time to time solely with respect to any competitor of the Borrower and its Subsidiaries following the Closing Date; provided that (i) updates to the Disqualified Lender schedule after a relevant trade date shall not retroactively disqualify a Lender that was not a Disqualified Lender on such trade date and (ii) to the extent the Borrower has consented (in writing in its sole and absolute discretion), a Person will not be considered a Disqualified Lender. The list of Disqualified Lenders shall be made available to any Lender at all times, at the request of such Lender. The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to post the list of Disqualified Lenders provided by the Borrower and any updates thereto from time to time on the Platform, including that portion of the Platform that is designated for “public-side” Lenders.

“Disqualified Stock” shall mean, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date that is ninety-one (91) days after the Latest Maturity Date; provided that if such Capital Stock is issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Distressed Person” shall have the meaning set forth in the definition of “Lender-Related Distress
Event.”

“Dividing Person” shall have the meaning set forth in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Dollar Denominated Loan” shall mean each Loan denominated in Dollars, which shall include each Incremental Term Loan denominated in Dollars and each Dollar Denominated Revolving Loan and each Swingline Loan.

“Dollar Denominated Revolving Loan” shall mean each Revolving Loan denominated in Dollars.

“Dollar Equivalent” shall mean, with respect to any amount denominated in an Alternate Currency as of any date of determination by the Administrative Agent (or the applicable Issuing Lender, as the case may be), the Spot Currency Exchange Rate (determined in respect of the most recent Revaluation Date).

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Subsidiary” shall mean, with respect to any Person, any Subsidiary of such Person incorporated in, or organized under the laws of, the United States, any state thereof or the District of Columbia.

“Drawing” shall have the meaning set forth in Section 3.5(b).

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Government Obligation” shall mean direct non-callable obligations of the United Kingdom and any EMU member for the payment of which obligations the full faith and credit of the respective nation is pledged; provided that such nation has a credit rating at least equal to that of the highest rated member nation of the European Economic Area.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” shall mean any Person that meets the requirements to be an assignee under Section 13.4(a)(i) and (a)(ii)(B) (subject to such consents, if any, as may be required under Section 13.4(a)(i)); provided that “Eligible Assignee” shall not include any natural person, any Defaulting Lenders, any Disqualified Lenders or the Borrower or any of the Borrower’s Affiliates.

“EMU” shall mean the Economic and Monetary Union as contemplated in the EU Treaty.

“EMU Legislation” shall mean the legislative measures of the EMU for the introduction of, changeover to, or operation of the Euro in one or more member states.

“End Date” shall have the meaning set forth in the definition of “Applicable Margin.”

“Environmental Laws” shall mean any and all foreign, federal, state, local or municipal Requirements of Law regulating, relating to or imposing liability or standards of conduct concerning Materials of Environmental Concern, human health and safety with respect to exposure to Materials of Environmental Concern, and protection or restoration of the environment.

“Environmental Orders” shall have the meaning set forth in Section 6.17(b).

“Environmental Proceedings” shall have the meaning set forth in Section 6.17(b).

“Equity Cure Period” shall have the meaning set forth in Section 11.3(a).

“Equity Interests” shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” shall mean any public or private sale of common stock or Preferred Stock of the Borrower or any of its direct or indirect parent companies.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 412 of the Code and Section 302 of ERISA, is treated as a single employer under Section 414 of the Code.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EU Treaty” shall mean the Treaty on European Union.

“EURIBOR Interpolated Rate” shall mean, at any time, with respect to each Borrowing of Euro Denominated Loans, the rate per annum (rounded to the same number of decimal places as the EURIBOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the EURIBOR Screen Rate for the longest period (for which the EURIBOR Screen Rate is available for Euros) that is shorter than the Impacted EURIBOR Rate Interest Period; and (b) the EURIBOR Screen Rate for the shortest period (for which the EURIBOR Screen Rate is available for Euros) that exceeds the Impacted EURIBOR Rate Interest Period, in each case, at such time; provided that, if any EURIBOR Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“EURIBOR Rate” shall mean, with respect to each Borrowing of Euro Denominated Loans, the EURIBOR Screen Rate at approximately 11:00 a.m., Brussels time, two TARGET Days prior to the commencement of such Interest Period; provided that, if the EURIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted EURIBOR Rate Interest Period”) with respect to Euros then the EURIBOR Rate shall be the EURIBOR Interpolated Rate.

“EURIBOR Screen Rate” shall mean the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as of 11:00 a.m. Brussels time two TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower. If the EURIBOR Screen Rate shall be less than zero, the EURIBOR Screen Rate shall be deemed to be zero for purposes of this Agreement.

“Euro” and “€” shall mean the single currency of the Participating Member States introduced in accordance with the provisions of Article 109(i)4 of the EU Treaty.

“Euro Denominated Loan” shall mean each Loan denominated in Euros, which shall include each Incremental Term Loan denominated in Euros and each Revolving Loan denominated in Euros.

“Event of Default” shall have the meaning set forth in Section 11.1.

“Excluded Assets” shall mean:

(i)all fee-owned Real Property and all Real Property constituting Leaseholds;

(ii)(a) commercial tort claims in an amount less than $2,000,000 (except to the extent a security interest therein can be perfected by the filing of a UCC financing statement or the equivalent under other applicable law), (b) any vehicles and other assets subject to certificates of title (except to the extent a security interest therein can be perfected by the filing of a UCC financing statement or the equivalent under other applicable law) and (c) any letter of credit rights (except to the extent a security interest therein can be perfected by the filing of a UCC financing statement or the equivalent under other applicable law);

(iii)any assets where the grant of a security interest therein is prohibited by law (including restrictions in respect of Margin Stock and financial assistance, fraudulent conveyance,

preference, thin capitalization or other similar laws or regulations) or contract permitted hereunder and binding on such property at the time of its acquisition and not entered into in contemplation thereof, requires governmental or third party consents required pursuant to applicable law that have not been obtained, in each case, after giving effect to applicable anti-assignment provisions of the UCC or other applicable law, other than the proceeds and receivables thereof the assignment of which is effective under the UCC or other applicable law notwithstanding such prohibition or restriction or would result in material adverse accounting, Tax or regulatory consequences as reasonably determined by the Borrower in consultation with the Administrative Agent;

(iv)Margin Stock and Equity Interests in any Person other than Wholly Owned Subsidiaries that are Restricted Subsidiaries to the extent not permitted by the terms of such Person’s Organizational Documents or joint venture documents except to the extent such prohibition is rendered ineffective after giving effect to applicable anti-assignment provisions of the UCC or other applicable law, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition or restriction;

(v)any assets where the cost of obtaining a security interest in, or perfection of, such assets (including the cost of all applicable legal fees) exceeds the practical benefit to the Lenders afforded thereby (as reasonably determined by the Borrower and the Administrative Agent);

(vi)any governmental licenses or state or local franchises, charters and authorizations, to the extent a security interest in any such license, franchise, charter or authorization is prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition or restriction;

(vii)any lease, license, contract, similar third party arrangement or other agreement or any property subject to a purchase money security interest, Capital Lease Obligation or similar arrangement permitted by the Loan Documents to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money, Capital Lease Obligation or similar arrangement or create a right of termination in favor of any other party thereto (other than a Loan Party) or otherwise materially adversely amend any rights, benefits or obligations or require the taking of any action that would be materially adverse to any Loan Party after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition or restriction;

(viii)any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable U.S. federal law;

(ix)any assets of, or Indebtedness owned by, any Subsidiary that is not a Loan Party;

(x)any property acquired after the Closing Date that is secured by pre-existing Liens securing pre-existing secured Indebtedness permitted pursuant to this Agreement and not incurred in anticipation of the acquisition by the Borrower or applicable Guarantor of such property, to the extent that the granting of a security interest in such property would be prohibited under the terms of such secured Indebtedness after giving effect to the applicable anti-assignment provisions of the

UCC or other applicable law, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition or restriction;

(xi)Equity Interests in Unrestricted Subsidiaries, captive insurance companies and special purpose entities (other than 9900 Spectrum LLC);

(xii)to the extent used exclusively to hold funds in trust for the benefit of third parties (other than the Borrower or any Restricted Subsidiary), (A) payroll, healthcare and other employee wage and benefit accounts, (B) tax accounts, including, without limitation, sales tax accounts, (C) escrow, defeasance and redemption accounts, (D) fiduciary or trust accounts and (E) in the case of clauses (A) through (D) above, the funds or other property held in or maintained in any such account; and

(xiii)the Equity Interests of any Subsidiary that is a CFC or CFC Holdco, other than 65.0% of the total outstanding voting Equity Interests and 100.0% of the total outstanding non- voting Equity Interests of a CFC or a CFC Holdco that, in each case, is directly owned by a Loan Party.

In addition, (i) no action shall be required to be taken in order to perfect assets requiring perfection through control or similar agreements or by “control” (including deposit accounts, other bank accounts or securities accounts) (other than (x) the delivery of Certificated Securities in the Borrower and wholly owned Restricted Subsidiaries required to be pledged under the Loan Documents and (y) intercompany notes and other promissory notes held by the Borrower or any Guarantor with a principal amount in excess of $1,000,000 individually or in the aggregate), (ii) no action shall be required to be taken in any non-U.S. jurisdiction to create any security interest in assets located or titled outside of the U.S. (including any Intellectual Property registered in any non-U.S. jurisdiction) or perfect any security interest in such assets or enter into any security agreements or pledge agreements governed by the laws of any such non-U.S. jurisdiction and (iii) the Loan Parties shall not be required to obtain any landlord waivers, estoppels or collateral access letters.

“Excluded Contribution” shall mean Net Cash Proceeds received by the Borrower since immediately after the Closing Date from:

(a)contributions to its common equity capital and

(b)the sale (other than to the Borrower or a Restricted Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower or any Restricted Subsidiary) of Capital Stock of the Borrower (other than Disqualified Stock and other than to the extent used to incur Indebtedness pursuant to Section 9.4(b)(xxv)), in each case that are excluded from the calculation set forth in Section 9.2(a)(v).

“Excluded Subsidiary” shall mean (i) any Restricted Subsidiary that is not a Wholly Owned Subsidiary; provided that any such Excluded Subsidiary shall cease to be an Excluded Subsidiary at the time such Subsidiary becomes a Wholly Owned Subsidiary, (ii) any Subsidiary that is a captive insurance company, not-for-profit Subsidiary or special purpose entity (other than 9900 Spectrum LLC); provided that any such Excluded Subsidiary shall cease to be an Excluded Subsidiary at the time such Subsidiary is no longer a captive insurance company, not-for-profit Subsidiary or special purpose entity, (iii) any

Restricted Subsidiary designated as an Unrestricted Subsidiary after the Closing Date in accordance with, and pursuant to, Section 8.11; provided that any such Excluded Subsidiary shall cease to be an Excluded Subsidiary at the time such Subsidiary becomes a Restricted Subsidiary, (iv) any Restricted Subsidiary that is prohibited by applicable law or regulation (including financial assistance, fraudulent conveyance, preference, thin capitalization or other similar laws and regulations) or contractual provision (including any requirement to obtain the consent, license, authorization, or approval of any Governmental Authority or other third party that has not been obtained; provided that the Borrower will use commercially reasonable efforts to obtain such consent) existing on the Closing Date (or, if later, on the date such Person became a Subsidiary and not entered into in contemplation thereof) from Guaranteeing the Obligations; provided that any such Excluded Subsidiary shall cease to be an Excluded Subsidiary at the time any such prohibition ceases to exist or apply, (v) any Subsidiary that is (a) a Foreign Subsidiary, (b) a CFC Holdco or (c) a Subsidiary of a CFC or a CFC Holdco, (vi) any Subsidiary to the extent that the burden or cost of obtaining a guarantee is excessive in relation to the benefit (or potential benefit, taking into account the likelihood of any meaningful recovery under such guarantee) afforded thereby as reasonably determined by the Borrower and the Administrative Agent and (vii) any Subsidiary for which the provision of a Guarantee would result in material adverse accounting, Tax or regulatory consequences as reasonably determined in good faith by the Borrower in consultation with the Administrative Agent; provided that notwithstanding the foregoing clauses (i) through (vii), the Borrower may in its sole discretion designate any Excluded Subsidiary as a Subsidiary Guarantor.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor at any time, any obligation (a “Swap Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the CEA, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is illegal at such time under the CEA or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the CEA.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Lender, or any other recipient of any payment to be made by or on behalf of the Borrower or any Guarantor hereunder or under any other Loan Document, (i) any Tax imposed on or measured by its net income (however denominated), and any franchise taxes imposed on it and any branch profits Taxes, in each case, imposed (a) as a result of such recipient being organized under the laws of, or having its principal office or applicable lending office in the jurisdiction imposing such Tax, or any political subdivision thereof or therein, or (b) as a result of any other present or former connection between such recipient and the jurisdiction imposing such Tax or any political subdivision thereof or therein (other than any connection arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Documents), (ii) any Tax imposed under FATCA, (iii) any withholding Tax that is attributable to the Administrative Agent’s, a Lender’s or an Issuing Lender’s failure to comply with Section 5.5(b), (c) or (d) and (iv) any U.S. federal withholding Tax that is imposed on amounts payable to a Lender (other than any Lender becoming a party hereto pursuant to the Borrower’s request under Section 2.14) pursuant to a law in effect at the time such Lender becomes a party hereto (or designates a new lending office), except to the extent such Lender or, in the case of an assignment following a Change in Tax Law, its assignor, was entitled, immediately prior to the time of such assignment (or designation of a new lending office), to receive additional amounts from the Borrower or Guarantor with respect to such withholding Tax pursuant to Section 5.5(a).

“Existing Credit Agreement” shall mean the Amended First Lien Credit and Guaranty Agreement, dated as of November 23, 2018, among the Borrower, the Subsidiary Guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“Facility” or “Facilities” shall mean (a) any Term Facility and (b) any Revolving Facility, as the context may require.

“Facing Fee” shall have the meaning set forth in Section 4.1(c).

“fair market value” shall mean, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Borrower in good faith.

“FASB” shall mean the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or any successor thereto.

“FATCA” shall mean Sections 1471 through 1474 of the Code as of the date of this Agreement or any amended or successor version that is substantially comparable (provided that any such amended, or successor version imposes criteria that are not materially more onerous than those contained in such Sections as enacted on the date of this Agreement), and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any U.S. or non-U.S. fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“FCA” shall mean the U.K. Financial Conduct Authority.

“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day by the Federal Reserve Bank of New York on the Business Day next succeeding; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and
(b)if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1.00%) charged to JPMorgan Chase Bank, N.A. on such day on such transactions as determined by the Administrative Agent; provided further that such rate shall not be less than zero for purposes of this Agreement.

“Fee Letter” shall mean that certain Administrative Agent Fee Letter, dated as of June 8, 2021, between the Administrative Agent and the Borrower.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 4.1.

“Finance Document” shall mean any Loan Documents, the Fee Letter and any other document designated as such by the Administrative Agent and the Borrower.

“Financial Covenant” shall mean the financial covenant set forth in Section 9.1.

“Financial Covenant Event of Default” shall have the meaning set forth in Section 11.2(b).

“Financial Statements Certificate” shall mean a certificate duly executed by an Authorized Officer substantially in the form of Exhibit B.

“First Lien Debt” shall have the meaning set forth in the definition of “Total Net First Lien Leverage Ratio”.

“First Priority Credit Agreement Refinancing Debt” shall mean any secured Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes or senior secured term loans (each, a “First Priority Refinancing Term Debt”) or one or more senior secured revolving credit facilities (each, a “First Priority Refinancing Revolving Debt”); provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations, (ii) such Indebtedness constitutes Credit Agreement Refinancing Debt and (iii) such Indebtedness complies with the Credit Agreement Refinancing Requirements.

“First Priority Refinancing Revolving Debt” shall have the meaning set forth in the definition of “First Priority Credit Agreement Refinancing Debt.”

“First Priority Refinancing Term Debt” shall have the meaning set forth in the definition of “First Priority Credit Agreement Refinancing Debt.”

“Fixed Rate” shall mean and include each of the LIBOR Rate and each Alternate Currency Rate (other than the SONIA Rate).

“Fixed Rate Loan” shall mean each LIBOR Loan and each Alternate Currency Loan (other than each SONIA Rate Loan).

“Foreign Lender” shall have the meaning set forth in Section 5.5(b).

“Foreign Subsidiary” shall mean any Restricted Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fronting Exposure” shall mean shall mean, at any time there is a Defaulting Lender, with respect to each Issuing Lender, such Defaulting Lender’s pro rata share of the outstanding Obligations with respect to Letters of Credit issued by such Issuing Lender other than such Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Funding Obligations” shall have the meaning set forth in the definition of “Lender Default.”

“GAAP” shall mean generally accepted accounting principles in the United States of America that are in effect from time to time (but subject to Section 1.5(a)).

“Global Intercompany Note” shall mean a note substantially in the form of Exhibit C-3 attached hereto.

“Governmental Approval” shall mean any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” shall mean the government of the United States, any other nation or any political subdivision thereof, whether state, provincial, county, local, or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” shall have the meaning set forth in Section 10.2. The term “Guaranteeing” shall have a correlative meaning.

“Guarantee Obligation” shall mean, as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (x) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (y) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guaranteed Obligations” shall have the meaning set forth in Section 10.1.

“Guarantor Joinder Agreement” shall mean an agreement substantially in the form of Exhibit D.

“Guarantors” shall mean, collectively, the Subsidiary Guarantors and, in the case of Guaranteed Obligations incurred by Loan Parties other than the Borrower, the Borrower.

“Highest Adjustable Applicable Margins” shall have the meaning set forth in the definition of “Applicable Margin.”

“IASB” shall mean the International Accounting Standards Board or any successor thereto.

“IFRS” shall have the meaning set forth in Section 1.5(a).

“IFRS Election” shall have the meaning set forth in Section 1.5(a).

“Immaterial Subsidiary” shall mean each Restricted Subsidiary which, as of the most recent fiscal quarter of the Borrower, for the Test Period then ended, (i) contributed less than 5.00% of the third-party gross revenues of the Borrower and its Restricted Subsidiaries (but excluding Excluded Subsidiaries) for such Test Period and (ii) had assets with a net book value of less than 5.00% of the Total Assets (but excluding Excluded Subsidiaries) as of the end of such fiscal quarter, in each case in clauses (i) and (ii), calculated on a Pro Forma Basis; provided that, if at any time the aggregate amount of third-party gross revenues or Total Assets attributable to all Restricted Subsidiaries that are Immaterial Subsidiaries exceeds 10.00% of third-party gross revenues of the Borrower and its Restricted Subsidiaries (but excluding Excluded Subsidiaries) for any such Test Period or 10.00% of Total Assets (but excluding Excluded

Subsidiaries) as of the end of any such fiscal quarter, the Borrower (or, in the event the Borrower has failed to do so within twenty (20) Business Days, the Administrative Agent) shall designate sufficient Restricted Subsidiaries (but excluding Excluded Subsidiaries) as Material Subsidiaries to eliminate such excess, and such Restricted Subsidiaries so designated shall no longer constitute Immaterial Subsidiaries under this Agreement.

“Immediate Family Members” shall mean with respect to any individual, such individual’s child, grandchild, parent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including formally adopted relationships) and successors, executors, administrators, heirs, legatees or distributees of any of the foregoing and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Impacted EURIBOR Rate Interest Period” shall have the meaning set forth in the definition of “EURIBOR Rate”.

“Incremental Amendment” shall have the meaning set forth in Section 2.15(c).

“Incremental Facility” shall mean (i) each Incremental Term Loan Commitment and Incremental Term Loan and (ii) each Incremental Revolving Loan and Incremental Revolving Loan Commitment.

“Incremental Lenders” shall mean one or more Incremental Revolving Lenders or one or more Incremental Term Lenders, as applicable.

“Incremental Loans” shall mean Incremental Revolving Loans and Incremental Term Loans.

“Incremental Revolving Lender” shall have the meaning set forth in Section 2.15(a).

“Incremental Revolving Loan Commitments” shall have the meaning set forth in Section 2.15(a).

“Incremental Revolving Loan Maturity Date” shall mean the date on which an Incremental Revolving Loan matures or related Incremental Revolving Loan Commitment expires as set forth in the Incremental Amendment relating to such Incremental Revolving Loan Commitment.

“Incremental Revolving Loans” shall have the meaning set forth in Section 2.15(a).

“Incremental Term Lender” shall have the meaning set forth in Section 2.15(a).

“Incremental Term Loan Commitments” shall have the meaning set forth in Section 2.15(a), as the same may be terminated pursuant to Section 4.3 or Section 11.

“Incremental Term Loan Maturity Date” shall mean the date on which an Incremental Term Loan matures as set forth in the Incremental Amendment relating to such Incremental Term Loan.

“Incremental Term Loans” shall have the meaning set forth in Section 2.15(a).

“Incur” or “Incurrence” shall have the meanings set forth in Section 9.4(a).

“Indebtedness” shall mean, with respect to any Person at any date, without duplication:

(a)any indebtedness (including principal and premium) of such Person, whether or not contingent:

(i)in respect of borrowed money;

(ii)evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(iii)representing the balance deferred and unpaid of the purchase price of any property (including Capital Lease Obligations), except (x) any such balance that constitutes an accrued expense or trade payable or similar obligation to a trade creditor, in each case, accrued in the ordinary course of business that are not overdue by ninety (90) days or more or are being contested in good faith and (y) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or

(iv)in respect of obligations under any Swap Agreements;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and obligations under Swap Agreements) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(b)to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations (of the type referred to in clause (a) of this definition) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(c)to the extent not otherwise included, the obligations of the type referred to in clause
(a) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person; provided that if such Indebtedness has not been so assumed the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at the date of determination and (B) the amount of the Indebtedness so secured;

provided that, notwithstanding the foregoing, Indebtedness shall be deemed not to include Contingent Obligations incurred in the ordinary course of business.

“Indemnified Person” shall have the meaning set forth in Section 13.1.

“Indemnified Taxes” shall mean all Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, other than Excluded Taxes and Other Taxes.

“Initial Revolving Loans” shall have the meaning set forth in Section 2.1(c).

“Insolvency” shall mean, with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent” shall mean pertaining to a condition of Insolvency.

“Intellectual Property” shall mean all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws, including copyrights, trademarks, domain names, patents, in any of the foregoing cases whether registered, issued or applied for with a Governmental Authority, trade secrets, including any of the foregoing rights in know-how, technology, software and databases, and licenses to copyrights, patents, trademarks, domain names, trade secrets or combinations of any of the foregoing, all rights to past, present or future proceeds and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement” shall mean any intercreditor agreement executed in connection with any transaction requiring such agreement to be executed pursuant to the terms hereof, among the Administrative Agent, the Borrower, the Guarantors and one or more Senior Representatives of Indebtedness incurred under Section 2.15 or Section 9.4 or any other party, as the case may be, substantially on terms set forth on Exhibit C-1 or Exhibit C-2 (except to the extent otherwise reasonably agreed by the Borrower and the Administrative Agent) or otherwise on such terms that are reasonably satisfactory to the Administrative Agent, in each case, as amended, restated, supplemented or otherwise modified (or replaced in connection with a Refinancing or incurrence of Indebtedness under Section 9.4) from time to time with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed).

“Interest Determination Date” shall mean with respect to any Fixed Rate Loan, the second Business Day prior to the commencement of any Interest Period relating to such Fixed Rate Loan, as the case may be.

“Interest Period” shall have the meaning set forth in Section 2.10.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement

“Interpolated Screen Rate” means, with respect to any Fixed Rate Loan for any Interest Period (or for purposes of determining the Base Rate in accordance with clause (c) of the definition thereof and assuming an Interest Period of one month), a rate per annum which results from interpolating on a linear basis between (a) the applicable LIBOR Screen Rate for the longest maturity for which a LIBOR Screen Rate is available that is shorter than such Interest Period and (b) the applicable LIBOR Screen Rate for the shortest maturity for which a LIBOR Screen Rate is available that is longer than such Interest Period, in each case at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period (or, for purposes of determining the Base Rate in accordance with clause (c) of the definition thereof, on the applicable date of determination).

“Investments” shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person.

Subject to the immediately following sentence, the amount of any non-cash Investments will be the fair market value thereof at the time made, and the amount of any cash Investment will be the original cost thereof. To the extent any Investment in any Person is made in compliance with Section 9.2 in reliance on a category that is subject to a Dollar-denominated restriction on the making of Investments and, subsequently, such Person returns to the Borrower or any Restricted Subsidiary all or any portion of such

Investment (in the form of a dividend, distribution, interest, payment, return of capital, repayment, liquidation or otherwise but excluding intercompany Indebtedness), such return shall be deemed to be credited to the Dollar-denominated category against which the Investment is then charged (but in any event not in an amount that would result in the aggregate Dollar amount able to be invested in reliance on such category to exceed such Dollar-denominated restriction). To the extent the category subject to a Dollar- denominated restriction is subject to a restriction based on the greater of a Dollar amount and an amount based on a percentage of LTM CEBITDA which, at the date of determination, produces a numerical restriction that is greater than such Dollar amount, then such Dollar equivalent shall be deemed to be substituted in lieu of the corresponding Dollar amount in the foregoing sentence for purposes of determining such credit.

“Investors” shall mean, individually and collectively, the Sponsors and the Management Stockholders and their respective Affiliates.

“IRS” shall mean the U.S. Internal Revenue Service.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Lenders” shall mean each of the Revolving Lenders on the Closing Date or other Lenders reasonably acceptable to the Borrower and the Administrative Agent which agree to issue Letters of Credit hereunder. Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates or branches of such Issuing Lender (and such Affiliate shall be deemed to be an “Issuing Lender” for all purposes of the Loan Documents). Jefferies Finance LLC will cause Letters of Credit to be issued by unaffiliated financial institutions and such Letters of Credit shall be treated as issued by Jefferies Finance LLC for all purposes under the Loan Documents.

“Joint Lead Arrangers” shall mean, collectively, the Joint Lead Arrangers listed on the cover page hereof.

“Judgment Currency” shall have the meaning set forth in Section 13.19(a).

“Judgment Currency Conversion Date” shall have the meaning set forth in Section 13.19(a).

“Junior Indebtedness” shall mean (a) with respect to the Borrower, any Indebtedness that is contractually subordinated in right of payment to the Loans and (b) with respect to any Guarantor, any Indebtedness that is contractually subordinated in right of payment to its Guarantee, the Guarantee of a Guarantor or the Guarantee Obligations hereunder.

“Knowledge” shall mean actual knowledge or the knowledge that an Authorized Officer would have obtained if such individual had acted in good faith to discharge his or her duties with the same level of diligence and care as would reasonably be expected from an officer in a substantially similar position, assuming the Borrower or other Loan Party maintains reasonable routines, policies, processes and procedures for communicating significant information to the Authorized Officer (the “Processes”) and there is reasonable compliance with Processes.

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Term Loans or Incremental Revolving Loans.

“L/C Obligations” shall mean, as at any date of determination, an amount equal to the sum of (a) the aggregate amount available to be drawn under all outstanding Letters of Credit and (b) the aggregate amount of the aggregate of all Letters of Credit that have not then been reimbursed pursuant to Section 3.5. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.6. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participants” shall mean all the Revolving Lenders other than the applicable Issuing Lender.

“L/C Sublimit” shall have the meaning set forth in Section 3.2.

“LCT Election” shall have the meaning set forth in Section 1.4.

“LCT Test Date” shall have the meaning set forth in Section 1.4.

“Leaseholds” shall mean, with respect to any Person, all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements or fixtures.

“Lender” shall mean each financial institution listed on Schedule I, and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, a Refinancing Amendment or an Incremental Amendment, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lender” shall include the Swingline Lender and the Issuing Lenders.

“Lender Default” shall mean, with respect to any Lender, (i) the refusal (which must be in writing and which has not been retracted in writing) or failure of such Lender to fund any portion of the Revolving Loans or reimbursement obligations under the Revolving Facility, participations in L/C Obligations or participations in Swingline Loans (collectively, its “Funding Obligations”) required to be made by it under the Revolving Facility, which refusal or failure is not cured within two (2) Business Days after the date of such refusal or failure unless such refusal or failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) have not been satisfied, (ii) the failure of such Lender to pay over to the Administrative Agent, any Issuing Lender or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, (iii) such Lender has notified the Borrower or the Administrative Agent that it does not intend to comply with its Funding Obligations or has made a public statement to that effect with respect to its Funding Obligations under the Revolving Facility or generally under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing) cannot be satisfied),
(iv)such Lender has failed, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with its Funding Obligations under the Revolving Facility, (v) such Lender has admitted in writing that it is insolvent or such Lender becomes subject to a Lender-Related Distress Event, or (vi) such Lender has, or has a direct or indirect parent company that has, become subject to a Bail-In Action.

“Lender Offer Right” shall have the meaning set forth in Section 13.12(b).

“Lender Party” shall have the meaning set forth in Section 13.16(a).

“Lender-Related Distress Event” shall mean, with respect to any Lender or any Person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, a voluntary or involuntary case with respect to such Distressed Person has commenced under any Debtor Relief Law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any Person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred with respect to such Lender solely by virtue of the ownership or acquisition of any Equity Interests in such Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality thereof) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Lender-Related Person” shall have the meaning set forth it in Section 13.1.

“Letter of Credit” shall have the meaning set forth in Section 3.1(a).

“Letter of Credit Back-Stop Arrangements” shall have the meaning set forth in Section 3.3(b).

“Letter of Credit Fee” shall have the meaning set forth in Section 4.1(b).

“Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the Stated Amount of all outstanding Letters of Credit at such time (taking the Dollar Equivalent of any such Letter of Credit denominated in an Alternate Currency and determined in accordance with Section 1.6) and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit at such time (taking the Dollar Equivalent of any such Letter of Credit denominated in an Alternate Currency).

“Letter of Credit Request” shall have the meaning set forth in Section 3.3(a).

“Leverage Ratios” and “Leverage Ratio” shall have the meaning set forth in Section 1.5(a).

“Liabilities” shall mean any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“LIBOR” shall mean the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate).

“LIBOR Loan” shall mean each Dollar Denominated Loan (other than a Swingline Loan) designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“LIBOR Rate” shall mean, with respect to any credit extension

(a)the rate per annum equal to the LIBOR Screen Rate at approximately 11:00 A.M., London time, two (2) Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period (provided that if no LIBOR Screen Rate shall be available for a particular Interest Period but LIBOR Screen Rates shall be available for maturities both longer and shorter than such Interest Period, then the LIBOR Rate for such Interest Period shall be the

Interpolated Screen Rate); provided, however, that if the LIBOR Rate is less than zero, such rate shall be deemed to be zero for purposes of this Agreement; and

(b)for any rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Screen Rate, at or about 11:00 A.M., London time determined on such day (or, if such day is not a Business Day, the immediately preceding Business Day) for Dollar deposits with a term of one month commencing that day; provided that (i) if no LIBOR Screen Rate shall be available for a one-month Interest Period but LIBOR Screen Rates shall be available for maturities both longer and shorter than a one-month Interest Period, then the LIBOR Screen Rate for purposes of this sentence shall be the Interpolated Screen Rate and (ii) if such rate shall be less than zero, then such rate shall be deemed to be zero;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided further, that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent; provided further that it is understood and agreed that all of the terms and conditions of this definition of “LIBOR Rate” shall be subject to Section 2.11(a).

“LIBOR Screen Rate” shall mean, for any day and time, with respect to any Fixed Rate Loan for any applicable currency and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars or the relevant currency for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion)), provided that if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Lien” shall mean, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Transaction” shall mean any transaction permitted under this Agreement, including any Permitted Acquisition or other Investment permitted, any repayment or redemption of, or offer to purchase, any Indebtedness, or the making of any Restricted Payment.

“LLC” shall mean any Person that is a limited liability company under the laws of its jurisdiction of formation.

“Loan” shall mean any loan made or maintained by any Lender pursuant to this Agreement.

“Loan Documents” shall mean this Agreement and the Security Agreement and each other Security Document delivered on or prior to the Closing Date, and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note, each other Security Document, each Additional Borrower

Agreement, each Intercreditor Agreement, each Incremental Amendment and each Refinancing Amendment.

“Loan Modification Agreement” shall have the meaning set forth in Section 2.16(b).

“Loan Modification Offer” shall have the meaning set forth in Section 2.16(a).

“Loan Parties” shall mean the Borrower and each Subsidiary Guarantor.

“LTM CEBITDA” shall mean the Consolidated CEBITDA calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period.

“Management Stockholders” shall mean, at any time, the members of management of the Borrower or its Subsidiaries who are direct or indirect holders of Capital Stock of the Borrower and their Control Investment Affiliates who are indirect holders of Capital Stock of the Borrower, in each case, at such time.

“Margin Stock” shall have the meaning set forth in Regulation U of the Board.

“Material Adverse Effect” shall mean a material adverse effect on (i) the business, assets, operations or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole, or (ii) the rights and remedies available to, or conferred upon, the Administrative Agent, any Lender or any Secured Party under any Loan Document.

“Material Subsidiary” shall mean each Restricted Subsidiary that is not an Immaterial Subsidiary; provided that each Co-Borrower designated pursuant to Section 13.26 shall constitute a Material Subsidiary.

“Materials of Environmental Concern” shall mean any chemicals, pollutants, contaminants, wastes and toxic or hazardous substances regulated or that can form the basis for liability under Environmental Law, including any petroleum or petroleum products, asbestos, polychlorinated biphenyls, lead or lead- based paints or materials, radon, urea-formaldehyde insulation, molds fungi, mycotoxins, and radioactivity or radiofrequency radiation.

“Maturity Date” shall mean, with respect to the relevant Tranche of Loans, the Revolving Loan Maturity Date, the Incremental Term Loan Maturity Date, the Swingline Expiry Date, the Incremental Revolving Loan Maturity Date or the final stated maturity date of any Other Term Loan or Other Revolving Loan as set forth in the applicable Refinancing Amendment, as the case may be.

“Maximum Incremental Facilities Amount” shall mean, at any date of determination, the sum of

(a)an unlimited amount if, after giving effect to the incurrence of such additional amount (assuming any Incremental Revolving Loan Commitments are fully borrowed and outstanding throughout the relevant period and with all applicable Indebtedness being deemed to constitute First Lien Debt in accordance with Section 1.5(i)), the Borrower is in compliance with the Financial Covenant (whether or not then tested), determined on a Pro Forma Basis at the time of determination based on the most recently completed Test Period; provided that the Net Cash Proceeds actually received (or contemplated to be received) in respect of any such Incremental Facility shall not be included as cash or Cash Equivalents for purposes of determining the Total Net First Lien Leverage Ratio as used in this definition, plus

(b)in the case of an Incremental Facility that serves to effectively extend the maturity or effect the repricing of any Class under any Term Facility, any Revolving Facility or any

Indebtedness Incurred pursuant to Section 9.4(b)(vi) (collectively, “Specified Indebtedness”), an amount equal to the portion of the Specified Indebtedness that will be replaced by such Incremental Facility plus any related fees, costs and expenses, including OID and upfront fees and prepayment penalties and premium; provided that if such Indebtedness is secured by a lien on the Collateral that is junior to the lien securing the Obligations or is unsecured, such Incremental Facility shall be secured by a lien on the Collateral that is junior to the lien securing the Obligations or unsecured, as applicable, plus

(c)all voluntary prepayments and debt buybacks (which shall include, for the avoidance of doubt, any redemption, open market purchase and offer to purchase including pursuant to any “yank-a-bank” provision), without duplication (including with respect to Section 9.4(b)(vi)(C)) (i) with respect to Incremental Facilities that are secured by a lien on the Collateral that is pari passu with the lien securing the Obligations, within any Class of Specified Indebtedness secured by a lien on the Collateral that is pari passu with the lien securing the Obligations, (ii) with respect to Incremental Facilities that are secured by a lien on the Collateral that is junior to the lien securing the Obligations, within any class of Specified Indebtedness secured by a lien on the Collateral that is pari passu with or junior to the lien securing the Obligations, and
(iii) with respect to Incremental Facilities that are unsecured, within any Class of Specified Indebtedness secured by a lien on the Collateral that is pari passu with or junior to the lien securing the Obligations or unsecured (with, in the case of any Revolving Facilities, a corresponding reduction of commitments thereunder), in each case made prior to the date of any such incurrence, with credit given to the par value of such buybacks, and voluntary commitment reductions of any Revolving Facilities made prior to the date of any such incurrence, in each case except to the extent financed with proceeds of long-term Indebtedness (other than a revolving facility), plus,

(d)(x) the greater of $90,000,000 and 75.0% of LTM CEBITDA (calculated at the time of determination) determined on a Pro Forma Basis plus (y) amounts available under Section 9.4(b)(xv), minus the sum of (A) the aggregate principal amount of Incremental Term Loans or Incremental Revolving Loan Commitments Incurred under clause (c) of the definition of Maximum Incremental Facilities Amount pursuant to Section 2.15(a) prior to such date and (B) the aggregate principal amount of Indebtedness, Disqualified Stock and Preferred Stock issued or Incurred pursuant to Section 9.4(b)(vi) prior to such date (in each case, without duplication)), which shall be available at all times and not subject to any ratio test.

provided that (x) the Borrower may Incur such Indebtedness under any of clauses (a), (b), (c), (d)(x) or (d)(y) above in such order as it may elect in its sole discretion, (y) if the Borrower intends to Incur Incremental Facilities under clause (a) above, on the one hand, and under clauses (b), (c), (d)(x) or (d)(y) above, on the other hand, in a single transaction or series of substantially simultaneous and related transactions, (I) the Incurrence of the portion of such Incremental Facilities to be incurred under clause (a) above shall first be calculated without giving effect to any portion of such Incremental Facilities to be incurred under clauses (b), (c), (d)(x) or (d)(y) above (but giving pro forma effect to the use of proceeds of all such Incremental Facilities to be Incurred in connection with such transaction or series of substantially simultaneous and related transactions and (II) thereafter, the Incurrence of the portion of such Incremental Facilities to be incurred under clauses (b), (c), (d)(x) or (d)(y) above shall be calculated and (z) any portion of any Incremental Facilities incurred under clauses (b), (c), (d)(x) or (d)(y) above shall be automatically reclassified as Incurred under the applicable ratio test set forth in clause (a) above if at such time such ratio test set forth in clause (a) above would be satisfied on a Pro Forma Basis (after giving effect to such reclassification) on the last day of the most recently ended Test Period.

“Maximum Rate” shall have the meaning set forth in Section 13.18.

“Maximum Swingline Amount” shall mean $10,000,000.

“Minimum Borrowing Amount” shall mean (i) for Revolving Loans, $1,000,000 or, if denominated in Euros, €1,000,000 or, if denominated in Pounds Sterling, £1,000,000 or, if denominated in an Alternate Currency (other than Euros or Pounds Sterling), the Dollar Equivalent thereof and (ii) for Swingline Loans,
$500,000.

“Minimum Extension Condition” shall have the meaning set forth in Section 2.16(c).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean a Benefit Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) the Borrower or any Commonly Controlled Entity, and each such plan for the six-year period immediately following the latest date on which the Borrower or any Commonly Controlled Entity contributed to or had an obligation to contribute to such plan.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Cash Proceeds” shall mean (a) in connection with any Asset Sale, any Recovery Event or any other sale of assets, the proceeds thereof actually received in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, and other bona fide fees, costs and expenses incurred in connection therewith, (ii) amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event or any other sale of assets (other than any Lien pursuant to a Security Document),
(iii) Taxes paid and the Borrower’s reasonable and good faith estimate of income, franchise, sales, and other applicable Taxes required to be paid by the Borrower or any Restricted Subsidiary of the Borrower in connection with such Asset Sale or Recovery Event or any other sale of assets, (iv) reserves for any liabilities attributable to the seller’s indemnities and representations and warranties to the purchaser in respect of such Asset Sale or any other sale of assets owing by the Borrower or any of its Restricted Subsidiaries in connection therewith (including pension and other post employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (fixed or contingent) associated with such transaction) and that are determined by the Borrower in good faith as a reserve in accordance with GAAP; provided that to the extent such indemnification payments are not made and are no longer reserved for, such reserve amount shall constitute Net Cash Proceeds, (v) cash escrows to the Borrower or any of its Restricted Subsidiaries from the sale price for such Asset Sale or other sale of assets; provided that any cash released from such escrow shall constitute Net Cash Proceeds upon such release,
(vi)in the case of a Recovery Event, costs of preparing assets for transfer upon a taking or condemnation and (vii) other customary fees and expenses actually incurred in connection therewith, and (b) in connection with any incurrence or issuance of Indebtedness, the cash proceeds received from any such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other bona fide fees and expenses actually incurred in connection therewith.

“Net Income” shall mean, with respect to any Person, the net income (loss) of such Person, determined on a consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“New Revolving Loan Commitments” shall have the meaning set forth in Section 2.15(a).

“Non-Bank Certificate” shall have the meaning set forth in Section 5.5(b).

“Non-Defaulting Lender,” “Non-Defaulting Revolving Lender,” “Non-Defaulting Term Lender” and “Non-Defaulting Incremental Term Lender” shall mean and include each Lender, Revolving Lender, Incremental Term Lender or Incremental Revolving Lender, as the case may be, other than a Defaulting Lender.

“Non-Guarantor Debt Cap” shall mean an amount equal to the greater of $25,000,000 and 22.5% of LTM CEBITDA (calculated at the time of determination); provided that the aggregate amount of Indebtedness Incurred or Disqualified Stock or Preferred Stock issued pursuant to Sections 9.4(b)(vi) (solely to the extent Incurred or issued by Restricted Subsidiaries that are not Loan Parties), 9.4(b)(v), 9.4(b)(xxi) and 9.4(b)(xxii)) (and any Refinancing Indebtedness in respect thereof)) shall not exceed the greater of $35,000,000 and 30.0% of LTM CEBITDA (calculated at the time of determination).

“Non-Guarantor Subsidiary” shall mean any Excluded Subsidiary and any Restricted Subsidiary of the Borrower that is an Immaterial Subsidiary; provided that any such Non-Guarantor Subsidiary shall cease to be a Non-Guarantor Subsidiary at the time such Subsidiary is no longer an Excluded Subsidiary or a Restricted Subsidiary that is an Immaterial Subsidiary, as applicable; provided, further, that notwithstanding the foregoing the Borrower may in its sole discretion designate any Restricted Subsidiary as a Subsidiary Guarantor.

“Non-U.S. Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program (other than any government-sponsored plan, including any state-governed social security arrangements or statutory supplemental pension arrangements) established (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by the Borrower or one or more Restricted Subsidiaries primarily for the benefit of employees of the Borrower or such Restricted Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment.

“Note” shall mean each Revolving Note and the Swingline Note.

“Notice of Borrowing” shall have the meaning set forth in Section 2.3(a) or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent).

“Notice of Conversion/Continuation” shall have the meaning set forth in Section 2.7(c).

“Notice of Intent to Cure” shall mean a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent, with respect to any fiscal quarter for which a cure right will be exercised, which certificate shall contain a computation of the applicable Event of Default and notice of intent to cure such Event of Default in accordance with Section 11.3(a).

“Notice Office” shall mean the office of the Administrative Agent located at 10 South Dearborn, Floor L2, Chicago, IL 60603, Attn: Omolola Eneh, telephone: (312) 954 – 1007, fax: (844) 490 - 5663, email: Jpm.agency.cri@jpmorgan.com, or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto. In the case of Letters of Credit, a copy of any notice shall also be sent to 10 South Dearborn, Floor L2, Chicago, IL 60603, Attn: Omolola Eneh, telephone: (312) 954 – 1007, fax: (214)307-6874, email: chicago.lc.agency.activity.team@jpmchase.com, or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or, for any day that is not a Business Day, for the immediately preceding Business Day); provided, however, that, if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a Federal funds transaction quoted at 11:00 a.m., New York City time, on such day to the Administrative Agent from a federal funds broker of recognized standing selected by it; provided further, however, that if any of the aforesaid rates shall be less than zero, then such rate shall be deemed to be zero for all purposes of this Agreement.

“Obligation Currency” shall have the meaning set forth in Section 13.19(a).

“Obligations” shall mean the unpaid principal of and interest on (including interest accruing after the maturity of the Loans or the maturity of Cash Management Obligations or Specified Swap Agreements and interest accruing after the filing of any petition in bankruptcy or examinership, or the commencement of any insolvency, reorganization, examinership or like proceeding, relating to the Borrower or any Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, all obligations (including reimbursement obligations) in respect of Letters of Credit, and all other obligations and liabilities of the Borrower or any other Loan Party (including with respect to guarantees) to the Administrative Agent, any Lender, any other Secured Party or any party to a Specified Swap Agreement or a party providing Cash Management Obligations, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or any other Loan Document or any other document made, delivered or given in connection herewith or therewith or any Specified Swap Agreement or any document relating to Cash Management Obligations, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower or any Guarantor pursuant to any Loan Document and all fees and expenses accruing after the filing of any petition in bankruptcy, examinership or the commencement of any insolvency, examinership, reorganization or like proceeding, relating to the Borrower or any Guarantor, whether or not a claim for post-filing or post-petition fees or expenses is allowed in such proceeding), guarantee obligations or otherwise (but excluding, with respect to any Guarantor, Excluded Swap Obligations with respect to such Guarantor).

“Organizational Document” shall mean (i) relative to each Person that is a corporation, its charter and its by-laws (or similar documents), (ii) relative to each Person that is a limited liability company, its certificate of formation and its operating agreement (or similar documents), (iii) relative to each Person that is a limited partnership, its certificate of formation and its limited partnership agreement (or similar documents), (iv) relative to each Person that is a general partnership, its partnership agreement (or similar document) and (v) relative to any Person that is any other type of entity, such documents as shall be comparable to the foregoing.

“Other Revolving Commitments” shall mean one or more Classes of revolving credit commitments hereunder or extended Revolving Loan Commitments hereunder that result from a Refinancing Amendment.

“Other Revolving Loans” shall mean the Revolving Loans made pursuant to any Other Revolving Commitment.

“Other Taxes” shall mean all present or future stamp or documentary, intangible, recording, filing or similar excise or property Taxes arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, except to the extent any such Taxes are (i) imposed as a result of an assignment by a Lender (other than an assignment pursuant to the Borrower’s request under Section 2.14, an “Assignment Tax”) if such Assignment Tax is imposed as a result of any present or former connection between the assignor or assignee and the jurisdiction imposing such Assignment Tax (other than any connection arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Documents), or (ii) Excluded Taxes.

“Other Term Commitments” shall mean one or more Classes of term loan commitments hereunder that result from a Refinancing Amendment.

“Other Term Loans” shall mean one or more Classes of Term Loans that result from a Refinancing Amendment.

“Overnight Bank Funding Rate” means, for any date, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depositary institutions, as such composite rate shall be determined by the New York Federal Reserve Bank as set forth on its website at http://www.newyorkfed.org or any successor source from time to time, and published on the next succeeding Business Day by the New York Federal Reserve Bank as an overnight bank funding rate.

“Overnight Rate” shall mean, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the applicable Issuing Lender or the Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternate Currency, the rate of interest per annum at which overnight deposits in the applicable Alternate Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of JPMorgan Chase Bank, N.A. in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” shall have the meaning set forth in 13.4(b)(i).

“Participant Register” shall have the meaning set forth in Section 13.4(b)(i).

“Participating Member State” shall mean each state as described in any EMU Legislation.

“Patriot Act” shall mean the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109- 177 (signed into law March 9, 2009) (as amended from time to time).

“Payment” shall have the meaning set forth in Section 12.17(a).

“Payment Notice” shall have the meaning set forth in Section 12.17(a).

“Payment Office” shall mean the office of the Administrative Agent located at 10 South Dearborn, Floor L2, Chicago, IL 60603, Attn: Omolola Eneh, telephone: (312) 954 – 1007, fax: (844) 490 - 5663, email: Jpm.agency.cri@jpmorgan.com, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto. In the case of Alternate Currency Loans and Letters of Credit denominated in an Alternate Currency, a copy of any notice shall also be sent to 10 South Dearborn, Floor L2, Chicago, IL 60603, Attn: Omolola Eneh, telephone: (312) 954 – 1007, fax: (214)307- 6874, email: chicago.lc.agency.activity.team@jpmchase.com, or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition” shall have the meaning set forth in the definition of “Permitted Investments.”

“Permitted Amendment” shall mean an amendment to this Agreement and the other Loan Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.16, providing for an extension of the Maturity Date applicable to the Loans or Commitments of the Accepting Lenders and, in connection therewith, at the Borrower’s option, (a) a decrease or increase in the Applicable Margin with respect to the Loans or Commitments of the Accepting Lenders or (b) a decrease or increase in the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders.

“Permitted Asset Swap” shall mean the concurrent purchase and sale or exchange of Replacement Assets or a combination of Replacement Assets and cash or Cash Equivalents between the Borrower or any of its Restricted Subsidiaries and another Person.

“Permitted Earlier Maturity Indebtedness Exception” shall mean, with respect to any Incremental Facility, Credit Agreement Refinancing Debt and Indebtedness incurred pursuant to Section 9.4(b)(vi), that up to the greater of $60,000,000 and 50.0% of LTM EBITDA (calculated at the time of determination) of such Indebtedness, in the aggregate, may have (x) a maturity date that is earlier than, and (y) a Weighted Average Life to Maturity that is shorter than, the Latest Maturity Date.

“Permitted Holders” shall mean, individually or collectively, (a) the Sponsors, (b) the Management Stockholders and (c) any Person or entity with which one or more of the Sponsors and the Management Stockholders form a “group” (within the meaning of Rules 13(d)(3) (other than sub-section (b) of Rule 13(d)(3)) and 13(d)(5) under the Securities Exchange Act), so long as, in the case of this clause (c), one or more Sponsors Beneficially Own more than 50.0% of the voting stock Beneficially Owned by such group.

“Permitted Investments” shall mean:

(a)any Investment by the Borrower or any Restricted Subsidiary in the Borrower or any other Restricted Subsidiary;

(b)any Investment in cash and Cash Equivalents;

(c)any Investment in a Person if, as a result of such Investment, (i) such Person becomes a Restricted Subsidiary or (ii) such Person, in one transaction or a series of related transactions, is merged or consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary; provided that, in respect of this clause (c), (I) no Event of Default shall have occurred and be continuing or would otherwise result from such Investment (subject to Section 1.4 in respect of a Limited Condition Transaction) and (II) the Borrower or such Restricted Subsidiary, as applicable, shall take, and shall cause such Person to take, all actions required under Section 8.8 in connection therewith (any such Investment under this clause (c) being, a “Permitted Acquisition”);

(d)Investments of any Person existing at the time such Person becomes a Restricted Subsidiary or consolidates or merges with the Borrower or any Restricted Subsidiary (including in connection with a Permitted Acquisition) so long as such Investments were not made in contemplation of such Person becoming a Restricted Subsidiary or of such consolidation or merger, and any modification, replacement, renewal, reinvestment or extension thereof;

(e)any Investment in securities or other assets, including earn-outs, not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of Section 9.5 or any other disposition of assets not constituting an Asset Sale;

(f)Investments in existence, contemplated, or made pursuant to binding commitments in effect on the Closing Date and described on Schedule 1.1(f); and any modification, replacement, renewal, reinvestment or extension thereof (provided that the amount of the original Investment is not increased except as otherwise permitted by Section 9.2 or this definition of Permitted Investments); provided that any such Investment shall be required to be described on Schedule 1.1(f) only to the extent that such Investment exceeds $5,000,000;

(g)any Investment acquired in compromise of, or in respect of, obligations of, claims against or dispute with, any Person (other than the Borrower or any Restricted Subsidiary or any Affiliate thereof), including, but not limited to (i) in exchange for any other Investment or accounts receivable in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, (ii) as a result of a foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment in default, (iii) in satisfaction of judgments or in settlements of debt or compromises of obligations incurred in the ordinary course of business or (iv) in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary or (B) litigation, arbitration or other disputes;

(h)Investments consisting of Swap Agreements permitted under Section 9.4(b)(xiii);

(i)Investments made with the Net Cash Proceeds of, or the payment for which consists of, Equity Interests (exclusive of Disqualified Stock and Specified Equity Contributions) of the Borrower, or any of its direct or indirect parent companies; provided that, in each case, such cash proceeds or such Equity Interests, as the case may be, will not increase the amount available for Restricted Payments under Section 9.2(a)(v)(C)(2);

(j)guarantees of Indebtedness permitted under Section 9.4, performance guarantees and Contingent Obligations incurred in the ordinary course of business or consistent with past practice and the creation of Liens on the assets of the Borrower or any Restricted Subsidiary in compliance with Section 9.7;

(k)any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 9.6 (other than those described in clauses (c) and (g) of Section 9.6);

(l)[Reserved];

(m)Investments consisting of earnest money deposits made in connection with a letter of intent, purchase agreement or other acquisition;

(n)Investments having an aggregate fair market value not to exceed at any time outstanding the greater of (x) $50,000,000 and (y) 42.5% of LTM CEBITDA (calculated at the time of determination);

(o)loans and advances to, or guarantees of Indebtedness of, officers, directors, employees and consultants in an amount at any time outstanding not to exceed the greater of (x)
$10,000,000 and (y) 10.0% of LTM CEBITDA (calculated at the time of determination);

(p)(i) loans and advances to officers, directors and employees for business related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business consistent with past practice; (ii) loans and advances to employees, officers and directors of the Borrower (or any of its direct or indirect parent companies) and any of its Subsidiaries to the extent used to acquire Capital Stock of the Borrower (or any of its direct or indirect parent companies) and to the extent such transactions are cashless; and (iii) advances of payroll payments to employees in the ordinary course of business and Investments made pursuant to employment and severance arrangements of officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business;

(q)advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Borrower or the Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business;

(r)Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with past practice;

(s)Investments consisting of the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

(t)[Reserved];

(u)[Reserved];

(v)Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property, in each case in the ordinary course of business;

(w)good faith deposits in the ordinary course of business in connection with Permitted Acquisitions or obligations in respect of surety bonds (other than appeal bonds), statutory obligations to Governmental Authorities, tenders, sales, contracts (other than for borrowed money), bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business for sums not more than ninety (90) days overdue or being contested in good faith by appropriate proceedings and for which the Borrower and its Restricted Subsidiaries maintain adequate reserves in accordance with GAAP;

(x)Investments in the ordinary course of business consisting of (a) endorsements for collection or deposit and (b) customary trade arrangements with customers consistent with past practices;

(y)Investments made in the ordinary course of business and consistent with past practice in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors in the ordinary course of business and consistent with past practice;

(z)advances, loans, rebates and extensions of credit (including the creation of receivables) to suppliers, customers and vendors, and performance guarantees, in each case in the ordinary course of business;

(aa) the acquisition of assets or Capital Stock solely in exchange for the issuance of common Equity Interests (exclusive of Specified Equity Contributions) of the Borrower; provided that such Equity Interests will not increase the amount available for Restricted Payments under Section 9.2(a)(v)(C)(2);

(bb) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business or consistent with past practice;

(cc) Investments in any other Indebtedness of the Borrower or any Restricted Subsidiary acquired from a Person who is not an Affiliate;

(dd) Investments in Unrestricted Subsidiaries having an aggregate fair market value taken together with all other Investments made pursuant to this clause (dd) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities (until such proceeds are converted to Cash Equivalents), not to exceed the greater of $20,000,000 and 17.5% of LTM CEBITDA (calculated at the time of determination) (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); and

(ee)    [Reserved];

(ff) so long as no Significant Event of Default shall have occurred and be continuing, Investments in an unlimited amount if the Total Net Leverage Ratio at the time of determination based on the most recently ended Test Period, on a Pro Forma Basis, would be less than or equal to 4.25 to 1.00.

For purposes of this definition, any Investment shall be determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value.

“Permitted Liens” shall mean, with respect to any Person:

(a)pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation (including social security legislation), or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested Taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(b)Liens, imposed by law, constituting carriers’, warehousemen’s, landlords’ and mechanics’ Liens or other like Liens (including any retention of title and extended retention of title arrangements), in each case for sums not yet overdue for a period of more than thirty (30) days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and for which adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(c)Liens for Taxes (i) not yet overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(d)Liens incurred in the ordinary course of business to secure (x) public or statutory obligations, utilities, surety, stay, appeal, indemnity, bid, performance and similar bonds or with respect to other regulatory requirements or (y) letters of credit, banker’s acceptances or completion guarantees;

(e)survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(f)Liens (i) securing Indebtedness permitted to be incurred pursuant to Section 9.4(b)(i), (b)(iv), (b)(vi), (b)(vii) (so long as such lien is limited to the property or equipment being acquired), (b)(xv), (b)(xvi) (provided such Indebtedness being refinanced in accordance with Section 9.4(b)(xvi) is secured) and (b)(xvii) (but such Liens may only extend to the assets acquired in the respective Permitted Acquisition (provided further such liens were not created in contemplation of such Permitted Acquisition)), (b)(xx) (to the extent the guaranteed Indebtedness may be secured) and (b)(xxv) and (ii) on property and assets of Restricted Subsidiaries that are not Loan Parties securing additional Indebtedness of such Restricted Subsidiaries incurred pursuant to Section 9.4;

(g)Liens existing on the Closing Date and described on Schedule 1.1(g); provided that any such Lien shall be required to be described on Schedule 1.1(g) only to the extent that such Lien secures Indebtedness or other obligations in excess of $5,000,000;

(h)Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary; provided further that such Liens may not extend to any other property or other assets owned by the Borrower or any of its Restricted Subsidiaries;

(i)Liens on property or other assets at the time the Borrower or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Borrower or any of its Restricted Subsidiaries; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided further that the Liens may not extend to any other property or other assets owned by the Borrower or any of its Restricted Subsidiaries;

(j)Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary permitted to be incurred in accordance with Section 9.2;

(k)[Reserved];

(l)Liens created pursuant to any Loan Document (without duplication of any such liens permitted under clause (f) above) and Liens for the benefit of the Issuing Lenders and the Lenders in respect of Cash Collateral;

(m)Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(n)leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(o)(i) any interest or title of a lessor under any lease entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of its business and covering only the assets so leased, (ii) ground leases in respect of Real Property on which facilities owned or leased by the Borrower and its Restricted Subsidiaries are located and (iii) Liens and other matters of record shown on any title policies delivered pursuant to this Agreement;

(p)Liens arising from UCC financing statement filings regarding operating leases or consignments entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(q)Liens in favor of any Loan Party;

(r)Liens to secure any Refinancing, refunding, extension, renewal or replacement (or successive Refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (f), (g), (h), (i), (u) and (v) of this definition; provided that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or in the case of Indebtedness described under clauses (f), (g), (h), (i), (u) and (v) of this definition only, if greater, committed amount of the Indebtedness described under clauses (f), (g), (h), (i), (u) and (v) of this definition at the time the original Lien became a Permitted Lien under this Agreement, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such Refinancing, refunding, extension, renewal or replacement;

(s)Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto and deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers;

(t)Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement in connection with an Investment permitted hereunder;

(u)Liens securing obligations, which obligations, together with any Refinancing thereof, do not exceed at any one time outstanding the greater of (x) $52,500,000 and (y) 45.0% of LTM CEBITDA (calculated at the time of determination); provided that, at the Borrower’s option, such Liens may be secured on a pari passu or junior basis to the Obligations, subject to a Senior Representative acting on behalf of the holders of such Liens becoming party to an Intercreditor

Agreement (or any Intercreditor Agreement has been amended or replaced in a manner reasonably acceptable to the Borrower and the Administrative Agent);

(v)Liens securing judgments for the payment of money not constituting an Event of Default under Section 11.1(h);

(w)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods in the ordinary course of business;

(x)Liens consisting of the licensing of patents, copyrights, trademarks, trade names, other indications of origin, domain names and other forms of Intellectual Property in the ordinary course of business;

(y)Liens (i) of a collection bank arising under Section 4-210 of the UCC (or any comparable or successor provision) on items in the course of collection and (ii) in favor of banking institutions arising as a matter of law or pursuant to a bank’s general banking conditions encumbering deposits (including the right of setoff) and which are within the general parameters customary in the banking industry;

(z)Liens arising out of conditional sale, title retention (including extended retention of title arrangements), consignment or similar arrangements for the sale of goods entered into in the ordinary course of business or Liens arising by operation of law under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods;

(aa) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 9.4; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(bb) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(cc) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts or netting arrangements of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and other similar agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(dd)    [Reserved];

(ee) Non-recourse Liens on the Equity Interests of an Unrestricted Subsidiary to secure obligations of such Unrestricted Subsidiary;

(ff) Liens on Equity Interests (i) deemed to exist in connection with any options, put and call arrangements, rights of first refusal and similar rights relating to Investments in Persons that are not Restricted Subsidiaries or (ii) of any joint venture or similar arrangement pursuant to any joint venture or similar arrangement;

(gg)    [Reserved];

(hh)    [Reserved];

(ii) Liens arising as a result of the re-characterization as a loan and as a Lien of any transaction permitted pursuant to Section 9.5 (other than subclause (b)(xi) of the definition of Asset Sale), including any precautionary financing statement or similar filings in connection therewith;

(jj) restrictions on dispositions of assets to be disposed of pursuant to merger agreements, stock or asset purchase agreements and similar agreements;

(kk) Liens on equipment of the Borrower or any of its Restricted Subsidiaries granted in the ordinary course of business to the Borrower’s and its Restricted Subsidiaries’ clients;

(ll) Liens on cash or Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness; provided that such defeasance, discharge or redemption is permitted hereunder;

(mm) Liens on cash advances in favor of the seller of any property to be acquired in an Investment permitted hereunder to be applied against the purchase price for such Investment;

(nn) Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or asset; and

(oo) Liens on any property or assets of any Restricted Subsidiary that is not a Loan Party securing Indebtedness of such Restricted Subsidiary permitted under Section 9.4, provided that any such Liens only apply to property or assets of Restricted Subsidiaries that are not Loan Parties.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Permitted Non-Core Asset Sales” shall mean any Dispositions of non-core assets (as determined by the Borrower in good faith) acquired in connection with Permitted Acquisitions; provided that the aggregate consideration received (i) shall not exceed 30.0% of the aggregate consideration paid in connection with the Permitted Acquisition in which the applicable non-core assets were acquired and (ii) is at least equal to the fair market value of the non-core assets which are Disposed.

“Permitted WAL Exception” shall mean, with respect to any Incremental Facilities and Indebtedness incurred pursuant to Section 9.4(b)(vi), Indebtedness in an aggregate principal amount of up to $250,000,000.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any Governmental Authority.

“Plan” shall mean, at a particular time, an “employee pension benefit plan” as defined in Section 3(3) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any of its ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning set forth in Section 8.2(a).

“Pounds Sterling” and “£” shall mean freely transferable lawful money of the United Kingdom (expressed in Pounds Sterling).

“Preferred Stock” shall mean any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Pricing Certificate” shall have the meaning set forth in the definition of “Applicable Margin.”

“Primary Obligations” shall have the meaning set forth in the definition of “Contingent Obligation.”

“Primary Obligor” shall have the meaning set forth in the definition of “Contingent Obligation.”

“Pro Forma Basis” and “Pro Forma Effect” shall mean, for the purposes of calculating Consolidated CEBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), (i) if at any time during such Reference Period, the Borrower, or subsequent to such Reference Period (in the case of any calculation of Consolidated CEBITDA other than with respect to the determination of Adjustable Applicable Margins or the Financial Covenant), the Borrower or any Restricted Subsidiary shall have made any Disposition, the Consolidated CEBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated CEBITDA (if positive) attributable to the property that is the subject of such Disposition for such Reference Period or increased by an amount equal to the Consolidated CEBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period, or subsequent to such Reference Period (in the case of any calculation of Consolidated CEBITDA other than with respect to the determination of Adjustable Applicable Margins or the Financial Covenant), the Borrower or any Restricted Subsidiary shall have made an acquisition of the Capital Stock of any Person or of assets constituting at least a division of a business unit of, or all or substantially all of the assets of, any Person, Consolidated CEBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such acquisition of Capital Stock or assets constituting at least a division of a business unit of, or all or substantially all of the assets of, any Person, occurred on the first day of such Reference Period (including, in each such case, pro forma adjustments (x) arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC, which would include expected cost savings resulting from head count reduction, closure of facilities and similar restructuring charges and (y) such other pro forma adjustments relating to a specific transaction or event and reflective of actual or reasonably anticipated synergies and cost savings and reasonably expected to be realized or achieved in the twenty- four (24) months following such transaction or event, which pro forma adjustments shall be certified by the chief financial officer, treasurer, controller or comptroller of the Borrower); provided that any pro forma adjustments pursuant to clause (ii)(y) of this definition shall, together with the addbacks made in the aggregate pursuant to clauses (b)(iv) (other than as set forth in the second proviso thereto) and (b)(xv) of the definition of “Consolidated CEBITDA,” not exceed 30.0% of Consolidated CEBITDA (after giving effect to all such adjustments) for such period. The term “Disposition” in this definition shall not include dispositions of inventory in the ordinary course of business and other ordinary course dispositions of property. Without limiting the preceding sentence, when calculating any Leverage Ratio herein on a Pro Forma Basis for purposes of determining the permissibility of the Incurrence of any Indebtedness, such Leverage Ratio shall be calculated giving pro forma effect to the Incurrence of such Indebtedness, as if such Indebtedness were outstanding on the last day of the applicable Test Period. Notwithstanding anything to the contrary herein, when calculating any Leverage Ratio, in each case on a Pro Forma Basis, Section 1.5(g) shall apply in respect thereof.

“Projections” shall have the meaning set forth in Section 8.2(d).

“Properties” shall have the meaning set forth in Section 6.17(a).

“Proposed Modification” shall have the meaning set forth in Section 2.14.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” shall have the meaning set forth in Section 13.7.

“Qualified Counterparty” shall mean, with respect to any Specified Swap Agreement, (a) any counterparty thereto that, at the time such Specified Swap Agreement was entered into or as of the Closing Date, was the Administrative Agent, a Joint Lead Arranger or a Lender or an Affiliate of the Administrative Agent, a Joint Lead Arranger or a Lender or (b) solely with respect to hedges in effect on the Closing Date pursuant to then outstanding Specified Swap Agreements, Truist Bank; provided that Truist Bank agrees in a letter delivered to the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent, to indemnify the Administrative Agent, the Collateral Agent and Affiliates thereof as contemplated by Section 12.6 and in a manner reasonably acceptable to the Administrative Agent with respect to any action taken by it in respect of the Collateral or any breach by it of any Loan Document and, with respect to all other matters covered by Section 12.6 which relate to the Collateral, agrees to undertake a portion of the liability of the Lenders thereunder (without relieving the Lenders of their obligations) determined based on net termination liability (if any) of the Borrower or any of its Restricted Subsidiaries to the Truist Bank under the applicable Specified Swap Agreement; provided further that Truist Bank is hereby deemed to (i) appoint the Administrative Agent as its agent under the Loan Documents, and
(ii) agrees to be bound by the provisions of this Agreement and the other Loan Documents; provided further that no such counterparty described in the foregoing clause (a) (other than the Administrative Agent or any of its Affiliates) shall be considered a Qualified Counterparty or a Secured Party until such time as it (or the Borrower) shall have delivered written notice to the Administrative Agent that such counterparty is at the time such Specified Swap Agreement is entered into (or was as of the Closing Date) a Joint Lead Arranger or a Lender or an Affiliate of a Joint Lead Arranger or a Lender; provided further that a Qualified Counterparty may deliver (or the Borrower may deliver on its behalf) one such notice with respect to all Specified Swap Agreements entered into pursuant to a specified ISDA Master Agreement.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time such Swap Obligation is incurred.

“Qualified Equity Interests” shall mean any Capital Stock that is not a Disqualified Stock.

“Qualified Public Offering” shall mean (x) an issuance or sale by the Borrower or its direct or indirect parent of its common equity interests in an underwritten primary or secondary public offering, other than a public offering pursuant to a registration statement on Form S-8, pursuant to an effective registration statement on file with the SEC or (y) any transaction or series of related transactions (including by merger with a SPAC) following the consummation of which the Borrower or its direct or indirect parent is either subject to the periodic reporting obligations of the Exchange Act or has a class of equity interests publicly traded on a recognized securities exchange.

“Quarterly Payment Date” shall mean (a) with respect to the fees payable pursuant to Section 4.1(a),
(b) and (c), the day that is fifteen days after the last day of each March, June, September and December occurring after the Closing Date (or, if such day is not a Business Day, the next succeeding Business Day) and (b) in all other cases, the last Business Day of each March, June, September and December occurring after the Closing Date.

“Real Property” shall mean, with respect to any Person, all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Recovery Event” shall mean any settlement of or payment in respect of any property or casualty insurance (excluding business interruption insurance) claim or any condemnation, eminent domain or similar proceeding relating to any asset of the Borrower or any of its Restricted Subsidiaries.

“Reference Period” shall have the meaning set forth in the definition of “Pro Forma Basis.”

“Refinance” shall mean, in respect of any Indebtedness, to refinance, redeem, defease, refund, extend, renew or repay any Indebtedness with the proceeds of other Indebtedness, or to issue other Indebtedness, in exchange or replacement for, such Indebtedness in whole or in part; “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinanced Credit Agreement Debt” shall have the meaning set forth in the definition of “Credit Agreement Refinancing Debt.”

“Refinanced Debt” shall have the meaning set forth in the definition of “Credit Agreement Refinancing Requirements.”

“Refinancing” shall mean, collectively, (a) the repayment in full of the term loans under the Existing Credit Agreement, together with all interest, fees and other amounts owing in respect thereof and
(b)the replacement of the revolving facility under the Existing Credit Agreement with the Revolving Facility and the repayment in full of all loans outstanding thereunder, together with all interest, fees and other amounts owing in respect thereof.

“Refinancing Amendment” shall mean an amendment to this Agreement executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Debt being incurred pursuant thereto, in accordance with Section 2.18.

“Refinancing Indebtedness” shall have the meaning set forth in Section 9.4(b)(xvi).

“Refunding Capital Stock” shall have the meaning set forth in Section 9.2(b)(ii).

“Register” shall have the meaning set forth in Section 13.15.

“Regulation D” shall mean Regulation D of the Board.

“Related Person” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, managers, members, employees, agents, trustees, advisors and representatives of such Person and of such Person’s Affiliates.

“Replaced Lender” shall have the meaning set forth in Section 2.14.

“Replacement Assets” shall mean (a) substantially all the assets of a business operating or engaged in a Similar Business, (b) Capital Stock in any Person operating or engaged in a Similar Business that results in the Borrower or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such Person such that it constitutes a Restricted Subsidiary or (c) any other property or assets used or useful in a Similar Business.

“Replacement Lender” shall have the meaning set forth in Section 2.14.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA with respect to a Plan, other than those events as to which the thirty-day notice period is waived under subsection .22,
.23, .25, .27, .28, .29, .30, .31, .32, .34, or .35 of PBGC Regulation Section 4043.

“Required Lenders” shall mean, at any time, Non-Defaulting Lenders holding at least a majority of the sum of (i) all outstanding Term Loans of Non-Defaulting Term Lenders, (ii) the Total Revolving Loan Commitments in effect at such time less the Revolving Loan Commitments of all Defaulting Lenders at such time (or, after the termination thereof, the sum of the total outstanding Revolving Loans of Non- Defaulting Lenders and the aggregate RL Percentages of all Non-Defaulting Lenders of the total outstanding Swingline Loans and Letter of Credit Outstandings at such time) and (iii) all outstanding Incremental Term Loans of Non-Defaulting Incremental Term Lenders; provided that, for purposes of this definition the outstanding principal amount of Alternate Currency Loans and the Alternate Currency Letter of Credit Outstandings at any time shall be determined using the Dollar Equivalent thereof at such time.

“Requirement of Law” shall mean, with respect to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted” shall mean, when referring to cash or Cash Equivalents of the Borrower and its Restricted Subsidiaries, that such cash or Cash Equivalents appear (or would be required to appear) as “restricted” on the consolidated balance sheet of the Borrower (unless such appearance is related to the Liens created under the Security Documents or in respect of other Indebtedness permitted hereunder), it being understood that cash and Cash Equivalents shall not be deemed “Restricted” as a result of the set-off rights of any Lender under this Agreement.

“Restricted Investment” shall mean an Investment other than a Permitted Investment.

“Restricted Payments” shall have the meaning set forth in Section 9.2(a)(v).

“Restricted Subsidiary” shall mean, with respect to the Borrower, any Subsidiary of the Borrower other than any Unrestricted Subsidiary. Unless otherwise qualified, all references to a “Restricted Subsidiary” or to “Restricted Subsidiaries” in this Agreement shall refer to a Restricted Subsidiary or Restricted Subsidiaries of the Borrower.

“Revaluation Date” shall mean (a) with respect to any Loan, each of the following: (i) each date of a Borrowing denominated in an Alternate Currency, (ii) each date of a continuation of a Loan denominated in an Alternate Currency pursuant to Section 2.7, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternate Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the applicable Issuing Lender under any Letter of Credit denominated in an Alternate Currency and (iv) such additional dates as the Administrative Agent or the applicable Issuing Lender shall determine or the Required Lenders shall require.

“Revolving Excess” shall have the meaning set forth in Section 5.3(a).

“Revolving Extensions of Credit” shall mean, with respect to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding and (b) such Lender’s RL Percentage of the L/C Obligations then outstanding and
(c)such Lender’s RL Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Facility” shall mean the Revolving Loan Commitments and the extensions of credit made thereunder, as the context may require.

“Revolving Lender” shall mean each Lender that has a Revolving Loan Commitment or that holds Revolving Loans, together with any of its designated Affiliates or other branches.

“Revolving Loan” shall mean an Initial Revolving Loan, an Incremental Revolving Loan and an Other Revolving Loan, as the context requires.

“Revolving Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name on Schedule I directly below the column entitled “Revolving Loan Commitment,” as same may be increased or reduced pursuant to the terms and conditions hereof. In respect of each Revolving Lender that becomes a Revolving Lender after the Closing Date, the initial amount of such Revolving Lender’s Revolving Loan Commitment shall be set forth in the Assignment and Assumption, Incremental Amendment or Refinancing Amendment pursuant to which such Revolving Lender shall have assumed or established its Revolving Loan Commitment, subject to any increase or reduction pursuant to the terms and conditions hereof. The original aggregate amount of the Revolving Loan Commitments is $150,000,000.

“Revolving Loan Commitment Increase” shall have the meaning set forth in Section 2.15(a).

“Revolving Loan Commitment Increase Lender” shall have the meaning set forth in Section
2.15(d).

“Revolving Loan Maturity Date” shall mean July 2, 2026; provided, however, that if such date is not a Business Day, the Revolving Loan Maturity Date shall be the next preceding Business Day.

“Revolving Note” and “Revolving Notes” shall have the meaning set forth in Section 2.6(a).

“RL Percentage” shall mean, with respect to any Revolving Lender at any time, a fraction (expressed as a percentage) the numerator of which is the Revolving Loan Commitment of such Revolving Lender at such time and the denominator of which is the Total Revolving Loan Commitment at such time; provided that if the RL Percentage of any Revolving Lender is to be determined after the Total Revolving Loan Commitment has been terminated, then the RL Percentages of such Revolving Lender shall be determined immediately prior (and without giving effect) to such termination (but giving effect to assignments made thereafter in accordance with the terms hereof); provided, further, that the RL Percentages of the Revolving Lenders are subject to modification as and to the extent provided in Section 2.17.

“S&P” shall mean S&P Global Ratings, a Standard & Poor’s Financial Services LLC business.

“Sale Leaseback Transaction” shall mean any arrangement providing for the leasing by the Borrower or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“Same Day Funds” shall mean (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternate Currency, same day or other funds as may be determined by the Administrative Agent or the applicable Issuing Lender, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternate Currency.

“Sanctioned Country” shall mean, at any time, a country or territory which is itself the subject or target of any Sanctions and with which dealings are prohibited under applicable law.

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person described in clause (a) or (b) above, with respect to (b) and
(c) only to the extent dealing with such Person is prohibited by applicable law.

“Sanctions” shall mean applicable economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or any EU member state.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties” shall mean the collective reference to the Administrative Agent, the Collateral Agent, the Lenders (including any Issuing Lender in its capacity as Issuing Lender), any Qualified Counterparties and banks or financial institutions that are providing Cash Management Obligations in accordance with the definition of “Cash Management Obligations” and the beneficiaries of the Borrower’s Obligations under Section 13.1.

“Securities Act” shall mean the Securities Act of 1933 and the rules and regulations promulgated thereunder, as amended to the date hereof and from time to time hereafter.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended to the date hereof and from time to time hereafter.

“Security Agreement” shall mean the First Lien Pledge and Security Agreement, dated as of November 21, 2017, a copy of which is attached hereto as Exhibit E, as modified, supplemented, amended, restated (including any amendment and restatement thereof), extended or renewed from time to time in accordance with the terms thereof and hereof.

“Security Documents” shall mean the Security Agreement and all other pledge or security agreements, mortgages, charges, deeds of trust, assignments or other similar agreements or instruments, in each case, governed by U.S. law and executed and delivered by the Borrower or any of its Restricted Subsidiaries (whether on or after the Closing Date) in connection with the transactions contemplated hereby and, in each case as amended, modified or supplemented from time to time (including each Additional Security Document).

“Senior Representative” shall mean, with respect to any series of First Priority Credit Agreement Refinancing Debt or Indebtedness Incurred under Section 9.4 that is permitted to be secured by a Lien on the Collateral pursuant to the definition of “Permitted Liens,” the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Settlement Service” shall have the meaning set forth in Section 13.4.

“Significant Event of Default” shall mean an Event of Default under Section 11.1(a) or (f) (in the case of Section 11.1(f), with respect to the Borrower).

“Similar Business” shall mean any business conducted or proposed to be conducted by the Borrower and its Restricted Subsidiaries on the Closing Date or any business that is similar, ancillary, complementary or related to, or a reasonable extension, development or expansion thereto and other activities that are not material in nature.

“Single Employer Plan” shall mean any Plan that is covered by Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, other than a Multiemployer Plan, that is maintained or contributed to by the Borrower or any Commonly Controlled Entity or to which the Borrower or a Commonly Controlled Entity has or may have an obligation to contribute, and such plan for the six-year period immediately following the latest date on which the Borrower or a Commonly Controlled Entity maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan.

“Solvent” shall mean, with respect to any Person and its Subsidiaries on a consolidated basis, that as of any date of determination, (a) the sum of the “fair value” of the assets of such Person and its Subsidiaries on a consolidated basis will, as of such date, exceed the sum of all debts of such Person and its Subsidiaries on a consolidated basis as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the “present fair saleable value” of the assets of such Person and its Subsidiaries on a consolidated basis will, as of such date, be greater than the amount that will be required to pay the probable liability on existing debts of such Person and its Subsidiaries on a consolidated basis as such debts become absolute and matured, as such quoted term is determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (c) such Person and its Subsidiaries on a consolidated basis will not have, as of such date, an unreasonably small amount of capital with which to conduct any business in which it is or is about to become engaged and (d) such Person and its Subsidiaries on a consolidated basis does not intend to incur, or believe or reasonably should believe that it will incur, debts beyond its ability to pay as they mature. For purposes of this definition, (i) “debt” means liability on a “claim,” and
(ii)“claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured. For purposes of this definition, the amount of any contingent, unliquidated and disputed claim and any claim that has not been reduced to judgment at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SONIA” shall mean, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website.

“SONIA Administrator” shall mean the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” shall mean the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“SONIA Rate” shall mean, for any day (a “SONIA Interest Day”), SONIA for the day that is the fifth Business Day prior to (A) if SONIA Interest Day is a Business Day, such SONIA Interest Day or (B) if such SONIA Interest Day is not a Business Day, the Business Day immediately preceding SONIA Interest Day; provided that if the SONIA Rate shall be less than zero, the SONIA Rate shall be deemed to be zero. Any change in the SONIA Rate due to a change in SONIA shall be effective from and including the effective date of such change in SONIA without notice to the Borrower.

“Specified Class” shall have the meaning set forth in Section 2.16(a).

“Specified Equity Contribution” shall have the meaning set forth in Section 11.3(a).

“Specified Representations” shall mean the representations and warranties set forth in Sections 6.3(a), 6.4, 6.6 (but only in respect of the Organizational Documents), 6.12, 6.15, 6.19(a), 6.20 (with such representation made as of the applicable date after giving effect to the applicable transactions), 6.21(a), 6.21(b), 6.22 and, in respect of the use of proceeds of the Revolving Facility (or the applicable Incremental Facility, as the case may be), 6.21(c).

“Specified Swap Agreement” shall mean any Swap Agreement entered into (whether before or after the date of this Agreement) by the Borrower or any of its Restricted Subsidiaries, on the one hand, and any Qualified Counterparty (or any Person who was a Qualified Counterparty as of the Closing Date or as of the date such Swap Agreement was entered into), on the other hand.

“Sponsors” shall mean, individually or collectively, (i) funds managed, advised or sponsored by Permira Advisers LLC, (ii) funds managed, advised or sponsored by Francisco Partners LLC and (iii) their respective Affiliates and Control Investment Affiliates.

“Spot Currency Exchange Rate” shall have the meaning set forth in Section 1.5(c).

“Start Date” shall have the meaning set forth in the definition of “Applicable Margin.”

“Stated Amount” shall mean, with respect to each Letter of Credit, at any time, the maximum amount available to be drawn thereunder, in each case determined (x) as if any future automatic increases in the maximum amount available that are provided for in any such Letter of Credit had in fact occurred at such time and (y) without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder.

“Sterling Denominated Loans” and the “£” shall mean each Revolving Loan or Incremental Term Loan denominated in Pounds Sterling at the time of the incurrence thereof.

“Subsequent Transaction” shall have the meaning set forth in Section 1.4.

“Subsidiary” shall mean, with respect to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other Capital Stock having ordinary voting power (other than stock or such other Capital Stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” shall mean other than Excluded Subsidiaries and Immaterial Subsidiaries,
(A)each Subsidiary of the Borrower that executes this Agreement as a “Guarantor” on the Closing Date,
(B)each Subsidiary of the Borrower that is required to become a Subsidiary Guarantor pursuant to Section 8.8(c) or Section 8.12 and (C) each other Subsidiary that is designated as a Subsidiary Guarantor by the Borrower, in each case, whether existing on the Closing Date or established, created or acquired after the Closing Date, unless and until such time as the respective Subsidiary is released from all of its obligations in accordance with the terms and provisions of this Agreement.

“Successor Borrower” shall have the meaning set forth in Section 9.8(a)(i).

“Successor Person” shall have the meaning set forth in Section 9.8(e)(i).

“Supported QFC” shall have the meaning set forth in Section 13.7.

“Swap Agreement” shall mean any agreement with respect to any swap, cap, collar, hedge, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (including, without limitation, any Interest Rate Protection Agreement)

“Swap Obligation” shall have the meaning set forth in the definition of “Excluded Swap Obligation.”

“Swingline Back-Stop Arrangements” shall have the meaning set forth in Section 2.1(d).

“Swingline Expiry Date” shall mean that date which is five Business Days prior to the Revolving Loan Maturity Date.

“Swingline Lender” shall mean JPMorgan Chase Bank, N.A., in its capacity as Swingline Lender hereunder.

“Swingline Loan” and “Swingline Loans” shall have the meaning set forth in Section 2.1(d).

“Swingline Note” shall have the meaning set forth in Section 2.6(a).

“TARGET2” shall mean the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” shall mean any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Tax” or “Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), fees, assessments or other similar charges now or hereafter imposed by any Governmental Authority and all interest, penalties, additions to tax or similar liabilities with respect to such taxes, levies, imposts, duties, fees, assessments or other charges.

“Tax Benefit” shall have the meaning set forth in Section 5.5(e).

“Term Facility” shall mean any Class of Term Loans, as the context may require.

“Term Lenders” shall mean each Lender that has a Term Loan Commitment or that holds a Term
Loan.

“Term Loan” shall mean an Other Term Loan or an Incremental Term Loan, as context requires.

“Term Loan Commitment” shall mean, for each Lender, (i) the Incremental Term Loan Commitments, if any, issued after the Closing Date pursuant to Section 2.15 or (ii) the Other Term Commitments, if any, issued after the Closing Date pursuant to Section 2.18, as each may be terminated pursuant to Sections 4.3 or Section 11.

“Test Period” shall mean the latest four consecutive fiscal quarters of the Borrower for which the financial statements required by Section 8.1(a) or (b), as applicable, have been delivered (or were required to be delivered) to the Administrative Agent.

“Threshold Amount” shall mean the greater of $20,000,000 and 17.5% of LTM CEBITDA (calculated at the time of determination).

“Total Assets” shall mean the total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis, as shown on the applicable consolidated balance sheet of the Borrower and its Restricted Subsidiaries and computed in accordance with GAAP. Total Assets shall be calculated after giving effect to the transaction giving rise to the need to calculate Total Assets.

“Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.

“Total Net First Lien Leverage Ratio” shall mean, as at the last day of any Test Period, the ratio of
(a)the excess of (i) Consolidated Total Debt on such day that is secured on a first lien basis by a Lien on any property or asset of the Borrower or any Restricted Subsidiary (any such Indebtedness, “First Lien Debt”) over (ii) Consolidated Total Cash, to (b) Consolidated CEBITDA for the period of four consecutive fiscal quarters then ending, calculated on a Pro Forma Basis.

“Total Net Leverage Ratio” shall mean, as at the last day of any Test Period, the ratio of (a) the excess of (i) Consolidated Total Debt on such day over (ii) Consolidated Total Cash, to (b) Consolidated CEBITDA for the period of four consecutive fiscal quarters then ending, calculated on a Pro Forma Basis.

“Total Revolving Extensions of Credit” shall mean, at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Total Revolving Loan Commitment” shall mean, at any time, the sum of the Revolving Loan Commitments of each of the Lenders at such time.

“Total Unutilized Revolving Loan Commitment” shall mean, at any time, an amount equal to the remainder of (x) the Total Revolving Loan Commitment in effect at such time less (y) the sum of (i) the aggregate principal amount of all Revolving Loans and Swingline Loans outstanding at such time plus (ii) the aggregate amount of all Letter of Credit Outstandings at such time.

“Tranche” shall mean the respective facility and commitments utilized in making Loans hereunder, with there being two separate Tranches on the Closing Date, i.e., Revolving Loans and Swingline Loans; provided that for purposes of Sections 2.14, 13.4, and 13.12(a), Revolving Loans and Swingline Loans shall be deemed to constitute part of a single “Tranche”.

“Transactions” shall mean, collectively, (i) the execution, delivery and performance by each Loan Party of this Agreement and the other Loan Documents to which it is a party, (ii) the consummation of the Refinancing, (iii) the consummation of the Qualified Public Offering and the use of proceeds thereof and
(iv)the payment of all fees and expenses in connection with the foregoing.

“Treasury Capital Stock” shall have the meaning set forth in Section 9.2(b)(ii).

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan, a LIBOR Loan, a Euro Denominated Loan, a Sterling Denominated Loan or an Alternate Currency Loan denominated in another currency.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“UCP” shall mean, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Financial Institutions” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unfunded Pension Liability” of any Plan shall mean the amount, if any, by which the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans), as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceeds the value of the assets of such Plan allocable to such accrued benefits (excluding any accrued but unpaid contributions).

“United States” and “U.S.” shall each mean the United States of America.

“Unpaid Drawing” shall have the meaning set forth in Section 3.5(a).

“Unrestricted” shall mean, when referring to cash or Cash Equivalents, that such cash or Cash Equivalents are not Restricted.

“Unrestricted Subsidiary” shall mean (i) any Subsidiary designated by the members or Authorized Officers of the Borrower as an Unrestricted Subsidiary pursuant to Section 8.11 subsequent to the Closing Date and (ii) any Subsidiary of an Unrestricted Subsidiary.

“Unutilized Revolving Loan Commitment” shall mean, with respect to any Lender at any time, such Lender’s Revolving Loan Commitment less the sum of (i) the aggregate outstanding principal amount of all Revolving Loans (taking the Dollar Equivalent of any such Loans denominated in an Alternate Currency) made by such Lender at such time and (ii) such Lender’s RL Percentage of the Letter of Credit Outstandings at such time (taking the Dollar Equivalent of any Letters of Credit denominated in an Alternate Currency).

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” shall mean, with respect to any Person, (i) any corporation 100.0% of whose Capital Stock is at the time owned by such Person or one or more Wholly Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person or one or more Wholly Owned Subsidiaries of such Person has a 100.0% equity interest at such time (other than in the case of a Foreign Subsidiary with respect to the preceding clauses (i) and (ii), director’s qualifying shares or other nominal amount of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law).

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2.Other Interpretive Provisions.

(a)Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms not defined in Section 1.1 shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) unless the context otherwise requires, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (iv) the word “will” shall be construed to have the same meaning and effect as the word “shall,” (v) the word “or” is not exclusive and has the meaning represented by the phrase “and/or,” unless the context otherwise requires, (vi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if,” and (vii) unless the context otherwise requires, any reference herein (A) to any Person shall be construed to include such Person’s successors and assigns and (B) to the Borrower or any other Loan Party shall be construed to include the Borrower or such Loan Party as debtor and debtor-in-possession and any receiver, examinership or trustee for the Borrower or any other Loan Party, as the case may be, in any insolvency, examinership or liquidation proceeding.

(c)The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)Any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and all references to the knowledge of any Loan Party or any Subsidiary of any Loan Party or facts known by any such Person shall mean actual knowledge of any Authorized Officer of such Person.

(f)Any Authorized Officer executing any Loan Document or any certificate or other document made or delivered pursuant hereto or thereto, so executes or certifies in his/her capacity as an Authorized Officer on behalf of the applicable Loan Party and not in any individual capacity.

(g)The term “enforceability” and its derivatives when used to describe the enforceability of an agreement shall mean that such agreement is enforceable except as enforceability may be limited by any Debtor Relief Law and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

1.3.Interest Rates; LIBOR Notification. The interest rate on a Loan denominated in dollars or an Alternate Currency may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform. Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discontinued, and/or the basis on which they are calculated may change. LIBOR is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. On March 5, 2021, the FCA publicly announced that: (a) immediately after December 31, 2021, publication of all seven euro LIBOR settings, all seven Swiss Franc LIBOR settings, the spot next, 1-week, 2-month and 12-month Japanese Yen LIBOR settings, the overnight, 1-week, 2-month and 12-month British Pound Sterling LIBOR settings, and the 1-week and 2-month U.S. Dollar LIBOR settings will permanently cease; immediately after June 30, 2023, publication of the overnight and 12-month U.S. Dollar LIBOR settings will permanently cease; immediately after December 31, 2021, the 1-month, 3-month and 6-month Japanese Yen LIBOR settings and the 1-month, 3-month and 6-month British Pound Sterling LIBOR settings will cease to be provided or, subject to consultation by the FCA, be provided on a changed methodology (or “synthetic”) basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored; and immediately after June 30, 2023, the 1-month, 3-month and 6-month U.S. Dollar LIBOR settings will cease to be provided or, subject to the FCA’s consideration of the case, be provided on a synthetic basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored. There is no assurance that dates announced by the FCA will not change or that the administrator of LIBOR and/or regulators will not take further action that could impact the availability, composition, or characteristics of LIBOR or the currencies and/or tenors for which LIBOR is published. Each party to this agreement should consult its own advisors to stay informed of any such developments. Public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of LIBOR. Upon the occurrence of circumstances set forth in Section 2.11(a)(i)(A), Section 2.11(a)(ii) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the SONIA Rate, EURIBOR Rate, LIBOR or other rates in the definition of “LIBOR Rate”, “EURIBOR Rate” or “SONIA Rate” or with respect to any alternative or successor rate thereto or other rate hereunder, or replacement rate thereof (including, without limitation, any such alternative, successor or replacement rate implemented pursuant to Section 2.11(a)(ii), or whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the SONIA Rate, EURIBOR Rate or the LIBOR Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability). The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of the SONIA Rate, EURIBOR Rate, any alternative rate of interest determined pursuant to Section 2.11(a)(ii) or any alternative, successor or alternative rate and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any such alternative, successor or replacement reference rate, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.4.Limited Condition Transactions. Notwithstanding anything to the contrary herein, in connection with any action being taken solely in connection with a Limited Condition Transaction, for purposes of:

(i)determining compliance with any provision of this Agreement (other than the Financial Covenant) which requires the calculation of any financial ratio or test, including the Total Net First Lien Leverage Ratio and Total Net Leverage Ratio (and, for the avoidance of doubt, any financial ratio set forth in the definition of Maximum Incremental Facilities Amount);

(ii)determining compliance with representations and warranties, or a requirement regarding the absence of Defaults or Events of Default; or

(iii)testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of LTM CEBITDA);

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”), and if, after giving effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) on a Pro Forma Basis as if they had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date, the Borrower would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated CEBITDA or Total Assets of the Borrower or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any calculation of any ratio, test or basket availability with respect to the Incurrence of Indebtedness or Liens, the making of Restricted Payments, the making of any Permitted Investment, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary (a “Subsequent Transaction”) following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or irrevocable notice for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, for purposes of determining whether such Subsequent Transaction is permitted under this Agreement, any such ratio, test or basket shall be required to be satisfied on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

1.5.Calculations; Computations; Latest Maturity Date.

(a)The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as otherwise permitted under Section 8.1); provided that (A) except as otherwise specifically provided below, all computations of the Applicable Margin, all computations with respect to any basket, standard or term in this Agreement and all computations and all definitions (including accounting terms) used in determining compliance with the Financial Covenant and in determining the Total Net First Lien Leverage Ratio and the Total Net Leverage Ratio (collectively, the “Leverage Ratios” and, each, a “Leverage Ratio”), shall utilize GAAP and policies as in effect from time to time, (B) notwithstanding anything to the contrary contained herein, all such financial statements shall be prepared, and the Financial Covenant and the Leverage Ratios shall be calculated, in each case, without giving effect to any election under any accounting principle permitting a Person to value its financial liabilities at the fair value thereof and (C) to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis. In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of any of the computations and definitions (including accounting terms) used in determining any of the items described in clause (A) above, then at the Borrower’s request or at the Administrative Agent’s request (at the direction of the Required Lenders), the Administrative Agent and the Borrower shall enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made; provided that (i) no amendment fee shall be payable in connection therewith and (ii) all amendments relating to the Leverage Ratios shall be subject to the prior written consent of the Required Lenders (such consent not to be unreasonably withheld or delayed). Until such time as such an amendment (whether or not such amendment is or was requested by the Borrower) shall have been executed and delivered by the parties hereto in accordance with this Section 1.5, all computations of the Applicable Margin, all computations with respect to any basket, standard or term in this Agreement and all computations and all definitions (including accounting terms) used in determining compliance with the Financial Covenant and in determining any Leverage Ratio shall continue to be calculated or construed as if such Accounting Changes had not occurred (other than for purposes of delivery of financial statements under Sections 8.1(a) and (b)).“Accounting Changes” refers to changes in accounting principles (i) required by the FASB or the SEC, (ii) as a result of a proper IFRS Election or (iii) otherwise proposed by the Borrower to, and approved by, the Administrative Agent. Notwithstanding anything to the contrary herein, the Borrower may elect (the “IFRS Election”), by providing a written notice to the Administrative Agent, in connection with the delivery of financial statements and other information hereunder, to adopt the accounting standards and interpretations (“IFRS”) adopted by the International Accounting Standard Board, as in effect on the first date of the period for which the Borrower is making such election; provided that (a) any such election, once made, shall be irrevocable and (b) from and after the date of the IFRS Election, (i) all financial statements and reports required to be provided after such election pursuant to this Agreement shall be prepared on the basis of IFRS, (ii) all ratios, financial definitions, computations and other determinations based on GAAP contained in this Agreement shall be computed in conformity with IFRS, (iii) all references herein to GAAP shall be deemed to be references to IFRS, (iv) all references to the FASB shall be deemed to be references to the IASB and (v) accounting terms not defined in Section 1.1 shall have the respective meanings given to them under IFRS; provided that any such term phrased in a manner customary under GAAP shall be interpreted to refer to the equivalent accounting or financial concept under IFRS and, if there is no such equivalent accounting or financial concept, shall be interpreted in a manner that best approximates the effect that such term would have if it were construed in accordance with GAAP as in effect on the date hereof.

(b)All computations of interest, Commitment Fees and other Fees hereunder shall be made on the basis of a year of 360 days (except for interest calculated by reference to the “prime rate,” which shall be based on a year of 365 or 366 days, as applicable, and interest calculated by reference to the SONIA Rate, which shall be based on a year of 365 days) for the actual number of days (including the first day but excluding the last day; except that in the case of Letter of Credit Fees and Facing Fees, the last day shall be included) occurring in the period for which such interest, Commitment Fees or Fees are payable.

(c)For purposes of this Agreement and the other Loan Documents, except as provided in Section 1.5(d), where the permissibility of a transaction or determinations of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in Dollars, any requisite currency translation shall be based on the rate determined by the Administrative Agent or the applicable Issuing Lender, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 A.M. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or such Issuing Lender may obtain such spot rate from another financial institution designated by the Administrative Agent or such Issuing Lender if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; provided, further, that such Issuing Lender may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternate Currency (the “Spot Currency Exchange Rate”); provided that for purposes of determining any Leverage Ratio, such ratios will be determined at the currency exchange rates used in preparing the Borrower’s financial statements corresponding to the Test Period with respect to the applicable date of determination. Any determinations as to the Dollar Equivalent of Revolving Loans or Letters of Credit denominated in an Alternate Currency (whether for purposes of calculating the amount of L/C Obligations or fees payable in respect of Letters of Credit or the amount required to be paid to the applicable Issuing Lender in respect of a drawing on a Letter of Credit or otherwise), the amount of fees owing in respect of Letters of Credit denominated in an Alternate Currency and the amount of Unpaid Drawings owing to such Issuing Lender shall be made by the Administrative Agent and such determination shall be conclusive absent manifest error.

(d)For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the Spot Currency Exchange Rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that, if such Indebtedness is incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the Spot Currency Exchange Rate in effect on the date of such Refinancing such Dollar- denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Indebtedness so Refinanced does not exceed the principal amount of such Indebtedness being Refinanced plus an amount necessary to pay any fees and expenses, including premiums, related to such Refinancing. Notwithstanding the foregoing, the principal amount of any Indebtedness incurred to Refinance other Indebtedness, if incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the Spot Currency Exchange Rate that is in effect on the date of such Refinancing.

(e)With respect to the provisions of this Agreement (A) that require newly incurred or issued Indebtedness or Capital Stock (or Indebtedness or Capital Stock that is proposed to be incurred or issued) to have a maturity not earlier than the Latest Maturity Date or to have Weighted Average Life to Maturity no shorter than the remaining Weighted Average Life to Maturity of existing Term Loans (including Incremental Term Loans) having the Latest Maturity Date or (B) that otherwise refer to the Latest Maturity Date in respect of any such incurrence or issuance (or proposed incurrence or issuance), such provisions shall be deemed to refer to the Latest Maturity Date in effect at the time of determination.

(f)For purposes of determining compliance with any of the covenants set forth in Section 9 and in connection with any Incremental Facility at any time (whether at the time of incurrence or thereafter), any Lien, Restricted Payment, Restricted Investment, Permitted Investment, Investment, Indebtedness, Disqualified Stock or Preferred Stock, Asset Sale or Affiliate transaction meets the criteria of one, or more than one, of the categories permitted pursuant to the applicable covenant set forth in Section 9 and any related definitions or provisions used therein (including in connection with any Incremental Facility), the Borrower (i) shall in its sole discretion determine under which category such Lien (other than Liens with respect to the Revolving Loans), Investment, Indebtedness (other than Indebtedness consisting of the Revolving Loans), Disqualified Stock or Preferred Stock, Asset Sale or Affiliate transaction (or, in each case, any portion there) is permitted and (ii) shall be permitted to make any such determination or redetermination or classification or reclassification at such time and from time to time as it may determine and without notice to the Administrative Agent or any Lender.

(g)If the Borrower Incurs any Indebtedness, Disqualified Stock or Preferred Stock or takes any other action under a ratio-based basket or exception (or component thereof) under this Agreement on the same date that it Incurs Indebtedness, Disqualified Stock or Preferred Stock or takes any other action under any “fixed,” “freebie” or “starter” basket or exception (or component thereof), compliance with the Total Net First Lien Leverage Ratio, Total Net Secured Leverage Ratio or Total Net Leverage Ratio, as applicable, on a Pro Forma Basis will be calculated with respect to such Incurrence or action, as applicable, under the ratio-based basket or exception (or component thereof) without regard to any Incurrence or action, as applicable, under the “fixed,” “freebie” or “starter” basket or exception (or component thereof). Unless the Borrower elects otherwise, any Incurrence of Indebtedness, Disqualified Stock or Preferred Stock or other action shall be deemed to have been Incurred or taken, as applicable, first, under the ratio-based basket or exception (or component thereof) and, second, under the “fixed,” “freebie” or “starter” basket or exception (or component thereof).

(h)With respect to each dollar basket (including “general” baskets), the Borrower shall be permitted to convert (i) unused Restricted Payment capacity to Junior Indebtedness prepayment capacity and Investment capacity and (ii) Junior Indebtedness prepayment capacity to Investment capacity.

(i)For purposes of any provision that permits the incurrence of Indebtedness, Disqualified Stock or Preferred Stock subject to compliance (or compliance on a Pro Forma Basis) with the Financial Covenant (including Section 2.15 and Section 9.4(b)(vi) and (xvii)), all Indebtedness incurred in reliance thereon shall be deemed to constitute First Lien Debt for purposes of determining whether such Incurrence and any subsequent Incurrence thereunder is permitted (it being understood that, for the avoidance of doubt, any such Indebtedness that is not First Lien Debt shall not be deemed to constitute First Lien Debt for purposes of determining compliance with the Financial Covenant pursuant to Section 9.1).

1.6.Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any issuing document related thereto, provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such times.

1.7.Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws), if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person.

SECTION 2.

AMOUNT AND TERMS OF CREDIT

2.1.The Commitments.

(a)[Reserved].

(b)[Reserved].

(c)Revolving Loans. Subject to and upon the terms and conditions set forth herein, each Lender with a Revolving Loan Commitment severally agrees to make, at any time and from time to time on or after the Closing Date and prior to the Revolving Loan Maturity Date, a revolving loan or revolving loans (each, an “Initial Revolving Loan” and, collectively, the “Initial Revolving Loans”) to the Borrower, which Revolving Loans (i) may be made in Dollars or an Alternate Currency, (ii) subject to Section 2.11(a) and except as provided herein, shall, at the option of the Borrower, be incurred and maintained as Base Rate Loans, LIBOR Loans or, in the case of Alternate Currency Loans, other Fixed Rate Loans or SONIA Rate Loans, as applicable, or (except in the case of Alternate Currency Loans) converted into Base Rate Loans or LIBOR Loans; provided that (A) except as otherwise specifically provided in Section 2.11(b), all Revolving Loans comprising the same Borrowing shall at all times be of the same Type and (B) Base Rate Loans shall only be available in Dollars, (iii) may be repaid and reborrowed in accordance with the provisions hereof and (iv) shall not exceed for any such Lender at any time outstanding that aggregate principal amount which, when added to the product of (x) such Lender’s RL Percentage and (y) the sum of
(I)the aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) at such time and (II) the aggregate principal amount of all Swingline Loans (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) then outstanding, equals the Revolving Loan Commitment of such Lender at such time.

(d)Subject to and upon the terms and conditions set forth herein, the Swingline Lender agrees to make, at any time and from time to time on or after the Closing Date and prior to the Swingline Expiry Date, a revolving loan or revolving loans (each, a “Swingline Loan” and, collectively, the “Swingline

Loans”) to the Borrower, which Swingline Loans (i) shall be incurred and maintained as Base Rate Loans,
(ii) shall be denominated in Dollars, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not exceed an aggregate principal amount at any time outstanding, when combined with the aggregate principal amount of all Revolving Loans then outstanding and the aggregate amount of all Letter of Credit Outstandings at such time, an amount equal to the Total Revolving Loan Commitment at such time, (v) shall not be used to refinance any outstanding Swingline Loans and (vi) shall not exceed in aggregate principal amount at any time outstanding the Maximum Swingline Amount. Notwithstanding anything to the contrary contained in this Section 2.1(e), the Swingline Lender shall not be obligated to make any Swingline Loans at a time when a Lender Default exists with respect to a Revolving Lender unless the Swingline Lender has entered into arrangements in accordance with Section 2.17 or otherwise reasonably satisfactory to the Swingline Lender to eliminate the Swingline Lender’s risk with respect to each Defaulting Lender’s participation in such Swingline Loans (which arrangements are hereby consented to by the Lenders), including by Collateralizing such Defaulting Lender’s RL Percentage of the outstanding Swingline Loans (such arrangements, the “Swingline Back-Stop Arrangements”), and (ii) the Swingline Lender shall not make any Swingline Loan after it has received written notice from the Borrower, any other Loan Party or the Required Lenders stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice (A) of rescission of all such notices from the party or parties originally delivering such notice or notices or (B) of the waiver of such Default or Event of Default by the Required Lenders.

(e)On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the Revolving Lenders that the Swingline Lender’s outstanding Swingline Loans shall be funded with one or more Borrowings of Revolving Loans (provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 11.1(f) or upon the exercise of any of the remedies provided in Section 11), in which case one or more Borrowings of Revolving Loans constituting Base Rate Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made promptly upon receipt of such notice (and in any event, if such notice is received by 12:00 noon, New York City time, on a Business Day no later than 5:00 p.m. New York City time on such Business Day and if received after 12:00 noon, New York City time, on a Business Day shall mean no later than 10:00 a.m. New York City time on the immediately succeeding Business Day) by all Revolving Lenders pro rata based on each such Revolving Lender’s RL Percentage and the proceeds thereof shall be applied directly by the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans. Each Revolving Lender hereby irrevocably agrees to make Revolving Loans pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Lender notwithstanding (i) the amount of the Mandatory Borrowing may not comply with the Minimum Borrowing Amount otherwise required hereunder, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Borrowing, and (v) the amount of the Total Revolving Loan Commitment at such time. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each Revolving Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause the Revolving Lenders to share in such Swingline Loans ratably based upon their respective RL Percentages (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to Section 11); provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Revolving Lender shall be required to pay the Swingline Lender interest on the principal amount of the participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the Overnight Rate for the first three days and at the interest rate otherwise applicable to Revolving Loans maintained as Base Rate Loans hereunder for each day thereafter.

(f)If any new Tranche of Revolving Loans or any new Class of Revolving Loan Commitments is created under (and pursuant to) the terms of this Agreement, all borrowings and mandatory repayments or prepayments (and all participations in Letters of Credit) in respect of such new Tranche or new Class shall be effected on a pro rata basis with existing Revolving Loans or Revolving Loan Commitments (in each case, for so long as both are outstanding).

2.2.Minimum Amount of Each Borrowing. The aggregate principal amount of each Borrowing of Loans under a respective Tranche shall not be less than the Minimum Borrowing Amount applicable to such Tranche. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than ten (10) Borrowings of Fixed Rate Loans in the aggregate for each Tranche of Loans.

2.3.Notice of Borrowing.

(a)Whenever the Borrower desires to incur (x) Fixed Rate Loans hereunder, an Authorized Officer of the Borrower shall give the Administrative Agent at the Notice Office at least three (3) Business Days (and in respect of Loans to be funded (i) in Euros, four (4) Business Days and (ii) in any Pounds Sterling or any Alternate Currency other than Dollars or Euros, five (5) Business Days) prior notice of each Fixed Rate Loan to be incurred hereunder and (y) Base Rate Loans hereunder (excluding Swingline Loans and Revolving Loans made pursuant to a Mandatory Borrowing), an Authorized Officer of the Borrower shall give the Administrative Agent at the Notice Office notice of each Base Rate Loan to be incurred hereunder on the date of such Borrowing; provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 11:00 A.M. (New York City time) on such day in the case of Fixed Rate Loans, SONIA Rate Loans and Base Rate Loans. Each such notice (each, a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.11, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, in the form of Exhibit F (or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent)), appropriately completed to specify: (i) the aggregate principal amount of the Loans to be incurred pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Class of such Loans, (iv) in the case of Revolving Loans, whether such Revolving Loans will be denominated in Dollars or an Alternate Currency (and if an Alternate Currency, which Alternate Currency), (iv) whether any Dollar Denominated Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, LIBOR Loans and, if LIBOR Loans, the initial Interest Period to be applicable thereto and (v) in the case of Alternate Currency Loans, the initial Interest Period to be applicable thereto. The Administrative Agent shall promptly give each Lender which is required to make Loans of the Tranche specified in the respective Notice of Borrowing, notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b)(i)Whenever the Borrower desires to incur Swingline Loans hereunder, an Authorized Officer of the Borrower shall give the Swingline Lender no later than 1:00 P.M. (New York City time) on the date that a Swingline Loan is to be incurred, written notice or telephonic notice promptly confirmed in writing of each Swingline Loan to be incurred hereunder. Each such notice shall be irrevocable, be in such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) and specify in each case (A) the date of Borrowing (which shall be a Business Day) and (B) the aggregate principal amount of the Swingline Loans to be incurred pursuant to such Borrowing.

(ii) Mandatory Borrowings shall be made upon the notice specified in Section 2.1(f), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of the Mandatory Borrowings as set forth in Section 2.1(f).

(c)Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent or the Swingline Lender, as the case may be, may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent or the Swingline Lender, as the case may be, in good faith to be from an Authorized Officer of the Borrower, prior to receipt of written confirmation. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s or the Swingline Lender’s record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error.

2.4.Repayment of Loans.

(a)[Reserved].

(b)To the extent not previously paid, (i) each Incremental Term Loan shall be due and payable on the Incremental Term Loan Maturity Date applicable to such Incremental Term Loan and (ii) each Other Term Loan shall be due and payable on the Maturity Date of such Other Term Loan set forth in the Refinancing Amendment applicable thereto.

(c)The Borrower shall repay all of its outstanding Revolving Loans on the Revolving Loan Maturity Date, together with accrued and unpaid interest on the Revolving Loans, to but excluding the date of payment. The Borrower shall repay all outstanding Swingline Loans on the Swingline Expiry Date, together with accrued and unpaid interest on the Swingline Loans, to but excluding the date of payment.

(d)The Borrower shall repay all of its outstanding (i) Incremental Revolving Loans on the Incremental Revolving Loan Maturity Date, together with accrued and unpaid interest on the Incremental Revolving Loans, to but excluding the date of payment and (ii) Other Revolving Loans on the Maturity Date set forth in the Refinancing Amendment applicable thereto, together with accrued and unpaid interest on Other Revolving Loans, to but excluding the date of payment.

2.5.Payments Generally; Administrative Agent’s Clawback.

(a)Disbursement of Funds. No later than 1:00 P.M. (New York City time) on the date specified in each Notice of Borrowing (or (x) in the case of Swingline Loans, no later than 4:00 P.M. (New York City time) on the date specified pursuant to Section 2.3(b)(i) or (y) in the case of Mandatory Borrowings, no later than 2:00 P.M. (New York City time) on the date specified in Section 2.1(e)), each Lender with a Commitment of the respective Tranche will make available its pro rata portion (determined in accordance with Section 2.8) of each such Borrowing requested to be made on such date (or in the case of Swingline Loans, the Swingline Lender will make available the full amount thereof). All such amounts will be made available in Dollars or an Alternate Currency, as applicable, and in immediately available funds at the Payment Office, and upon receipt of all requested funds the Administrative Agent will, except in the case of Revolving Loans made pursuant to a Mandatory Borrowing, make available to the Borrower at such account as may be specified in the Notice of Borrowing, or to such other account as the Borrower may specify in writing prior to the Closing Date, the aggregate of the amounts so made available by the Lenders; provided that if, on the date of a Borrowing of Revolving Loans (other than a Mandatory

Borrowing), there are Unpaid Drawings or Swingline Loans then outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such Unpaid Drawings with respect to Letters of Credit, second, to the payment in full of any such Swingline Loans, and third, to the Borrower as otherwise provided above.

(b)Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such share available on such date and at such time in accordance with Section 2.5(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection
(b)shall be conclusive, absent manifest error.

(c)Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or Issuing Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the appropriate Lenders or Issuing Lenders, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the appropriate Lenders or the Issuing Lenders, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d)Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Section 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable credit extension set forth in Section 7 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Loans, to fund participations in Letters of Credit and to fund participations in Swingline Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to purchase its participation.

(f)Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g)Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Obligations, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Obligations then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Obligations then due to such parties.

2.6.Notes.

(a)The Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 13.15 and shall, if requested by such Lender, also be evidenced (i) in the case of Revolving Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit H, with blanks appropriately completed in conformity herewith (each, a “Revolving Note” and, collectively, the “Revolving Notes”) and (ii) in the case of Swingline Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit I, with blanks appropriately completed in conformity herewith (the “Swingline Note”).

(b)Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Loans.

(c)Notwithstanding anything to the contrary contained above in this Section 2.6 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Loan Documents. Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in the preceding clause (b). At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.

2.7.Conversions/Continuations.

(a)The Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Dollar Denominated Loans (other than Swingline Loans which may not be converted pursuant to this Section 2.7) made pursuant to one or more Borrowings (so long as of the same Tranche) of one or more Types of Loans into a Borrowing (of the same Tranche) of another Type of Loan; provided that (i) except as otherwise provided in Section

2.11(b), LIBOR Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted and no such partial conversion of LIBOR Loans shall reduce the outstanding principal amount of such LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) unless the Required Lenders otherwise agree, Base Rate Loans may only be converted into LIBOR Loans if no Default or Event of Default is in existence on the date of the conversion and (iii) no conversion pursuant to this Section 2.7 shall result in a greater number of Borrowings of Fixed Rate Loans than is permitted under Section 2.2.

(b)Any Fixed Rate Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 2.10, of the length of the next Interest Period to be applicable to such Loans; provided that to the extent the Required Lenders provide written notice thereof to the Borrower, no Fixed Rate Loan may be continued as such when any Event of Default has occurred and is continuing; provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans denominated in Dollars shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(c)Each such conversion or continuation pursuant to this Section 2.7 shall be effected by the Borrower by giving the Administrative Agent at the Notice Office prior to 11:00 A.M. (New York City time) at least (x) in the case of conversions or continuations of Base Rate Loans into LIBOR Loans, three
(3) Business Days’ prior notice and (y) in the case of conversions or continuations of LIBOR Loans into Base Rate Loans, notice on the date of such conversion or continuation (each, a “Notice of Conversion/Continuation”) executed by an Authorized Officer, in each case in the form of Exhibit J or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed to specify the Loans to be so converted or continued, the Borrowing or Borrowings pursuant to which such Loans were incurred and, if to be converted or continued into LIBOR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion or continuation affecting any of its Dollar Denominated Loans.

(d)If by 11:00 A.M. (New York City time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of Fixed Rate Loans, the Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such Fixed Rate Loans as provided above, the Borrower shall be deemed to have elected (x) if LIBOR Loans, to convert such LIBOR Loans into Base Rate Loans and (y) if Alternate Currency Loans, to select a one-month Interest Period for such Alternate Currency Loans, in each case effective as of the expiration date of such current Interest Period.

2.8.Pro Rata Borrowings. All Borrowings of Revolving Loans under this Agreement shall be incurred from the Lenders pro rata within each Tranche on the basis of their applicable Revolving Loan Commitments; provided that all Mandatory Borrowings shall be incurred from the Revolving Lenders pro rata on the basis of their RL Percentages. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder (solely to the extent such Lender is so obligated) regardless of the failure of any other Lender to make its Loans hereunder.

2.9.Interest.

(a)The Borrower agrees to pay interest in respect of the unpaid principal amount of each Dollar Denominated Loan maintained as a Base Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a LIBOR Loan pursuant to Section 2.7, as applicable, at a rate per annum which shall be equal to the sum of the relevant Applicable Margin plus the Base Rate, each as in effect from time to time.

(b)The Borrower agrees to pay interest in respect of the unpaid principal amount of each Dollar Denominated Loan maintained as a LIBOR Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such LIBOR Loan to a Base Rate Loan pursuant to Section 2.7 or 2.11, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin as in effect from time to time during such Interest Period plus the LIBOR Rate for such Interest Period.

(c)The Borrower hereby agrees to pay interest in respect of the unpaid principal amount of each Alternate Currency Loan (other than SONIA Rate Loans) made to it from the date of Borrowing thereof until the maturity thereof (whether by acceleration, prepayment or otherwise) at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin as in effect from time to time plus the applicable Alternate Currency Rate for such Interest Period.

(d)The Borrower hereby agrees to pay interest in respect of the unpaid principal amount of each SONIA Rate Loan made to it from the date of Borrowing thereof until the maturity thereof (whether by acceleration, prepayment or otherwise) at a rate per annum which shall be equal to the sum of the relevant Applicable Margin plus the SONIA Rate, each as in effect from time to time.

(e)Overdue principal shall bear interest at a rate per annum equal to the rate which is 2.00% in excess of the rate then borne by such Loans. All other overdue amounts (including, to the extent permitted by law, overdue interest) payable hereunder and under any other Loan Document shall bear interest at a rate per annum equal to the rate which is 2.00% in excess of a rate applicable to Dollar Denominated Revolving Loans that are maintained as Base Rate Loans from time to time (if such rate were to be applicable under this Agreement). Interest that accrues under this Section 2.9(e) shall be payable on demand.

(f)Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, (x) quarterly in arrears on each Quarterly Payment Date, (y) on the date of any repayment or prepayment in full of all outstanding Base Rate Loans of any Tranche, and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, (ii) in respect of each Fixed Rate Loan, (x) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three (3) months, on each date occurring at three (3) month intervals after the first day of such Interest Period, and (y) on the date of any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, and (iii) in respect of each SONIA Rate Loan, (x) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month), and (y) on the date of any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(g)Upon each Interest Determination Date, the Administrative Agent shall determine the Fixed Rate for each Interest Period applicable to the respective Fixed Rate Loans and shall promptly notify the Borrower and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.10.Interest Periods. At the time the Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any Fixed Rate Loan at or prior to 11:00 A.M. (New York City time) on the third Business Day prior to the making of, or the expiration of an Interest Period applicable to, such Fixed Rate Loan, the Borrower shall have the right to elect the interest period (each, an “Interest Period”) applicable to such Fixed Rate Loan, which Interest Period shall, at the option of the Borrower, be a one (1), three (3), six (6) or, to the extent approved by each Lender with Loans or Commitments under the relevant Tranche, twelve (12) month period or any shorter period; provided that (in each case):

(A)all Fixed Rate Loans comprising a Borrowing shall at all times have the same Interest Period;

(B)the initial Interest Period for any Fixed Rate Loan shall commence on the date of Borrowing of such Fixed Rate Loan (including, in the case of a LIBOR Loan, the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such Fixed Rate Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(C)if any Interest Period for a Fixed Rate Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(D)if any Interest Period for a Fixed Rate Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period for a Fixed Rate Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and

(E)no Interest Period in respect of any Borrowing of any Tranche of Loans shall be selected which extends beyond the Maturity Date for such Tranche of Loans.

2.11.Increased Costs, Illegality, etc.

(a)(i) In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (A) below, may be made only by the Administrative Agent):

(A)on any Interest Determination Date or on any date on which a SONIA Rate Loan is outstanding or proposed to be made, that, by reason of any changes arising after the Closing Date generally affecting the applicable interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of the relevant Fixed Rate (including, without limitation, because the LIBOR Screen Rate or EURIBOR Screen Rate is not available or published on a current basis) or SONIA Rate (any such rate, the “Affected Rate” and any Loan bearing interest by reference to the Affected Rate, an “Affected Rate Loan”); or

(B)at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Fixed Rate Loan or SONIA Rate Loan because of (x) any change since the Closing Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the LIBOR Rate or (y) other circumstances arising since the Closing Date affecting such Lender, the interbank market or the position of such Lender in such market (including that the Fixed Rate or the SONIA Rate, as applicable, with respect to such Loan does not adequately and fairly reflect the cost to such Lender of funding such Loan); or

(C)at any time, that the making or continuance of any Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Closing Date which materially and adversely generally affects the applicable interbank market or the applicable Affected Rate; or

(D)at any time that the respective Alternate Currency is not available in sufficient amounts to fund any Borrowing of such Alternate Currency Loans requested pursuant to Section 2.1;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (A) or (D) above) shall promptly give notice (by telephone promptly confirmed in writing) to the Borrower and, except in the case of clauses (A) and (D) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (w) in the case of clause (A) above, Affected Rate Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower with respect to such Affected Rate Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (x) in the case of clause (B) above, the Borrower agrees to pay to each Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender shall determine after consultation with the Borrower) as shall be required to compensate each Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to each Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by the Required Lenders shall, absent manifest error, be final and conclusive and binding on all the parties hereto), (y) in the case of clause (C) above, the Borrower shall take one of the actions specified in Section 2.11(b) as promptly as possible and, in any event, within the time period required by law and (z) in the case of clause (D) above, Alternate Currency Loans (exclusive of any such Alternate Currency Loans which have theretofore been funded) shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing given by the Borrower with respect to such Alternate Currency Loans which have not been incurred shall be deemed rescinded by the Borrower.

(ii) (A) If at any time the Administrative Agent reasonably determines (which determination shall be conclusive and binding absent manifest error) that (a) the circumstances set forth in clause (i)(A) have arisen and such circumstances are unlikely to be temporary or (b) the circumstances set forth in clause (i)(A) have not arisen but the supervisor for the administrator of the relevant Affected Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which such Affected Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to such Affected Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable.

Notwithstanding anything to the contrary in Section 13.12, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (ii) (but, in the case of the circumstances described in the first sentence of this Section 2.11(a), only to the extent the Affected Rate for the applicable currency and, if applicable, such Interest Period is not available or published at such time on a current basis), (x) any election made pursuant to Section 2.10 that requests the conversion of any Revolving Loan to, or continuation of any Revolving Loan as, a Fixed Rate Loan shall be ineffective, (y) if any Notice of Borrowing requests a Fixed Rate Revolving Loan, such Borrowing shall be made as Base Rate Loan and (z) any request by the Borrower for a Fixed Rate Revolving Loan in Alternate Currency shall be ineffective; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

(b)At any time that any Fixed Rate Loan or SONIA Rate Loan is affected by the circumstances described in Section 2.11(a)(i)(B), the Borrower may, and in the case of a Fixed Rate Loan affected by the circumstances described in Section 2.11(a)(i)(C), the Borrower shall, either (x) if the affected Fixed Rate Loan or SONIA Rate Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by affected Lender or the Administrative Agent pursuant to Section 2.11(a)(i)(B) or
(C)or (y) if the affected Lender’s Fixed Rate Loan or SONIA Rate Loan is then outstanding, upon at least three (3) Business Days’ written notice to the Administrative Agent, (i) in the case of a LIBOR Loan, require the affected Lenders to convert such LIBOR Loan into a Base Rate Loan and (ii) in the case of any Fixed Rate Loan (other than a LIBOR Loan) or SONIA Rate Loan, repay all outstanding Borrowings which include such affected Loans in full in accordance with the applicable requirements of Section 5.1; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.11(b).

(c)If any Lender determines that after the Closing Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, liquidity or any change in interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency or any change in a Requirement of Law, will have the effect of increasing the amount of capital required or expected to be maintained by the Lenders or any corporation controlling such Lenders based on the existence of such the Lender’s Commitments hereunder or their obligations hereunder, then the Borrower agrees to pay to Lenders, upon their written demand therefor, such additional amounts as shall be required to compensate such Lenders or such other corporation for the increased cost to such Lenders or such other corporation or the reduction in the rate of return to such Lenders or such other corporation as a result of such increase of capital. In determining such additional amounts, the Lenders will act reasonably and in good faith and will use averaging and attribution methods which are reasonable; provided that such Lender’s determination of compensation owing under this Section 2.11(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. The Lenders, upon determining that any additional amounts will be payable pursuant to this Section 2.11(c), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts, although the failure to give any such notice shall not release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.11(c) upon the subsequent receipt of such notice, except to the extent that such Lender’s failure or delay results in prejudice to the Borrower.

(d)In the event that any Lender shall in good faith determine (which determination shall, absent manifest error, be final and conclusive and binding on all parties hereto) at any time that it is required to maintain reserves (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) which have been established by any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body with jurisdiction over such Lenders (including any branch, Affiliate or funding office thereof) in respect of any Alternate Currency Loans or any category of liabilities which includes deposits by reference to which the interest rate on any Alternate Currency Loan is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lenders to non-United States residents, then, unless such reserves are included in the calculation of the interest rate applicable to such Alternate Currency Loans or in Section 2.11(a)(B), such Lender shall promptly notify the Borrower in writing specifying the additional amounts required to indemnify such Lender against the actual cost of maintaining such reserves (such written notice to provide in reasonable detail a computation of such additional amounts) and the Borrower (in the case of Loans owing by it and, in each case, denominated in an Alternate Currency) shall pay to such Lender such specified amounts as additional interest at the time that the Borrower is otherwise required to pay interest in respect of such Alternate Currency Loan or, if later, on written demand therefor by such Lender.

(e)Notwithstanding anything in this Agreement to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and CRD IV and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, shall be deemed to be a change after the Closing Date in a Requirement of Law or government rule, regulation or order, regardless of the date enacted, adopted, issued or implemented (including for purposes of this Section 2.11 and Section 3.6); provided that increased costs because of a change in a Requirement of Law resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and CRD IV may only be requested by the Lenders imposing such increased costs on borrowers similarly situated to the Borrower under syndicated credit facilities comparable to those provided hereunder.

(f)This Section 2.11 shall not apply to any Indemnified Taxes or Other Taxes (each of which are provided for in Section 5.5) or any Excluded Taxes.

2.12.Compensation. The Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Fixed Rate Loans but excluding loss of anticipated profits) that such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, Fixed Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 2.11(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 5.1 or as a result of an acceleration of the Loans pursuant to Section 11) or conversion of any of its Fixed Rate Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its Fixed Rate Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay Fixed Rate Loans when required by the terms of this Agreement or any Note held by such Lender or
(y) any election made pursuant to Section 2.11(b).

2.13.Matters Applicable to All Requests for Compensation.

(a)With respect to any Lender’s claim for compensation for any amounts under Section 2.11, 2.12 or 3.6, the Borrower shall not be required to compensate such Lender if such Lender notifies Borrower of the event that gives rise to such claim more than one hundred eighty (180) days after such event; provided that if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b)Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.11(a)(B) or (C), Section 2.11(c), Section 2.11(d), Section 3.6 or Section 5.5 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no legal, regulatory or unreimbursed economic disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.13(b) shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.11, 3.6 and 5.5.

2.14.Replacement of Lenders. (x) If any Lender becomes a Defaulting Lender, (y) upon the occurrence of any event giving rise to the operation of Section 2.11(a)(B) or (C), Section 2.11(c), Section 2.11(d), Section 3.6 or Section 5.5 with respect to any Lender which results in the Borrower being required to pay additional amounts or indemnity payments with respect to such Lender or such Lender charging to the Borrower increased costs in excess of those being generally charged by the other Lenders or (z) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement that requires (or would require) the consent of all Lenders or each Lender adversely affected thereby under Section 13.12(a) and that has been approved by the Required Lenders as (and to the extent) provided in Section 13.12(a) (a “Proposed Modification”), the Borrower shall have the right, in accordance with Section 13.4, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Assignees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of which shall be reasonably acceptable to the Administrative Agent; provided that:

(i)at the time of any replacement pursuant to this Section 2.14, the Replacement Lender shall enter into one or more Assignment and Assumptions pursuant to Section 13.4 (and with all fees payable pursuant to said Section 13.4 to be paid by the Replacement Lender or the Replaced Lender (as may be agreed to at such time by and among the Borrower, the Replacement Lender and the Replaced Lender)) pursuant to which the Replacement Lender shall consent to the Proposed Modification, if applicable, and acquire all of the Commitments and outstanding Loans of, and in each case all participations in Letters of Credit and Swingline Loans by, the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, and any premium applicable to, all outstanding Loans of the respective Replaced Lender under each Tranche with respect to which such Replaced Lender is being replaced, (B) an amount equal to all Unpaid Drawings (unless there are no Unpaid Drawings with respect to the Tranche being replaced) that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender (but only with respect to the relevant Tranche, in the case of the replacement of less than all Tranches of Loans then held by the respective Replaced Lender) pursuant to Section 4.1, (y) each Issuing Lender an amount equal to such Replaced Lender’s RL Percentage of any Unpaid Drawing relating to Letters of Credit issued by such Issuing Lender (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Lender and (z) the Swingline Lender an amount equal to such Replaced Lender’s RL Percentage of any Mandatory Borrowing to the extent such amount was not theretofore funded by such Replaced Lender to the Swingline Lender; and

(ii)all obligations of any Loan Party then owing to the Replaced Lender (other than those (a) specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Section 2.12 or Section 5.1(b) or (b) relating to any Tranche of Loans or Commitments of the respective Replaced Lender which will remain outstanding after giving effect to the respective replacement) shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.14, such Replaced Lender shall execute an Assignment and Assumption within two (2) Business Days of the date on which the Replacement Lender executes and delivers such Assignment and Assumption to such Replaced Lender (or such executed Assignment and Assumption is delivered by the Administrative Agent on behalf of such Replacement Lender). If such Replaced Lender does not execute and deliver such Assignment and Assumption within such two (2) Business Day period, then such Replaced Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of such Lender and the Assignment and Assumption so executed by such Replacement Lender shall be effective for the purposes of this Section 2.14 and Section 13.4. Upon the execution of the respective Assignment and Assumption, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 13.15 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, (x) the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.11, 2.12, 3.6, 5.5, 12.6, 13.1 and 13.6), which shall survive as to such Replaced Lender and (y) the RL Percentages of the Lenders shall be automatically adjusted at such time to give effect to such replacement.

2.15.Incremental Credit Extensions.

(a)The Borrower may at any time or from time to time after the Closing Date, (i) request one or more additional tranches of term loans or one or more increases to an existing tranche of Term Loans (the commitments thereof, the “Incremental Term Loan Commitments,” the loans thereunder, the “Incremental Term Loans” and a Lender making such loans, an “Incremental Term Lender”) or (ii) (A) request one or more increases in the amount of the Revolving Loan Commitments (any such increase, a “Revolving Loan Commitment Increase”) or (B) subject to Section 2.1(f), the establishment of one or more new Revolving Loan Commitments (any such new commitment, a “New Revolving Loan Commitment” and, together with Revolving Loan Commitment Increases, the “Incremental Revolving Loan Commitments” and, such loans thereunder, the “Incremental Revolving Loans” and, a Lender making such a commitment, an “Incremental Revolving Lender”); provided that:

(i)the aggregate amount of Incremental Facilities Incurred during the term of this Agreement shall not exceed the Maximum Incremental Facilities Amount;

(ii)the Incremental Facilities will not be guaranteed by any person that is not a Guarantor or secured by any asset that is not Collateral (except the Collateral Exclusions);

(iii)no Event of Default (or, in the case of a Permitted Acquisition or other Investment permitted hereunder, no Significant Event of Default) has occurred and is continuing or would exist after giving effect thereto;

(iv)at the time that any Incremental Loan is made (and after giving effect thereto), the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date

(except to the extent already qualified by materiality, in which case, such representations and warranties shall be true and correct in all respects), except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date (except to the extent already qualified by materiality, in which case, such representations and warranties shall be true and correct in all respects); provided that if the proceeds of any Incremental Term Loans or Incremental Revolving Loan Commitments are intended to be used to finance a Permitted Acquisition or other Investment permitted hereunder, in each case that is a Limited Condition Transaction, then the requirements set forth in this clause (iv) may be limited by the applicable Incremental Lenders to the Specified Representations;

(v)Incremental Term Loans or Incremental Revolving Loan Commitments may be denominated in any Available Currency (it being understood that any such Incremental Term Loan or Incremental Revolving Loan Commitment may be utilized in Available Currencies as and to the extent provided in the applicable Incremental Amendment);

(vi)Incremental Facilities shall rank no greater than pari passu in right of payment and no greater than pari passu in right of security with the Revolving Loans; provided that any Incremental Facility that is secured by the Collateral on a junior basis to the Obligations or that is set forth in an Incremental Agreement shall be subject to an Acceptable Intercreditor Agreement;

(vii)other than Customary Bridge Facilities and the Permitted Earlier Maturity Indebtedness Exception, Incremental Loans shall not mature prior to the Latest Maturity Date of all Classes of Commitments and Loans then in effect and, other than customary term loan A and term loan B facilities (provided that with respect to any such term loan A facilities the annual amortization thereunder shall not exceed 10%) in an aggregate principal amount not to exceed the Permitted WAL Exception, Customary Bridge Facilities and the Permitted Earlier Maturity Indebtedness Exception, Incremental Loans shall not have a Weighted Average Life to Maturity shorter than the Weighted Average Life to Maturity of all Classes of Commitments and Loans then in effect;

(viii)subject to clause (vii) above, (A) the amortization schedule applicable to any such Incremental Term Loans shall be determined by the Borrower and the applicable Incremental Term Lenders and (B) no such Incremental Revolving Loan Commitment shall have amortization or scheduled mandatory commitment reductions (other than at the maturity thereof);

(ix)except to the extent permitted by clauses (v), (vii) and (viii) above and clauses (x) and (xi) below, all terms and documentation with respect to any Incremental Facility (excluding any terms (x) applicable after the Latest Maturity Date or (y) that are also made for the benefit of the Lenders shall (I) be substantially identical to, or no more favorable (taken as a whole) to the lenders providing such Incremental Facility than those contained in this Agreement, (II) be reasonably satisfactory to the Administrative Agent, or (III) in the case of Incremental Term Loan Commitments and Incremental Term Loans, be on customary market terms (as determined by the Borrower in good faith); provided that the terms of any such Incremental Facility shall not provide for any financial covenant unless such covenant shall also apply for the benefit of the Revolving Lenders;

(x)the all-in yield applicable to the Incremental Term Loans or Incremental Revolving Loan Commitments made hereunder shall be determined by the Borrower and the Incremental Term Lenders or the Incremental Revolving Lenders, as applicable;

(xi)any Incremental Facility may provide for the ability to participate (x) with respect to any voluntary prepayments, on a pro rata basis, greater than pro rata basis or less than pro rata basis with the applicable Facility and (y) with respect to any mandatory prepayments, on a pro rata basis (solely for Incremental Facilities that are secured by a lien on the Collateral that is pari passu with the lien securing the initial Facilities) or less than pro rata basis with the applicable Facility (and on a greater than pro rata basis with respect to (I) any such Incremental Facility incurred pursuant to the Permitted Earlier Maturity Indebtedness Exception or (II) prepayments of any such Incremental Facility with the proceeds of Refinancing Debt (as defined below)); and

(xii)the Borrower may appoint any Person (or Persons) to arrange any Incremental Facility and provide such arranger (or arrangers) any titles to such Incremental Facility as it deems appropriate.

(b)[Reserved].

(c)Incremental Term Loans may be made, and Incremental Revolving Loan Commitments may be provided, by any existing Lender or any Additional Lender (provided that no Lender shall be obligated to make all or a portion of any Incremental Term Loan or to provide all or a portion of any Incremental Revolving Loan Commitment), in each case on terms permitted in this Section 2.15; provided that the Administrative Agent and, in respect any Incremental Revolving Loan Commitments, each Issuing Lender and the Swingline Lender shall have consented (not to be unreasonably withheld or delayed) to such Lender’s making such Incremental Term Loans or providing such Incremental Revolving Loan Commitments if such consent would be required under Section 13.4 for an assignment of Loans or Revolving Loan Commitments, as applicable, to such Lender or Additional Lender. Commitments in respect of Incremental Term Loans and Incremental Revolving Loan Commitments shall become Commitments (or in the case of a Revolving Loan Commitment Increase elected to be provided by an existing Revolving Lender, an increase in such Lender’s applicable Revolving Loan Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Commitment, if any, and each Additional Lender, if any; provided that the Administrative Agent shall receive prior written notice of such Incremental Amendment. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.15, including amendments to Sections 2.4(a) and 5.1(b) that do not adversely affect the Lenders. The Borrower may agree with the Issuing Lenders to increase the sublimit for Letters of Credit in Section 3.2 and may agree with the Swingline Lender to increase the Maximum Swingline Amount, in connection with Incremental Revolving Loan Commitments. The Borrower may use the proceeds of Incremental Term Loans or Incremental Revolving Loan Commitments for any purpose not prohibited by this Agreement.

(d)Upon each increase in the Revolving Loan Commitments pursuant to this Section 2.15, each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Loan Commitment Increase (each, a “Revolving Loan Commitment Increase Lender”) in respect of such increase, and each such Revolving Loan Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swingline Loans held by each Revolving Lender (including each such Revolving Loan Commitment Increase Lender) will equal the percentage of the Total Revolving Loan Commitment represented by such Revolving Lender’s Revolving Loan Commitment and if, on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Revolving Loan Commitment Increase either be prepaid from the proceeds of additional Revolving Loans made hereunder or assigned to a Revolving Loan Commitment Increase Lender (in each case, reflecting such increase in Revolving Loan Commitments, such that Revolving Loans are held ratably in accordance with each Revolving Lender’s pro rata share, after giving effect to such increase), which prepayment or assignment shall be accompanied by accrued interest on the Revolving Loans being prepaid. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence; provided that any existing Revolving Lender electing not to provide a Revolving Loan Commitment Increase shall not be required to fund amounts in an Alternate Currency in excess of such amounts it would otherwise be required to fund by virtue of the immediately preceding sentence.

(e)This Section 2.15 shall supersede any provisions in Section 2.8 or 13.12 to the extent they conflict with this Section 2.15.

2.16.Loan Modification Offers.

(a)The Borrower may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes on the same terms to each such Lender (each Class subject to such a Loan Modification Offer, a “Specified Class”) to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower; provided that (i) any such offer shall be made by the Borrower to all Lenders with Loans with a like maturity date (whether under one or more tranches) on a pro rata basis (based on the aggregate outstanding principal amount of the applicable Loans), (ii) no Event of Default shall have occurred and be continuing at the time of any such offer, (iii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower and (iv) in the case of any Permitted Amendment relating to the Revolving Loan Commitments, each Issuing Lender and the Swingline Lender shall have approved such Permitted Amendment. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than ten (10) Business Days nor more than thirty (30) Business Days after the date of such notice, unless otherwise agreed to by the Administrative Agent); provided that, notwithstanding anything to the contrary, assignments and participations of Specified Classes shall be governed by the same or, at the Borrower’s discretion, more restrictive assignment and participation provisions applicable to Loans set forth in Section 13.4. Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Specified Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Specified Class as to which such Lender’s acceptance has been made. No Lender shall have any obligation to accept any Loan Modification Offer.

(b)A Permitted Amendment shall be effected pursuant to an amendment to this Agreement (a “Loan Modification Agreement”) executed and delivered by the Borrower, each applicable Accepting Lender and the Administrative Agent. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. No Loan Modification Agreement shall provide for any extension of a Specified Class in an aggregate principal amount that is less than $5,000,000. Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower, to give effect to the provisions of this Section 2.16, including any amendments necessary to treat the applicable Loans or Commitments of the Accepting Lenders as a new “Class” of loans or commitments hereunder; provided that no Loan Modification Agreement may provide for (i) any Specified Class to be secured by any Collateral or other assets of any Loan Party that does not also secure the Loans and (ii) so long as any Loans are outstanding, any mandatory prepayment provisions that do not also apply to all the Loans on a pro rata basis; provided, further, that in the case of any Loan Modification Offer relating to Revolving Loan Commitments or Revolving Loans, except as otherwise agreed to by each Issuing Lender, (i) the allocation of the participation exposure with respect to any then-existing or subsequently issued Letter of Credit as between the commitments of such new “Class” and the remaining Revolving Loan Commitments shall be made on a ratable basis as between the commitments of such new “Class” and the remaining Revolving Loan Commitments, (ii) any new “Class” of commitments and the remaining Revolving Loan Commitments shall be subject to the provisions of Section 2.1(f) and (iii) the Revolving Loan Maturity Date may not be extended without the prior written consent of each Issuing Lender and the Swingline Lender.

(c)Subject to Section 2.16(b), the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Loan Modification Agreement that a minimum amount (to be determined and specified in the relevant Loan Modification Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Loans of any or all applicable Classes be extended.

(d)This Section 2.16 shall supersede any provisions in Section 2.8 or 13.12 to the contrary.

2.17.Defaulting Lender. Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Lender is a Defaulting Lender:

(a)if any Swingline Loans are outstanding or any Letter of Credit Outstandings exist at the time when a Revolving Lender becomes a Defaulting Lender then:

(i)all or any part of the participating risk in such Swingline Loans and Letter of Credit Outstandings shall be reallocated among the Revolving Lenders that are Non-Defaulting Revolving Lenders in accordance with their respective RL Percentage but only to the extent (x) the sum of all Revolving Extensions of Credit of all Revolving Lenders that are Non-Defaulting Revolving Lenders does not exceed the aggregate amount of all Revolving Loan Commitments of all Non-Defaulting Revolving Lenders, (y) immediately following the reallocation to a Revolving Lender that is a Non-Defaulting Lender, the Revolving Extensions of Credit of such Revolving Lender do not exceed its Revolving Loan Commitment at such time and (z) the conditions set forth in Section 7.2 are satisfied at such time;

(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such outstanding Swingline Loans and (y) second, Collateralize in a manner reasonably satisfactory to the applicable Issuing Lender such Defaulting Lender’s RL Percentage of all Letter of Credit Outstandings (after giving effect to any partial reallocation pursuant to clause (i) above) for so long as such Letter of Credit Outstandings exist;

(iii)the Borrower shall not be required to pay any Letter of Credit Fees to such Defaulting Lender pursuant to Section 4.1(b) with respect to such Defaulting Lender’s RL Percentage of Letter of Credit Outstandings;

(iv)if the participating risk in Letter of Credit Outstandings of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.17(a), then the Letter of Credit Fees payable to the Revolving Lenders pursuant to Section 4.1(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ RL Percentages; and

(v)if any Defaulting Lenders’ RL Percentage of Letter of Credit Outstandings is neither Collateralized nor reallocated pursuant to this Section 2.17(a), then, without prejudice to any rights or remedies of any Issuing Lender or any Revolving Lender hereunder, all Letter of Credit Fees payable under Section 4.1(b) with respect to such Defaulting Lender’s RL Percentage of Letter of Credit Outstandings shall be payable to each Issuing Lender until such portion of such Letter of Credit Outstandings is Collateralized or reallocated.

(b)Notwithstanding anything to the contrary contained in Section 2.1(d) or Section 3, so long as any Revolving Lender is a Defaulting Lender (i) the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless the related exposure will be 100.00% covered by the Revolving Loan Commitments of the Non-Defaulting Lenders or collateral has been provided by the Borrower in accordance with Section 2.17(a), and (ii) participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among Revolving Lenders that are Non-Defaulting Lenders in a manner consistent with Section 2.17(a) (and Defaulting Lenders shall not participate therein).

(c)In the event that the Administrative Agent, the Borrower, each Issuing Lender and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Revolving Lender to be a Defaulting Lender, then (i) the risk participations in Swingline Loans and Letter of Credit Outstandings of the Revolving Lenders shall be readjusted to reflect the inclusion of such Revolving Lender’s Revolving Loan Commitments and on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Revolving Lender to hold such Revolving Loans in accordance with its RL Percentage and (ii) so long as no Event of Default then exists, all funds held as Cash Collateral pursuant to the Letter of Credit Back-Stop Arrangements shall thereafter be promptly returned to the Borrower. If the Revolving Loan Commitments have been terminated, all other Obligations have been paid in full and no Letters of Credit are outstanding, then, so long as no Event of Default then exists, all funds held as Cash Collateral pursuant to the Letter of Credit Back-Stop Arrangements and the Swingline Back-Stop Arrangements shall thereafter be promptly returned to the Borrower.

(d)Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.2 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to each Issuing Lender or the Swingline Lender hereunder; third, to Cash Collateralize each Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.17(a)(ii); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize each Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.17(a)(ii); sixth, to the payment of any amounts owing to the Lenders, each Issuing Lender or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, Issuing Lender or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or reimbursement obligations with respect to Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 7.2 were satisfied and waived, such payment shall be applied solely to pay the Loans of, and reimbursement obligations with respect to Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or reimbursement obligations with respect to Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit and Swingline Loans are held by the Lenders pro rata in accordance with the applicable Commitments without giving effect to Section 2.17(a)(i). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(d)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(ii)No Defaulting Lender shall be entitled to receive any fee pursuant to Section 4.1(a) or (b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender); provided that such Defaulting Lender shall be entitled to receive fees pursuant to Section 4.1(b) for any period during which that Lender is a Defaulting Lender only to extent allocable to its pro rata share of the Stated Amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.17(a).

(iii)With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (ii) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to Section 2.17(a)(i), (y) pay to each Issuing Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to each Issuing Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(e)If the Borrower, the Administrative Agent and the Swingline Lender and each Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to Section 2.17(a)(i)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

2.18.Refinancing Amendment.

(a) At any time after the Closing Date, the Borrower may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Debt in respect of (a) all or any portion of any Tranche of Term Loans then outstanding under this Agreement (which for purposes of this clause (a) will be deemed to include any then outstanding Other Term Loans) or (b) all or any portion of the Revolving Loans (or unused Revolving Loan Commitments) under this Agreement (which for purposes of this clause (b) will be deemed to include any then outstanding Other Revolving Loans and Other Revolving Commitments), in the form of (x) Other Term Loans or Other Term Commitments or (y) Other Revolving Loans or Other Revolving Commitments, as the case may be, in each case pursuant to a Refinancing Amendment; provided that the effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 7.2 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates or reaffirmation agreements consistent with those delivered on the Closing Date under Section
7.1. Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Borrower or any Restricted Subsidiary, pursuant to any Other Revolving Commitments established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit under the Revolving Loan Commitments and subject to the approval of the Issuing Lenders.

(b)The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Debt incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Revolving Loans, Other Revolving Commitments or Other Term Commitments).

(c)Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement, any Intercreditor Agreement (or effect a replacement of any Intercreditor Agreement) and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.18. In addition, if so provided in the relevant Refinancing Amendment and with the consent of the Issuing Lenders, participations in Letters of Credit expiring on or after the Revolving Loan Maturity Date shall be reallocated from Lenders holding Revolving Loans Commitments to Lenders holding extended revolving commitments in accordance with the terms of such Refinancing Amendment; provided that such participation interests shall, upon receipt thereof by the relevant Lenders holding revolving commitments, be deemed to be participation interests in respect of such revolving commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly.

(d)Notwithstanding anything to the contrary in this Agreement, this Section 2.18 shall supersede any provisions in Sections 2.8 and 13.12 to the contrary and the Borrower and the Administrative Agent may amend Section 2.8 to implement any Refinancing Amendment.

SECTION 3.

LETTERS OF CREDIT

3.1.Letters of Credit.

(a)Subject to and upon the terms and conditions set forth herein, the Borrower may request that an Issuing Lender issue, at any time and from time to time on and after the Closing Date and before sixty (60) days prior to the Revolving Loan Maturity Date, for the account of the Borrower and for the benefit of (x) any Person, an irrevocable standby letter of credit, in a form customarily used by such Issuing Lender or in such other form as is reasonably acceptable to such Issuing Lender, and (y) sellers of goods to the Borrower or any of its Restricted Subsidiaries, an irrevocable trade letter of credit, in a form customarily used by such Issuing Lender or in such other form as has been approved by such Issuing Lender (each such letter of credit, a “Letter of Credit” and, collectively, the “Letters of Credit”); provided that Jefferies Finance LLC shall only be required to issue standby Letters of Credit denominated in U.S. dollars and Credit Suisse AG, Cayman Islands Branch, Barclays Bank PLC and Morgan Stanley Senior Funding, Inc. shall only be required to issue standby Letters of Credit. All Letters of Credit shall be denominated in Dollars or an Alternate Currency.

(b)Subject to and upon the terms and conditions set forth herein, each Issuing Lender agrees that it will, at any time and from time to time on and after the Closing Date and prior to the 60th day prior to the Revolving Loan Maturity Date, following its receipt of the respective Letter of Credit Request, issue for account of the Borrower, one or more Letters of Credit as are permitted to remain outstanding hereunder without giving rise to a Default or an Event of Default; provided that:

(i)no Issuing Lender shall be under any obligation to issue any Letter of Credit if:

(A)the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance, unless each of the Revolving Lenders have approved such expiry date or such Letter of Credit shall have been Collateralized or otherwise backstopped in a manner satisfactory to the applicable Issuing Lender;

(B)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing the Letter of Credit, or any Requirement of Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Lender in good faith deems material to it;

(C)such Issuing Lender shall have received from the Borrower, any other Loan Party or the Required Lenders prior to the issuance of such Letter of Credit notice of the type described in the third sentence of Section 3.3(b);

(D)the issuance of the Letter of Credit would violate one or more policies of such Issuing Lender applicable to letters of credit generally;

(E)the Letter of Credit is to be denominated in a currency other than Dollars or an Alternate Currency;

(F)in any instance in which a Revolving Lender is at that time a Defaulting Lender, after giving effect to any automatic reallocation to cover such Defaulting Lender’s Fronting Exposure in accordance with the provisions set forth in Section 2.17(a)(i), such Fronting Exposure is not eliminated; or

(G)the Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder;

(ii)no Issuing Lender shall amend any Letter of Credit if such Issuing Lender would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof;

(iii)no Issuing Lender shall be under any obligation to amend any Letter of Credit if (A) such Issuing Lender would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit; and

(iv)each Issuing Lender shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such Issuing Lender shall have all of the benefits and immunities (A) provided to the Administrative Agent in Section 12 with respect to any acts taken or omissions suffered by such Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and issuer documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 12 included such Issuing Lender with respect to such acts or omissions, and (B) as additionally provided herein with respect to such Issuing Lender.

3.2.Maximum Letter of Credit Outstandings; Final Maturities. Notwithstanding anything to the contrary contained in this Agreement, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time would exceed either (x)
$20,000,000 (based on the Dollar Equivalent thereof) (the “L/C Sublimit”) or (y) when added to the sum of (I) the aggregate principal amount of all Revolving Loans then outstanding and (II) the aggregate principal amount of all Swingline Loans then outstanding, an amount equal to the Total Revolving Loan Commitment at such time; provided that if at any time following one or more fluctuations in the Spot Currency Exchange Rate of any Alternate Currency against the Dollar at any Revaluation Date, the issuance, amendment, renewal or extension of a Letter of Credit would cause the Letter of Credit Outstandings to exceed the amounts set forth in subclauses (x) or (y) above, respectively, then (A) if such excess is in an aggregate amount that is greater than or equal to $500,000, within two (2) Business Days of notice thereof from the Administrative Agent, (B) if such excess is an aggregate amount that is less than
$500,000 and such excess continues to exist in an aggregate amount less than $500,000 for at least five (5) Business Days, within two (2) Business Days of notice thereof from the Administrative Agent, or (C) if any Event of Default has occurred and is continuing, the Borrower shall immediately (1) make the necessary payments or repayments to reduce the applicable Obligations to an amount necessary to eliminate such excess or (2) Collateralize such Letters of Credit to the extent necessary to eliminate such excess (which Cash Collateral shall, unless the applicable Issuing Lender or the Administrative Agent shall have requested that such Cash Collateral be provided in Dollars, be denominated in the currency of the applicable Letter of Credit); provided further that, if the Borrower provides Cash Collateral in Dollars to secure obligations related to Letters of Credit that are denominated in an Alternate Currency and, as a result of fluctuations in the applicable Spot Currency Exchange Rate between Dollars and such Alternate Currency, the Cash Collateral held by the Administrative Agent is less than the specified amount of Cash Collateral so required to be maintained by the Borrower, the Borrower shall, promptly following a request therefor by the Administrative Agent, deposit additional Cash Collateral equal to such shortfall to be held as Cash Collateral; (ii) no Issuing Lender shall be required to issue Letters of Credit with an aggregate Stated Amount in excess of such Issuing Lender’s pro rata share of the L/C Sublimit, determined in accordance the respective Revolving Loan Commitments of each Revolving Lender on the Closing Date as set forth on Schedule I; and (iii) each Letter of Credit shall by its terms terminate on or before the earlier of (x) the date which occurs twelve (12) months after the date of the issuance thereof or such later date as may be acceptable to the applicable Issuing Lender (although any such standby Letter of Credit may be extendible for successive periods of up to twelve (12) months or such later date as may be acceptable to such Issuing Lender, but, in each case, not beyond the third Business Day prior to the Revolving Loan Maturity Date, on terms acceptable to such Issuing Lender) and (y) three (3) Business Days prior to the Revolving Loan Maturity Date.

3.3.Letter of Credit Requests; Minimum Stated Amount.

(a)Whenever the Borrower desires that a Letter of Credit be issued for its account, an Authorized Officer of the Borrower shall give the Administrative Agent and the respective Issuing Lender (prior to 1:00 P.M. (New York City time)) at least five (5) Business Days’ (or such shorter period as is acceptable to such Issuing Lender) (including by way of facsimile or other electronic means, including pdf) written notice thereof. Each notice shall be in the form of Exhibit K, appropriately completed (each, a “Letter of Credit Request”).

(b)The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower to the Lenders that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.2. Unless the respective Issuing Lender has received notice from the Borrower, any other Loan Party or the Required Lenders before it issues a Letter of Credit that one or more of the conditions specified in Section 7.2 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 3.2, then such Issuing Lender shall, subject to the terms and conditions of this Agreement, issue the requested Letter of Credit for the account of the Borrower in accordance with such Issuing Lender’s usual and customary practices. Upon the issuance of or modification or amendment to any Letter of Credit, each Issuing Lender shall promptly notify the Borrower and the Administrative Agent, in writing of such issuance, modification or amendment and such notice shall be accompanied by a copy of such Letter of Credit or the respective modification or amendment thereto, as the case may be. Promptly after receipt of such notice the Administrative Agent shall notify the L/C Participants, in writing, of such issuance, modification or amendment (and if such notification relates to the issuance of a Letter of Credit denominated in an Alternate Currency, such notice will include the Dollar Equivalent of the Stated Amount of such Letter of Credit). On the first Business Day of each month, each Issuing Lender shall furnish the Administrative Agent with a written (including via facsimile) report of the daily aggregate outstandings of Letters of Credit issued by such Issuing Lender for the immediately preceding month. Notwithstanding anything to the contrary contained in this Agreement, in the event that a Lender Default exists with respect to any Revolving Lender, no Issuing Lender shall be required to issue, renew, extend or amend any Letter of Credit, unless such Issuing Lender has entered into arrangements satisfactory to it and the Borrower to eliminate such Issuing Lender’s risk with respect to each Defaulting Lender’s participation in Letters of Credit issued by such Issuing Lender (which arrangements are hereby consented to by the Lenders), including by Collateralizing each Defaulting Lender’s RL Percentage of the Letter of Credit Outstandings with respect to such Letters of Credit (such arrangements, the “Letter of Credit Back-Stop Arrangements”).

(c)The initial Stated Amount of each Letter of Credit shall not be less than $100,000 (or, in the case of Letters of Credit denominated in an Alternate Currency, the Dollar Equivalent thereof) or such lesser amount as is acceptable to the respective Issuing Lender.

3.4.Letter of Credit Participations.

(a)Immediately upon the issuance by an Issuing Lender of any Letter of Credit, such Issuing Lender shall be deemed to have sold and transferred to each L/C Participant, and each L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such L/C Participant’s RL Percentage, in such Letter of Credit, each drawing or payment made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Loan Commitments or RL Percentages of the Lenders pursuant to Section 2.14 or 13.4, it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 3.4 to reflect the new RL Percentages of the assignor and assignee Lender, as the case may be.

(b)In determining whether to pay under any Letter of Credit, no Issuing Lender shall have any obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by an Issuing Lender under or in connection with any Letter of Credit issued by it shall not create for such Issuing Lender any resulting liability to the Borrower, any other Loan Party, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c)In the event that an Issuing Lender makes any payment under any Letter of Credit issued by it and the Borrower shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 3.5(a), such Issuing Lender shall promptly notify the Administrative Agent, which shall promptly notify each L/C Participant of such failure, and each L/C Participant shall promptly and unconditionally pay to such Issuing Lender the amount of such L/C Participant’s RL Percentage of such unreimbursed payment in Dollars (or, in respect of Letters of Credit denominated in an Alternate Currency, such Alternate Currency) and in Same Day Funds. If the Administrative Agent so notifies, prior to 12:00 Noon (New York City time) on any Business Day, any L/C Participant required to fund a payment under a Letter of Credit, such L/C Participant shall make available to the respective Issuing Lender in Dollars (or, in respect of Letters of Credit denominated in an Alternate Currency, such Alternate Currency) such L/C Participant’s RL Percentage of the amount of such payment on such Business Day in Same Day Funds. If and to the extent such L/C Participant shall not have so made its RL Percentage of the amount of such payment available to respective Issuing Lender, such L/C Participant agrees to pay to such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Issuing Lender at the Overnight Rate for the first three (3) days and at the interest rate applicable to Revolving Loans that are maintained as Base Rate Loans for each day thereafter. The failure of any L/C Participant to make available to an Issuing Lender its RL Percentage of any payment under any Letter of Credit issued by such Issuing Lender shall not relieve any other L/C Participant of its obligation hereunder to make available to such Issuing Lender its RL Percentage of any payment under any Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to such Issuing Lender such other L/C Participant’s RL Percentage of any such payment.

(d)Whenever an Issuing Lender receives a payment of a reimbursement obligation as to which it has received any payments from the L/C Participants pursuant to clause (c) above, such Issuing Lender shall pay to each such L/C Participant which has paid its RL Percentage thereof, in Dollars (or, in respect of Letters of Credit denominated in an Alternate Currency, such Alternate Currency) and in Same Day Funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(e)Upon the request of any L/C Participant, each Issuing Lender shall furnish to such L/C Participant copies of any standby Letter of Credit issued by it and such other documentation as may reasonably be requested by such L/C Participant.

(f)The obligations of the L/C Participants to make payments to each Issuing Lender with respect to Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(A)any lack of validity or enforceability of this Agreement or any of the other Loan Documents or any reduction or termination of the Revolving Loan Commitments;

(B)the existence of any claim, setoff, defense or other right which the Borrower or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any L/C Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower or any Subsidiary and the beneficiary named in any such Letter of Credit);

(C)any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(D)the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

(E)the occurrence of any Default or Event of Default.

3.5.Agreement to Repay Letter of Credit Drawings.

(a)The Borrower agrees to reimburse each Issuing Lender, by making payment to the Administrative Agent in immediately available funds at the Payment Office, for any payment or disbursement made by such Issuing Lender under any Letter of Credit issued by it (each such amount, so paid until reimbursed by the Borrower, an “Unpaid Drawing”), not later than (x) one (1) Business Day following receipt by the Borrower of notice of such payment or disbursement if such notice is received on or prior to 11:00 A.M. (New York City time) or (y) two (2) Business Days following receipt by the Borrower of notice of such payment or disbursement if such notice is received after 11:00 A.M. (New York City time) (provided that no such notice shall be required to be given if an Event of Default under Section 11.1(f) shall have occurred and be continuing, in which case the Unpaid Drawing shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by the Borrower)), with interest on the amount so paid or disbursed by such Issuing Lender, to the extent not reimbursed prior to 12:00 Noon (New York City time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Lender was reimbursed by the Borrower therefor at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin as in effect from time to time for Revolving Loans that are maintained as Base Rate Loans; provided, however, to the extent such amounts are not reimbursed prior to 12:00 Noon (New York City time) on the date that is three (3) Business Days following the receipt by the Borrower of notice of such payment or disbursement or following the occurrence of a Default or an Event of Default under Section 11.1(f), interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Lender (and until reimbursed by the Borrower) at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Revolving Loans that are maintained as Base Rate Loans as in effect from time to time plus 2.00%, with such interest to be payable on demand. Each Issuing Lender shall give the Borrower prompt written notice of each Drawing under any Letter of Credit issued by it; provided that the failure to give any such notice shall in no way affect, impair or diminish the Borrower’s obligations hereunder. In the case of a Letter of Credit denominated in Dollars, the Borrower shall reimburse the applicable Issuing Lender in Dollars. In the case of a Letter of Credit denominated in an Alternate Currency, the Borrower shall reimburse the relevant Issuing Lender in such Alternate Currency, unless (x) such Issuing Lender (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (y) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified such Issuing Lender promptly following receipt of the notice of drawing that the Borrower will reimburse such Issuing Lender in Dollars. In the case of any such reimbursement in Dollars of a drawing as of the applicable Revaluation Date under a Letter of Credit denominated in an Alternate Currency, the relevant Issuing Lender shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof.

(b)The obligations of the Borrower under this Section 3.5 to reimburse each Issuing Lender with respect to drafts, demands and other presentations for payment under Letters of Credit issued by it (each, a “Drawing”) (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances, including the following:

(i)any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)waiver by the relevant Issuing Lender of any requirement that exists for such Issuing Lender’s protection and not the protection of the Borrower or any waiver by the relevant Issuing Lender which does not in fact materially prejudice the Borrower;

(v)honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)any payment made by the relevant Issuing Lender in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii)any payment by the relevant Issuing Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(viii)any adverse change in the relevant exchange rates or in the availability of the relevant Alternate Currency to the Borrower or any Subsidiary or in the relevant currency markets generally; or

(ix)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries;

provided that the Borrower shall not be obligated to reimburse any Issuing Lender for any wrongful payment made by such Issuing Lender under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

3.6.Increased Costs. If at any time after the Closing Date, the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by the NAIC or any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Issuing Lender or any L/C Participant with any request or directive by the NAIC or by any such Governmental Authority (whether or not having the force of law), shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or liquidity or similar requirement against letters of credit issued by any Issuing Lender or participated in by any L/C Participant, or (ii) impose on any Issuing Lender or any L/C Participant any cost or other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Issuing Lender or any L/C Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Issuing Lender or any L/C Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit, then, upon the delivery of the certificate referred to below to the Borrower by any Issuing Lender or any L/C Participant (a copy of which certificate shall be sent by such Issuing Lender or such L/C Participant to the Administrative Agent), the Borrower agrees to pay to such Issuing Lender or such L/C Participant such additional amount or amounts as will compensate such Issuing Lender or such L/C Participant for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital. Any Issuing Lender or any L/C Participant, upon determining that any additional amounts will be payable to it pursuant to this Section 3.6, will give prompt written notice thereof to the Borrower, which notice shall include a certificate submitted to the Borrower by such Issuing Lender or such L/C Participant (a copy of which certificate shall be sent by such Issuing Lender or such L/C Participant to the Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Issuing Lender or such L/C Participant. The certificate required to be delivered pursuant to this Section 3.6 shall, absent manifest error, be final and conclusive and binding on the Borrower. This Section 3.6 shall not apply to any Indemnified Taxes or Other Taxes (each of which are provided for in Section 5.5) or any Excluded Taxes.

3.7.Applicability of ISP and UCP. Unless otherwise expressly agreed by the relevant Issuing Lender and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, no Issuing Lender shall be responsible to the Borrower for, and no Issuing Lender’s rights or remedies against the Borrower shall be impaired by, any action or inaction of such Issuing Lender required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Requirement of Law or any order of a jurisdiction where such Issuing Lender or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

SECTION 4.

COMMITMENT FEES; FEES; REDUCTIONS OF COMMITMENTS

4.1.Fees.

(a)The Borrower agrees to pay to the Administrative Agent for distribution to each Non- Defaulting Revolving Lender a commitment fee for the period from and including the Closing Date to and including the Revolving Loan Maturity Date (or such earlier date on which the Total Revolving Loan Commitment has been terminated) computed at a rate per annum equal to 0.35% of the daily Unutilized Revolving Loan Commitment in respect of such Non-Defaulting Revolving Lender’s Revolving Loan Commitment as in effect from time to time (“Commitment Fees”). From and after the delivery by the Borrower to the Administrative Agent of financial statements required by Section 8.1(a) or (b), as applicable, for the first full fiscal quarter after the Closing Date, the Commitment Fees shall be reduced to a rate per annum equal to 0.25% of the daily Unutilized Revolving Loan Commitment if the Total Net First Lien Leverage Ratio is less than or equal to 3.50 to 1.00. Accrued Commitment Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the date upon which the Total Revolving Loan Commitment is terminated. For purposes of computing Commitment Fees only, outstanding Swingline Loans shall not count as a utilization of Revolving Loan Commitments and shall otherwise be disregarded.

(b)The Borrower agrees to pay to the Administrative Agent for distribution to each Non- Defaulting Revolving Lender (based on each such Revolving Lender’s respective RL Percentage) a fee in respect of each Letter of Credit (the “Letter of Credit Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin as in effect from time to time during such period with respect to Revolving Loans that are maintained as LIBOR Loans on the daily Stated Amount of each such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

(c)The Borrower agrees to pay to each Issuing Lender, for its own account, a facing fee in respect of each Letter of Credit issued by it (the “Facing Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to 0.125% or such other amount as may be agreed by the applicable Issuing Lender on the daily Stated Amount of such Letter of Credit. Accrued Facing Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

(d)The Borrower agrees to pay to each Issuing Lender, for its own account, upon each payment under, issuance of, or amendment to, any Letter of Credit issued by it, such amount as shall at the time of such event be the administrative charge and the reasonable expenses which such Issuing Lender is generally imposing in connection with such occurrence with respect to letters of credit.

(e)[Reserved].

(f)The Borrower agrees to pay to the Administrative Agent such fees as may be agreed to in writing from time to time by the Borrower or any of its Subsidiaries and the Administrative Agent (including, without limitation, all amounts owing under the Fee Letter).

4.2.Voluntary Termination of Unutilized Revolving Loan Commitments.

(a)Upon at least three (3) Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, at any time or from time to time, without premium or penalty to terminate the Total Unutilized Revolving Loan Commitment in whole, or reduce it in part, pursuant to this Section 4.2(a), in an integral multiple of $1,000,000 in the case of partial reductions to the Total Unutilized Revolving Loan Commitment; provided that each such reduction shall apply proportionately to permanently reduce the applicable Revolving Loan Commitment of each Revolving Lender. If such notice of termination indicates that such termination is being made in connection with a Refinancing of the Facility or in the context of a transaction involving a Change of Control or other contingent transaction, such notice of termination may be revoked if such Refinancing or transaction is not consummated, subject to payment of any costs referred to in Section 2.12 resulting therefrom.

(b)In the event of the refusal by a Lender to consent to a Proposed Modification with respect to such Lender’s Revolving Loan Commitments, the Borrower shall have the right upon five (5) Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), to terminate the entire Revolving Loan Commitment of such Lender (but not any other Commitments or Loans of such Lender that are not proposed to be modified by such Proposed Modification), so long as all Revolving Loans, together with accrued and unpaid interest, Fees and all other amounts owing to such Lender (including all amounts, if any, owing pursuant to Section 2.12) are repaid concurrently with the effectiveness of such termination (at which time Schedule I shall be deemed modified to reflect such changed amounts) and such Lender’s RL Percentage of all outstanding Letters of Credit is Collateralized in a manner satisfactory to the Administrative Agent and the respective Issuing Lenders, and at such time, unless the respective Lender continues to have outstanding Loans or commitments in respect of Loans hereunder, such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, Sections 2.11, 2.12, 3.6, 5.5, 12.6, 13.1 and 13.6), which shall survive as to such repaid Lender.

4.3.Mandatory Reduction of Commitments. The Total Revolving Loan Commitment shall terminate in its entirety on, as applicable, (i) the Revolving Loan Maturity Date, (ii) the Incremental Revolving Loan Maturity Date or (iii) the Maturity Date for any Other Revolving Loan set forth in the Refinancing Amendment applicable thereto. Each reduction to, or termination of, the Total Revolving Loan Commitment pursuant to this Section 4.3 shall be applied to proportionately reduce or terminate, as the case may be, the Revolving Loan Commitment of each Lender with a Revolving Loan Commitment.

SECTION 5.

PREPAYMENTS; PAYMENTS; TAXES

5.1.Voluntary Prepayments.

(a)The Borrower may at any time and from time to time prepay the Loans, in whole or in part, in each case, without premium or penalty, subject to the requirements of Section 5.1(b), upon notice, in a form reasonably acceptable to the Administrative Agent, delivered to the Administrative Agent no later than 11:00 A.M. (New York City time) three (3) Business Days prior thereto (and with respect to any Alternate Currency Loan (other than SONIA Rate Loans), four (4) Business Days prior thereto, and with respect to any SONIA Rate Loans, five (5) Business Days prior thereto), in the case of Fixed Rate Loans, and no later than 11:00 A.M. (New York City time) on the date of such payment, in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Fixed Rate Loans, SONIA Rate Loans or Base Rate Loans; provided that if a Fixed Rate Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.12; provided, further, that if such notice of prepayment indicates that such prepayment is to be funded with the proceeds of a Refinancing of the Facility or in the context of a transaction involving a Change of Control or other contingent transaction, such notice of prepayment may be revoked if such Refinancing or transaction is not consummated, subject to payment of any costs referred to in Section 2.12. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Swingline Loans (other than in connection with a repayment of all Loans)) accrued interest to such date on the amount prepaid. Prepayments shall be accompanied by Prepayment Fees required by Section 5.1(b), if any, and accrued interest. Partial prepayments shall be in an aggregate principal amount of $250,000 (or, in the case of Revolving Loans denominated in an Alternate Currency, the Dollar Equivalent thereof) and integral multiples of $100,000 (or, in the case of Revolving Loans denominated in an Alternate Currency, the Dollar Equivalent thereof) in excess of that amount. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 and in integral multiples of $50,000 in excess of that amount.

(b)[Reserved].

(c)In the event of the refusal by a Lender to consent to a Proposed Modification with respect to such Lender’s Revolving Loans, the Borrower may, upon five (5) Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), repay all such Revolving Loans (but, for the avoidance of doubt, not any other Loans (or Tranches) of such Lender that are not proposed to be modified by such Proposed Modification), including all amounts, if any, owing pursuant to Section 2.11, together with accrued and unpaid interest, Fees and all other amounts then owing to such Lender so long as in the case of the repayment of Revolving Loans of any Lender pursuant to this clause (c), (x) the Revolving Loan Commitment of such Lender is terminated concurrently with such repayment pursuant to Section 4.2(b) (at which time Schedule I shall be deemed modified to reflect the changed Revolving Loan Commitments) and (y) such Lender’s RL Percentage of all outstanding Letters of Credit is Collateralized in a manner satisfactory to the Administrative Agent and the respective Issuing Lenders.

5.2.[Reserved].

5.3.Repayment of Revolving Excess, etc. In the event the aggregate amount of outstanding Revolving Loans and L/C Obligations then outstanding (calculated, in the case of Revolving Loans and L/C Obligations denominated in an Alternate Currency, at the Dollar Equivalent thereof) and outstanding

Swingline Loans exceeds (the “Revolving Excess”) the Total Revolving Loan Commitments then in effect, the Borrower shall immediately repay Swingline Loans and Revolving Loans and Collateralize Letters of Credit, as applicable, to the extent necessary to remove such Revolving Excess; provided that if such Revolving Excess results from fluctuations in the Dollar Equivalent of Revolving Loans or Letters of Credit denominated in an Alternate Currency and such Revolving Excess exceeds 5.00% of the Total Revolving Loan Commitments at such time, such obligation to repay Loans and Collateralize Letters of Credit shall not be effective until five (5) Business Days after the date such Revolving Excess first commenced in an amount greater than 5.0% of the Total Revolving Loan Commitments (and shall not be required to the extent such Revolving Excess has ceased to exist as a result of fluctuations in currency values).

5.4.Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 1:00 P.M. (New York City time) on the date when due and shall be made in Dollars (or, in respect of Obligations denominated in an Alternate Currency, in such Alternate Currency) in immediately available funds at the Payment Office. The Administrative Agent will promptly distribute to each Lender its pro rata share in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s lending office. All payments received by the Administrative Agent after 1:00 P.M. (New York City time) may in the Administrative Agent’s discretion be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (provided that payments stated to be due on any Maturity Date, if stated to be due on a day which is not a Business Day, shall be deemed to be due on the next preceding Business Day) and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

5.5.Net Payments.

(a)All payments made by or on behalf of the Borrower or any Guarantor under this Agreement or under any other Loan Document will be made without setoff, counterclaim or other defense. All such payments will be made free and clear of, and without deduction or withholding for, any Taxes with respect to such payments, unless required by applicable law. If any such Taxes are so levied or imposed, the applicable withholding agent shall pay, or withhold and remit, to the applicable Governmental Authority the full amount of such Taxes, and if the Tax in question is an Indemnified Tax or an Other Tax, the applicable Loan Party shall pay such additional amounts as may be necessary so that, after any required deductions or withholdings have been made (including any deductions or withholdings attributable to any payments required to be made under this Section 5.5) each Lender (or in the case of a payment made to the Administrative Agent for its own account, such Administrative Agent) receives on the due date a net sum equal to what it would have received had such Indemnified Taxes or Other Taxes not been levied or imposed. The Borrower or Guarantors, as applicable, will furnish to the Administrative Agent within forty- five (45) days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts or other evidence reasonably satisfactory to the Administrative Agent evidencing such payment by the Borrower or Guarantor. The Borrower or Guarantors, jointly and severally, agree to indemnify and hold harmless the Administrative Agent and each Lender, and to reimburse such Person upon its written request within twenty (20) days of demand therefor, for the amount of any Indemnified Taxes or Other Taxes so levied or imposed and paid by such Person (including any Indemnified Taxes or Other Taxes imposed on or attributable to amounts payable under this Section 5.5), whether or not such Taxes were correctly or legally imposed or asserted; provided that if the Administrative Agent or any Lender requests indemnification more than 90 days after the earlier of (1) the date on which the Administrative Agent or the applicable Lender received written demand for payment of the applicable Indemnified Taxes or Other Taxes from the relevant Governmental Authority or (2) the date on which the Administrative Agent or the applicable Lender paid the applicable Indemnified Taxes or Other Taxes, the Administrative Agent or the applicable Lender shall not be indemnified to the extent that such failure or delay results in prejudice to the Borrower or a Guarantor. A certificate setting forth the amount of such payment or liability and the manner in which such amount was determined, prepared in good faith and delivered by the Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(b)Without limiting the generality of Section 5.5(c), each Lender (1) that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes (each, a “Foreign Lender”) agrees to deliver to the Borrower and the Administrative Agent on or prior to the date it becomes a party to this Agreement, whichever of the following is applicable: (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI (or successor forms), (ii) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN or W-8BEN- E (or successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit L-1 (any such Exhibit L certificate, a “Non-Bank Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or successor form),
(iv) to the extent that a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), two accurate and complete original signed copies of Internal Revenue Service Form W-8IMY (or successor form) of the Foreign Lender, accompanied by a Form W- 8ECI, Form W-8BEN, W-8BEN-E, a certificate substantially in the form of Exhibit L-2 or Exhibit L-3, Internal Revenue Service Form W-9 or other documents from each beneficial owner, as applicable, that would be required under this Section 5.5(b) if such beneficial owner were a Lender; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a certificate substantially in the form of Exhibit L-4 (in lieu of a certificate substantially in the form of Exhibit L-2 or Exhibit L-3) on behalf of each such direct or indirect partner(s), and (v) two accurate and complete original signed copies of any other form prescribed by applicable U.S. federal income tax laws (including the Treasury regulations) as a basis for claiming complete exemption from, or reduction in, U.S. federal withholding tax on any payments to such Lender under any Loan Document or (2) that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes, agrees to deliver to the Borrower and the Administrative Agent on or prior to the date it becomes a party to this Agreement, two accurate and complete original signed copies of Internal Revenue Service Form W-9 certifying to such Lender’s exemption from United States federal backup withholding. The Administrative Agent shall provide to the Borrower two accurate and complete original signed copies of whichever of the following is applicable: (1) if the Administrative Agent is a United States person (as such term is defined in Section 7701(a)(30) of the Code), Internal Revenue Service Form W-9 certifying to such Administrative Agent’s exemption from U.S. federal backup withholding or (2) if the Administrative Agent is not a United States person (as such term is defined in Section 7701(a)(30) of the Code), (i) Internal Revenue Service Form W-8ECI with respect to payments received for its own account and (ii) Internal Revenue Service Form W-8IMY (together with all required accompanying documentation) assuming primary responsibility for U.S. federal income tax withholding with respect to payments received by it on behalf of the Lenders. Notwithstanding anything to the contrary in this Section 5.5(b), the Administrative Agent shall not be required to deliver any documentation that such Administrative Agent is not legally eligible to deliver as a result of a Change in Tax Law after the Closing Date.

(c)If any Lender is entitled to an exemption from or reduction in any applicable withholding Tax with respect to payments under this Agreement or any other Loan Document, then such Lender agrees to deliver to the Borrower and the Administrative Agent, at such times as are reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, each Lender agrees that from time to time after the Closing Date, when a lapse in time or change in circumstances renders the previous documentation obsolete, expired or inaccurate in any respect (including the Internal Revenue Service forms and certificates described in Section 5.5(b)), it will deliver to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or it shall immediately notify the Borrower and the Administrative Agent of its legal ineligibility to deliver any such documentation. Notwithstanding anything to the contrary in Section 5.5(b), (c) or (d), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.

(d)If a payment made to a Lender under any Loan Document would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their FATCA obligations, to determine whether such Lender has or has not complied with such Lender’s FATCA obligations and to determine the amount, if any, to deduct and withhold from such payment. For purposes of this Section 5.5(d), the term “FATCA” shall include any amendments thereof or successor provisions thereto.

(e)If the Borrower or any Guarantor pays any Indemnified Taxes or Other Taxes under this Section 5.5 to a Lender or the Administrative Agent and such Lender or the Administrative Agent determines in its sole discretion (exercised reasonably) that it has actually received any refund of any Indemnified Taxes or Other Taxes in respect of which it has received additional payments under this Section
5.5 (a “Tax Benefit”), such Lender or the Administrative Agent shall pay to the Borrower or such Guarantor, as the case may be, an amount of such Tax Benefit, net of all out-of-pocket expenses of such Lender or the Administrative Agent (including any Taxes imposed with respect to such Tax Benefit) and without interest (other than any interest paid by the relevant Governmental Authority); provided, however, that (i) any Lender or the Administrative Agent may determine, in its sole discretion consistent with its policies, whether to seek a Tax Benefit; (ii) any Taxes that are imposed on a Lender or the Administrative Agent as a result of a disallowance or reduction of any Tax Benefit with respect to which such Lender or the Administrative Agent has made a payment to the Borrower or a Guarantor pursuant to this Section 5.5(e) (and any interest or penalties or other charges imposed thereon) shall be treated as a Tax for which the Borrower or such Guarantor, as the case may be, is obligated to indemnify such Lender or the Administrative Agent pursuant to this Section 5.5 without any exclusions or defenses; (iii) nothing in this Section 5.5(e) shall require any Lender or the Administrative Agent to disclose any confidential information to the Borrower or any Guarantor (including, without limitation, its Tax returns) or any other Person; and
(iv) no Lender or the Administrative Agent shall be required to pay any amounts pursuant to this Section 5.5(e) at any time which a Default or Event of Default exists (provided that such amounts shall be credited against amounts otherwise owed under this Agreement by the Borrower or any Guarantor).

(f)If one or more Guarantors hereunder are required to make any payment with respect to the Guaranteed Obligations that would be subject to any withholding of Tax (whether or not it would result in any Loan Party being required to pay additional amounts or indemnity payments under this Agreement), the Administrative Agent, the Lenders and the Loan Parties shall cooperate with each other in good faith in order to eliminate or minimize the effects of such withholding of Tax; provided that none of the Administrative Agent or any Lender shall be required to take any action that would subject it to any unreimbursed cost or expense or would otherwise be disadvantageous to it.

(g)In addition to the payments by a Loan Party required by Section 5.5(a) (and without duplication thereof), the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(h)For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 5.5, include any Issuing Lender.

SECTION 6.

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Loan Parties hereby jointly and severally represent and warrant to the Administrative Agent and each Lender on the Closing Date and on each date on which any extension of credit is made (excluding any date on which a Fixed Rate Loan is continued pursuant to Section 2.7) that:

6.1.Financial Condition.

(a)[Reserved].

(b)The unaudited consolidated balance sheet at March 31, 2021 and the related unaudited consolidated statements of income, stockholders’ equity and cash flows related to the Borrower and its consolidated Subsidiaries for the fiscal quarter ended March 31, 2021 present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated stockholder’s equity and cash flows for the respective fiscal quarters then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved.

(c)The audited consolidated balance sheet at December 31, 2020 and the related consolidated statements of income, stockholders’ equity and cash flows related to the Borrower for the fiscal year ended December 31, 2020, reported on by and accompanied by an unqualified report as to going concern or scope of audit from independent public accountants of recognized national standing present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated income, stockholders’ equity and cash flows for the fiscal year then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

(d)No Loan Party or Restricted Subsidiary has, as of the Closing Date, after giving effect to the Transactions, and excluding obligations under the Loan Documents, any material Guarantee Obligations, contingent liabilities or any long term leases or unusual forward or long term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivative, which are required in conformity with GAAP to be disclosed therein and which are not reflected in the most recent financial statements referred to in paragraphs (b) and (c) of this Section 6.1.

6.2.No Change. Since December 31, 2020, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.

6.3.Existence; Compliance with Law. Each Loan Party (a) is duly organized or incorporated, validly existing and in good standing (to the extent such concept exists) under the laws of the jurisdiction of its organization or incorporation, (b) has the power, capacity and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing (to the extent such concept exists) under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except where the failure to be so qualified or in good standing (to the extent such concept exists) would not reasonably be expected to result in a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.4.Power; Authorization; Enforceable Obligations. Subject to any matters which are set out as qualifications or reservations as to matters of law of general application in the legal opinions provided pursuant to Section 7.1(f), each Loan Party has the power, capacity and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational or corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement and to authorize the other Transactions. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, examinership, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

6.5.Consents. No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) Governmental Approvals, consents, authorizations, filings and notices that have been obtained or made and are in full force and effect and (ii) the filings referred to in Section
6.19. No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the consummation of the Transactions (excluding the Loan Documents), except (i) Governmental Approvals, consents, authorizations, filings and notices that have been obtained or made and are in full force and effect, (ii) the filings referred to in Section 6.19 and
(iii)those, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

6.6.No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any material Requirement of Law, any Contractual Obligation of any Loan Party that is material to the Borrower and its Restricted Subsidiaries, taken as a whole, or the Organizational Documents of any Loan Party and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law, any such Organizational Documents or any such Contractual Obligation (other than the Liens created by the Security Documents). The consummation of the Transactions (excluding the Loan Documents) will not (a) violate (x) any Requirement of Law or any Contractual Obligation of any Loan Party, except as would not reasonably be expected to have a Material Adverse Effect or (y) the Organizational Documents of any Loan Party and (b) will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law, any such Organizational Documents or any such Contractual Obligation (other than the Liens created by the Security Documents).

6.7.Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Loan Party, threatened by or against any Loan Party or Restricted Subsidiary or against any of their respective properties, assets or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that would reasonably be expected to have a Material Adverse Effect.

6.8.No Default. No Default or Event of Default has occurred and is continuing.

6.9.Ownership of Property; Liens. Each Loan Party and each Restricted Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all Real Property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 9.7 and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.10.Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect, the Loan Parties and the Restricted Subsidiaries own, or are licensed to use, all Intellectual Property used in the conduct of the business (which shall include, for the avoidance of doubt, Intellectual Property that the Borrower or its Restricted Subsidiaries license to their customers) of the Borrower and its Restricted Subsidiaries as currently conducted. No claim has been asserted and is pending by any Person challenging or questioning any use by any Loan Party or by a Restricted Subsidiary of any Intellectual Property or the validity or effectiveness of any Intellectual Property of any Loan Party or of any Restricted Subsidiary or alleging that the conduct of business by any Loan Party or by any Restricted Subsidiary infringes or violates the rights of any Person, nor does the Borrower know of any valid basis for any such claim, except for such claims or allegations that would not reasonably be expected to have a Material Adverse Effect on the operations of the business conducted by the Borrower and its Restricted Subsidiaries.

6.11.Taxes. Each Restricted Subsidiary and each Loan Party has filed or caused to be filed all Tax returns that are required to be filed and has paid or caused to be paid all Taxes due and payable (including in its capacity as a withholding agent), whether or not shown on such returns, and any assessments made against it or any of its property and all other Taxes imposed on it or any of its property by any Governmental Authority (other than any such Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Restricted Subsidiary or Loan Party) except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. No Tax assessment, deficiency or other claim has been filed, and, to the knowledge of any of the Loan Parties, is being threatened in writing, with respect to any Taxes that has had or could reasonably be expected to have a Material Adverse Effect.

6.12.Federal Regulations. No Loan Party or Restricted Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for any purpose that violates the provisions of Regulation U or X of the Board.

6.13.Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any

Loan Party or Restricted Subsidiary pending or, to the knowledge of any Loan Party, threatened; (b) hours worked by and payment made to employees of each Loan Party and each Restricted Subsidiary have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Loan Party or Restricted Subsidiary on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Loan Party or Restricted Subsidiary, as applicable.

6.14.ERISA.

(a)Except as, individually or in the aggregate, would not reasonably be expected to result in Material Adverse Effect, (i) neither a Reportable Event nor a failure to meet the minimum funding standards of Section 412 or 430 of the Code or Section 302 or 303 of ERISA has occurred with respect to any Single Employer Plan or Multiemployer Plan during the six-year period prior to the date on which this representation is made or deemed made, (ii) no Plan has applied for or received a waiver of the minimum funding standard or an extension of any amortization period within the meaning of Section 412 of the Code or Section 302 or 304 of ERISA, (iii) each Plan has complied and is in compliance in form and operation with its terms and with the applicable provisions of ERISA and the Code (including without limitation the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, except where any failure to comply would not reasonably be excepted to result in any material liability, (iv) no determination has been made that any Plan is, or is expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA, (v) all contributions required to have been made with respect to a Plan have been timely made or have been reflected on the most recent consolidated balance sheet filed prior to the Closing Date or accrued in the accounting records of the Borrower and (vi) no termination of a Single Employer Plan has occurred, no proceedings have been instituted to terminate or appoint a trustee to administer any Single Employer Plan, and no Lien in favor of the PBGC or a Plan has arisen. There exists no material Unfunded Pension Liability with respect to any Single Employer Plan in excess of $20,000,000. None of the Borrower, any Restricted Subsidiary or any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and none of the Borrower, any Restricted Subsidiary or any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower, any such Restricted Subsidiary or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. To the knowledge of the Borrower, any Restricted Subsidiary or any Commonly Controlled Entity, except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, no such Multiemployer Plan is Insolvent and none of the Borrower, any Restricted Subsidiary or any Commonly Controlled Entity has received any notice, and no Multiemployer Plan has received from the Borrower, any Restricted Subsidiary or any Commonly Controlled Entity any notice that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA. None of the Borrower, any Restricted Subsidiary or any Commonly Controlled Entity has engaged in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to a Plan that has resulted or could reasonably be expected to result in material liability, and none of the Borrower, any Restricted Subsidiary nor any Commonly Controlled Entity has incurred any material liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA), except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)In respect of each Plan (other than a Non-U.S. Plan), there are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Borrower, any Restricted Subsidiary or any Commonly Controlled Entity, threatened, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to result in a Material Adverse Effect.

(c)Each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect. Except as individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, all material contributions required to have been made by the Borrower or any Restricted Subsidiary with respect to a Non U.S. Plan have been timely made. The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan, determined as of the end of the Borrower’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not materially exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities.

(d)The Borrower represents and warrants as of the Closing Date that the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.

6.15.Investment Company Act; Other Regulations. No Loan Party is an “investment company” as such quoted term is defined in the Investment Company Act of 1940, as amended. Neither the Borrower nor any of its Restricted Subsidiaries is subject to regulation under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

6.16.Subsidiaries. As of the Closing Date and after giving effect to the Transactions, Schedule
6.16 sets forth the name and jurisdiction of organization of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party.

6.17.Environmental Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a)Materials of Environmental Concern have not been released, generated, treated, stored or disposed of at, on or under, or disposed or transported from, any real properties currently owned, leased or operated by any Loan Party or any Restricted Subsidiary (the “Properties”), or, during the period of ownership, lease or operation by any Loan Party or Restricted Subsidiary, any Real Property formerly owned, leased or operated by any Loan Party or any Restricted Subsidiary, in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(b)(i) no judicial proceeding, governmental or administrative action, or notice of violation is pending or, to the knowledge of any Loan Party, threatened, under any Environmental Law to which any Loan Party or any Restricted Subsidiary is or will be named as a party with respect to the Properties or the business operated by any Loan Party or any Restricted Subsidiary (collectively, “Environmental Proceedings”); (ii) there are no consent decrees, consent orders, administrative orders, or other orders or decrees outstanding under any Environmental Law with respect to the Properties or the business operated by any Loan Party or any Restricted Subsidiary (collectively, “Environmental Orders”); and (iii) to the knowledge of any Loan Party, there are no past or present actions, activities, circumstances, conditions, events or incidents with respect to the Properties or the business operated by any Loan Party or any Restricted Subsidiary, including, without limitation, the release, emission, discharge, presence or disposal of any Materials of

Environmental Concern, that could form the basis of any such Environmental Proceeding or Environmental Order against any Loan Party or any Restricted Subsidiary or against any person or entity whose liability for any such Environmental Proceeding or Environmental Order any Loan Party or any Restricted Subsidiary has retained or assumed either contractually or by operation of law; and

(c)the Properties and all operations by any Loan Party and any Restricted Subsidiary are and have been in compliance with all applicable Environmental Laws.

6.18.Accuracy of Information, etc. No written statement or information (other than the projections specified below and information of a general economic or general industry nature) concerning any Loan Party or Restricted Subsidiary contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading. The projections and pro forma financial information, taken as a whole, contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made and as of the Closing Date (with respect to such projections and pro forma financial information delivered prior to the Closing Date), it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact, forecasts and projections are subject to uncertainties and contingencies, actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount and no assurance can be given that any forecast or projections will be realized. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all material respects.

6.19.Security Documents. Subject to any matters which are set out as qualifications or reservations as to matters of law of general application in the legal opinions provided pursuant to Section 7.1(f), each of the Security Documents is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of (i) the Capital Stock described in the Security Agreement that are securities represented by stock certificates or otherwise constituting certificated securities within the meaning of Section 8-102(a)(15) of the UCC (the “Certificated Securities”), when certificates representing such Capital Stock are delivered to the Collateral Agent (provided that, in the case of an issuer of such Certificated Securities that is located in a jurisdiction outside the United States, applicable law provides for perfection of a Lien on such Certificated Securities by delivery of such Certificated Securities to a Secured Party), and
(ii)the other Collateral not described in clause (i) constituting personal property described in the Security Agreement, when financing statements and other filings, agreements and actions specified on Schedule 6.19(a) in appropriate form are executed and delivered, performed or filed in the offices specified on Schedule 6.19(a), as the case may be, the Collateral Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except, in the case of Permitted Liens). Other than as set forth on Schedule 6.19(a), as of the Closing Date, none of the Capital Stock of the Borrower or any Subsidiary Guarantor that is a limited liability company or partnership (organized under the laws of a jurisdiction in the United States) is a Certificated Security.

6.20.Solvency. As of the Closing Date, the Borrower and its Subsidiaries on a consolidated basis, are, and after giving effect to the Transactions and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith and the other transactions contemplated hereby and thereby, will be, Solvent.

6.21.Patriot Act; FCPA; OFAC; Anti-Corruption Laws and Sanctions.

(a)To the extent applicable, each of the Borrower and its Subsidiaries is in compliance, in all material respects, with the Patriot Act.

(b)No part of the proceeds of the Loans will be used, directly nor, to the knowledge of the Borrower and its Subsidiaries, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or to the knowledge of the Borrower, any other applicable Anti-Corruption Laws.

(c)The Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and other applicable Anti-Corruption Laws, and the Borrower, its Subsidiaries and their respective officers and directors and, to the knowledge of the Borrower, their employees and agents, are in compliance in all material respects with applicable Sanctions, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and other applicable Anti-Corruption Laws. None of (a) the Borrower, any Restricted Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent, or other representative of the Borrower or any Subsidiary, is a Sanctioned Person, nor is Borrower or any Subsidiary located, organized or resident in a Sanctioned Country.

(d)Neither the Borrower nor any of its Subsidiaries and, to their knowledge, none of their respective agents is any of the following:

(i)a Person that is listed in the annex to, or is otherwise the subject of the provisions of, Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”);

(ii)a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise the subject of the provisions of, the Executive Order;

(iii)a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any laws with respect to terrorism or money laundering; or

(iv)a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

6.22.Status as Senior Indebtedness. The Obligations under the Facilities constitute “senior debt,” “senior indebtedness,” “guarantor senior debt,” “senior secured financing” and “designated senior indebtedness” (or any comparable term) for all Junior Indebtedness.

SECTION 7.

CONDITIONS PRECEDENT

7.1.Conditions to Initial Extension of Credit. The effectiveness of this Agreement and the agreement of each Lender to make the extensions of credit requested to be made by it under this Agreement on or after the Closing Date is subject to the satisfaction of each of the Lenders, prior to or concurrently with the Closing Date, of the following conditions precedent:

(a)Loan Documents. The Administrative Agent shall have received this Agreement, executed and delivered by the Borrower, each Subsidiary Guarantor and each Person listed on Schedule I.

(b)Qualified Public Offering. A Qualified Public Offering shall have been or, substantially concurrently with the effectiveness of this Agreement shall be, consummated.

(c)Refinancing. Substantially concurrently with the effectiveness of this Agreement, the Refinancing shall have been consummated.

(d)Fees. All costs, fees, expenses (including without limitation legal fees and expenses) and other compensation contemplated by the Commitment Letter and the Fee Letter payable to the Lenders shall have been paid to the extent due and to the extent a reasonably detailed invoice has been delivered to the Borrower at least three Business Days prior to the Closing Date.

(e)Closing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by an Authorized Officer, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party and (B) contain appropriate insertions and attachments, including organizational authorizations, incumbency certifications, the certificate of incorporation or other similar Organizational Document of each such Loan Party, certified by the relevant authority of the jurisdiction of organization of such Loan Party, and bylaws or other similar Organizational Document of each such Loan Party certified by an Authorized Officer as being in full force and effect on the Closing Date, (ii) a good standing certificate (long form, to the extent available) for each Loan Party from its jurisdiction of organization and (iii) a certificate, dated the Closing Date and executed by an Authorized Officer of the Borrower certifying as to the satisfaction of the conditions in Sections 7.1(b) and 7.1(g);

(f)Legal Opinions. The Administrative Agent shall have received a customary legal opinion of Fried, Frank, Harris, Shriver & Jacobson, LLP, special counsel to the Loan Parties, which opinion shall be in form and substance reasonably satisfactory to the Administrative Agent.

(g)Specified Representations. The Specified Representations shall be true and correct in all material respects as of the Closing Date (or true and correct in all material respects as of a specified date, if earlier) or in all respects, if qualified as to materiality.

(h)Financial Statements. The Administrative Agent shall have received: (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries and the related audited consolidated statements of income and cash flows, each as of the last day of the fiscal year ended December 31, 2020 and (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries and the related unaudited consolidated statements of income and cash flows for each subsequent fiscal quarter ended on or after March 31, 2021 and at least forty five (45) days before the Closing Date.

(i)Solvency Certificate. The Administrative Agent shall have received a solvency certificate from the chief financial officer of the Borrower in the form of Exhibit M, which demonstrates that the Borrower and its Subsidiaries on a consolidated basis, are, and after giving effect to the Transactions and the other transactions contemplated hereby, will be, Solvent.

(j)Patriot Act and Related Matters. At least three days prior to the Closing Date, the Administrative Agent shall have received all documentation and information relating to the Borrower and the Guarantors as is reasonably requested in writing by the Administrative Agent at least ten Business Days prior to the Closing Date that is required by all applicable regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and the requirements of the Beneficial Ownership Regulation.

Each borrowing by, and each issuance, renewal, extension, increase or amendment of a Letter of Credit on behalf of, the Borrower hereunder on the Closing Date shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 7.1 have been satisfied.

Without limiting the generality of the provisions of the last paragraph of Section 12.2, for purposes of determining compliance with the conditions specified in this Section 7.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

7.2.Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (other than any date on which a Fixed Rate Loan is continued pursuant to Section 2.7) is subject to the satisfaction of the following conditions precedent (in each case subject to the provisions of Section 2.15(c)):

(a)Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent already qualified by materiality, in which case, such representations and warranties shall be true and correct in all respects), except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date (except to the extent already qualified by materiality, in which case, such representations and warranties shall be true and correct in all respects).

(b)No Default. No Default or Event of Default shall have occurred and be continuing on such date (immediately prior to giving effect to the extensions of credit requested to be made) or would result after giving effect to the extensions of credit requested to be made on such date.

(c)Notice. The Administrative Agent shall have received (as and to the extent required by Section 2 or 3, as applicable) a Notice of Borrowing, a notice with respect to the Swingline Loans or a Letter of Credit Request, as applicable.

Each borrowing by, and each issuance, renewal, extension, increase or amendment of a Letter of Credit on behalf of, the Borrower hereunder after the Closing Date shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 7.2 have been satisfied.

SECTION 8.

AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, until all Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than contingent indemnification and reimbursement obligations for which no claim has been made) and all Letters of Credit have been canceled, have expired or have been Collateralized, the Borrower shall, and the Borrower shall cause each of the Restricted Subsidiaries to:

8.1.Financial Statements. Furnish to the Administrative Agent (who shall promptly furnish to each Lender):

(a)as soon as available, but in any event within one hundred twenty (120) days after the end of the fiscal year of the Borrower for each fiscal year ending after the Closing Date, a copy of the audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year reported on without a “going concern” statement or like qualification or exception, or qualification relating to the scope of the audit (in each case other than with respect to or resulting from (i) the upcoming maturity of any Indebtedness, (ii) any potential inability to satisfy any financial covenant, including the Financial Covenant, on a future date or for a future period, (iii) any financial covenant breach under the Revolving Facility or any Indebtedness the outstanding principal amount of which is less than or equal to $20,000,000 (other than, in respect of the Revolving Facility only, an actual breach of the Financial Covenant which has not been remedied, cured or waived) and (iv) the activities of any Unrestricted Subsidiaries) by independent public accountants of recognized national standing; and

(b)as soon as available, but in any event not later than sixty (60) days after the end of each fiscal quarter of the Borrower for the first three fiscal quarters of each fiscal year, the unaudited consolidated balance sheet of the Borrower and its Subsidiaries at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year.

Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 8.1 and clause
(e)of Section 8.2 shall be deemed satisfied with (i) the filing of Form 10-K or Form 10-Q, as applicable, with the SEC by the Borrower or a direct or indirect parent thereof, as applicable, or (ii) the delivery of financial statements of a direct or indirect parent of the Borrower (so long as such parent does not conduct any material business or operations other than the ownership of shares of Capital Stock of the Borrower and any matters incidental to its ownership of such Capital Stock; provided that such parent may engage in transactions in which the Borrower may engage pursuant to Section 9.13(b), mutatis mutandis); provided that such information is accompanied by unaudited consolidating information that explains in reasonable detail the differences between the information relating to the Borrower or such direct or indirect parent of the Borrower, on the one hand, and the information relating to the Borrower and its Restricted Subsidiaries on a standalone basis, on the other hand.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except to the extent any such inconsistent application of GAAP has been approved by such accountants or an Authorized Officer, as the case may be, and disclosed in reasonable detail therein).

8.2.Certificates; Other Information. Furnish to the Administrative Agent (other than in the case of clause (f) below, who shall promptly furnish to each Lender):

(a)[reserved];

(b)within 5 Business Days of the delivery of any financial statements pursuant to Section 8.1, (i) a Financial Statements Certificate of an Authorized Officer, which shall, among other things, state that such Authorized Officer has obtained no knowledge of any Default or Event of Default except as specified in such Financial Statements Certificate and (ii) (x) to the extent that compliance with the Financial Covenant was required on the last day of the period covered by such financial statements, a compliance certificate in the form of Exhibit B to the Financial Statements Certificate containing all information and calculations necessary for determining compliance by the Borrower with the Financial Covenant as of the last day of the respective fiscal quarter or fiscal year of the Borrower, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a description in each Financial Statements Certificate of any change in the jurisdiction of organization of any Loan Party;

(c)within five (5) Business Days of the delivery of any financial statements pursuant to Section 8.1, a Financial Statements Certificate of an Authorized Officer (i) certifying a list of names of all Immaterial Subsidiaries, that each Restricted Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all such Subsidiaries in the aggregate do not exceed the limitation set forth in clause (ii) of the definition of the term “Immaterial Subsidiary” and (ii) certifying a list of names of all Unrestricted Subsidiaries and that each Restricted Subsidiary set forth on such list individually qualifies as an Unrestricted Subsidiary;

(d)within five (5) Business Days of the delivery of any financial statements pursuant to Section 8.1(b), a certification by an Authorized Officer stating that the applicable financial statements fairly state in all material respects the financial position of the Borrower and its Subsidiaries in accordance with GAAP for the periods covered thereby (subject to normal year end audit adjustments and the absence of footnotes);

(e)within five (5) Business Days of the delivery of any financial statements pursuant to Section 8.1(a) or (b), a narrative report or management’s discussion and analysis prepared with respect to the period covered by such financial statements as compared to the corresponding period in the prior fiscal year (or the prior fiscal quarter in the case of financial statements delivered pursuant to Section 8.1(b));

(f)promptly following any Lender’s request therefor (through the Administrative Agent), all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under (i) applicable “know your customer” and anti-money laundering or terrorist financing rules and regulations, including the Patriot Act and (ii) the Beneficial Ownership Regulation;

(g)[reserved];

(h)as promptly as reasonably practicable from time to time following the Administrative Agent’s request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Restricted Subsidiary of the Borrower, or compliance with the terms of any Loan Document, as the Lenders through the Administrative Agent may reasonably request; and

(i)while any Subsidiary is designated as an Unrestricted Subsidiary, within 5 Business Days of the delivery of any financial statements pursuant to Section 8.1 consolidating information that explains in reasonable detail the differences between the information relating to the Borrower and its Subsidiaries, on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand (which need not be audited).

Notwithstanding anything to the contrary set forth herein, nothing in this Agreement or in any other Loan Document shall require any Loan Party to provide information (i) that constitutes non- financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure is prohibited by applicable law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) the disclosure of which is restricted by binding agreements not entered into primarily for the purpose of qualifying for the exclusion in this clause (iv); provided that (x) the Loan Parties shall use commercially reasonable efforts not to enter into confidentiality or similar agreements that will conflict with their disclosure obligations under this Agreement and (y) in the event that any Loan Party does not provide information in reliance on this sentence, to the extent permitted under applicable Law and reasonably feasible, such Loan Party shall provide notice to the Administrative Agent that such information is being withheld and shall use its commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege and none of the foregoing shall be construed to limit any of the representations and warranties of the Loan Parties set forth in the Loan Documents.

8.3.Payment of Taxes. Pay and discharge all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, might become a lien or charge upon any properties except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the Borrower and its Subsidiaries shall not be required to pay any such Tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

8.4.Maintenance of Existence; Compliance. (a) (i) Other than as permitted by Section 9.8, preserve, renew and keep in full force and effect its organizational existence and registration in the jurisdiction of its incorporation and (ii) take all reasonable action to maintain or obtain all Governmental Approvals and all other rights, privileges and franchises, in each case necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted hereunder and except, in the case of clause (i) (in respect of Restricted Subsidiaries that are not Loan Parties) and (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; (b) comply with all Requirements of Law (including Environmental Laws) except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect; (c) comply with all Governmental Approvals except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (d) maintain in effect and enforce policies and procedures reasonably designed to ensure compliance in all material respects by each of the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions, the U.S. Foreign Corrupt Practices Act of 1977, as amended, or, to the knowledge of the Borrower, other applicable Anti-Corruption Laws.

8.5.Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect, (b) maintain all the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names used in the conduct of its business (which shall include, for the avoidance of doubt, licenses in connection with Intellectual Property that the Borrower or its Restricted Subsidiaries license to their customers), except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect and (c) maintain with financially sound and reputable insurance companies (which may include customary self-insurance), insurance with respect to its properties and businesses in a manner consistent with industry practice for companies similarly situated owning similar properties and engaged in Similar Businesses. Each such policy of insurance shall (i) name the Collateral Agent, for the benefit of the Secured Parties, as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Collateral Agent, that names Collateral Agent, for the benefit of the Secured Parties, as the loss payee thereunder and that is otherwise reasonably satisfactory to the Administrative Agent.

8.6.Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which entries full, true and correct in all material respects in conformity with all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and from which financial statements conforming with GAAP can be derived and (b) permit, at the Borrower’s expense, representatives of the Administrative Agent to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours, upon reasonable prior notice, and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Restricted Subsidiaries with employees of the Borrower and its Restricted Subsidiaries and with the independent certified public accountants of the Borrower and its Restricted Subsidiaries; provided that (i) in no event shall there be more than one such visit for the Administrative Agent and its representatives as a group per calendar year, except during the continuance of an Event of Default and (ii) the Borrower shall have the right to be present during any discussions with accountants.

8.7.Notices. Upon actual knowledge thereof by an Authorized Officer, within 3 Business Days give notice to the Administrative Agent (who shall promptly furnish to each Lender) of:

(a)the occurrence of any Default or Event of Default;

(b)any litigation, investigation or proceeding that may exist at any time involving the Borrower or any Restricted Subsidiary of the Borrower, that (i) would reasonably be expected to have a Material Adverse Effect or (ii) which relates to any Loan Document; and

(c)any development or event that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 8.7 shall be accompanied by a statement of an Authorized Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the relevant Person proposes to take with respect thereto.

8.8.Additional Collateral, etc.

(a)With respect to any property (other than Excluded Assets) acquired (including any acquisition pursuant to a Division) at any time after the Closing Date by any Loan Party (other than any property described in paragraph (b) or (c) below) as to which the Collateral Agent, for the benefit of the

Secured Parties, does not have a perfected Lien, will promptly (and in no event later than ninety (90) days (or such longer period as the Administrative Agent may agree)) (i) execute and deliver to the Collateral Agent such amendments to the Security Documents or execute all such documents or do all such acts as the Collateral Agent reasonably deems necessary to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to Permitted Liens) in such property, including (where applicable) the filing of UCC financing statements in such United States jurisdictions as may be required by the Security Agreement or by law or as may reasonably be requested by the Collateral Agent.

(b)[Reserved].

(c)With respect to (A) any Restricted Subsidiary (other than a Non-Guarantor Subsidiary) that is established, created or acquired after the Closing Date by any Loan Party (including upon the consummation of a Division) or (B) any Restricted Subsidiary of a Loan Party (regardless of when established, created or acquired) that ceases to be a Non-Guarantor Subsidiary, will promptly (and in no event later than ninety (90) days (or such longer period as the Administrative Agent may agree)) (i) execute and deliver to the Collateral Agent such amendments to this Agreement and the Security Documents or execute all such documents or do all such acts as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such Restricted Subsidiary (to the extent of a type included in the definition of “Collateral”) that is owned by any Loan Party, (ii) deliver to the Collateral Agent the certificates representing such Capital Stock (if any) together with undated stock powers, in blank, executed and delivered by a duly Authorized Officer of the relevant Loan Party and (iii) cause such Restricted Subsidiary
(a)to execute and deliver to the Collateral Agent (x) a Guarantor Joinder Agreement or such comparable documentation requested by the Collateral Agent to become a Subsidiary Guarantor, (y) a joinder agreement to the Security Agreement, substantially in the form annexed thereto, and executed and delivered by other Loan Parties pursuant to this Agreement and (z) a counterpart of the Global Intercompany Note, (b) to take such actions reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Collateral described in the Security Documents, with respect to such Restricted Subsidiary, including (where applicable) the filing of UCC financing statements in such jurisdictions as may be required by the Security Agreement or such other filings as may be required by the Security Documents or by law or as may be requested by the Collateral Agent and (c) to deliver to the Collateral Agent (i) a certificate of such Restricted Subsidiary, substantially in the form of Exhibit D, with appropriate insertions and attachments and (ii) if reasonably requested by the Collateral Agent, a legal opinion from counsel to such Restricted Subsidiary in form and substance satisfactory to the Collateral Agent.

(d)With respect to any Non-Guarantor Subsidiary established, created or acquired after the Closing Date by any Loan Party to the extent the Capital Stock of such entity is not an Excluded Asset will use commercially reasonable efforts to promptly (and in no event later than ninety (90) days (or such longer period as the Administrative Agent may agree)) (i) execute and deliver to the Collateral Agent such amendments to this Agreement, any Security Document, for the benefit of the Secured Parties, a perfected first priority security interest (subject to Permitted Liens) in the Capital Stock of such Non-Guarantor Subsidiary that is owned by any Loan Party, (ii) deliver to the Collateral Agent the certificates representing such Capital Stock (if any), together with undated stock powers, in blank, executed and delivered by a duly Authorized Officer of the relevant Loan Party and (iii) cause such Non-Guarantor Subsidiary to deliver to the Collateral Agent a certificate of such Non-Guarantor Subsidiary, substantially in the form of Exhibit D, with appropriate insertions and attachments.

(e)Notwithstanding anything to the contrary herein, the Administrative Agent may in its reasonable discretion (and without the consent of any Lender or other Secured Party) make exceptions and waive compliance with any requirement under this Section 8.8 if and to the extent the Borrower and the Administrative Agent reasonably agree that the cost associated with such compliance would be excessive in relation to the value afforded thereby to the Secured Parties.

8.9.[Reserved].

8.10.Further Assurances. At any time or from time to time upon the written request of the Administrative Agent (which may be by email), at the expense of the Borrower, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order to effect fully the purposes of the Loan Documents. In furtherance and not in limitation of the foregoing, the Loan Parties shall take such actions as the Administrative Agent may reasonably request in writing (including by email) from time to time (including the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, stock powers, financing statements and other documents, the filing or recording of any of the foregoing, and the delivery of stock certificates and other collateral with respect to which perfection is obtained by possession, in each case to the extent required by the applicable Loan Documents) to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets (other than those assets specifically excluded by the terms of this Agreement and the other Loan Documents) of such Loan Parties on a first priority basis (subject to Permitted Liens).

8.11.Designation of Unrestricted Subsidiaries. The Borrower may, at any time, designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Event of Default shall have occurred and be continuing or would otherwise result therefrom and (ii) such designation complies with Section 9.2, and if such designation is made after the Closing Date, also with Section 9.4 and Section 9.7. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the applicable Loan Party therein at the date of designation in an amount equal to the fair market value of the applicable Loan Party’s investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (x) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time, and (y) a return on any Investment by the applicable Loan Party in such Unrestricted Subsidiary pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of such Loan Party’s Investment in such Subsidiary (but in no event greater than the original principal amount of such Loan Party’s Investment in such Subsidiary (as measured immediately prior to such designation)). Notwithstanding the foregoing, neither the Borrower nor any parent company thereof shall be permitted to be an Unrestricted Subsidiary.

8.12.Post-Closing Matters. Cause to be delivered or performed the documents and other agreements and actions set forth on Schedule 8.12 within the time frame specified on such Schedule 8.12.

8.13.ERISA. Cause each Commonly Controlled Entity to (i) maintain all Plans that are presently in existence or may, from time to time, come into existence, in material compliance with the terms of any such Plan, ERISA, the Code and all other applicable laws and (ii) make or cause to be made contributions to all Plans in a timely manner and, with respect to Single Employer Plans, in a sufficient amount to comply with the requirements of Sections 302 and 303 of ERISA and Sections 412 and 430 of the Code, in each case except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.

8.14.Use of Proceeds. The Borrower and its Subsidiaries shall use the proceeds of the Revolving Loans and the Letters of Credit for working capital, capital expenditures, the payment of costs, fees and expenses related to the Transactions and for other general corporate purposes.

8.15.Transactions with Affiliates. The Borrower shall, and shall cause its Restricted Subsidiaries to, directly or indirectly, cause all transactions or contracts (including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees) with or for the benefit of any Affiliate involving aggregate consideration in excess of the greater of $5,000,000 and 5.0% of LTM EBITDA (calculated at the time of determination), to be on terms that are not materially less favorable to the Borrower or its relevant Restricted Subsidiary when taken as a whole than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis (as reasonably determined by the Borrower), except:

(a)(i)transactions between or among the Borrower or any of its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and (ii) any transaction permitted under Section 9.8 to the extent such transaction is solely among the Borrower, one or more Restricted Subsidiaries or one or more non-operating companies (without any material assets or liabilities) for purposes of a restructuring or other corporate reorganization;

(b)any Restricted Payment permitted by Section 9.2 and the Investments constituting Permitted Investments;

(c)the payment of reasonable and customary fees, compensation, benefits and incentive arrangements paid or provided to, and indemnities and reimbursements and employment and severance arrangements provided to or on behalf of, or for the benefit of, future, present or former employees, officers, directors, managers or consultants (or their respective Control Investment Affiliates or Immediate Family Members) of the Borrower, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(d)the sale or issuance of Equity Interests (other than Disqualified Stock) of the Borrower or any contribution to the capital of the Borrower or any Restricted Subsidiary;

(e)[reserved];

(f)any agreement, instrument or arrangement as in effect as of the Closing Date and set forth on Schedule 9.6 or any transaction contemplated thereby, or any amendment or replacement agreement, instrument or arrangement thereto (so long as any such amendment is not materially disadvantageous to the Lenders when taken as a whole as compared to the applicable agreement as in effect on the Closing Date); provided that any such agreement, instrument, transaction or arrangement shall be required to be described on Schedule 9.6 only to the extent that such agreement, instrument, transaction or arrangement exceeds $5,000,000;

(g)transactions between the Borrower or any Restricted Subsidiary and any Person that is an Affiliate of the Borrower or any Restricted Subsidiary solely because a director of such Person is also a director of the Borrower or any direct or indirect parent of the Borrower; provided that such director abstains from voting as a director of the Borrower or any direct or indirect parent of the Borrower, as the case may be, on any matter involving such other Person;

(h)payments by the Borrower or any of its Restricted Subsidiaries to, and agreements with, any Investor or any of its Affiliates for any financial advisory, management, monitoring or consulting services, financing, mergers and acquisitions advisory, insurance brokerage, hedging arrangements, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions, divestitures or joint ventures, and customary indemnities related thereto, pursuant to agreements in effect on the Closing Date or which are approved by a majority of the board of directors of the Borrower in good faith; provided that the payment of management and monitoring fees shall be in an amount not to exceed the greater of $7,500,000 and 7.50% of LTM CEBITDA (calculated at the time of determination) per annum plus expenses and termination fees pursuant to such agreements in effect on the Closing Date or approved by a majority of the board of directors (or similar governing body) of the Loan Party making such payment;

(i)a transaction with a Person who was not an Affiliate of the Borrower before the transaction but becomes an Affiliate solely as a result of such transaction;

(j)the sale or issuance of Equity Interests (other than Disqualified Stock) of the Borrower or any contribution to the capital of the Borrower or any Restricted Subsidiary and the granting and performing of reasonable and customary registration rights to any direct or indirect parent company or to any Investor or to any former, present or future director, manager, officer, employee or consultant (or any Affiliate of any of the foregoing) of the Borrower or any of its Subsidiaries or any direct or indirect parent company;

(k)the entering into of any tax sharing agreement or arrangement and any payment permitted by Section 9.2(b)(xi)(A) or (B);

(l)transactions in which the Borrower or any of its Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from a nationally recognized investment bank or valuation firm stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view;

(m)the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it (or any direct or indirect parent company of the Borrower) is a party as of the Closing Date set forth on Schedule
9.6 and any amendment thereto or similar agreements, transactions or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of obligations under any future amendment or replacement agreement to any such existing agreement or under any similar agreement, transaction or arrangement entered into after the Closing Date shall only be permitted by this clause (n) to the extent that the terms of any such amendment or new agreement, transaction or arrangement are not otherwise materially disadvantageous to the Lenders when taken as a whole;

(n)any non-recourse pledge of Equity Interests of an Unrestricted Subsidiary to support the Indebtedness of such Unrestricted Subsidiary;

(o)(i)transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise permitted hereunder, which are fair to the Borrower and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Borrower or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (ii) payments to and from, and transactions with, joint venture partners or joint ventures (including pursuant to joint venture agreements), in each case, existing on the Closing Date, entered into in the ordinary course of business (including, without limitation, any cash management activities related thereto);

(p)payments, loans, advances or guarantees (or cancellation of payments, loans, advances or guarantees) to any future, present or former employees, officers, directors, managers or consultants of the Borrower, any of its direct or indirect parent companies or any of its Restricted Subsidiaries, and any employment agreements, stock option, benefit, incentive or retirement plans and other similar arrangements with such employees, officers, directors, managers or consultants which, in each case, are approved by the Borrower in good faith;

(q)transactions with Affiliates solely in their capacity as holders of, or interests in, Indebtedness or Equity Interests of the Borrower or any of its Subsidiaries, so long as (i) such transaction is with all holders of such class (and there are such non-Affiliate holders) and (ii) such Affiliates are treated no more favorably than all other holders of such class generally;

(r)any Guarantee by any parent company of the Borrower of Indebtedness of the Borrower or any Restricted Subsidiary;

(s)the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Borrower or any direct or indirect parent of the Borrower or of a Restricted Subsidiary of the Borrower, as appropriate, in good faith;

(t)transactions permitted pursuant to Section 9.5; and

(u)(i) Investments by any Investor in securities of the Borrower or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by such Investor in connection therewith) so long as the Investment is being generally offered to other non-Affiliate investors in a bona fide offering on the same or more favorable terms, and (ii) payments to, and transactions with, Investors in respect of securities of the Borrower or any Restricted Subsidiary contemplated in the foregoing clause (i) or securities of the Borrower or any Restricted Subsidiary that were acquired from Persons other than the Borrower or its Restricted Subsidiaries, in each case, in compliance with the terms of such securities.

8.16.Anti-Corruption. The Borrower will request each Borrowing and Letter of Credit, the Borrower shall use, and shall procure that its Restricted Subsidiaries and their respective directors, officers, and employees use, and shall use reasonable best efforts to procure that its agents, all to the extent acting on behalf of the Borrower or its Subsidiaries, use, the proceeds of each Borrowing and Letter of Credit directly, or to the knowledge of the Borrower, indirectly, except as follows: (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or, to the knowledge of the Borrower, other applicable Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country except to the extent permitted for a Person required to comply with Sanctions or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 9.

NEGATIVE COVENANTS

The Borrower hereby agrees that, until all Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than (i) contingent indemnification and reimbursement obligations for which no claim has been made, (ii) Cash Management Obligations as to which arrangements reasonably satisfactory to the providers thereof have been made and (iii) obligations under Specified Swap Agreements to which arrangements reasonably satisfactory to the Qualified Counterparties have been made) and all Letters of Credit have been canceled, have expired or have been Collateralized, the Borrower shall, and the Borrower shall cause each of the Restricted Subsidiaries to, comply with this Section 9.

9.1.Financial Covenant. Without the written consent of the Required Lenders, the Borrower shall not permit the Total Net First Lien Leverage Ratio, on a Pro Forma Basis, to exceed 4.50 to 1.00 as at the last day of any fiscal quarter of the Borrower (but only if the last day of such fiscal quarter constitutes a Compliance Date).

9.2.Limitations on Restricted Payments.

(a)The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)declare or pay any dividend or make any payment or distribution on account of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

(A)dividends, payments or distributions by the Borrower payable solely in Equity Interests (other than Disqualified Stock) of the Borrower; or

(B)dividends, payments or distributions by a Restricted Subsidiary of the Borrower so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary that is not a Wholly Owned Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities;

(ii)purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Borrower or any direct or indirect parent of the Borrower, including pursuant to a Division or in connection with any merger or consolidation;

(iii)make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value or give any irrevocable notice of redemption with respect thereto, in each case, prior to any scheduled repayment, sinking fund payment, mandatory payment or maturity, any Junior Indebtedness, other than:

(A)Indebtedness permitted under Sections 9.4(b)(x) and (xi); or

(B)the purchase, repurchase or other acquisition of Junior Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(C)the giving of an irrevocable notice of redemption with respect to the transactions described in Sections 9.2(b)(ii) and (iii); or

(iv)make any Restricted Investment;

(v)(all such payments and other actions set forth in clauses (i) through (iv) above being, collectively, referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(A)no Significant Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(B)[reserved]; and

(C)such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries after the Closing Date (including Restricted Payments permitted by Sections 9.2(b)(i), (x) and (xx)(c), but excluding all other Restricted Payments permitted by Section 9.2(b)), is less than the sum of (without duplication):

(1)50.0% of the Consolidated Net Income for the period (taken as one accounting period) beginning July 1, 2021 to the end of the Borrower’s most recently completed Test Period; provided, that the cumulative amount under this Section 9.2(a)(v)(C)(1) shall not be less than zero; plus

(2)100.0% of the aggregate Net Cash Proceeds and the fair market value of marketable securities or other property received by the Borrower since immediately after the Closing Date from the sale of:

(i)Qualified    Equity Interests of the Borrower, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of Equity Interests to any future, present or former employees, directors or consultants of the Borrower, any direct or indirect parent company of the Borrower and the Borrower’s Subsidiaries after the Closing Date to the extent such amounts have been applied to Restricted Payments made in accordance with Section 9.2(b)(iv); or

(ii)Indebtedness    or Disqualified Stock of the Borrower or a Restricted Subsidiary of the Borrower that has been converted into or exchanged for such Equity Interests of the Borrower or any other direct or indirect parent of the Borrower; provided that this clause (2) shall not include the proceeds (w) from Equity Interests or convertible debt securities of the Borrower sold to a Restricted Subsidiary, as the case may be, (x) from Disqualified Stock or Indebtedness that has been converted into Disqualified Stock, (y) from Excluded Contributions or (z) to the extent used to incur Indebtedness pursuant to Section 9.4(b)(xxv); plus

(3)100.0% of the aggregate amount of cash and the fair market value of marketable securities or other property or assets contributed to the capital of the Borrower following the Closing Date (other than (i) by a Restricted Subsidiary, (ii) any Excluded Contribution, (iii) any Specified Equity Contribution and (iv) to the extent used to incur Indebtedness pursuant to Section 9.4(b)(xxv)); plus

(4)100.0% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of:

(i)the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of, or other returns on Investments from, Restricted Investments made by the Borrower or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Borrower or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Borrower or its Restricted Subsidiaries, in each case after the Closing Date; or

(ii)the sale (other than to the Borrower or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary (other than to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment) or a dividend or distribution from an Unrestricted Subsidiary after the Closing Date; plus

(5)in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or a merger or consolidation or transfer of all or substantially all of the assets of an Unrestricted Subsidiary with or into the Borrower or one of its Restricted Subsidiaries after the Closing Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, merger, consolidation or transfer, other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment; plus

(6)the greater of $40,000,000 and 35.0% of LTM CEBITDA (calculated at the time of determination), minus

(7)(x) the aggregate amount of all Restricted Payments made in reliance on this clause (v) and (y) the aggregate principal amount of Indebtedness incurred pursuant to Section 9.4(b)(xxiv),

the “Available Amount.”

(b)The foregoing provisions shall not prohibit:

(i)the payment of any dividend or distribution or the consummation of any redemption within sixty (60) days after the date of declaration thereof or the giving of the redemption notice, as applicable, if at the date of declaration or notice such payment would have complied with the provisions of this Agreement;

(ii)(A) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Borrower or any Equity Interests of any of its direct or indirect parent companies (“Treasury Capital Stock”) or Junior Indebtedness of a Loan Party in exchange for, or out of the proceeds of a sale (other than to a Restricted Subsidiary) within sixty (60) days thereof of, Equity Interests of the Borrower or any direct or indirect parent of the Borrower to the extent contributed to the Borrower (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”); provided that the amount of any proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clauses (2) and (3) of the preceding paragraph and shall not increase the amount available for Restricted Payments pursuant to Section 9.2(b)(xii) or the amount of Indebtedness permitted pursuant to Section 9.4(b)(xxv) and (B) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to a Restricted Subsidiary or to an employee stock ownership plan or any trust established by the Borrower or any of its Restricted Subsidiaries) of Refunding Capital Stock;

(iii)the redemption, repurchase, retirement, defeasance or other acquisition of (A) Junior Indebtedness of a Loan Party made in exchange for, or out of the proceeds of, a sale within sixty (60) days thereof of, new Indebtedness of a Loan Party or Disqualified Stock of a Loan Party, or (B) Disqualified Stock of a Loan Party made in exchange for, or out of the proceeds of a sale within sixty (60) days thereof of Disqualified Stock of a Loan Party, in each case, which is incurred in compliance with Section 9.4, so long as:

(A)the principal amount (or accreted value, if applicable) of such new Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Junior Indebtedness or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock being so redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium paid (including reasonable tender premiums) and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness or Disqualified Stock;

(B)such new Indebtedness is subordinated to Loans or the applicable Guarantee at least substantially to the same extent as such Junior Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value;

(C)such new Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than the earlier of (i) the final scheduled maturity date of the Junior Indebtedness being so redeemed, repurchased, acquired or retired or (ii) the date that is 91 days after the Latest Maturity Date of the Loans;

(D)such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Junior Indebtedness being so redeemed, repurchased, acquired or retired; and

(E)the terms and conditions of such Indebtedness (excluding pricing, fees, rate floors and optional prepayment or redemption terms) are either (i) not materially less favorable (taken as a whole) to the Borrower than (x) the terms and conditions of this Agreement (taken as a whole) or (y) the terms and conditions of the Indebtedness being refinanced (taken as a whole) or (ii) customary for the issuance of high yield debt securities (it being agreed that such Indebtedness may be in the form of notes or a credit agreement);

(iv)a Restricted Payment to pay for the repurchase, retirement or other acquisition of Equity Interests of the Borrower (or any of its direct or indirect parent companies) held by any future, present or former employee, officer, director, manager or consultant of the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies (or any of their Affiliates) or their estates or the beneficiaries of their respective estates, heirs, spouses or former spouses; provided, that the aggregate Restricted Payments made in any fiscal year under this clause (b)(iv) do not exceed the greater of $55,000,000 and 47.5% of LTM CEBITDA (calculated at the time of determination); provided further, that (x) unused amounts in any fiscal year may be carried over and used in subsequent fiscal years and (y) such amount may be increased by an amount not to exceed the sum of the following items:

(A)the cash proceeds from the sale of Equity Interests (other than Disqualified Stock or Specified Equity Contributions) of the Borrower or, to the extent contributed to the Borrower, any of its direct or indirect parent companies to any future, present or former employees, officers, directors, managers or consultants of the Borrower, any of its direct or indirect parent companies or any of its Subsidiaries that occurs after the Closing Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of Section 9.2(a)(v) or clause
(i) of the definition of “Permitted Investments” and have not been designated as Excluded Contributions or used to incur Indebtedness pursuant to Section 9.4(b)(xxv); plus

(B)the cash proceeds of key man life insurance policies received by the Borrower, any of its direct or indirect parent companies (to the extent contributed to the Borrower) or its Restricted Subsidiaries after the Closing Date; less

(C)the amount of prior Restricted Payments made pursuant to clause (A) and
(B) of this clause (b)(iv);

provided that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from any future, present or former employees, officers, directors, managers or consultants and employees of the Borrower or any of its direct or indirect parent companies or any Restricted Subsidiary (or any of their Affiliates), or their estates or the beneficiaries of such estates, in connection with a repurchase of Equity Interests of the Borrower or any of its direct or indirect parent companies from such Persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(v)the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Borrower or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary, in each case, issued in accordance with Section 9.4 to the extent such dividends are included in the definition of “Consolidated Interest Expense”;

(vi)repurchases of Equity Interests deemed to occur upon exercise or vesting of stock options, warrants or similar rights, settlement of restricted stock units or vesting of restricted Capital Stock if such Equity Interests (A) represent all or a portion of the exercise price of such options or warrants or (B) are surrendered in connection with satisfying any federal, state or local income tax obligation (including any withholding in respect thereof) incurred in connection with such exercise, vesting or settlement;

(vii)the repurchase, redemption or other acquisition for value of Equity Interests of the Borrower or any direct or indirect parent of the Borrower representing fractional shares of such Equity Interests in connection with a stock dividend, split or combination or any merger, consolidation, amalgamation or other combination involving the Borrower or any direct or indirect parent of the Borrower;

(viii)the redemption, repurchase, retirement or other acquisition, in each case for nominal value per right, of any rights granted to all holders of Equity Interests of the Borrower pursuant to any stockholders’ rights plan adopted for the purpose of protecting stockholders from unfair takeover tactics; provided that any such redemption, repurchase, retirement or other acquisition of such rights shall not be for the purpose of evading the limitations described under this Section 9.2;

(ix)payments or distributions to dissenting stockholders pursuant to applicable law in connection with a merger, consolidation or transfer of all or substantially all of the Borrower’s property or assets that complies with this Agreement;

(x)the declaration and payment of dividends on the Borrower’s common stock following the Qualified Public Offering (or the payment of dividends to any direct or indirect parent of the Borrower to fund a payment of dividends on such parent’s common stock) of up to the sum of 7.0% per annum of the market capitalization of the Borrower or its direct or indirect parent plus 6.0% per annum of the net proceeds received by or contributed to Borrower in or from the Qualified Public Offering on the Closing Date and subsequent Qualified Public Offerings, in each case, other than any public sale constituting an Excluded Contribution;

(xi)the declaration and payment of dividends or distributions by the Borrower, or the making of loans to, its direct parent company or any indirect parent of the Borrower, in amounts sufficient for any direct or indirect parent company of the Borrower to pay:

(A)U.S. federal, state, local or foreign income or similar Taxes imposed on such direct or indirect parent entity to enable it to pay income tax liabilities attributable to the income of the Borrower or its Subsidiaries; provided that (i) the amount paid or distributed pursuant to this clause (A) to enable such direct or indirect parent to pay income Taxes at any time shall not exceed the income tax liability that would have been payable by the Borrower and its Subsidiaries, as applicable, on a stand-alone basis and (ii) dividends or other distributions in respect of an Unrestricted Subsidiary shall be permitted only to the extent payments were made by such Unrestricted Subsidiary to the Borrower or any Restricted Subsidiary for such purpose;

(B)without duplication of clause (A) above, the Borrower may make Restricted Payments to any of its direct or indirect parents the proceeds of which shall be used to pay franchise and similar Taxes, and other fees and expenses, required to maintain the corporate existence of any direct or indirect parent of the Borrower, within thirty (30) days of the receipt thereof;

(C)obligations in respect of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributes of any of the foregoing) relating to their acquisition of, or exercise of options relating to, Capital Stock of the Borrower;

(D)customary salary, bonus, severance and other benefits payable to employees, officers, directors, managers or consultants of any direct or indirect parent company of the Borrower to the extent such salaries, bonuses, severances and other benefits are attributable to the direct or indirect ownership or operation of the Borrower and the Restricted Subsidiaries;

(E)general corporate operating overhead, legal, accounting, and other professional fees and expenses of any direct or indirect parent company of the Borrower (including indemnification claims made by directors or officers of any direct or indirect parent company of the Borrower) and, following the first Public Offering of any direct or indirect parent company of the Borrower, listing fees and other costs and expenses attributable to being a publicly traded company, to the extent such expenses are attributable to the direct or indirect ownership or operation of the Borrower and the Restricted Subsidiaries;

(F)reasonable fees and expenses incurred by such direct or indirect parent company of the Borrower in connection with any debt or equity offering by such parent company, the Borrower or a Restricted Subsidiary of the Borrower or any acquisition, disposition or other non-ordinary course transaction by the Borrower or a Restricted Subsidiary in each case, whether or not successful;

(G)cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of any direct or indirect parent company of the Borrower;

(H)interest or principal on Indebtedness the proceeds of which have been contributed to the Borrower or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Borrower or any of its Restricted Subsidiaries incurred in accordance with Section 9.4; provided that any such Indebtedness shall be deemed to be Consolidated Total Debt for all purposes under this Agreement; and

(I)amounts which are applied to finance Investments that would otherwise be permitted to be made pursuant to this Section 9.2 if made by the Borrower; provided that
(A)such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (B) such direct or indirect parent company shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Borrower or one of its Restricted Subsidiaries or (2) the merger or amalgamation of the Person formed or acquired into the Borrower or one of its Restricted Subsidiaries (to the extent not prohibited by Section 9.8) in order to consummate such Investment, (C) such direct or indirect parent company and its Affiliates (other than the Borrower or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Borrower or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Agreement, (D) any property received by the Borrower shall not increase amounts available for Restricted Payments pursuant to Section 9.2(a)(iii)(C) or any other basket hereunder and (E) such Investment shall be deemed to be made by the Borrower or such Restricted Subsidiary pursuant to another provision of this Section 9.2 (other than pursuant to Section 9.2(b)(xii)) or pursuant to the definition of “Permitted Investments” (other than clause (i) thereof);

(xii)Restricted Payments that are made in an amount equal to the amount of Excluded Contributions (other than Specified Equity Contributions);

(xiii)so long as no Default or Event of Default shall have occurred and be continuing or would otherwise result therefrom, (A) the Borrower and its Restricted Subsidiaries may pay reasonable management, consulting, administrative and similar fees (including for any other financial, advisory financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures), in each case, to the extent permitted under Section 8.15(h) to the Sponsors; provided that the payment of management and monitoring fees shall be in an amount not to exceed the greater of $7,500,000 and 7.50% of LTM CEBITDA (calculated at the time of determination) in any fiscal year; (B) the Borrower or any of its Restricted Subsidiaries may reimburse the Sponsors for the out-of-pocket costs and expenses incurred by the Sponsors and their Affiliates on or prior to the Closing Date in connection with the Transactions; and (C) the Borrower and its Restricted Subsidiaries may pay the out-of-pocket costs and expenses incurred by the Sponsors and their Affiliates in respect of management, consulting, advisory and similar services that are performed for the benefit of the Borrower and its Restricted Subsidiaries by third-party Persons that are not Affiliates of the Sponsor, the Borrower or its Subsidiaries to such third-party Persons; provided that the payments described in clauses (B) and (C) above shall accrue and may be paid once the Default or Event of Default is no longer continuing;

(xiv)so long as no Significant Event of Default shall have occurred and be continuing, Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (b)(xiv) not to exceed the greater of $52,500,000 and 45.0% of LTM EBITDA (calculated at the time of determination);

(xv)so long as no Significant Event of Default shall have occurred and be continuing, payments, redemptions, repurchases, defeasances or other acquisitions or retirements for value in respect of Junior Indebtedness such that the Total Net Leverage Ratio at the time of determination based on the most recently completed Test Period on a Pro Forma Basis, would be less than 4.00 to 1.00;

(xvi)[Reserved];

(xvii)so long as no Significant Event of Default shall have occurred and be continuing, Restricted Payments such that the Total Net Leverage Ratio at the time of determination based on the most recently completed Test Period on a Pro Forma Basis, would be less than 3.75 to 1.00;

(xviii)[Reserved];

(xix)[Reserved];

(xx)(a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock or any Specified Equity Contribution) issued by the Borrower after the Closing Date; provided that the amount of dividends paid pursuant to this clause (a) shall not exceed the aggregate amount of cash actually contributed to the Borrower from the sale of such Designated Preferred Stock, (b) the declaration and payment of dividends to any direct or indirect parent company of the Borrower, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by such parent company after the Closing Date, provided that the amount of dividends paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the Borrower from the sale of such Designated Preferred Stock (and such contributions shall not have been applied to increase any other applicable basket hereunder); or (c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to Section 9.2(b)(ii); provided that in the case of each of clauses (a), (b) and (c) of this clause (xx), at the time of determination based on the most recently completed Test Period immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a Pro Forma Basis, the Borrower and its Restricted Subsidiaries on a consolidated basis would have been in compliance with the Financial Covenant (whether or not then tested);

(xxi)any Restricted Payment made in connection with the Transactions and the fees, payments and expenses related thereto or used to fund amounts owed to Investors in connection therewith (including dividends to any direct or indirect parent of the Borrower to permit payment by such parent of such amount), in each case to the extent permitted by Section 9.6 and disclosed in the Borrower’s Form S-1/A filed with the SEC on June 25, 2021; and

(xxii)the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash or Cash Equivalents).

9.3.Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a)The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause to become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(i)(A) pay dividends or make any other distributions to the Borrower or any of the Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or (B) pay any Indebtedness owed to the Borrower or any of the Restricted Subsidiaries;

(ii)make loans or advances to the Borrower or any of the Restricted Subsidiaries; or

(iii)sell, lease or transfer any of its properties or assets to the Borrower or any of the Restricted Subsidiaries;

(b)except (in each case) for such encumbrances or restrictions existing under or by reason of:

(i)contractual encumbrances or restrictions in effect on the Closing Date;

(ii)[reserved];

(iii)purchase money obligations for property acquired in the ordinary course of business and capital leases or operating leases that impose restrictions of the nature discussed in this Section 9.3(b)(iii) on the property so acquired;

(iv)applicable law or any applicable rule, regulation or order;

(v)any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Borrower or any of its Restricted Subsidiaries, or of an Unrestricted Subsidiary that is designated as a Restricted Subsidiary, or assumed in connection with an acquisition of assets from such Person, in each case, that is in existence at the time of such acquisition, merger or consolidation (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated;

(vi)contracts for the sale of assets, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of some or all of the Capital Stock or assets of such Subsidiary, such as restrictions on distributions by that Subsidiary pending its sale or other Disposition;

(vii)Indebtedness secured by a Lien otherwise permitted to be incurred pursuant to Section 9.4 and Section 9.7 that limit the right of the debtor to dispose of the assets securing such Indebtedness or place any restriction on the Borrower’s or its Restricted Subsidiaries’ use of the assets securing such Indebtedness;

(viii)restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business or arising in connection with any Permitted Lien;

(ix)existing under, by reason of or with respect to customary provisions in joint venture agreements or arrangements, limited liability company agreements, partnership agreements, shareholder agreements, operating agreements, asset sale agreements, stock sale agreements, Sale Leaseback Transactions and other similar agreements or arrangements;

(x)customary provisions contained in leases, sub-leases, licenses, grants, sub-licenses or similar agreements, including with respect to Intellectual Property, or provisions that restrict the assignment of such agreements or any rights thereunder, in each case, entered into in the ordinary course of business;

(xi)[Reserved];

(xii)protective Liens filed in connection with a Sale Leaseback Transaction permitted under this Agreement;

(xiii)any other agreement governing Indebtedness, Disqualified Stock or Preferred Stock entered into after the Closing Date that contains encumbrances and restrictions that are either (A) not materially more restrictive taken as a whole with respect to the Borrower or any Restricted Subsidiary than those in effect on the Closing Date or (B) ordinary and customary in light of the type of Indebtedness being incurred and the jurisdiction of the obligor and will not materially affect the Borrower’s or any Guarantor’s obligations hereunder or under the other Loan Documents;

(xiv)[Reserved];

(xv)arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Borrower or any Restricted Subsidiary thereof in any manner material to the Borrower or any Restricted Subsidiary thereof;

(xvi)existing under, by reason of or with respect to Refinancing Indebtedness; provided that the encumbrances and restrictions contained in the agreements governing such Refinancing Indebtedness either (A) are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced or (B) are ordinary and customary in light of the type of Refinancing Indebtedness being incurred and the jurisdiction of the obligor and will not materially affect the Borrower’s or any Guarantor’s obligations hereunder or under the other Loan Documents;

(xvii)in the case of the provision described in clause (ii) of Section 9.3(a) hereof: that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset;

(xviii)restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Borrower or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Borrower or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Borrower or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary; and

(xix)any encumbrances or restrictions of the type referred to in Section 9.3(a)(i), (ii) and
(iii)imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xviii) of this Section 9.3(b); provided that either (A) such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing or (B) such encumbrance and other restrictions are customary in light of the type of amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings and the jurisdiction of the obligor and will not materially affect the Borrower’s or any Guarantor’s obligations hereunder or under the other Loan Documents.

For purposes of determining compliance with this Section 9.3, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed an encumbrance or restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Borrower or a Restricted Subsidiary to other Indebtedness incurred by the Borrower or any such Restricted Subsidiary shall not be deemed an encumbrance or restriction on the ability to make loans or advances.

9.4.Limitations on the Incurrence of Indebtedness and Issuance of Disqualified Stock or Preferred Stock.

(a)The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “Incur” and collectively, an “Incurrence”) with respect to any Indebtedness and the Borrower shall not issue any shares of Disqualified Stock and shall not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock.

(b)The limitations set forth in Section 9.4(a) shall not apply to:

(i)Indebtedness Incurred pursuant to this Agreement or any other Loan Document;

(ii)[Reserved];

(iii)Indebtedness of the Borrower and its Restricted Subsidiaries in existence on the Closing Date and set forth on Schedule 9.4 (other than Indebtedness described in clause (i) of this Section 9.4(b)); provided that any such Indebtedness shall be required to be described on Schedule 9.4(b) only to the extent that such Indebtedness exceeds $5,000,000;

(iv)First Priority Credit Agreement Refinancing Debt;

(v)Indebtedness Incurred in respect of joint ventures in an aggregate principal amount, not to exceed at any time outstanding (together with any Refinancing Indebtedness in respect thereof) the greater of (x) $15,000,000 and (y) 12.5% of LTM CEBITDA (calculated at the time of determination); provided that the aggregate amount of Indebtedness Incurred or Disqualified Stock or Preferred Stock issued pursuant to Sections 9.4(b)(vi) (solely to the extent Incurred or issued by Restricted Subsidiaries that are not Loan Parties), 9.4(b)(v), 9.4(b)(xxi) and 9.4(b)(xxii)) (and any Refinancing Indebtedness in respect thereof)) shall not exceed the greater of $35,000,000 and 30.0% of LTM CEBITDA (calculated at the time of determination);

(vi)Indebtedness, Disqualified Stock or Preferred Stock that complies with the Applicable Requirements; provided that any Indebtedness that may be Incurred or any Disqualified Stock or Preferred Stock that may be issued by Restricted Subsidiaries that are not Loan Parties pursuant to this clause (vi) shall not exceed the Non-Guarantor Debt Cap; provided, further, that the aggregate principal amount of such Indebtedness, Disqualified Stock or Preferred Stock shall not exceed, at any date of determination, the sum of:

(A)an unlimited amount if, after giving effect to the incurrence of such additional amount (assuming any Incremental Revolving Loan Commitments are fully borrowed and outstanding throughout the relevant period and with all applicable Indebtedness being deemed to constitute First Lien Debt in accordance with Section 1.5(i)), the Borrower is in compliance with the Financial Covenant (whether or not then tested), determined on a Pro Forma Basis at the time of determination based on the most recently completed Test Period; provided that the Net Cash Proceeds actually received (or contemplated to be received) in respect of any such Incremental Facility shall not be included as cash or Cash Equivalents for purposes of determining the Total Net First Lien Leverage Ratio as used in this definition, plus

(B)in the case of an Incremental Facility that serves to effectively extend the maturity or effect the repricing of any Class under any Term Facility, any Revolving Facility or any Indebtedness Incurred pursuant to Section 9.4(b)(vi) (collectively, “Specified Indebtedness”), an amount equal to the portion of the Specified Indebtedness that will be replaced by such Incremental Facility plus any related fees, costs and expenses, including OID and upfront fees and prepayment penalties and premium; provided that if such Indebtedness is secured by a lien on the Collateral that is junior to the lien securing the Obligations or is unsecured, such Incremental Facility shall be secured by a lien on the Collateral that is junior to the lien securing the Obligations or unsecured, as applicable, plus

(C)all voluntary prepayments and debt buybacks (which shall include, for the avoidance of doubt, any redemption, open market purchase and offer to purchase including pursuant to any “yank-a-bank” provision), without duplication (including with respect to the determination of the Maximum Incremental Facilities Amount) (i) with respect to Incremental Facilities that are secured by a lien on the Collateral that is pari passu with the lien securing the Obligations, within any Class of Specified Indebtedness secured by a lien on the Collateral that is pari passu with the lien securing the Obligations, (ii) with respect to Incremental Facilities that are secured by a lien on the Collateral that is junior to the lien securing the Obligations, within any class of Specified Indebtedness secured by a lien on the Collateral that is pari passu with or junior to the lien securing the Obligations, and
(iii) with respect to Incremental Facilities that are unsecured, within any Class of Specified Indebtedness secured by a lien on the Collateral that is pari passu with or junior to the lien securing the Obligations or unsecured (with, in the case of any Revolving Facilities, a corresponding reduction of commitments thereunder), in each case made prior to the date of any such incurrence, with credit given to the par value of such buybacks, and voluntary commitment reductions of any Revolving Facilities made prior to the date of any such incurrence, in each case except to the extent financed with proceeds of long-term Indebtedness (other than a revolving facility), plus,

(D)(x) the greater of $90,000,000 and 75.0% of LTM CEBITDA (calculated at the time of determination) determined on a Pro Forma Basis plus (y) amounts available under Section 9.4(b)(xv), minus the sum of (x) the aggregate principal amount of Incremental Term Loans or Incremental Revolving Loan Commitments Incurred under clause (d) of the definition of Maximum Incremental Facilities Amount pursuant to Section 2.15(a) prior to such date and (y) the aggregate principal amount of Indebtedness, Disqualified Stock and Preferred Stock issued or Incurred pursuant to this clause (D) prior to such date (in each case, without duplication)), which shall be available at all times and not subject to any ratio test;

provided that (x) the Borrower may Incur such Indebtedness under any of clauses (a), (b), (c), (d)(x) or (d)(y) above in such order as it may elect in its sole discretion, (y) if the Borrower intends to Incur Incremental Facilities under clause (a) above, on the one hand, and under clauses (b), (c), (d)(x) or (d)(y) above, on the other hand, in a single transaction or series of substantially simultaneous and related transactions, (I) the Incurrence of the portion of such Incremental Facilities to be incurred under clause (a) above shall first be calculated without giving effect to any portion of such Incremental Facilities to be incurred under clauses (b), (c), (d)(x) or (d)(y) above (but giving pro forma effect to the use of proceeds of all such Incremental Facilities to be Incurred in connection with such transaction or series of substantially simultaneous and related transactions and (II) thereafter, the Incurrence of the portion of such Incremental Facilities to be incurred under clauses (b), (c), (d)(x) or (d)(y) above shall be calculated and (z) any portion of any Incremental Facilities incurred under clauses (b), (c), (d)(x) or (d)(y) above shall be automatically reclassified as Incurred under the applicable ratio test set forth in clause (a) above if at such time such ratio test set forth in clause (a) above would be satisfied on a Pro Forma Basis (after giving effect to such reclassification) on the last day of the most recently ended Test Period.

(vii)Indebtedness (including Capital Lease Obligations) incurred or Disqualified Stock and Preferred Stock issued by the Borrower or any of its Restricted Subsidiaries to finance or refinance the acquisition, purchase, lease, rental, construction, installation, development, design, repair, replacement or improvement of property (real or personal), plant or equipment (including software) or other assets that are used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount not to exceed at any time outstanding the greater of (x) $35,000,000 and (y) 30.0% of LTM CEBITDA (calculated at the time of determination) (together with any Refinancing Indebtedness in respect thereof);

(viii)Indebtedness Incurred by the Borrower or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit or similar instruments issued or created in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, unemployment insurance and other types of social security or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided that upon the drawing of such letters of credit, such obligations are reimbursed within thirty (30) days following such drawing;

(ix)Indebtedness arising from agreements of the Borrower or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(x)Indebtedness of the Borrower to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Guarantee of the Obligations by the Borrower on the terms set forth in Exhibit C-3; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such other Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (b)(x);

(xi)Indebtedness of a Restricted Subsidiary to the Borrower or another Restricted Subsidiary; provided that if a Loan Party incurs such Indebtedness to a Restricted Subsidiary that is not a Loan Party, such Indebtedness is expressly subordinated in right of payment to the Loans or Commitments hereunder or the Guarantee of the Obligations of any Guarantor on the terms set forth in Exhibit C-3; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such other Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (b)(xi);

(xii)Shares of Preferred Stock of a Restricted Subsidiary issued to the Borrower or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such other Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Borrower or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (b)(xii);

(xiii)Indebtedness in respect of Swap Agreements that are entered into to hedge or manage risks to which the Borrower or any Restricted Subsidiary has exposure and, at the time such Swap Agreements are entered into, are not for speculative purposes;

(xiv)Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees, import and export custom and duty guaranties and similar obligations, or obligations in respect of letters of credit, bank guarantees, bank acceptances, warehouse receipts or similar instruments and reinvestment obligations related thereto, in each case provided in the ordinary course of business;

(xv)Indebtedness or Disqualified Stock of the Borrower and Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or any Subsidiary Guarantor not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (b)(xv), together with any Refinancing Indebtedness in respect thereof, does not at any one time outstanding exceed the greater of (x) $50,000,000 and (y) 42.5% of LTM CEBITDA (calculated at the time of determination);

(xvi)the Incurrence by the Borrower or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock that serves to refund, replace or refinance any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under Sections 9.4(b)(iii), (b)(iv), (b)(v), (b)(vi), (b)(vii), (b)(xv), (b)(xvii), (b)(xxi), (b)(xxii), (b)(xxiv), (b)(xxv), and this clause (b)(xvi) or any Indebtedness, Disqualified Stock or Preferred Stock issued to so refund, replace or refinance such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided that such Refinancing Indebtedness:

(A)has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced;

(B)has a stated maturity that is no earlier than the earlier of (i) the stated maturity of the Indebtedness being refunded or refinanced and (ii)(x) in respect of Indebtedness secured by the Collateral on a pari passu basis with the Facilities, the Latest Maturity Date and (y) in respect of all other Indebtedness, Disqualified Stock or Preferred Stock, the date that is 91 days after the Latest Maturity Date;

(C)to the extent such Refinancing Indebtedness refinances Indebtedness subordinated or pari passu in right of payment to the Loans and Commitments hereunder, such Refinancing Indebtedness is subordinated or pari passu in right of payment to the Loans and Commitments hereunder at least to the same extent as the Indebtedness being refinanced or refunded;

(D)(1) to the extent Liens securing such Indebtedness being modified, refinanced, refunded, renewed or extended are subordinated to Liens securing the Obligations, the Liens, if any, securing such modification, refinancing, refunding, renewal or extension are subordinated to the Liens securing the Obligations pursuant to an Intercreditor Agreement (and an Intercreditor Agreement may be amended in a manner reasonably acceptable to the Administrative Agent to provide for such Liens to be subordinated to the Liens securing the Obligations on a basis consistent with such Intercreditor Agreement prior to such modification, refinancing, refunding, renewal or extension), and (2) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is unsecured, the Refinancing Indebtedness in respect of such Indebtedness shall be unsecured;

(E)is Incurred in an aggregate principal amount (or if issued with original issue discount an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced plus (y) the amount of premium, fees and expenses Incurred in connection with such Refinancing;

(F)the terms and conditions of such Indebtedness (excluding pricing, fees, rate floors and optional prepayment or redemption terms) are either (i) not materially less favorable (taken as a whole) to the Borrower than (x) the terms and conditions of this Agreement (taken as a whole) or (y) the terms and conditions of the Indebtedness being refinanced (taken as a whole) or (ii) reflect market terms and conditions (as determined by the Borrower in good faith) at the time of Incurrence thereof (or obtaining a commitment with respect thereto); and

(G)shall not include:

(H)Indebtedness, Disqualified Stock or Preferred Stock of a Non-Guarantor Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or a Guarantor; or

(I)Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary; provided that any Indebtedness that may be Incurred or any Disqualified Stock or Preferred Stock that may be issued by Restricted Subsidiaries that are not Loan Parties pursuant to the first proviso of this clause (xvi) shall not exceed the Non-Guarantor Debt Cap;

(xvii)Indebtedness, Disqualified Stock or Preferred Stock assumed in connection with Permitted Acquisitions (other than as a result of a Division) in an unlimited amount if, after giving effect to the assumption of such Indebtedness, Disqualified Stock or Preferred Stock and such Permitted Acquisition on a Pro Forma Basis at the time of determination based on the most recent Test Period, the Borrower would be in compliance with the Financial Covenant (whether or not then in effect); provided that such Indebtedness was not Incurred in contemplation of such Permitted Acquisition;

(xviii)Cash Management Obligations and Guarantee Obligations in respect thereof, and other Indebtedness in respect of employee credit card programs, netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(xix)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within ten (10) Business Days of its incurrence;

(xx)(A) any Guarantee by the Borrower or a Restricted Subsidiary of the Borrower of Indebtedness or other obligations of any Restricted Subsidiary of the Borrower so long as the Incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Agreement; or (B) any Guarantee by a Restricted Subsidiary of Indebtedness of the Borrower; provided that such Guarantee is Incurred in accordance with Section 9.2;

(xxi)Indebtedness Incurred by Foreign Subsidiaries in an aggregate principal amount, not to exceed at any time outstanding (together with any Refinancing Indebtedness in respect thereof) the greater of (x) $15,000,000 and (y) 12.5% of LTM CEBITDA (calculated at the time of determination); provided that the aggregate amount of Indebtedness Incurred or Disqualified Stock or Preferred Stock issued pursuant to Sections 9.4(b)(vi) (solely to the extent Incurred or issued by Restricted Subsidiaries that are not Loan Parties), 9.4(b)(v), 9.4(b)(xxi) and 9.4(b)(xxii)) (and any

Refinancing Indebtedness in respect thereof)) shall not exceed the greater of $35,000,000 and 30.0% of LTM CEBITDA (calculated at the time of determination;

(xxii)Indebtedness Incurred by Restricted Subsidiaries that are not Loan Parties in an aggregate principal amount, not to exceed at any time outstanding (together with any Refinancing Indebtedness in respect thereof) the greater of (x) $15,000,000 and (y) 12.5% of LTM CEBITDA (calculated at the time of determination); provided that the aggregate amount of Indebtedness Incurred or Disqualified Stock or Preferred Stock issued pursuant to Sections 9.4(b)(vi) (solely to the extent Incurred or issued by Restricted Subsidiaries that are not Loan Parties), 9.4(b)(v), 9.4(b)(xxi) and 9.4(b)(xxii)) (and any Refinancing Indebtedness in respect thereof)) shall not exceed the greater of $35,000,000 and 30.0% of LTM CEBITDA (calculated at the time of determination;

(xxiii)Indebtedness of the Borrower or any of its Restricted Subsidiaries consisting of (w) the financing of insurance premiums, (x) take-or-pay obligations contained in supply arrangements, in each case, incurred in the ordinary course of business, and any Refinancings thereof, (y) customer deposits and advance payments received in the ordinary course of business from customers for goods and services, in each case incurred in the ordinary course of business or (z) obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services so long as such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within sixty (60) days after the Incurrence of the related obligations) in the ordinary course of business;

(xxiv)so long as no Significant Event of Default shall have occurred and be continuing, Indebtedness, together with any Refinancing Indebtedness thereof, in an amount not to exceed the Available Amount;

(xxv)Indebtedness of the Borrower or any of its Restricted Subsidiaries, which, when aggregated with all other Indebtedness then outstanding that was incurred pursuant to this clause (b)(xxv) (and together with any Refinancing Indebtedness thereof) does not exceed an amount equal to 100.0% of the Net Cash Proceeds received by the Borrower since immediately after the Closing Date from the issue or sale of its Equity Interests or from contributions to the capital of the Borrower (other than proceeds from Disqualified Stock or Specified Equity Contributions, from sales to any Restricted Subsidiary, or that have been applied to make Restricted Payments pursuant to Section
9.2 or to make Permitted Investments, pursuant to the definition hereof);

(xxvi)Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(xxvii)Indebtedness consisting of obligations under deferred compensation, purchase price, earn outs or other similar arrangements incurred by such Person in connection with Permitted Acquisitions and other Investments permitted hereunder;

(xxviii)Indebtedness issued by the Borrower or any of its Restricted Subsidiaries (A) to any future, present or former employees, officers, directors, managers or consultants thereof, their respective estates or the beneficiaries of their respective estates, heirs, or their respective spouses or former spouses to finance the purchase or redemption of Capital Stock of the Borrower (or any direct or indirect parent thereof) permitted by Section 9.2 or (B) as a result of the inability of the

Borrower to purchase or redeem its Capital Stock as a result of the restrictions set forth in Section 9.2;

(xxix)guarantees (a) by the Borrower and its Restricted Subsidiaries in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees or (b) otherwise constituting Investments permitted under this Agreement;

(xxx)Indebtedness representing deferred compensation to employees of the Borrower (or any direct or indirect parent of the Borrower) and its Restricted Subsidiaries incurred in the ordinary course of business;

(xxxi)Indebtedness of the Borrower or any of its Restricted Subsidiaries supported by a letter of credit or bank guarantee in a principal amount not in excess of the Stated Amount of such letter of credit or bank guarantee; and

(xxxii)Indebtedness owed on a short-term basis of no longer than thirty (30) days to banks and other financial institutions incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Borrower and its Restricted Subsidiaries;

(xxxiii)Indebtedness consisting of obligations owing under any customer or supplier incentive, supply, license or similar agreements entered into in the ordinary course of business;

(xxxiv)Indebtedness in respect of any letter of credit or bank guarantee issued in favor of any Issuing Lender to support any Defaulting Lender’s participation in Letters of Credit issued hereunder;

(xxxv)Indebtedness arising as a result of the re-characterization as a loan of any securitization or similar transaction permitted under Section 9.5;

(xxxvi)unfunded pension fund and other employee benefit plan obligations and liabilities incurred in the ordinary course of business to the extent that the unfunded amounts are permitted to remain unfunded under applicable Law and would not otherwise cause an Event of Default under Section 11.1(g); and

(xxxvii)all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in this Section 9.4.

(c)For purposes of determining compliance with this Section 9.4 reborrowings of amounts previously repaid pursuant to “cash sweep” provisions or any similar provisions in respect of any Indebtedness that provide that Indebtedness is deemed to be repaid daily (or otherwise periodically) shall only be deemed for purposes of this Section 9.4 to have been Incurred on the date such Indebtedness was first Incurred and not on the date of any subsequent reborrowing thereof; provided that any such repaid amounts shall continue to be considered outstanding for all purposes under this Agreement.

(d)Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 9.4. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 9.4.

9.5.Asset Sales.

(a)The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, cause, make or suffer to exist an Asset Sale, unless:

(i)the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined by the Borrower in good faith) of the assets or Equity Interests issued or sold or otherwise disposed of;

(ii)except in the case of a Permitted Non-Core Asset Sale, immediately before and after giving effect to such Asset Sale, no Significant Event of Default has occurred and is continuing or would result therefrom;

(iii)except in the case of a Permitted Asset Swap or Permitted Non-Core Asset Sale, at least 75.0% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of (x) cash or Cash Equivalents, (y) Replacement Assets or (z) any combination of the consideration specified in clauses (x) and (y); provided that the amount of:

(A)any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Obligations and that are assumed by the transferee of any such assets;

(B)any securities, notes or other obligations received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within one hundred eighty (180) days following the closing of such Asset Sale; and

(C)any Designated Non-Cash Consideration received by the Borrower or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received since the date of this Agreement pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of (x) $10,000,000 and (y) 10.0% of LTM CEBITDA (calculated at the time of determination) (with the fair market value of each item of Designated Non- Cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

shall be deemed to be cash or Cash Equivalents for purposes of this provision and for no other purpose; and

(b)the limitations set forth in clause (a) above shall not apply to any Asset Sale that does not exceed the greater of $15,000,000 and 12.5% of LTM CEBITDA (calculated at the time of determination); provided that the aggregate amount of Asset Sales, taken together with all other Asset Sales made pursuant to this clause (b), shall not exceed the greater of $25,000,000 and 22.5% of LTM CEBITDA (calculated at the time of determination) in any fiscal year.

9.6.[Reserved]

9.7.Liens. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, create or Incur any Lien (other than Permitted Liens) on any asset or property of the Borrower or any of its Restricted Subsidiaries.

9.8.Fundamental Changes.

(a)The Borrower shall not consolidate or merge with or into (or be consolidated or merged with or into) or wind up into (or be wound up into) (whether or not the Borrower is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i)the Borrower is the surviving entity or the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership, limited liability company or similar entity organized or existing under the laws of the United States, any state thereof or the District of Columbia (such Person, as the case may be, being herein called the “Successor Borrower”);

(ii)the Successor Borrower, if other than the Borrower, expressly assumes all the obligations of the Borrower under this Agreement and the other Loan Documents pursuant to a supplement hereto and thereto in form and substance reasonably satisfactory to the Administrative Agent;

(iii)immediately after such transaction, no Default or Event of Default exists;

(iv)immediately after giving Pro Forma Effect to such transaction and any related financing transactions, at the time of determination based on the most recently completed Test Period, either the (a) Total Net Leverage Ratio of the Successor Borrower would not be greater than the Total Net Leverage Ratio of the Borrower immediately prior to such transaction or (b) the Borrower is in compliance with the Financial Covenant (whether or not then tested);

(v)unless the Borrower is the surviving Person, each Guarantor, unless it is the other party to the transactions described above, in which case Section 9.8(e)(ii) shall apply, shall have by a Guarantor Joinder Agreement confirmed that its Guarantee shall apply to such Person’s obligations under this Agreement;

(vi)the Borrower shall have delivered to the Administrative Agent a certificate of an Authorized Officer and (unless the Borrower is the surviving person) an opinion of counsel to the effect that such Guarantor Joinder Agreement (if any) has been duly authorized, executed and delivered and is a legal, valid and binding agreement enforceable against the Successor Borrower; and

(vii)unless the Borrower is the surviving Person, the Administrative Agent shall have received all documentation and other information about the Successor Borrower to the extent reasonably requested in writing that any Lender, Issuing Bank or the Administrative Agent shall have reasonably determined is required by regulatory authorities under applicable “know your customer,” sanctions and anti-money laundering rules and regulations, including without limitation, the Patriot Act and such Lender, Issuing Bank, or the Administrative Agent, as applicable, shall be reasonably satisfied that its review of such documentation and information delivered complies with such applicable “know your customer,” sanctions and anti-money laundering rules and regulations.

(b)The Successor Borrower shall succeed to, and be substituted for the Borrower, as the case may be, under this Agreement. Notwithstanding clauses (iii) and (iv) of Section 9.8(a):

(i)any Restricted Subsidiary may consolidate with or merge into (or be consolidated or merged with or into) or transfer all or part of its properties and assets to the Borrower; and

(ii)the Borrower may merge (or be merged) with an Affiliate of the Borrower solely for the purpose of reincorporating the Borrower in a State of the United States so long as the amount of Indebtedness of the Borrower and its Restricted Subsidiaries is not increased thereby.

(c)[Reserved].

(d)[Reserved].

(e)No Subsidiary Guarantor shall, and the Borrower shall not permit any Subsidiary Guarantor to, consolidate or merge with or into (or be consolidated or merged with or into) or wind up into (or be wound up into) (whether or not the Subsidiary Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i)such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership, limited partnership, limited liability company or trust or similar entity organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof or jurisdiction of incorporation or formation of such Guarantor (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(ii)the Successor Person, if other than a Guarantor, expressly assumes all the obligations of such Guarantor under this Agreement pursuant to a Guarantor Joinder Agreement;

(iii)immediately after such transaction, no Default or Event of Default exists; and

(iv)if the Successor Person is a Person other than a Guarantor, the Borrower shall or shall cause the Successor Person to have delivered to the Administrative Agent a certificate of an Authorized Officer and an opinion of counsel, each stating that such consolidation, merger or transfer and such Guarantor Joinder Agreement, if any, complies with this Agreement; provided, however, that the following shall be permitted:

(A)the transaction is made in compliance with Section 9.5; or

(B)such Guarantor is liquidated and all or substantially all of its assets (if any) are acquired by a Loan Party.

(f)In the case of Section 9.8(e)(i), the Successor Person shall succeed to, and be substituted for, such Guarantor under this Agreement. Notwithstanding anything to the contrary herein, any Guarantor may merge into (or be merged into), liquidate into or transfer all or part of its properties and assets to another Guarantor or the Borrower.

(g)Neither the Borrower nor any Subsidiary Guarantor shall consummate a Division as the Dividing Person, except that any Subsidiary Guarantor that is a LLC may consummate a Division as the Dividing Person if, immediately upon the consummation of the Division, the assets of the applicable Dividing Person are held by one or more Restricted Subsidiaries at such time or, with respect to assets not so held by one or more Restricted Subsidiaries, such Division, in the aggregate, would otherwise result in a disposition of assets permitted by Section 9.5(a); provided that each Division Successor shall also become a Loan Party to the extent required by and in accordance with Section 8.8.

9.9.Modifications of Certain Documents. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to:

(a)terminate, amend or modify any Organizational Documents of any Loan Party or Restricted Subsidiary (including (x) by the filing or modification of any certificate of designation and (y) any election to treat any Certificated Securities as a “security” under Section 8-103 of the UCC other than with the delivery of certificates representing such Certificated Securities to the Collateral Agent within thirty (30) days (or such longer period as the Administrative Agent may agree)) other than any such amendments or modifications that are not materially adverse to the interests of the Lenders; or

(b)amend or modify, or permit the amendment or modification of, the terms of any Junior Indebtedness in a manner materially adverse to the interests of the Lenders.

9.10.[Reserved].

9.11.Changes in Fiscal Periods. The Borrower shall not permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

9.12.Negative Pledge Clauses. The Borrower shall not, and shall not permit any of their Restricted Subsidiaries to:

(a)enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Borrower or any Restricted Subsidiary to incur any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents,
(b)any agreements evidencing or governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) customary restrictions on the assignment of leases, licenses and contracts entered into in the ordinary course of business, (d) any agreement of a Person in effect at the time such Person becomes a Restricted Subsidiary; provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary, (e) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary of the Borrower (or the assets of a Restricted Subsidiary) pending such sale; provided such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold (or whose assets are to be sold) and such sale is permitted hereunder, (f) restrictions and conditions existing on the Closing Date identified on Schedule 9.12 and any amendments or modifications thereto so long as such amendment or modification does not expand the scope of any such restriction or condition in any material respect (provided that any such arrangements shall be required to be described on Schedule 9.12 only to the extent that such arrangements exceed $5,000,000), (g) restrictions under agreements evidencing or governing or otherwise relating to Indebtedness of Subsidiaries of the Borrower that are not Subsidiary Guarantors to the extent such Indebtedness is permitted under Section 9.4; provided that such Indebtedness is only with respect to the assets of

Subsidiaries of the Borrower that are not Subsidiary Guarantors, (h) customary provisions in joint venture agreements, limited liability company operating agreements, partnership agreements, stockholders agreements and other similar agreements, (i) agreements evidencing or governing Indebtedness permitted under Sections 9.4(b)(iii), (b)(iv), (b)(v), (b)(vi), (b)(xv), (b)(xvii), (b)(xxi), (b)(xxii), (c)(xxiv), (b)(xxv), and (b)(xxxvii) and any Refinancing of any such Indebtedness, and
(j) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of the business of the Borrower and its Restricted Subsidiaries; or

(d) permit to exist any Lien on any of its owned or leased Real Property, except for any Permitted Lien described in clause (b), (c), (d)(x), (e), (f), (h), (i), (n), (o), (p), (r), (ii), (jj), (nn) or (oo) of the definition of “Permitted Liens”.

9.13.Lines of Business. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to enter into any material business, either directly or through any Restricted Subsidiary of the Borrower, except for Similar Businesses.

SECTION 10. GUARANTEE
10.1.The Guarantee. Each Guarantor hereby jointly and severally guarantees, as a primary obligor and not as a surety, to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of (1) the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Bankruptcy Code after any bankruptcy or insolvency petition under the Bankruptcy Code or any similar law of any other jurisdiction) on (i) the Loans made by the Lenders, (ii) the Incremental Term Loans and the Incremental Revolving Loans made by the Incremental Term Lenders and the Incremental Revolving Lenders, (iii) the Other Term Loans and Other Revolving Loans made by the applicable Term Lenders and applicable Revolving Lenders and (iv) the Notes held by each Lender and (2) all other Obligations from time to time owing to the Secured Parties (including reimbursement and other obligations in respect of Letters of Credit) (such obligations being herein called the “Guaranteed Obligations”); provided that subject to the limitations set forth in Section 10.7, with respect to the Borrower in its capacity as a Guarantor hereunder, this Guarantee shall apply to all Guaranteed Obligations. Each Guarantor hereby jointly and severally agrees that, if the Guaranteed Obligations shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise), such Guarantor will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

10.2.Obligations Unconditional. The obligations of the Guarantors under Section 10.1, respectively, shall constitute a guaranty of payment (and not of collection) and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety by any Guarantor, as applicable (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall, in each case, remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a)at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c)the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d)any Lien or security interest granted to, or in favor of, any Issuing Lender or any Lender or the Administrative Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(e)the release of any other Guarantor pursuant to Section 10.8, or otherwise.

Each of the Guarantors hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, any defenses it may now or hereafter acquire in any way relating to any law, regulation, decree or order of any jurisdiction, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. Each of the Guarantors waives any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this guarantee made under this Section 10 (this “Guarantee”) or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Secured Parties and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower, any other Loan Party or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the applicable Secured Parties, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

10.3.Reinstatement. The obligations of the Guarantors under this Section 10 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or any Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

10.4.No Subrogation. Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations (other than contingent indemnification and reimbursement obligations for which no claim has been made) and the expiration and termination of the Commitments under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 10.1, whether by subrogation, right of contribution or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

10.5.Remedies. Each Guarantor jointly and severally agrees that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 11 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 11) for purposes of Section 10.1, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower or any Guarantor and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable, or the circumstances occurring where Section 11 provides that such obligations shall become due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 10.1.

10.6.Continuing Guarantee. The Guarantee made by the Guarantors in this Section 10 is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

10.7.General Limitation on Guaranteed Obligations. In any action or proceeding involving any federal, state, provincial or territorial, corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, examinership, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 10.1 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 10.1, then, notwithstanding any other provision to the contrary, the amount of such liability of such Guarantor shall, without any further action by such Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 10.9) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

10.8.Release of Guarantors and Pledges. A Subsidiary Guarantor shall be automatically released from its obligations hereunder in the event that all the Capital Stock of such Subsidiary Guarantor shall be sold, transferred or otherwise disposed of to a Person other than a Loan Party or such Subsidiary Guarantor shall be liquidated in a transaction permitted by Section 9. Upon written notice of the Borrower to the Administrative Agent, if pursuant to a transaction permitted by this Agreement a Subsidiary Guarantor becomes a Non-Guarantor Subsidiary, such Subsidiary shall be automatically released from its obligations hereunder. Upon written notice of the Borrower to the Administrative Agent, if pursuant to a transaction permitted by this Agreement (i) any Guarantor becomes an Excluded Subsidiary described in clause (v) of the definition thereof, then the Equity Interests of such Guarantor (other than 100.00% of the non-voting Equity Interests and 65.00% of the voting Equity Interests of a Restricted Subsidiary that is a CFC or a CFC Holdco and is directly owned by a Loan Party) shall be automatically released from the security interests created by the Loan Documents or (ii) any Restricted Subsidiary that is a CFC or a CFC Holdco ceases to be directly owned by a Loan Party, then the Equity Interests of such Subsidiary shall be automatically released from any security interests created by the Loan Documents. In connection with any such release of a Guarantor or security interest, the Administrative Agent shall execute and deliver to such Guarantor, at such Guarantor’s expense, all UCC termination statements and other documents that such Guarantor shall reasonably request to evidence such release.

10.9.Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 10.4. The provisions of this Section 10.9 shall in no respect limit the obligations and liabilities of any Guarantor to the Collateral Agent and the other Secured Parties, and each Guarantor shall remain liable to the Collateral Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder.

10.10.Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by any other Loan Party hereunder to honor all of such Loan Party’s obligations under this Section 10 in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.10, or otherwise under this Section 10, as it relates to such Loan Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 10 shall remain in full force and effect until the Obligations shall have been indefeasibly paid in full and the Revolving Loan Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled. Each Qualified ECP Guarantor intends that this Section 10.10 constitute, and this Section 10.10 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the CEA.

SECTION 11.

EVENTS OF DEFAULT

11.1.Events of Default. An “Event of Default” shall occur if any of the following events shall occur and be continuing; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied (any such event, an “Event of Default”):

(a)the Borrower shall fail to pay any principal of any Loan or Unpaid Drawing when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Unpaid Drawing, or any other amount payable hereunder or under any other Loan Document within five (5) Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)any representation or warranty made or deemed made by the Borrower or its Material Subsidiaries herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect (except where such representation or warranty is already qualified by materiality, in which case such representation or warranty shall prove to have been inaccurate in any respect) on or as of the date made or deemed made (or if any representation or warranty is expressly stated to have been made as of a specific date, inaccurate in any material respect as of such specific date (except where such representation or warranty is already qualified by materiality, in which case such representation or warranty shall prove to have been inaccurate in any respect)), and, in each case, such inaccuracy (to the extent capable of remedy) shall continue unremedied for a period of thirty (30) days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(c)any Loan Party shall default in the observance or performance of (i) any agreement contained in Section 8.4(a) (with respect to the Borrower only), Section 8.7(a) or Section 9 (other than Section 9.1); or (ii) Section 9.1; or

(d)any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 11.1), and such default shall continue unremedied for a period of thirty (30) days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e)the Borrower or any of its Material Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation in respect of Indebtedness, but excluding the Loans) on the scheduled or original due date with respect thereto;
(ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to (x) cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable or (y) to cause, with the giving of notice if required, the Borrower or any of its Subsidiaries to purchase or redeem or make an offer to purchase or redeem such Indebtedness prior to its stated maturity; provided that a default, event or condition described in clause (i), (ii) or (iii) of this Section 11.1(e) shall not at any time constitute an Event of Default (A) unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this Section 11.1(e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds the Threshold Amount, (B) in the case of any Indebtedness if the sole remedy or option of the holder thereof in the event of the non-payment of such Indebtedness or the non-payment or non-performance of obligations related thereto is to elect to convert such Indebtedness into Qualified Equity Interests and cash in lieu of fractional shares, (C) in the case of Indebtedness which the holder thereof may elect to convert into Qualified Equity Interests, such Indebtedness from and after the date, if any, on which such conversion has been effected, or (D) the applicable failure has been remedied or waived by the holders of the applicable Indebtedness; provided further, that clause (iii) of this Section 11.1(e) shall not apply to secured Indebtedness that becomes due as a result of the voluntary Disposition of the property or assets securing such Indebtedness, if such Disposition is permitted hereunder and such Indebtedness that becomes due is paid upon such Disposition; or

(f)(i) the Borrower or any Material Subsidiary, shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, examinership, insolvency, reorganization or relief of debtors or relief of debtors including any plan of compromise or arrangement or other corporate proceeding involving or affecting its creditors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, examiner, receiver-manager, trustee, custodian, conservator, monitor or other similar official for it or for all or any substantial part of its assets, or the Borrower or any Material Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any Material Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against the Borrower or any Material Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) the Borrower or any Material Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any Material Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)(i) any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any Plan has failed to meet the minimum funding standards of Section 412 or 430 of the Code or Section 302 or 303 of ERISA, whether or not waived or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower, any Material Subsidiary, or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan,
(iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower, any Material Subsidiary or any Commonly Controlled Entity shall incur liability in connection with a withdrawal from, or the Insolvency of, a Multiemployer Plan, (vi) a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA, (vii) any contribution required to be made with respect to a Single Employer Plan, Multiemployer Plan or Non-U.S. Plan has not been timely made or (viii) a Plan has an Unfunded Pension Liability; and in each case in clauses (i) through (viii) above, such event or condition, together with all other such events or conditions, if any, has had, or would reasonably be expected to have, a Material Adverse Effect; or

(h)one or more judgments or decrees shall be entered against the Borrower or any of its Material Subsidiaries involving in the aggregate a liability (not (x) paid or covered by insurance as to which the relevant insurance company has been notified of the claim and has not denied coverage or (y) covered by valid third-party indemnification obligation from a third party which is Solvent) in excess of the Threshold Amount, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

(i)any material Security Document shall cease, for any reason, to be in full force and effect, other than pursuant to the terms hereof or thereof, or any Loan Party shall so assert in writing, or any Lien created by any such Security Document shall cease to be enforceable and of the same effect and priority purported to be created thereby, except to the extent that (x) any such loss of perfection or priority results solely from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under any Security Document or from the failure of the Administrative Agent to file UCC continuation statements (or similar statements or filings in other jurisdictions) and (y) the Loan Parties take such action as the Administrative Agent may reasonably request to remedy such loss of perfection or priority; or

(j)any material Guarantee of any Guarantor contained in Section 10 shall cease, for any reason, to be in full force and effect, other than as provided for in Section 10.8, or any Loan Party or any Affiliate of any such Loan Party shall so assert; or

(k)a Change of Control shall occur.

Notwithstanding anything to the contrary contained herein, any Default or Event of Default shall be deemed not to “exist” or be “continuing” (or other similar expression with respect thereto) if (x) the events, acts or conditions that gave rise to such Default or Event of Default have been remedied or cured (including by payment, notice, taking of any action or omitting to take any action) or have ceased to exist or (y) such Default or Event of Default shall have been waived. Notwithstanding the forgoing, an Event of Default (the “Initial Default”) may not be cured pursuant to clause (x) of the immediately preceding sentence: (a) if (i) the Borrower or any of its Material Subsidiaries takes any action that is not permitted during, and as a result of, the continuance of such Initial Default (including, without limitation, a credit extension at a time when the conditions thereto have not been met and the application of proceeds thereof),
(ii) such action directly results in the cure of such Initial Default, and (iii) the Borrower had actual knowledge at the time of taking any such action that the Initial Default had occurred and was continuing;
(b) in the case of an Initial Default for which (i) the Borrower failed to give notice to the Administrative Agent and the Lenders of such Initial Default in accordance with the notice covenant and (ii) the Borrower or its responsible officers had Knowledge of such failure to give notice; or (c) in the case of an Event of Default with respect to (i) the actual or asserted invalidity of guarantees or security documents or loss of liens and/or perfection with respect to a material portion of the Collateral that directly results in material impairment of the rights and remedies of the Lenders, Collateral Agent or Administrative Agent and is incapable of being cured or (ii) failure to maintain insurance that directly results in a material adverse effect on the ability of the Borrower and the Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document.

11.2.Action in Event of Default.

(a)Upon any Event of Default specified in Section 11.1(f) in respect of the commencement of any case, proceeding or other action, the Commitments shall immediately terminate automatically and the Loans (with accrued interest thereon) and all other Obligations owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall automatically immediately become due and payable and, except as otherwise provided in Section 11.2(b) below, if any other Event of Default under Section 11.1 occurs, any or all of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Revolving Loan Commitments to be terminated forthwith, whereupon the Revolving Loan Commitments shall immediately terminate; (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other Obligations owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable; and (iii) the Administrative Agent, in its capacity as Collateral Agent, may enforce all Liens and security interests created pursuant to the Security Documents. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon and all amounts drawn thereunder have been reimbursed in full and all other Obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full (other than contingent indemnification and reimbursement obligations for which no claim has been made), the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section 11.2, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

(b)Notwithstanding anything to the contrary herein, upon the occurrence of an Event of Default under Section 11.1(c)(ii) (a “Financial Covenant Event of Default”) that is uncured or unwaived, the Required Lenders may (i) declare that such breach constitutes a Default for purposes of Section 7.2 and
(ii) on the date that is fifteen (15) Business Days after the date on which financial statements are required to be delivered for the applicable fiscal quarter if the Borrower has provided a Notice of Intent to Cure with respect to such breach and, otherwise, immediately upon such breach, either (x) terminate the Revolving Loan Commitment or (y) take the actions specified in Section 11.2(a) in respect of the Revolving Loan Commitments and the Revolving Loans. In respect of a Financial Covenant Event of Default that is continuing, the Required Lenders may take the actions specified in Section 11.2(a) on or after the date that the Required Lenders terminate the Revolving Loan Commitment or accelerate all Obligations in respect of the Revolving Loan Commitment; provided that the Required Lenders may not take such actions if either
(i)the Revolving Loans have been repaid in full (other than contingent indemnification and reimbursement obligations for which no claim has been made) and the Revolving Loan Commitments have been terminated or (ii) the Financial Covenant Event of Default has been waived by the Required Lenders.

11.3.Right to Cure.

(a)Solely to the extent the Borrower is required to comply with the Financial Covenant for the most recent Test Period and solely for purposes of determining such compliance, after the end of such Test Period and on or prior to the day that is fifteen (15) Business Days after the day on which financial statements are required to be delivered pursuant to Section 8.1 for such Test Period (the “Equity Cure Period”), one or more of the Investors shall have the right to make, or cause one or more other Persons to make, an equity investment (which equity shall be common equity or Qualified Equity Interests) in the Borrower in cash, on or prior to the expiration of the Equity Cure Period for such fiscal quarter, and such cash will, if so designated by the Borrower, be included in the calculation of Consolidated CEBITDA for the purposes of determining compliance with the Financial Covenant at the end of such fiscal quarter and the subsequent three fiscal quarters (any such equity contribution so included in the calculation of Consolidated CEBITDA, a “Specified Equity Contribution”); provided that (a) no Lender shall be required to make any extensions of credit to the Borrower during the fifteen (15) Business Day period referred to above unless the Borrower has received proceeds of such Specified Equity contributions, (b) there shall be no more than two (2) quarters in each four (4) consecutive fiscal quarter period in respect of which a Specified Equity Contribution is made, (c) the amount of any Specified Equity Contribution shall be no more than the amount required to cause the Borrower to be in compliance with the Financial Covenant on a Pro Forma Basis, (d) no more than five (5) Specified Equity Contributions shall be made during the term of this Agreement, (e) all Specified Equity Contributions shall be disregarded for purposes of any financial ratio determination under this Agreement other than for determining compliance with the Financial Covenant (and will not be credited as an addition to the builder basket provided for in Section 9.2(a)(v) or any other builder basket hereunder) and (f) there shall be no reduction in Indebtedness with the proceeds of such Specified Equity Contribution for determining compliance with the Financial Covenant for the fiscal quarter for which such Specified Equity Contribution was made.

(b)Upon receipt by the Administrative Agent of a Notice of Intent to Cure prior to the last day of the Equity Cure Period, neither the Administrative Agent nor any Lender shall exercise any rights or remedies under this Section 11 (or any rights and remedies under any other Loan Document that are available during the continuance of an Event of Default) on the basis of any failure to comply with the Financial Covenant until the expiration of the Equity Cure Period.

11.4.Application of Proceeds. If an Event of Default shall have occurred and be continuing, the Administrative Agent may apply, at such time or times as the Administrative Agent may elect, all or any part of the proceeds constituting Collateral in payment of the Obligations (and in the event the Loans and other Obligations are accelerated pursuant to Section 11.2, the Administrative Agent shall, from time to time, apply the proceeds constituting Collateral, and all other amounts received on account of the Obligations), in the following order:

(a)First, to the payment of all costs and expenses of any sale, collection or other realization on the Collateral, including reimbursement for all costs, expenses, liabilities and advances made or incurred by the Administrative Agent and Collateral Agent in connection therewith (including, without limitation, all reasonable costs and expenses of every kind incurred in connection with any action taken pursuant to any Loan Document or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Collateral Agent and the other Secured Parties hereunder, reasonable attorneys’ fees and disbursements and any other amount required by any provision of law (including, without limitation, Section 9-615(a)(3) of the UCC)), and all amounts for which Administrative Agent and Collateral Agent are entitled to indemnification hereunder and under the other Loan Documents and all advances made by the Administrative Agent and the Collateral Agent hereunder and thereunder for the account of any Loan Party (excluding principal and interest in respect of any Loans extended to such Loan Party), and to the payment of all costs and expenses paid or incurred by the Administrative Agent or the Collateral Agent in connection with the exercise of any right or remedy hereunder or under this Agreement or any other Loan Document and to the payment or reimbursement of all indemnification obligations, fees, costs and expenses owing to the Administrative Agent hereunder or under this Agreement or any other Loan Document, all in accordance with the terms hereof or thereof;

(b)Second, to the payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including reasonable fees and disbursement of counsel payable under Section 13.1 and amounts payable under Section 2.11 and Section 5.5) payable to the Administrative Agent or the Collateral Agent in its capacity as such;

(c)Third, to the payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including reasonable fees and disbursement of counsel payable under Section 13.1 and amounts payable under Section 2.11 and Section 5.5), ratably among them in proportion to the amounts described in this clause (c) payable to them;

(d)[Reserved]

(e)Fourth, to the payment of that portion of all Obligations constituting accrued and unpaid interest and fees on the Loans, Commitments, Letters of Credit and Drawings, and any fees, premiums and scheduled periodic payments due under Cash Management Obligations or Specified Swap Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause (e) payable to them;

(f)Fifth, to the payment of that portion of the Obligations constituting unpaid principal of the Loans and Drawings (including to Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit), and any breakage, termination or other payments under Cash Management Obligations or Specified Swap Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause (f) held by them;

(g)Sixth, to the payment of all other Obligations of the Borrower that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

(h)Seventh, any balance of such proceeds remaining after all of the Obligations shall have been satisfied by payment in full in immediately available funds (or in the case of Letters of Credit, terminated or Collateralized) and the Commitments shall have been terminated, be paid, subject to any Intercreditor Agreement over to or upon the order of the applicable Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Notwithstanding the foregoing, amounts received from any Guarantor shall not be applied to any Excluded Swap Obligation of such Guarantor.

SECTION 12.

ADMINISTRATIVE AGENT

12.1.Appointment; Nature of Duties. The Lenders and each Issuing Lender hereby irrevocably designate and appoint JPMorgan Chase Bank, N.A. as Administrative Agent (for purposes of this Section 12, Section 11.4 and Section 13, the term “Administrative Agent” also shall include JPMorgan Chase Bank,
N.A. in its capacity as Collateral Agent pursuant to the Security Documents, along with one or more Affiliates or branches, if applicable under the relevant Security Documents) to act as specified herein and in the other Loan Documents. Each Lender and each Issuing Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees, affiliates or Related Persons. In performing its functions and duties hereunder, the Administrative Agent shall act solely as an agent of the Lenders and each Issuing Lender and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any of its Subsidiaries. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 12.1 and of Section 12.6 shall apply to any of the Affiliates or Related Persons of the Administrative Agent and shall apply to their respective activities in connection with the syndication of the Facilities provided for herein as well as activities of the Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 12.1 and of Section 12.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (a) such sub-agent shall be a third-party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third-party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Loan Parties and the Lenders, (b) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) may be modified or amended with the consent of the Administrative Agent (and without the consent of such sub-agent), and (c) such sub-agent shall only have obligations to the Administrative Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third-party beneficiary or otherwise, against such sub-agent. Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers listed on the cover page hereof shall have any other powers, duties or responsibilities under this Agreement or any other Loan Document, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder. The provisions of this Section 12 are solely for the benefit of the Administrative Agent, the Lenders and each Issuing Lender, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions.

12.2.Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of the Affiliates of the Borrower or of the Borrower that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(d)The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.2 and 13.12) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such

Default or Event of Default is given to the Administrative Agent by the Borrower, a Lender or an Issuing Lender.

(e)The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Section 7 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(f)The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

12.3.Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, or any other Lender, or any of their Related Persons, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Loan Document or the financial condition of the Borrower or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, or the financial condition of the Borrower or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.

12.4.Certain Rights of the Administrative Agent. If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Required Lenders.

12.5.Reliance. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of any Loan, or the issuance, extension, renewal or increase of a Letter of Credit that by its terms must be fulfilled to the satisfaction of a Lender or any Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or any Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

12.6.Indemnification. To the extent the Administrative Agent, the Issuing Lender and the Swingline Lender (or any Affiliate or Related Person thereof) is required to be reimbursed or indemnified by the Borrower and has not been reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof), including without limitation in its capacity as Collateral Agent under the Loan Documents, in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

12.7.The Administrative Agent in Its Individual Capacity. With respect to its obligation to make Loans, or issue or participate in Letters of Credit, under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Loan Party or any Affiliate of any Loan Party (or any Person engaged in a Similar Business with any Loan Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party or any Affiliate of any Loan Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

12.8.Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent and recorded in the Register. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

12.9.Resignation by the Administrative Agent or an Issuing Lender.

(a) The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and under the other Loan Documents at any time by giving fifteen (15) Business Days’ prior written notice to the Lenders and the Borrower. Any such resignation by an Administrative Agent hereunder shall also constitute its resignation as a Swingline Lender, in which case the resigning Administrative Agent (x) shall not be required to make any additional Swingline Loans hereunder and (y) shall maintain all of its rights as Swingline Lender and with respect to any Swingline Loans made by it prior to the date of such resignation, including the right to require Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.1(e).Upon such resignation of the Administrative Agent pursuant to this Section 12.9, all duties and obligations of the Administrative Agent under this Agreement and any other Loan Document shall be discharged. Upon the giving of such notice of resignation by the Administrative Agent pursuant to this Section 12.9(a) and until a successor Administrative Agent shall have been appointed pursuant to this Section 12.9, all communications or notices to any Lender required to be given pursuant to this Agreement or any other Loan Document shall be sent to each Lender individually. Such resignation shall take effect pursuant to clauses (b), (c), (d) and
(e)below or as otherwise provided below; provided that, until a successor Administrative Agent is so appointed by Required Lenders or Administrative Agent, any collateral security held by Administrative Agent in its role as Collateral Agent on behalf of the Lenders or Issuing Lenders under any of the Loan Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed.

(b)Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if a Significant Event of Default then exists).

(c)If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed; provided that the Borrower’s consent shall not be required if a Significant Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d)If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the date that is twenty (20) Business Days after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(e)Upon a resignation of the Administrative Agent pursuant to this Section 12.9, the successor Administrative Agent shall become vested with all powers, rights, privileges and duties as the Administrative Agent who has resigned in accordance with this Section 12.9.

(f)Upon a resignation of the Administrative Agent pursuant to this Section 12.9, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Loan Documents and the provisions of this Section 12 (and the analogous provisions of the other Loan Documents) shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.

(g)[Reserved].

(h)Resignation by an Issuing Lender.

(i)An Issuing Lender may resign from the performance of all its respective functions and duties hereunder and under the other Loan Documents at any time by giving fifteen (15) Business Days’ prior written notice to the Lenders and the Borrower. Any resigning Issuing Lender
(x)shall not be required to issue any further Letters of Credit hereunder and (y) shall maintain all of its rights as Issuing Lender with respect to any Letters of Credit issued by it prior to the date of such resignation. Such resignation shall take effect pursuant to clauses (ii), (iii) and (iv) below or as otherwise provided below.

(ii)Upon any such notice of resignation by an Issuing Lender, the Required Lenders shall appoint a successor Issuing Lender hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if a Significant Event of Default then exists). Any such successor Issuing Lender appointed pursuant to this Section 12.9(h) shall be a Lender other than a Defaulting Lender for all purposes of this Agreement.

(iii)If a successor Issuing Lender shall not have been so appointed within such 15 Business Day period, the resigning Issuing Lender, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed; provided that the Borrower’s consent shall not be required if a Significant Event of Default then exists), shall then appoint a successor Issuing Lender who shall serve as Issuing Lender hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Issuing Lender as provided above.

(iv)If no successor Issuing Lender has been appointed pursuant to clause (ii) or (iii) above within twenty (20) Business Days after the date such notice of resignation was given by such Issuing Lender, such Issuing Lender’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Issuing Lender hereunder and under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Issuing Lender as provided above.

(v)Upon a resignation of an Issuing Lender pursuant to this Section 12.9(h), such Issuing Lender shall remain indemnified to the extent provided in this Agreement and the other Loan Documents and the provisions of this Section 12 (and the analogous provisions of the other Loan Documents) shall continue in effect for the benefit of such Issuing Lender for all of its actions and inactions while serving as an Issuing Lender.

(vi)Upon the resignation of any Issuing Lender and the appointment of a successor Issuing Lender pursuant to this Section 12.9(h), such Issuing Lender shall succeed to and become vested with all of the rights, privileges and duties of the resigning Issuing Lender.

(vii)Upon the resignation of any Issuing Lender pursuant to this Section 12.9(h), the resigning Issuing Lender shall be discharged from all of its duties and obligations hereunder or under any other Loan Document.

(viii)Upon the appointment of a successor Issuing Lender pursuant to this Section 12.9(h), such successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the resigning Issuing Lender to effectively assume the obligations of such resigning Issuing Lender with respect to such Letters of Credit.

12.10.Collateral Matters.

(a)Each Secured Party authorizes and directs the Collateral Agent to enter into the Security Documents and any Intercreditor Agreement, other intercreditor arrangements or collateral trust arrangements contemplated by this Agreement on behalf of and for the benefit of the Lenders and the other Secured Parties named therein and agrees to be bound by the terms of each Security Document and any Intercreditor Agreement and other agreements or documents. Each Lender hereby agrees, and each holder of any Note and each other Secured Party by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to create, perfect or maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b)The Secured Parties hereby authorize the Collateral Agent, at its option and in its discretion, to subordinate or release any Lien granted to or held by the Collateral Agent upon any Collateral
(i)upon termination of the Commitments, termination or expiration of all Letters of Credit and payment and satisfaction in full of all of the Obligations (other than (x) contingent indemnification and reimbursement obligations for which no claim has been made and (y) Obligations in respect of any Swap Agreement, Cash Management Obligations and other contingent obligations, in each case not then due and owing) at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than the Borrower and its Subsidiaries) upon the sale or other disposition thereof in compliance with Section 9.5, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 13.12), (iv) constituting an Excluded Asset or (v) as otherwise may be expressly provided in the relevant Security Documents. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.10.

(c)The Collateral Agent shall have no obligation whatsoever to the Secured Parties or to any other Person to assure that the Collateral exists or is owned by any Secured Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 12.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non- appealable decision).

(d)The Administrative Agent and the Collateral Agent shall be authorized, without the consent of any Secured Party, to enter into or execute the Security Documents on or prior to the Closing Date, and, from time to time, to execute or to enter into amendments of, and amendments and restatements of, the

Security Documents, any Intercreditor Agreement and any additional and replacement Intercreditor Agreements in each case in order to effect the subordination of and to provide for certain additional rights, obligations and limitations in respect of, any Liens required by the terms of this Agreement to be Liens junior to, pari passu with or senior to the Obligations, that are, in each case, incurred in accordance with Section 9, and to establish certain relative rights as between the holders of the Obligations and the holders of the Indebtedness secured by such Liens.

(e)Subject to Section 13.12, without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) in connection with a sale or Disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other Disposition of assets or to which Required Lenders (or such other Lenders as may be required to give such consent under Section 13.12) have otherwise consented or (ii) release any Guarantor from the Guarantee pursuant to Section 10.8 or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 13.12) have otherwise consented.

(f)The Borrower hereby certifies that (i) each of CreatingWill.com, LLC, a Delaware Corporation, LegalZoom Enterprises, LLC, a Delaware limited liability company, Legalzoom.com Texas, LLC, a Texas limited liability company, United States Corporation Agents, Inc., a Nevada corporation, LZ Financial Services LLC, a Delaware corporation, United States Corporation Agents, Inc., a California corporation, United States Corporation Agents, Inc., a Maryland corporation, LegalZoom Enterprise Initiatives, Inc., a Delaware corporation, LegalZoom Insurance Services, Inc. (f.k.a. LegalZoom SMB Initiatives, Inc.), a Delaware corporation, and LegalInc Corporate Services Inc., a Delaware corporation (each, a “Released Subsidiary”) constitutes an Immaterial Subsidiary as of the Closing Date and (ii) after giving effect to the release of each Released Subsidiary as a Subsidiary Guarantor on the Closing Date, the aggregate amount of third-party gross revenues or Total Assets attributable to all Immaterial Subsidiaries does not exceed the maximum permitted amount thereof as set forth in the proviso to the definition of the term “Immaterial Subsidiary”. Effective as of the Closing Date, each Released Subsidiary is hereby released as a Subsidiary Guarantor hereunder and as a Grantor under the Security Agreement and the other Security Documents. The Administrative Agent and the Collateral Agent are hereby authorized to execute or file such documents or instruments evidencing the release of the Released Guarantors hereunder and under the Security Documents as are reasonably requested by the Borrower.

(g)Each Secured Party hereby authorizes the Collateral Agent (whether or not by or through employees or agents) to (i) exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Collateral Agent under the Security Documents together with such powers and discretions as are reasonably incidental thereto and (ii) take such action on its behalf as may from time to time be authorized under or in accordance with the Security Documents. At the request of the Collateral Agent, each Secured Party shall provide the Collateral Agent with a separate written power of attorney for the purposes of executing any agreements or document or otherwise acting on their behalf.

(h)[Reserved].

(i)Each Secured Party hereby ratifies and approves all acts and declarations previously done by the Collateral Agent (or representative acting for and on its behalf) on such Secured Party’s behalf (including, but not limited to, for the avoidance of doubt, the declarations made by the Collateral Agent as representative without power of attorney in relation to the creation of any pledge on behalf and for the benefit of any Secured Party as future pledgee or otherwise).

(j)Anything contained in any of the Loan Documents to the contrary notwithstanding, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee or take any other action under any Loan Document, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Collateral Agent may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

(k)No Swap Agreement or agreement in respect of Cash Management Obligations will create (or be deemed to create) in favor of any Qualified Counterparty or provider of Cash Management Obligation, as applicable, that is a party to such Swap Agreement or agreement in respect of Cash Management Obligations, as applicable, any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Loan Documents except as expressly provided in Section 13.12(a)(6) of this Agreement and any Security Document and any Intercreditor Agreement. By accepting the benefits of the Collateral, each Qualified Counterparty and provider of Cash Management Obligations shall be deemed to have appointed the Collateral Agent as its agent and agreed to be bound by the Loan Documents as a Secured Party, subject to the limitations set forth in this clause (k).

(l)Notwithstanding any other provision of this Section 12 to the contrary, the Administrative Agent and the Collateral Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Swap Agreements with a Qualified Counterparty or in respect of Cash Management Obligations. The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Secured Parties for any failure to monitor or maintain any portion of the Collateral.

(m)Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than (i) contingent indemnification and reimbursement obligations for which no claim has been made and (ii) Obligations in respect of any Swap Agreement, Cash Management Obligations and other contingent obligations, in each case not then due and owing) have been paid indefeasibly in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any party to any Swap Agreement or provider of Cash Management Obligations) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Swap Agreements or Cash Management Obligations. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if, after such release, any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(n)In each case as specified in this Section 12.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under any Security Document or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guarantee, in each case in accordance with the terms of the Loan Documents and this Section 12.10.

12.11.[Reserved].

12.12.Delivery of Information. The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Loan Party, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Loan Document except
(i) as specifically provided in this Agreement or any other Loan Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only to the extent permitted hereunder and in accordance with such specific request.

12.13.Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender under any Loan Document an amount equivalent to any applicable withholding Tax. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within ten (10) days of demand therefor, all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all related losses, claims, liabilities and expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred by or asserted against the Administrative Agent. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 12.13. The agreements in this Section 12.13 shall survive the resignation or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 12.13, include any Issuing Lender.

12.14.Intercreditor Agreement. The Administrative Agent is authorized to enter into each Intercreditor Agreement or any other intercreditor agreement contemplated hereunder (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured pursuant to Sections 9.3(b) and 9.4 of this Agreement (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and the parties hereto acknowledge that any Intercreditor Agreement or any other intercreditor agreement contemplated hereunder (if entered into) will be binding upon them. Each Lender
(a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any Intercreditor Agreement (if entered into) and (b) hereby authorizes and instructs the Administrative Agent to enter into each Intercreditor Agreement or any other intercreditor agreement contemplated hereunder (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured pursuant to Sections 9.3(b) and 9.4 of this Agreement (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.

12.15.Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders and the Administrative Agent under Sections 4.1(a) and (d), 12.6 and 13.1) allowed in such judicial proceeding;

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c)and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.9 and 11.4.

(d)Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Lender or in any such proceeding;

(e)The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations (as defined in any applicable Security Document) pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Section 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (i) of Section 13.12 of this Agreement), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

12.16.Certain ERISA Matters.

(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true: (i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments, (ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, (iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or (iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender;

(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

12.17.Erroneous Payments.

(a) (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 12.17(a) shall be conclusive, absent manifest error.

(ii)Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii)The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided, that this Section 12.17 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Loans and interest thereon relative to the amount (and/or timing for payment) thereof that would have been payable had such erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, the immediately preceding clauses (x) and (y) shall not apply to the extent any such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such erroneous Payment.

(iv)Each party’s obligations under this Section 12.17(a) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

SECTION 13.

MISCELLANEOUS

13.1.Payment of Expenses, etc. The Borrower hereby agrees to: (i) subject to the limitations set forth in the Commitment Letter (to the extent they are applicable), pay all reasonable out-of-pocket costs and expenses of the Administrative Agent, the Issuing Lenders, the Swingline Lender, the Collateral Agent and the Joint Lead Arrangers (limited in respect of legal costs and expenses to the reasonable fees and disbursements of a single counsel selected by the Administrative Agent and of a single local and special counsel to the Administrative Agent, the Swingline Lender and Joint Lead Arrangers in each relevant jurisdiction) (and, in the case of an actual or perceived conflict of interest, a single additional counsel in each relevant jurisdiction to the affected Lenders, taken as a whole) in connection with the syndication of the Facilities or preparation, execution, delivery and administration of this Agreement, any Letters of Credit issued hereunder, and the other Loan Documents and the documents and instruments referred to herein and therein and any amendment, waiver, modification, maintenance or protection of any security interest or consent relating hereto or thereto and enforcement or protection of rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 13.1, of the Administrative Agent, the Issuing Lenders, the Swingline Lender and their Affiliates in connection with its or their syndication efforts with respect to this Agreement and of the Administrative Agent, the Collateral Agent, each of the Issuing Lenders and Lenders in connection with the enforcement of this Agreement, any Loans or Letters of Credit issued hereunder, and the other Loan Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (limited in respect of legal costs and expenses to, in each case, the reasonable out-of-pocket costs and expenses of one special counsel and one local counsel in each relevant jurisdiction for the Administrative Agent and, after the occurrence and during the continuance of an Event of Default, for the group of Issuing Lenders and the group of Lenders (and, solely in the case of any actual or potential conflict of interest as determined by the affected Issuing Lender or Lender, one additional counsel for the affected Lenders as a whole)); and (ii) pay and hold the Administrative Agent, the Collateral Agent, the Swingline Lender, the Joint Lead Arrangers, each of the Issuing Lenders and each of the Lenders harmless from and against any and all present and future stamp, excise and other similar documentary taxes with respect to the foregoing matters and save the Administrative Agent, the Collateral Agent, the Swingline Lender, the Joint Lead

Arrangers, each of the Issuing Lenders and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent, the Collateral Agent, the Swingline Lender, such Issuing Lender or such Lender) to pay such taxes.

The Borrower hereby agrees to indemnify the Joint Lead Arrangers, the Administrative Agent, the Collateral Agent, the Swingline Lender, each Issuing Lender, each Lender and each of their respective Related Persons (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims (including any claims brought against any Indemnified Person by a third party, a Loan Party, any Affiliate or equity holder of a Loan Party or any director or officer or creditor thereof), actions, judgments, suits, investigations, costs, expenses and disbursements (including any prospective claim, suit, action or investigation) (limited in respect of legal costs and expenses to reasonable and documented out-of-pocket fees for a single firm of counsel for all Indemnified Persons, taken as a whole, and if necessary, one single local and special counsel in each appropriate jurisdiction and, in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction for any affected Lenders, taken as a whole) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding related to the entering into or performance of this Agreement or any other Loan Document or the use of any Letter of Credit or the proceeds of any Loans hereunder or the consummation of the Transactions or any other transactions contemplated herein or in any other Loan Document or the exercise of any of their rights or remedies provided herein or in the other Loan Documents or (b) the actual or alleged presence of Materials of Environmental Concern at any Property; the generation, storage, transportation, handling or disposal of Materials of Environmental Concern by the Borrower or any of its Subsidiaries at any location; the non- compliance with or liability under any Environmental Law (including applicable permits thereunder) relating to the Borrower or any of its Subsidiaries or any Property; or any related claim asserted against the Borrower, any of its Subsidiaries or any Property; provided that no Indemnified Person will be indemnified under this Section 13.1 for (i) any cost, expense or liability to the extent determined by a court of competent jurisdiction in a final and non-appealable decision to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person or any of its controlled Affiliates or controlling Persons and their respective officers, directors, employees, managers or members and in the case of an agent, representative or advisor, such Person acting at the instruction of such Indemnified Person, a material breach under this Agreement or any other Loan Document by any such persons or disputes between and among Indemnified Persons (other than disputes against the Joint Lead Arrangers, the Administrative Agent, the Collateral Agent, the Swingline Lender or any Issuing Lender in such capacity or arising from any act or omission by the Borrower of its affiliates), (ii) any settlement entered into by such person without the Borrower’s written consent (such consent not to be unreasonably withheld, conditioned or delayed), but if settled with the Borrower’s consent, or if there is a judgment against an Indemnified Person in any such claim, investigation, litigation or proceeding, the Borrower agrees to indemnify and hold harmless each Indemnified Person in the manner set forth above, (iii) without limiting any other provision of this Agreement (including Section 5.5), any Taxes, other than any Taxes that represent losses or damages arising from any non-Tax claim and (iv) any increased costs, compensation or net payments incurred by or owed to any Indemnified Person that are provided for in Section 2.11. To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent, any Issuing Lender or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law. For clarity, the term “Administrative Agent” as used in this Section 13.1 shall include the Administrative Agent acting in its capacity as Collateral Agent under the Loan Documents.

To the full extent permitted by applicable law, each Loan Party, Subsidiary and Lender-Related Person (as defined below) shall not assert, and hereby waives, any claim against any other such party, on any theory of liability, for special, indirect, consequential, punitive or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit the Loan Parties’ indemnification obligations to the extent such special, indirect, consequential and punitive damages are included in any third-party claim in connection with which such Indemnified Person is entitled to indemnification hereunder. Each Loan Party, Subsidiary and Lender-Related Person shall not be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such party results from such party’s gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non- appealable decision); provided that nothing contained in this sentence shall limit the Loan Parties’ indemnification obligations to the extent such damages are included in any third-party claim in connection with which any Indemnified Person is entitled to indemnification hereunder. As used herein, “Lender- Related Person” means the Administrative Agent, the Collateral Agent, the Joint Lead Arrangers, the Swingline Lender, each Issuing Bank and each Lender and their respective Related Persons.

This Section 13.1 shall not apply in respect of the matters addressed in Sections 2.11, 2.12, 3.6 and 5.5, which shall be the sole remedy in respect of matters addressed in such sections.

13.2.Right of Setoff.

(a)In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, each Issuing Lender and each Lender (or any Affiliate of such Lender) is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Loan Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent, such Issuing Lender or such Lender (or any Affiliate of such Lender) (including, without limitation, by branches and agencies of the Administrative Agent, such Issuing Lender or such Lender (or any Affiliate of such Lender) wherever located) to or for the credit or the account of the Borrower or any of its Subsidiaries against and on account of the Obligations and liabilities of the Loan Parties to the Administrative Agent, such Issuing Lender or such Lender under this Agreement or under any of the other Loan Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.4, and all other claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not the Administrative Agent, such Issuing Lender or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Sections 2.17(d) and (e) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, each Issuing Lender, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff; provided further that:

(i)if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)the provisions of this Section 13.2 shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.17, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swingline Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 13.2 shall apply).

(b)Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

13.3.Notices.

(a)Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile or overnight courier) and mailed, telefaxed or delivered: if to any Loan Party, at the address specified opposite its signature below or in the other relevant Loan Documents; if to any Lender to the address, facsimile number, electronic mail address or telephone number specified in an Administrative Questionnaire substantially in the form of Exhibit O (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower); and if to the Administrative Agent, at the Notice Office; or, as to any Loan Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed, telefaxed or sent by overnight courier, be effective when deposited in the mails or overnight courier, as the case may be, or sent by telefax, except that notices and communications to the Administrative Agent and the Borrower shall not be effective until received by the Administrative Agent or the Borrower, as the case may be.

(b)(i)Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent, the Borrower and each Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(ii)Each Loan Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii)The Platform and any electronic communications are provided “as is” and “as available.” Neither the Administrative Agent nor any of its respective officers, directors, employees, agents, advisors or representatives warrant the accuracy, adequacy, or completeness of the electronic communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the electronic communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects is made by the Administrative Agent nor any of its respective officers, directors, employees, agents, advisors or representatives in connection with the Platform or the electronic communications. In no event shall the Administrative Agent or any of its Related Persons (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any Issuing Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Loan Documents, Finance Documents or other documentation, information or notices through the Platform, any other electronic messaging service, or through the Internet, except to the extent caused by the willful misconduct or gross negligence of the Agent Parties, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iv)Each Loan Party, each Lender and each Issuing Lender and each other party thereto agrees that Administrative Agent may, but shall not be obligated to, store any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, Lenders or Issuing Lenders by means of electronic communications pursuant to this Section 13 on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

(v)Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

(c)Each of the Borrower, the Administrative Agent, each Issuing Lender and the Swingline Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the Issuing Lenders and the Swingline Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record
(i)an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each “public-side” Lender agrees to cause at least one individual at or on behalf of such “public-side” Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such “public-side” Lender or its delegate, in accordance with such “public-side” Lender’s compliance procedures and applicable law, including

United States federal and state securities laws, to make reference to documentation and information that are not made available through the “public-lender information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws. In the event that any “public-side” Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such “public-side” Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither the Borrower nor the Administrative Agent has any responsibility for such “public-side” Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents.

(d)The Administrative Agent, the Issuing Lenders and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Letter of Credit Requests and Notices of Borrowing) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, each Issuing Lender, each Lender and the Related Persons of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(e)The Borrower agrees to notify the Administrative Agent of any update to the list of Disqualified Lenders in writing at the following address: JPMDQ_Contact@jpmorgan.com.

13.4.Benefit of Agreement; Assignments; Participations.

(a)(i)Assignments. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of any Issuing Lender that issues any Letter of Credit), except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (b) of this Section and, to the extent expressly contemplated hereby, the Related Persons of each of the Administrative Agent, the Collateral Agent, the Joint Lead Arrangers, each Issuing Lender, the Swingline Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Subject to the conditions set forth in paragraph (a)(ii) below, any Lender may assign to one or more Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it and the Note or Notes (if any) held by it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)the Administrative Agent, the Swingline Lender and each Issuing Lender; and

(B)the Borrower; provided that no such consent of the Borrower shall be required (i) for assignments to a Lender, an Affiliate of a Lender, or an Approved Fund or (ii) if a Significant Event of Default has occurred and is continuing.

(ii)Assignment Conditions. Assignments shall be subject to the following additional conditions:

(A)except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Class, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than
$2,500,000 (provided, in each case, that simultaneous assignments to or by two or more Approved Funds shall be aggregated for purposes of determining such amount) unless the Administrative Agent and the Borrower otherwise consent; provided that the conditions in this clause (A) shall not be applicable to transfers by the Administrative Agent pursuant to Section 12.15(e)(iii);

(B)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that the conditions in this clause (B) shall not be applicable to transfers by the Administrative Agent pursuant to Section 12.15(e)(iii); and

(C)the Assignee, if it is not already a Lender hereunder, shall deliver to the Administrative Agent an Administrative Questionnaire and any applicable Internal Revenue Service forms described in Section 5.5(b) (including the Non-Bank Certificate, as applicable) and any documentation described in Section 5.5(c) or (d) (if applicable).

This Section 13.4(a) shall not prohibit any Lender from assigning all or any portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii)[Reserved].

(iv)[Reserved].

(v)Novation. Subject to Section 13.4(a)(vi) and the acceptance and recording thereof pursuant to Section 13.4(a)(vii) below, from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.12,
5.5 and 13.1). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations if such transaction complies with the requirements of this Section 13.4.

(vi)Each Lender hereby expressly reserve and agree to the preservation of (or any action to preserve) the Guarantee in case of assignment, novation, amendment or any other transfer of any Lender’s rights and obligations under this Agreement in accordance with any applicable law.

(vii)Acceptance and Register. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative

Questionnaire (unless the Assignee shall already be a Lender hereunder), together with (x) any processing and recordation fee and (y) any written consents to such assignment required by this Section 13.4, the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(b)(i) Any Lender may, without the consent of or notice to the Borrower, the Administrative Agent, the Swingline Lender or any Issuing Lender, sell participations in respect of Revolving Loan Commitments or Revolving Loans to one or more banks or other entities (other than a natural person, a Defaulting Lender, the Sponsors (or their Affiliates), the Borrower and its Subsidiaries or a Disqualified Lender) (a “Participant”) in all or a portion of such Lender’s rights and obligations with respect thereto; provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) each Borrower, the Administrative Agent, each Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section
12.6 without regard to the existence of any participation. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender pursuant to Section 13.12(a) and (2) directly affects such Participant. Each Lender that sells a participation shall, acting solely for U.S. federal income tax purposes as the agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the commitment of, and the principal amounts (and stated interest) of, each Participant’s interest in the Loans, L/C Obligations or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, L/C Obligations or its other obligations under any Loan Document) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan, L/C Obligation or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. Unless otherwise required by the IRS, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the IRS. The entries in the Participant Register shall be conclusive and binding absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(ii) The Borrower agrees that (x) each Participant shall be entitled to the benefits of Sections 2.11, 2.12 and 3.6 (subject to the requirements of those sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.4(a) and (y) each Participant shall be entitled to the benefits of Section 5.5 and subject to the requirements and limitations of Section 5.5 to the same extent as if it were a Lender that had acquired its interest by assignment pursuant to Section 13.4(a) (and for the purposes of the definitions of Excluded Taxes, Indemnified Taxes and Taxes, such Participant shall be treated as if it were a Lender); provided that such Participant agrees to be subject to the provisions of Sections 2.13 and 2.14 as if it had acquired its interest by assignment pursuant to Section 13.4(a). Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.14 with respect to any Participant. Notwithstanding the foregoing, no Participant shall be entitled to receive any greater payment under Section 2.11, 3.6 or 5.5 than the applicable participating Lender would have been entitled to receive in respect of the amount of the participation transferred by such participating Lender to such Participant had no such participation occurred, except to the extent such entitlement to receive a greater payment results from a

Change in Tax Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.2.

(c)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 13.4 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(d)The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in this Section 13.4.

(e)Each Lender, upon succeeding to an interest in Commitments or Loans, as the case may be, represents and warrants as of the effective date of the applicable Assignment and Assumption that it is an Eligible Assignee.

Notwithstanding the foregoing provisions of this Section 13.4 or any other provision of this Agreement, if the Borrower shall have consented thereto in writing in its sole discretion, the Administrative Agent shall have the right, but not the obligation, to effectuate assignments of Loans and Commitments via an electronic settlement system acceptable to the Administrative Agent and the Borrower as designated in writing from time to time to the Lenders by the Administrative Agent (the “Settlement Service”). At any time when the Administrative Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed Assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be subject to the prior written approval of the Borrower and shall be consistent with the other provisions of this Section 13.4. Each assigning Lender and proposed Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Loans and Commitments pursuant to the Settlement Service. Assignments and assumptions of Loans and Commitments shall be effected by the provisions otherwise set forth herein until the Administrative Agent notifies Lenders of the Settlement Service as set forth herein. The Borrower may withdraw its consent to the use of the Settlement Service at any time upon notice to the Administrative Agent, and thereafter assignments and assumptions of the Loans and Commitments shall be effected by the provisions otherwise set forth herein.

13.5.No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between the Borrower or any other Loan Party and the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Loan Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender would otherwise have. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender to any other or further action in any circumstances without notice or demand.

13.6.Payments Pro Rata.

(a)Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata (or in accordance with Section 11.4, as applicable) based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b)Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings, Commitment Fees or Letter of Credit Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Loan Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c)Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.6(a) and (b) shall be subject to the express provisions of this Agreement which (i) require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders and
(ii) permit disproportionate payments with respect to the Loans as, and to the extent, expressly provided herein.

(d)In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (i) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent, each Issuing Lender, Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (ii) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Lender. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

13.7.Acknowledgement Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions in this Section 13.7 applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the

United States or any other state of the United States), in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

13.8.GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.

(a)THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OTHER PARTY HERETO OR ANY RELATED PARTY THEREOF IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN), IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK SITTING IN NEW YORK COUNTY, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b)EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) IN ANY COURT REFERRED TO IN CLAUSE (A) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN), THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c)EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY BUT EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

13.9.Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent. Delivery of an executed counterpart by facsimile or electronic transmission shall be as effective as delivery of an original executed counterpart. The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include any electronic sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record, and deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar State laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.

13.10.Effectiveness. This Agreement became effective on the Closing Date.

13.11.Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.12.Amendment or Waiver; etc.

(a)Except as provided in Section 2.11(a), neither this Agreement nor any other Loan Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Loan Parties party hereto or thereto and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), and Subsidiaries of the Borrower may be released from, the Guarantee and the Security Documents without the consent of the Required Lenders or all of the Lenders, as set forth below, in accordance with the provisions hereof and thereof that otherwise permit such release) (with a copy of all amendments provided to the Administrative Agent); provided that no such change, waiver, discharge or termination shall, without the consent of each Lender, (i) release all or substantially all of the Collateral or all or substantially all of the value of the Guarantees under all the Security Documents or this Agreement, respectively (other than as permitted under the Loan Documents), (ii) reduce or increase the “majority” voting threshold specified in the definition of “Required Lenders” (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Revolving Loan Commitments are included on the Closing Date) or (iii) amend, modify or waive the Lender Offer Right; provided further that no such change, waiver, discharge or termination shall, without the consent of each Lender adversely affected thereby (other than, except with respect to following clause (i), a Defaulting Lender) (i)(x) extend the final scheduled maturity of any Commitment, Loan or Note or extend the stated expiration date of any Letter of Credit beyond the Revolving Loan Maturity Date or (y) reduce the rate or extend the time of payment of interest, premium or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce (or forgive) the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement, to Section 1.5(a) or pursuant to the terms of Section 2.11(a) shall not constitute a reduction in the rate of interest or Fees for the purposes of this clause (i)), (ii) amend, modify or waive the pro rata requirement provisions of Section 13.6, any provision of Section 11.4 or any provision of this Section 13.12(a) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Revolving Loan Commitments on the Closing Date) or (iii) amend or modify the definition of the term “Alternate Currency” or the currency in which any Commitment, Loan or Note is denominated; provided further that no such change, waiver, discharge or termination shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment or a mandatory repayment of Loans shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) without the consent of each Issuing Lender, amend, modify or waive any provision of Section 3 or alter its rights or obligations with respect to Letters of Credit or in its capacity as an Issuing Lender, (3) without the consent of the Swingline Lender, amend, modify or waive any provision of Section 2.1(d) or (e) or alter the Swingline Lender’s rights or obligations with respect to Swingline Loans or in its capacity as Swingline Lender, (4) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 12 or any other provision as same relates to the rights or obligations of the Administrative Agent, (5) without the consent of Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent or (6) amend, modify or waive this Agreement or the Security Documents so as to alter the ratable treatment of Obligations arising under the Loan Documents and Obligations arising under Swap Agreements or the definition of “Specified Swap Agreement,” “Qualified Counterparty,” “Swap Agreement,” “Obligations,” or “Secured Obligations” (as defined in any applicable Security Document) in each case in a manner adverse to any Qualified Counterparty with Obligations then outstanding without the written consent of any such Qualified Counterparty.

(b)Notwithstanding anything to the contrary in this Agreement, in connection with any amendment, waiver or modification of any Loan Document that would result in the contractual subordination of all or substantially all of the Liens or Obligations under the Loan Documents, at least 10 Business Days prior to the consummation thereof, the Borrower shall offer all Lenders the right to participate on a ratable basis in the applicable Indebtedness or other obligations to which the Liens or Obligations under the Loan Documents are proposed to be subordinated (the “Lender Offer Right”).

(c)Notwithstanding the provisions of Section 13.12(a) (other than clause (1) of the second proviso in Section 13.12(a)), this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement or to increase the amount of the existing facilities under this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Extensions of Credit and the accrued interest and fees in respect thereof,
(ii) to permit any such additional credit facility that is a revolving loan facility or any such increase in the Revolving Facility to share ratably in prepayments with the Revolving Facility and (iii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(d)Notwithstanding the provisions of Section 13.12(a), this Agreement and the other Loan Documents may be amended in connection with any Permitted Amendment pursuant to a Loan Modification Offer in accordance with Section 2.16 (and the Administrative Agent and the Borrower may effect such amendments to this Agreement, any Intercreditor Agreement (or enter into a replacement thereof) and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the terms of such Permitted Amendment).

(e)In addition, notwithstanding the provisions of Section 13.12(a) (other than clause (1) of the second proviso in Section 13.12(a)), this Agreement and the other Loan Documents may be amended or amended and restated as contemplated by Section 2.15 in connection with any Incremental Amendment and any related increase in or new Commitments or Loans, with the consent of the Borrower, the Administrative Agent (in its respective capacities as both administrative agent and collateral agent) and the Incremental Term Lenders or Incremental Revolving Lenders (as applicable) providing such increased or new Commitments or Loans (in each case, such consent not to be unreasonably withheld or delayed). If any Incremental Term Loans or Incremental Revolving Lenders are intended to have rights to share in the Collateral (either on a pari passu basis or on a second lien, subordinated basis to the Obligations), then the Administrative Agent may enter into an Intercreditor Agreement (or amend, supplement or modify any existing Intercreditor Agreement) as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the terms of any such Incremental Term Loans or Incremental Revolving Loan Commitments.

(f)Notwithstanding the provisions of Section 13.12(a), this Agreement and the other Loan Documents may be amended or amended and restated as contemplated by Section 2.18 in connection with any Refinancing Amendment and the Lenders providing the Other Term Loans and Other Revolving Loans. In addition, the Administrative Agent may enter into an Intercreditor Agreement (or amend, supplement or modify and existing Intercreditor Agreement) as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the terms of any Other Term Loans and Other Revolving Loan.

(g)[Reserved].

(h)Notwithstanding anything to the contrary contained in this Section 13.12, (x) Guarantor Joinder Agreements, Security Documents (including any Additional Security Documents) and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and such documents and this Agreement may be amended, supplemented and waived with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any other Person if such amendment, supplement or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such Security Document or other document to be consistent with this Agreement and the other Loan Documents and (y) if (A) the Administrative Agent and any Loan Party shall have jointly identified an ambiguity, inconsistency, obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents (other than the Security Documents), then the Administrative Agent and the Loan Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents or
(B)the Borrower and the Administrative Agent have agreed to add any terms or conditions for the benefit of the Lenders (or any Class thereof), then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents.

(i)Notwithstanding the provisions of Section 13.12(a), the Administrative Agent may amend an Intercreditor Agreement (or enter into a replacement thereof), Additional Security Documents or replacement Security Documents (including a collateral trust agreement) in connection with the incurrence of (i) any Indebtedness permitted under Section 2.15 or 9.2 to provide that a Senior Representative acting on behalf of the holders of such Indebtedness shall become a party thereto and shall have rights to share in the Collateral on a pari passu basis with the Obligations and (ii) any Indebtedness permitted under Section
2.15 or 9.2 to provide that a Senior Representative acting on behalf of the holders of such Indebtedness shall become a party thereto and shall have rights to share in the Collateral on a second lien, subordinated basis to the Obligations and the obligations in respect of any Indebtedness described in clause (a) above; provided that no such Additional Security Document or replacement Security Document (including any collateral trust agreement) shall adversely affect the priority of the security interests securing the Obligations or otherwise materially and adversely affect the interests of the Secured Parties.

13.13.Survival. All indemnities set forth herein including, without limitation, in Sections 2.11, 2.12, 3.6, 5.5, 12.6 and 13.1 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

13.14.Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under Section 2.11, 2.12, 3.6 or 5.5 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes in any applicable law, treaty, government rule, regulation, guideline or order, or in the official interpretation thereof, after the date of the respective transfer).

13.15.Register. The Borrower hereby designates the Administrative Agent to serve as its non- fiduciary agent (and such agency being solely to the extent required for tax purposes), solely for purposes of this Section 13.15, to maintain a register (the “Register”) on which it will record from time to time the name and address of each Lender and each Issuing Lender, the Commitments, the principal amounts (and related interest amounts) of the Loans, L/C Obligations and any other obligations under the Loan Documents, and the amounts of stated interest due thereon, owing to each Lender and each Issuing Lender pursuant the terms hereof and any Note. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans, L/C Obligations or other obligations under the Loan Documents. With respect to any Lender or Issuing Lender, the transfer of the Commitments of such Lender or Issuing Lender and the rights to the principal of, and interest on, any Loans, L/C Obligations and any other obligations under the Loan Documents owing to such Lender or Issuing Lender shall not be effective until such transfer is recorded on the Register maintained by the

Administrative Agent and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans, L/C Obligations and other obligations under the Loan Documents shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments, Loans, L/C Obligations or other obligations under the Loan Documents shall be recorded by the Administrative Agent on the Register upon and only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption pursuant to Section 13.4. The entries in the Register shall be conclusive (absent manifest error) and upon such acceptance and recordation, the assignee specified therein shall be treated as a Lender or Issuing Lender for all purposes of this Agreement, notwithstanding any notice to the contrary. The Register shall be available for inspection by the Borrower and, as to entries pertaining to it, any Lender or Issuing Lender, at any reasonable time and from time to time upon reasonable prior notice. Coincident with the delivery of such an Assignment and Assumption to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assignee or transferee Lender at the request of any such Lender. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 13.15 to the same extent that the Administrative Agent is otherwise indemnified pursuant to Section 13.1 or Section 12.6.

13.16.Confidentiality.

(a)Subject to the provisions of clause (b) of this Section 13.16, each Lender, each Issuing Lender, the Swingline Lender, the Administrative Agent and the Collateral Agent (each, a “Lender Party”) agrees that it will not disclose without the prior consent of the Borrower (other than to its employees, auditors, advisors, agents, representatives or counsel or to another Lender Party if such Lender Party or such Lender Party’s holding or parent company or other affiliate (other than affiliates that are engaged primarily as private equity investors (other than a limited number of senior employees who are required, in accordance with industry regulations or the Lender Party’s internal policies and procedures, to act in a supervisory capacity and the Lender Party’s internal legal, compliance, risk management, credit and investment committee members)) in its sole discretion determines that any such party should have access to such information; provided that such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender Party) any information with respect to the Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Loan Document; provided that any Lender Party may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 13.16(a) by the respective Lender Party, (ii) upon the request or demand of any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Lender Party or to the Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process, (iv) to the Administrative Agent or the Collateral Agent, (v) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 13.16 or substantially similar terms, (vi) to any prospective or actual transferee or Participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender; provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section 13.16 or substantially similar terms (it being understood that the list of Disqualified

Lenders may be disclosed to any prospective or actual transferee or Participant, in reliance on this clause (vi)), (vii) to any rating agency when required by it or the CUSIP Service Bureau or any similar agency in connection with the issuance or monitoring of CUSIP numbers or other market identifiers with respect to the credit provided hereunder; provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Loan Parties received by it from the Administrative Agent or any Lender, (viii) in connection with the exercise of any remedies hereunder or under any other Loan Document, (ix) to market data collectors, similar services providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents and (x) to the extent such information becomes available to any Lender Party, or any Affiliates or any Related Persons of such Lender Parties, on a non-confidential basis from a source other than the Borrower or its Affiliates, other than by virtue of a breach of any confidentiality obligation owed by such Person to the Borrower or its Affiliates.

(b)The Borrower hereby acknowledges and agrees that each Lender Party may share with any of its affiliates, and such affiliates may share with such Lender Party, any information related to the Borrower or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of the Borrower and its Subsidiaries); provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender Party.

(c)Each Lender Party acknowledges that (i) the information with respect to the Borrower or any of its Subsidiaries furnished pursuant to this Agreement or any other Loan Document may include material non-public information concerning the Borrower or any of its Subsidiaries, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable law, including United States federal and state securities laws.

13.17.Patriot Act; Beneficial Ownership Regulation. Each Lender subject to the Patriot Act hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the other Loan Parties and other information that will allow such Lender to identify the Borrower and the other Loan Parties in accordance with the Patriot Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender (acting through the Administrative Agent), provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

13.18.Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law,
(a)characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

13.19.Judgment Currency.

(a)The Loan Parties’ obligations hereunder and under the other Loan Documents to make payments in the respective Available Currency (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent, the Collateral Agent or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent, the Collateral Agent or such Lender under this Agreement or the other Loan Documents. If for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the applicable Alternate Currency Equivalent or the Dollar Equivalent thereof, as the case may be, and, in the case of other currencies, the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the day on which the judgment is given (such day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate or exchange prevailing on the Judgment Currency Conversion Date.

(c)For purposes of determining the Dollar Equivalent or the applicable Alternate Currency Equivalent or any other rate of exchange for this Section 13.19, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

13.20.Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

13.21.Electronic Execution. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other Notices of Borrowing, Notices of Conversion/Continuation, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

13.22.No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Joint Lead Arrangers and the Lenders are arm’s- length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the Joint Lead Arrangers and the Lenders, on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Joint Lead Arrangers and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, the Joint Lead Arrangers nor any Lender has any obligation to any Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Joint Lead Arrangers, the Lenders, and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent, the Joint Lead Arrangers nor any Lender has any obligation to disclose any of such interests to any Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Joint Lead Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

13.23.Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.24.Integration. This Agreement, the other Loan Documents and the provisions of the Commitment Letter that, by their terms, survive the execution of the Loan Documents and the Fee Letter represent the agreement of the parties hereto and thereto with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any such parties relative to subject matter hereof and thereof not expressly set forth or referred to herein, therein or in the other Loan Documents. It is expressly agreed and confirmed that the provisions of the Commitment Letter that, by their terms, survive the execution of the Loan Documents and the Fee Letter shall survive the execution and delivery of the Loan Documents, the occurrence of the Closing Date and shall continue in effect thereafter in accordance with their terms.

13.25.Financing Statement Authorization. The Collateral Agent is hereby authorized to file one or more financing statements (including fixture filings), continuation statements, filings with the United

States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by each Guarantor, without the signature of any Guarantor, and naming any Guarantor or the Guarantors as debtors and the Collateral Agent as secured party. Each Guarantor authorizes the Collateral Agent to use the collateral description “all assets,” “all personal property, whether now existing or hereafter acquired,” “all of the debtor’s assets, whether now owned or hereafter acquired” or words of similar effect in any such financing statements filed or other filings for the purpose of perfecting, confirming, continuing, enforcing or protecting any security interest granted by such Guarantor under any Loan Document.

13.26.Co-Borrowers.

(a)Without limiting their obligations as Guarantors, the Borrower may, in its sole discretion, in accordance with the provisions of this Section 13.26, designate one or more of its direct or indirect Wholly Owned Restricted Subsidiaries organized in the United States to join this Agreement as co- borrowers under any Revolving Facility (each, a “Co-Borrower”) hereunder and under all other Loan Documents, jointly and severally liable with respect to all applicable Obligations as primary obligors and not merely as sureties.

(b)In order to so designate a Co-Borrower, the Borrower shall, upon not less than 10 Business Days’ notice to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent), request that any such Wholly Owned Restricted Subsidiary (an “Applicant Borrower”) become a Co-Borrower to receive, or become obligated with respect to, Loans under the applicable Facility by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each applicable Lender) a duly executed notice and agreement in substantially the form of Exhibit P (a “Co-Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming a Co-Borrower hereunder, (i) the obligations with respect to such Applicant Borrower becoming a Co-Borrower set forth in this Section 13.26 shall have been satisfied and (ii) for any Applicant Borrower, the Administrative Agent and the applicable Lenders shall have received (x) not more than 5 Business Days after the Borrower’s initial notice required above, the documentation and other information that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation and (y) such supporting resolutions, incumbency certificates, opinions of counsel, Security Documents and other documents or information, in form and substance reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent in its reasonable discretion, and Notes signed by such new Co-Borrower to the extent any Lenders so require (the requirements set forth in the foregoing clauses (i) and (ii), the “Co- Borrower Requirements”). If the Co-Borrower Requirements are met, the Administrative Agent shall send a notice in substantially the form of Exhibit Q (a “Co-Borrower Notice”) to the Borrower and the applicable Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Co-Borrower for purposes hereof, whereupon each of the applicable Lenders agrees to permit such Co-Borrower to receive, or become obligated with respect to, Loans under the applicable Facility, on the terms and conditions set forth herein, and each of the parties agrees that such Co-Borrower otherwise shall be a Borrower for all purposes of this Agreement (and the term “Borrower” shall be deemed to include such Co- Borrower unless the context otherwise requires); provided that no Notice of Borrowing or Letter of Credit Request may be submitted by or on behalf of such Co-Borrower until the date five (5) Business Days after such effective date unless the Administrative Agent otherwise consents.

(c)The Obligations of the Borrower and each Co-Borrower shall be joint and several in nature. Each Subsidiary that becomes a Co-Borrower pursuant to this Section 13.26 hereby irrevocably appoints the Borrower as its agent for all purposes relevant to this Agreement, each of the other Loan Documents and all other documents and electronic platforms entered into in connection herewith, including (i) the giving and receipt of notices and (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by the Borrower and all Co-Borrowers, or by the Borrower or each Co-Borrower acting singly, shall be valid and effective if given or taken only by the Borrower, whether or not any such other Co-Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Borrower in accordance with the terms of this Agreement shall be deemed to have been delivered to each Co-Borrower.

(d)A Co-Borrower may elect to terminate its eligibility to request Borrowings and to cease to be a Co-Borrower hereunder upon the occurrence of, and such resignation shall effective upon, such resigning Co-Borrower having delivered to the Administrative Agent a notice of resignation in form and substance reasonably satisfactory to the Administrative Agent upon not less than 15 Business Days’ notice (or such shorter period as may be agreed by the Administrative Agent); provided that (i) there are no outstanding Loans payable by such Co-Borrower, or other amounts payable by such Co-Borrower on account of any Loans made to it, as of the effective date of such termination and (ii) unless such Person is also released as a Guarantor in accordance with the terms of this Agreement, such resignation shall not, to the extent applicable, have any impact on such Person’s obligations as a Subsidiary Guarantor and such obligations, to the extent applicable, shall continue to be effective in accordance with this Agreement and the other provisions and undertakings hereunder related thereto. The Administrative Agent will promptly notify the Lenders of any such termination of a Co-Borrower’s status.

(a)To the extent any Co-Borrower is designated hereunder, notwithstanding anything to the contrary in this Agreement, the Borrower and the Administrative Agent shall be permitted to make such amendments to this Agreement and the other Loan Documents (without the consent of any Lender or any other party) as they reasonably deem necessary in order to effectuate the inclusion of such Co-Borrower.

13.27.Reaffirmation. Each of the Loan Parties party hereto hereby consents to this Agreement and the transactions contemplated hereby and hereby confirms its guarantees, pledges, grants of security interests and other agreements, as applicable, under each of the Loan Documents to which it is party and agrees that, notwithstanding the effectiveness of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the amendment and restatement of the Existing Credit Agreement), such guarantees, pledges, grants of security interests and other agreements of such Loan Parties shall continue to be in full force and effect and shall accrue to the benefit of the Secured Parties under this Agreement. Each of the Loan Parties party hereto further agrees to take any action that may be required under any applicable law or that is reasonably requested by the Administrative Agent to ensure compliance by the Borrower with Section 8.10 of this Agreement and hereby reaffirms its obligations under each similar provision of each Loan Document to which it is a party.

DocuSign Envelope ID: CAB322EE-7CBB-4980-A70B-CCC95D116690

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:    LEGALZOOM.COM, INC.

By:
Name: Noel Watson
Title: Chief Financial Officer

LOAN GUARANTOR:    9900 SPECTRUM LLC

By:         Name: Noel Watson
Title: Chief Financial Officer

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as
Administrative Agent, an Issuing Lender and a Lender

By:
Name: Jamal Toukhi Title: Authorized Officer

[Signature Page to Amended and Restated Credit and Guaranty Agreement]

Name of institution: Bank of America, N.A., as an Issuing Lender and a Lender

By:         Name: Lindsay Goldman
Title: Vice President

[Signature Page to Amended and Restated Credit and Guaranty Agreement]

Name of institution: BARCLAYS BANK PLC, as an Issuing Lender and a Lender

By:         Name: Sean Duggan
Title:    Vice President

[Signature Page to Amended and Restated Credit and Guaranty Agreement]

Name of institution: Citibank.,, N.A.
as an Issuing Lender and a Len»
Q)\ ,_,
Name: Varun Gupta Title: Director

For any institution requiring a second signature block:

By:         Name:
Title:

[Signature Page to Amended and Restated Credit and Guaranty Agreement)

Name of institution: Credit Suisse AG, Cayman Islands Branch, as an Issuing Lender and a Lender

By:
Name: William O’Daly
Title: Authorized Signatory

By:         Name: D. Andrew Maletta
Title: Authorized Signatory

[Signature Page to Amended and Restated Credit and Guaranty Agreement]

JEFFERIES FINANCE LLC,
as an Issuing Lender and a Lender

By:
Name: Brian Buoye Title: Managing Director

[Signature Page to Amended and Restated Credit and Guaranty Agreement]

Name of institution: MORGAN STANLEY SENIOR FUNDING, INC.,
as an Issuing Lender and a Lender

By:         Name: Michael King
Title: Vice President

[Signature Page to Amended and Restated Credit and Guaranty Agreement]

SCHEDULE I
Lenders and Commitments

Lender	Revolving Loan Commitment
JPMorgan Chase Bank, N.A.	$40,000,000
Morgan Stanley Senior Funding, Inc.	$35,000,000
Barclays Bank PLC	$20,000,000
Citibank, N.A.	$20,000,000
Bank of America, N.A.	$20,000,000
Credit Suisse AG, Cayman Islands Branch	$7,500,000
Jefferies Finance LLC	$7,500,000
TOTAL	$150,000,000

SCHEDULE 1.1

Disqualified Lenders

None.

SCHEDULE 1.1(F)
Existing Investments

1.Equity investment by LegalZoom.com, Inc. in LawPath Holdings Pty Ltd representing equity ownership of 14%.

2.Equity investment by LegalZoom.com, Inc. in Mylo, LLC representing equity ownership of 4.0196%.

3.Equity investment by LegalZoom.com, Inc. in WeVorce, Inc. representing equity ownership of 1.30%.

SCHEDULE 1.1(G)

Existing Liens

None.

SCHEDULE 6.16

Subsidiaries

Name of Subsidiary	Record Owner	Percentage of Equity Interests Owned	Jurisdiction of Incorporation
9900 Spectrum LLC	LegalZoom.com, Inc.	100%	Texas
BCSG Limited	BCSGHoldings Limited	100%	United Kingdom
BCSG Australia Pty Ltd	Business Centric Services Group Limited	100%	Australia
BCSG GmbH	Business Centric Services Group Limited	100%	Germany
BCSGHoldings Limited	LegalZoom UK Holdings LTD	100%	United Kingdom
Business Centric Services Group Canada Inc.	Business Centric Services Group Limited	100%	British Columbia
Business Centric Services Group Limited	BCSGHoldings Limited	100%	United Kingdom
Business Centric Services Group Inc.	Business Centric Services Group Limited	100%	Delaware
CreatingWill.com, LLC	LegalZoom.com, Inc.	100%	Delaware
Legalinc Corporate Services Inc.	LegalZoom.com, Inc.	100%	Delaware
Legalinc Corporate Services Inc.[1]	Legalinc Corporate Services Inc. [2]	100%	[49 jurisdictions]*
LegalZoom Limited	LegalZoom UK Holdings Ltd.	100%	United Kingdom

Legalzoom.com Texas, LLC	LegalZoom.com, Inc.	100%	Texas
LegalZoom Enterprises, LLC	LegalZoom.com, Inc.	100%	Delaware
LegalZoom Enterprises Ltd.	LegalZoom Holdings Ltd.	99.92%	Malta
	LegalZoom.com, Inc.	0.08%	Malta
LegalZoom Enterprise Initiatives, Inc.	LegalZoom.com, Inc.	100%	Delaware

1 Name of Subsidiaries in other jurisdictions (see next page).
2 Delaware.

Name of Subsidiary	Record Owner	Percentage of Equity Interests Owned	Jurisdiction of Incorporation
LegalZoom Germany GmbH	LegalZoom International Holdings LTD	100%	Germany
Pulse IP, LLC	Pulse Global Services Limited (UK)	100%	Texas
LegalZoom Holdings Ltd	LegalZoom Enterprises LLC	99.92%	Malta
	LegalZoom.com, Inc.	0.08%	Malta
LegalZoom International Holdings Ltd.	LegalZoom.com, Inc.	100%	United Kingdom
Pulse Global Services Limited	LegalZoom International Holdings Ltd.	100%	United Kingdom
LegalZoom Services Ltd	LegalZoom Holdings Ltd.	99.92%	Malta
	LegalZoom.com, Inc.	0.08%	Malta
LegalZoom Insurance Services, Inc.	LegalZoom.com, Inc.	100%	Delaware
LegalZoom UK Holdings LTD	LegalZoom International Holdings LTD	100%	United Kingdom
LZ Financial Services LLC	LegalZoom.com, Inc.	100%	Delaware
Ormsby Street Limited	LegalZoom UK Holdings Ltd	100%	United Kingdom
TheFormationsCompany.com Ltd.	LegalZoom UK Holdings Ltd	100%	United Kingdom
United States Corporation Agents, Inc.	LegalZoom.com, Inc.	100%	Nevada

United States Corporation Agents, Inc.	United States Corporation Agents, Inc.	100%	California
United States Corporation Agents, Inc.	United States Corporation Agents, Inc.	100%	Maryland
LZ Legal Services LLC	LegalZoom Enterprises, LLC	100%	Arizona
Purely Solutions, LLC	LegalZoom.com, Inc.	100%	Texas

*Subsidiaries of Legalinc Corporate Services Inc.

Jurisdiction of Incorporation	Name of Subsidiary	Record Owner	Percentage of Equity Interests Owned
Alabama	Legalinc Corporate Services Inc.	Legalinc Corporate Services Inc.	100%
Alaska	Legalinc Corporate Services Inc.	Legalinc Corporate Services Inc.	100%
Arizona	Legalinc Corporate Services Inc.	Legalinc Corporate Services Inc.	100%
Arkansas	Legalinc Corporate Services Inc.	Legalinc Corporate Services Inc.	100%
California	Legalinc Corporate Services Inc.	Legalinc Corporate Services Inc.	100%
Colorado	Legalinc Corporate Services Inc.	Legalinc Corporate Services Inc.	100%
Connecticut	Legalinc Corporate Services Inc.	Legalinc Corporate Services Inc.	100%
Florida	Legalinc Corporate Services Inc.	Legalinc Corporate Services Inc.	100%
Georgia	Legalinc Corporate Services Inc.	Legalinc Corporate Services Inc.	100%
Hawaii	Legalinc Corporate Services Inc.	Legalinc Corporate Services Inc.	100%
Idaho	Legalinc Corporate Services Inc.	Legalinc Corporate Services Inc.	100%
Illinois	Legalinc Corporate Services Inc.	Legalinc Corporate Services Inc.	100%
Indiana	Legalinc Corporate Services Inc.	Legalinc Corporate Services Inc.	100%
Iowa	Legalinc Corporate Services Inc.	Legalinc Corporate Services Inc.	100%
Kansas	Legalinc Corporate Services Inc.	Legalinc Corporate Services Inc.	100%
Kentucky	Legalinc Corporate Services Inc.	Legalinc Corporate Services Inc.	100%
Louisiana	Legalinc Corporate Services Inc.	Legalinc Corporate Services Inc.	100%
Maine	Legalinc Corporate Services Inc.	Legalinc Corporate Services Inc.	100%
Maryland	Legalinc Corporate Services Inc.	Legalinc Corporate Services Inc.	100%
Massachusetts	Legalinc Corporate Services Inc.	Legalinc Corporate Services Inc.	100%
Michigan	Legalinc Corporate Services Inc.	Legalinc Corporate Services Inc.	100%
Minnesota	Legalinc Corporate Services Inc.	Legalinc Corporate Services Inc.	100%
Mississippi	Legalinc Corporate Services Inc.	Legalinc Corporate Services Inc.	100%
Missouri	Legalinc Corporate Services Inc.	Legalinc Corporate Services Inc.	100%
Montana	Legalinc Corporate Services Inc.	Legalinc Corporate Services Inc.	100%
Nebraska	Legalinc Corporate Services Inc.	Legalinc Corporate Services Inc.	100%
Nevada	Legalinc Corporate Services Inc.	Legalinc Corporate Services Inc.	100%
New Hampshire	Legalinc Corporate Services Inc.	Legalinc Corporate Services Inc.	100%
New Jersey	Legalinc Corporate Services Inc.	Legalinc Corporate Services Inc.	100%
New Mexico	Legalinc Corporate Services Inc.	Legalinc Corporate Services Inc.	100%
New York	Legalinc Corporate Services Inc.	Legalinc Corporate Services Inc.	100%
North Carolina	Legalinc Corporate Services Inc.	Legalinc Corporate Services Inc.	100%
North Dakota	Legalinc Corporate Services Inc.	Legalinc Corporate Services Inc.	100%
Ohio	Legalinc Corporate Services Inc.	Legalinc Corporate Services Inc.	100%
Oklahoma	Legalinc Corporate Services Inc.	Legalinc Corporate Services Inc.	100%
Oregon	Legalinc Corporate Services Inc.	Legalinc Corporate Services Inc.	100%
Pennsylvania	Legalinc Corporate Services Inc.	Legalinc Corporate Services Inc.	100%
Rhode Island	Legalinc Corporate Services Inc.	Legalinc Corporate Services Inc.	100%
South Carolina	Legalinc Corporate Services Inc.	Legalinc Corporate Services Inc.	100%
South Dakota	Legalinc Corporate Services Inc.	Legalinc Corporate Services Inc.	100%
Tennessee	Legalinc Corporate Services Inc.	Legalinc Corporate Services Inc.	100%

25158769.9

Texas	Legalinc Corporate Services Inc.	Legalinc Corporate Services Inc.	100%
Utah	Legalinc Corporate Services Inc.	Legalinc Corporate Services Inc.	100%
Vermont	Legalinc Corporate Services Inc.	Legalinc Corporate Services Inc.	100%
Virginia	Legalinc Corporate Services Inc.	Legalinc Corporate Services Inc.	100%
Washington	Legalinc Corporate Services Inc.	Legalinc Corporate Services Inc.	100%
West Virginia	Legalinc Corporate Services Inc.	Legalinc Corporate Services Inc.	100%
Wisconsin	Legalinc Corporate Services Inc.	Legalinc Corporate Services Inc.	100%
Wyoming	Legalinc Corporate Services Inc.	Legalinc Corporate Services Inc.	100%

SCHEDULE 6.19(A)
Filings

Grantor	Type of Filing	Filing Office
9900 SPECTRUM LLC	All Assets	TX
LEGALZOOM.COM, INC.	All Assets	DE
	Copyright Security Agreement	United States Copyright Office
	Trademark Security Agreement	United States Patent and Trademark Office
	Patent Security Agreement	United States Patent and Trademark Office

SCHEDULE 8.12

Post-Closing Matters

Within thirty (30) Business Days after the Closing Date (or such later date as the Administrative Agent may agree to in writing in its sole discretion), the Borrower shall deliver, or shall cause to be delivered, to the Administrative Agent, any insurance endorsements required by the terms of Section 8.5 of this Agreement.

SCHEDULE 8.15

Existing Affiliate Transactions

None.

SCHEDULE 9.4

Existing Indebtedness

None.

SCHEDULE 9.12

Existing Restrictive Agreements

None.

EXHIBIT A

FORM OF ASSIGNMENT AND
ASSUMPTION AGREEMENT1

This Assignment and Assumption Agreement (this “Assignment”), is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the] [each, an] “Assignor”) and [the] [each] Assignee identified in item 2 below ([the] [each, an] “Assignee”). [It is understood and agreed that the rights and obligations of such [Assignees][and Assignors] hereunder are several and not joint.] Capitalized terms used herein but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”). The Standard Terms and Conditions for Assignment and Assumption Agreement set forth in Annex 1 hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the] [each] Assignee, and [the] [each] Assignee hereby irrevocably purchases and assumes from [the][each] Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of [the][each] Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the [respective] Assignor’s outstanding rights and obligations under the respective Tranches identified below (including, to the extent included in any such Tranches and Letters of Credit) ([the] [each, an] “Assigned Interest”). [Each] [Such] sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment, without representation or warranty by [the][any] Assignor.

[1.    Assignor:

2.Assignee:         ]2

[1][3]. Credit Agreement: Amended and Restated Credit and Guaranty Agreement, dated as of
July 2, 2021 (as amended, restated, amended and restated, modified, supplemented and/or extended from time to time, the “Credit Agreement”; capitalized terms used herein have the meanings attributed thereto in the Credit Agreement unless otherwise defined herein), among LegalZoom.com, Inc., a Delaware corporation, the Subsidiary Guarantors from time to time party thereto, the several banks, financial institutions, institutional investors and other entities from time to time party thereto as lenders or holders of the Loans and issuers of Letters of Credit, and JPMorgan Chase Bank, N.A., as Administrative Agent.

[2.    Assigned Interest:3
1 This Form of Assignment and Assumption Agreement should be used by Lenders for an assignment to a single Assignee or to funds managed by the same or related investment managers.
2 If the form is used for a single Assignor and Assignee, items 1 and 2 should list the Assignor and the Assignee, respectively. In the case of an assignment to funds managed by the same or related investment managers, or an assignment by multiple Assignors, the Assignors and the Assignee(s) should be listed in the table under bracketed item 2 below.

Assignor	Assignee	Tranche Assigned[4]	Aggregate Amount of Commitment/Loans under Relevant Tranche for all Lenders	Amount of Commitment/Loans under Relevant Tranche Assigned
[Name of Assignor]	[Name of Assignee]
[Name of Assignor]	[Name of Assignee]

3 Insert this chart if this Form of Assignment and Assumption Agreement is being used for assignments to funds managed by the same or related investment managers or for an assignment by multiple Assignors. Insert additional rows as needed.
4    For complex multi-tranche assignments a separate chart for each tranche should be used for ease of reference.

[4.    Assigned Interest:]5

Tranche Assigned	Aggregate Amount of Commitment/Loans under Relevant Tranche for all Lenders	Amount of Commitment/Loans under Relevant Tranche Assigned
Revolving Loan Commitment/ Revolving Loans	$	$
[Specify Other Tranche]	$	$

Effective Date    ,    ,    .

Assignor[s] Information    Assignee[s] Information
Payment Instructions:             Payment Instructions:

Reference:        Reference:

Notice Instructions:             Notice Instructions:

Reference:        Reference:

5    Insert this chart if this Form of Assignment and Assumption Agreement is being used by a single Assignor for an assignment to a single Assignee.

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR    ASSIGNEE
[NAME OF ASSIGNOR]    [NAME OF ASSIGNEE]6

By:            By:         Name:            Name:
Title:    Title:

6    Add additional signature blocks, as needed, if this Form of Assignment and Assumption Agreement is being used by funds managed by the same or related investment managers.

Consented to and Accepted:
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:         (Authorized Signatory)

LEGALZOOM.COM, INC.,
as Borrower

By:     Name:
Title:]7

[NAME OF EACH ISSUING LENDER],
as Letter of Credit Issuer

By:     Name:
Title:

JPMORGAN CHASE BANK, N.A.,
as Swingline Lender

By:     Name:
Title:

7 Insert unless (i) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (ii) if a Significant Event of Default has occurred and is continuing. Consent of the Borrower shall not be unreasonably withheld or delayed.
Exhibit A Page 5

ANNEX I
TO EXHIBIT A

[NAME OF BORROWER] CREDIT AGREEMENT
STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION AGREEMENT

1.Representations and Warranties.

1.1.Assignor. [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [its] Assigned Interest [and is not a Defaulting Lender]1 [and is a [Restricted Affiliated Lender][Affiliated Investment Fund]]2 (ii) [the] [its] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document delivered pursuant thereto (other than this Assignment) or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.Assignee. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement,
(ii)confirms that it is an Eligible Assignee [and is a [Restricted Affiliated Lender][Affiliated Investment Fund]],3 (iii) confirms that it is not a Disqualified Institution, (iv) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of [the][its] Assigned Interest, shall have the obligations of a Lender thereunder, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase [the][its] Assigned Interest on the basis of which it has made such analysis and decision, (vi) it has attached to this Assignment any tax documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by it, (vii) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type and (viii) it has independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and to purchase [the][such] Assigned Interest; (b) agrees that it will, independently and without reliance upon the Administrative Agent, [the][each] Assignor, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) appoints and
1 Delete if the Assignor is a Defaulting Lender.
2 Insert as applicable if the Assignor is an Affiliated Lender.
3 Insert as applicable if the Assignee is an Affiliated Lender. Assignments to Affiliated Lenders shall comply with the provisions relating thereto in the Credit Agreement.

ANNEX I TO EXHIBIT A

authorizes each of the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to or otherwise conferred upon the Administrative Agent or the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.Payment. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees, commissions and other amounts) to [the][each] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [each] Assignee for amounts which have accrued from and after the Effective Date.

3.Effect of Assignment. Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Effective Date, (i) [the][each] Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender thereunder and under the other Loan Documents and (ii) [the][each] Assignor shall, to the extent provided in this Assignment, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents.

4.General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of the Assignment. THIS ASSIGNMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

*    *    *

EXHIBIT B

FORM OF FINANCIAL STATEMENTS CERTIFICATE1

Reference is made to the Amended and Restated Credit and Guaranty Agreement, dated as of July 2, 2021 (as amended, restated, amended and restated, modified, supplemented and/or extended from time to time, the “Credit Agreement”; capitalized terms used herein have the meanings attributed thereto in the Credit Agreement unless otherwise defined herein), among LegalZoom.com, Inc., a Delaware corporation (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, the several banks, financial institutions, institutional investors and other entities from time to time party thereto as lenders (each a “Lender” and, collectively, the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”). Pursuant to Section 8.2(b) [and Section 8.2(c)]2 of the Credit Agreement, the undersigned, solely in his/her capacity as an Authorized Officer, certifies as follows:

1.[Attached hereto as Exhibit A are the audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year reported on without a “going concern” statement or like qualification or exception, or qualification relating to the scope of the audit (in each case other than with respect to or resulting from (i) the upcoming maturity of any Indebtedness, (ii) any potential inability to satisfy any financial covenant, including the Financial Covenant, on a future date or for a future period, (iii) any financial covenant breach under the Revolving Facility or any Indebtedness the outstanding principal amount of which is less than or equal to $20,000,000 (other than, in respect of the Revolving Facility only, an actual breach of the Financial Covenant which has not been remedied, cured or waived) and (iv) the activities of any Unrestricted Subsidiaries) by independent public accountants of recognized national standing.]3

2.[Attached hereto as Exhibit A are the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by an Authorized Officer as fairly stating in all material respects the financial position of the Borrower and its Subsidiaries in accordance with GAAP for the period covered thereby (subject to normal year end audit adjustments and the absence of footnotes).]4

1    This certificate shall accompany each set of financial statements delivered pursuant to Section 8.1(a) of the Credit Agreement and each set of financial statements delivered pursuant to Section 8.1(b) of the Credit Agreement.

2    To be included if accompanying annual financial statements only.

3    To be included if accompanying annual financial statements only.

4    To be included if accompanying quarterly financial statements only.

Exhibit B Page 1

The “Applicable Test Period” means the Test Period ending on the last day of the fiscal period to which such financial statements relate.

3.[As of the last day of the Applicable Test Period, the Borrower is in compliance with Section 9.1 of the Credit Agreement. Attached hereto as Exhibit B is the Compliance Certificate for such Test Period demonstrating compliance by Borrower with Section 9.1 of the Credit Agreement.]5

4.To my knowledge, except as otherwise disclosed to the Administrative Agent pursuant to the Credit Agreement, no Default or Event of Default has occurred and is continuing. [If unable to provide the foregoing certification, describe in reasonable detail the reasons therefor and circumstances thereof and any action taken or proposed to be taken with respect thereto on Exhibit C attached hereto.]

5.Exhibit D hereto describes any change in the jurisdiction of organization of any Loan Party since the delivery of the immediately preceding previous Financial Statements Certificate.

6.Exhibit E sets forth a list of names of all Immaterial Subsidiaries, that each Restricted Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and certifies that all such Subsidiaries in the aggregate do not exceed the limitation set forth in clause (ii) of the definition of the term “Immaterial Subsidiary.”

7.Exhibit F sets forth a list of names of all Unrestricted Subsidiaries and certifies that each Restricted Subsidiary set forth on such list individually qualifies as an Unrestricted Subsidiary.

8.[Exhibit G sets forth unaudited consolidating information that explains in reasonable detail the differences between the information relating to the Borrower and its Subsidiaries, on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand.]6

5    To be included to the extent the Borrower is required to comply with Section 9.1 of the Credit Agreement (under the terms of Section 9.1 of the Credit Agreement) for such Test Period.

6    To be included if any Subsidiary is designated as an Unrestricted Subsidiary.

Exhibit B Page 2

IN WITNESS WHEREOF, the Borrower has caused this Financial Statements Certificate to be executed and delivered, and the certification and warranties contained herein to be made, by an Authorized Officer on the date first above written.

LEGALZOOM.COM, INC.

By:         Name:
Title:

Exhibit B Page 3

EXHIBIT A

Annual (audited) or Quarterly (unaudited) Financial Statements

EXHIBIT B

Compliance Certificate COMPLIANCE CERTIFICATE
Total Net First Lien Leverage Ratio

**Note:    Without the written consent of the Required Lenders, as of the last day of any fiscal quarter of the Borrower (but only if the last day of such fiscal quarter constitutes a Compliance Date), Section 9.1 requires the below calculation. This covenant shall be calculated on a consolidated basis for the Borrower and its Restricted Subsidiaries and shall be subject to the currency translation provisions as provided in Section 1.5(c) of the Credit Agreement.**

As of the Test Period ended [March 31][June 30][September 30][December 31],
    .

(A)(i) Consolidated Total Debt: All Indebtedness of the Borrower and its $      Restricted Subsidiaries for borrowed money, excluding obligations in respect of letters of credit, bankers’ acceptances, bank guarantees, surety bonds, performance bonds, advance payment guarantees or bonds, warranties, bid guarantees or bonds and similar instruments except to the extent of unreimbursed amounts thereunder (provided, that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Debt until three Business Days after such amount is drawn). The amount of Consolidated Total Debt for which recourse is limited either to a specified amount or to an identified asset shall be deemed to be equal to such specified amount or, if less, the fair market value of such identified asset. For the avoidance of doubt, Consolidated Total Debt shall not include
(1)undrawn letters of credit, (2) net obligations under any Swap Agreement, (3) any earn-out obligations, (4) any deferred compensation arrangements or (5) any non-compete or consulting obligations, minus

(ii) All Consolidated Total Debt that is not secured on a first lien basis    $     by a Lien on any property or asset of the Borrower or any Restricted
Subsidiary

(B)Unrestricted cash and Cash Equivalents of the Borrower and its $      Restricted Subsidiaries on such date and cash and Cash Equivalents
Restricted in favor of the Administrative Agent (which may also include cash and Cash Equivalents securing other Indebtedness secured by a Lien on the Collateral along with the Facilities, so long as the Lien of such other Indebtedness on such cash or Cash Equivalents does not benefit from a control agreement or other steps to perfect on such cash or Cash Equivalents that the Administrative Agent has not taken on behalf of the Lenders) or of any lender under any other

Indebtedness permitted to be incurred pursuant to Section 9.4 of the Credit Agreement that is secured on a pari passu or junior basis with the Facilities, in each case with such Unrestricted cash and Restricted cash and Cash Equivalents to be determined in accordance with GAAP.

(C)Consolidated CEBITDA:

a)Consolidated Net Income for such Test Period: the aggregate $      of the Net Income of the Borrower and its Restricted
Subsidiaries for such Test Period, on a consolidated basis, and otherwise determined in accordance with GAAP, minus, without duplication, the sum of:

(i)extraordinary, non-recurring or unusual gains or $      losses, and (y) business optimization Charges and
restructuring Charges and carve-out related items shall be excluded, which will include Charges in connection with Investments in the average revenue per user initiative;

(ii)the cumulative effect of a change in accounting    $     principles during such Test Period;

(iii)any income (loss) attributable to disposed, abandoned, $      transferred closed or discontinued operations and any
gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations or fixed assets;

(iv)any gains or losses (less all fees and expenses relating    $     thereto) attributable to asset dispositions other than in
the ordinary course of business, as determined in good faith by the Borrower;

(v)the Net Income for such Test Period of any Person that    $     is not a Subsidiary, or is an Unrestricted Subsidiary, or
that is accounted for by the equity method of accounting;

provided that Consolidated Net Income of the Borrower and its Restricted Subsidiaries shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the Borrower or a Restricted Subsidiary thereof in respect of such Test Period by such Person and shall be decreased by the amount of any losses that have been funded with cash from the Borrower or a Restricted Subsidiary during such period;

(vi)solely for the purpose of determining the amount    $     available for Restricted Payments under Section

9.2(a)(v)(C)(1) of the Credit Agreement, the Net Income for such Test Period of any Restricted Subsidiary (other than any Loan Party) if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived;

provided that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Borrower or a Restricted Subsidiary thereof in respect of such Test Period, to the extent not already included therein;

(vii)effects of adjustments (including the effects of such $      adjustments pushed down to the Borrower and its
Restricted Subsidiaries) in the property and equipment, software and other intangible assets, deferred revenue, debt line items, current assets and current liabilities in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any consummated acquisition and any increase in amortization or depreciation or other non-cash Charges resulting therefrom and any write-off of any amounts thereof, net of Taxes and any adjustments as required or permitted by the application of FASB Accounting Standards Codification 805 (requiring the use of purchase method of accounting for acquisitions and consolidations), FASB Accounting Standards Codification 350 (relating to changes in accounting for the amortization of good will and certain other intangibles) and FASB Accounting Standards Codification 360 (relating to the write downs of long- lived assets), shall be excluded;

(viii)any impairment charge or asset write off, in each case $      pursuant to GAAP, and the amortization of intangibles
arising pursuant to GAAP (other than any non-cash item that was included in Consolidated Net Income in a prior Test Period);

(ix)at    the    Borrower’s    option,    any    non-cash    items    $     (including (i) mark-to-market items and timing

discrepancies between the time when an item is incurred and when it is recorded under GAAP, due to fluctuations in currency values the amount of non-cash items, (ii) any impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets (including capitalized software), and Investments in debt and equity securities pursuant to GAAP, but (iii) excluding any such non-cash items in respect of an item that was included in Consolidated Net Income in a prior Test Period), shall be excluded;

(x)any    Charges    incurred    in    connection    with    the    $     Transactions;

(xi)any gains or losses (including the effect of all fees and $      expenses or charges relating thereto) attributable to the
early extinguishment of Indebtedness or Swap Agreements or other derivative agreements (including deferred financing costs written off and premiums paid and any net gain (or loss) from any write-off or forgiveness of Indebtedness);

(xii)unrealized gains and losses relating to hedging $      transactions, foreign exchange transactions (but
excluding inter-company transactions) and other investments, fluctuations in currency values in accordance with GAAP and mark-to-market of Indebtedness resulting from the application of GAAP;

(xiii)any Charges or any amortization thereof related to any $      Equity Offering, Permitted Investment, acquisition
(including earn-out provisions) or disposition, recapitalization or the incurrence or refinancing of Indebtedness permitted to be incurred by the Facilities including a refinancing thereof or preparation for an initial public offering (in each case, whether or not consummated) for such period, including (i) such Charges related to the Facilities and (ii) any amendment or other modification to the terms of any such transactions shall, in each case, be excluded;

(xiv)(i) any non-cash compensation expense realized from $      employee benefit plans or other post-employment
benefit plans or recorded from grants of stock appreciation or similar rights, phantom equity, stock options, restricted stock or other rights to officers, directors, managers or employees and management compensation plans or equity incentive programs or the treatment of such options under variable plan accounting and (ii) non-cash income (loss) attributable to deferred compensation plans or trusts;

(xv)any (x) Charges that are covered by indemnification or $      other reimbursement provisions in connection with
any Investment, acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, or (y) Charges with respect to liability or casualty events or business interruption covered by insurance, in each case to the extent actually reimbursed, or, so long as the Borrower has made a determination that reasonable evidence exists that such indemnification or reimbursement will be made, and only to the extent that such amount is (i) not denied by the applicable indemnifying party, obligor or insurer in writing within 365 days after such determination and (ii) in fact indemnified or reimbursed within 365 days after such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 day period), shall be excluded;

provided that the Net Income of the Borrower and its Restricted Subsidiaries shall be calculated without deducting the income attributable to the minority Equity Interests of third parties in any non-Wholly Owned Subsidiary that is a Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Equity Interests of such Restricted Subsidiary held by such third parties shall be included;

b)plus, the sum (without duplication), of the following amounts    $     for such period, but solely to the extent decreasing
Consolidated Net Income (except as set forth in clauses (xv) and (xvi) below) for such Test Period:

(i)Consolidated Interest Expense (and to the extent not $      reflected in Consolidated Interest Expense, all Charges
owed with respect to Indebtedness, letters of credit and bankers’ acceptances and net costs under Swap Agreements in respect of interest rates);

(ii)provisions for Taxes based on income, profits or    $     capital    (including    federal,    foreign,    state,    local,
franchise, excise, and similar Taxes), and stamp duty Taxes;

(iii)total depreciation and amortization Charges (including $      amortization or impairment of intangibles (including
goodwill) and organization Charges but excluding amortization expense attributable to a prepaid cash item that was paid in a prior Test Period);

(iv)adjustments and add-backs of the type identified in $      any quality of earnings report prepared by independent
public accountants of nationally recognized standing delivered to the Administrative Agent in connection with any Permitted Acquisition or other Investment permitted hereunder, excluding any such adjustments and add-backs relating to revenue enhancements, run rate projections, and synergies; provided, that, the aggregate amount added back pursuant to this clause (iv), together with the aggregate amount added back pursuant to clause (xv) and the definition of “Pro Forma Basis”, shall not exceed 30.0% of Consolidated CEBITDA (calculated on a Pro Forma Basis after giving effect to such add-back) for such Test Period; provided, further, that adjustments and add-backs included in any such quality of earnings report relating to excess commissions, incentives and personal expenses, shareholder compensation and shareholder- related expenses shall not be subject to the cap set forth in the preceding proviso;

(v)business interruption insurance proceeds to the extent    $     covered by insurance proceeds, losses in connection
with casualty events, in each case to the extent actually received in cash;

(vi)non-cash Charges for employee compensation plans or $      other non-cash Charges, arising from the sale or
issuance of Equity Interests, the granting of options for Equity Interests, the granting of appreciation rights and similar arrangements in respect of Equity Interests (including any repricing, amendment, modification, substitution or change of any such Equity Interests or similar arrangements);

(vii)(x) Charges and payments that are covered by $      indemnification or purchase price adjustment
provisions in any agreement entered into in connection with a Permitted Acquisition or proposed acquisition that was reasonably expected to be a Permitted Acquisition, in each case, to the extent actually received in cash and (y) Charges and payments covered by indemnification, insurance, reimbursement, guaranty, purchase price adjustment or similar arrangements to the extent such Charges and payments have been paid or reimbursed in cash;

(viii)earn-outs and other contingent payments in connection    $     with acquisitions, to the extent such earn-outs or
payments are expensed on the financial statements of

the Borrower and its Subsidiaries;

(ix)reasonable expense reimbursements and indemnities $      and fees, in each case, of the board of directors of the
Borrower and its Subsidiaries paid in cash by the Borrower or its Subsidiaries during such period in an amount;

(x)expense reimbursements paid in cash to Investors or    $     their Affiliates by the Borrower or its Subsidiaries
during such Test Period;

(xi)other Charges paid in cash during such Test Period to    $     the extent such Charges are reimbursed in cash within
the same period of add-back by third-party Persons, other than the Borrower or its Restricted Subsidiaries;

(xii)consultant fees, advisory fees and management fees $      paid to the Investors, provided that, the aggregate
amount added back pursuant to this clause (xii) shall not exceed the greater of (a) $20,000,000 and
(b)20.0% of Consolidated CEBITDA (calculated on a Pro Forma Basis after giving effect to such add-back) for such Test Period;

(xiii)non-cash losses on the sale of assets, other than sales    $     of assets in the ordinary course of business and in
connection with any Recovery Event;

(xiv)Charges incurred in connection with any waiver,    $     consent or amendment required under any Loan
Document;

(xv)the amount of expected “run rate” cost savings, $      operating expense reductions, restructuring Charges
and cost-saving synergies reasonably projected by the Borrower in connection with acquisitions, Investments or other initiatives in good faith to be realized as a result of actions taken or expected to be taken (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, restructuring Charges and cost-saving synergies had been realized on the first day of such Test Period) related to the transactions contemplated hereby, which are (A) reasonably expected to have a continuing impact on the Borrower and its Subsidiaries and (B) reasonably expected to be realized within twenty-four (24) months after the last day of such Test Period (in the good faith determination of the Borrower), minus the amount of actual benefits realized during such Test Period from such actions, and minus amounts previously added back under this clause (xv) that were not actually realized during the projected period; provided, that, the aggregate amount added back pursuant to this clause (xv), together with the aggregate amount added back pursuant to clause (iv) (other than as set forth in the second proviso thereto) and the definition of “Pro Forma Basis”, shall not exceed 30.0% of Consolidated CEBITDA (calculated on a Pro Forma Basis after giving effect to such add- back) for such Test Period;

(xvi)the net amount, if any, by which consolidated deferred $      revenues of the Borrower and its consolidated
Subsidiaries increased during such Test Period (excluding any non-cash purchase accounting adjustment (including, but not limited to deferred revenue write down) and any adjustments as required or permitted by the application of FASB Accounting Standards Codification 805 (requiring the use of purchase method of accounting for acquisitions and consolidations), FASB Accounting Standards Codification 350 (relating to changes in accounting for the amortization of good will and certain other intangibles) and FASB Accounting Standards Codification 360 (relating to the write downs of long- lived assets));

(xvii)any Charges incurred by the Borrower or a Restricted $      Subsidiary of the Borrower during such Test Period
pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or Net Cash Proceeds of an issuance of Equity Interest of the Borrower (other than Disqualified Stock);

(xviii)actual Charges incurred in such Test Period in    $     connection with obtaining and maintaining credit
ratings;

(xix)any net loss resulting in such Test Period from    $     currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Swap Agreements for currency exchange risk);

(xx)any Charges of the Borrower or its direct or indirect    $     parent company in connection with the Sarbanes
Oxley Act of 2002, as amended, and the rules and

regulations promulgated in connection therewith and costs relating to compliance with the provisions of the Securities Act and the Exchange Act or any other comparable body of laws, rules or regulations, as applicable to companies with equity securities held by the public, the rules of national securities exchange companies with listed equity, initial or non-recurring fees and costs relating to investor relations and other executive costs, legal and other initial or non-recurring professional fees, and listing fees, in each case to the extent arising solely by virtue of the listing of the Borrower’s (or the Borrower’s direct or indirect holding company’s) equity securities on a national securities exchange;

(xxi)the cumulative effect of a change in accounting    $     principles during such Test Period shall be excluded;

c)minus, the sum (without duplication), of the following amounts for such Test Period, but solely to the extent increasing Consolidated Net Income for such Test Period (except as set forth in clause (c)(vi)):

(i)any cash payment made with respect to any non-cash    $     items    added    back    in    computing    Consolidated
CEBITDA for any prior Test Period pursuant to clause
(b) above;

(ii)extraordinary or non-recurring gains;    $

(iii)non-cash gains for employee compensation plans;    $

(iv)other non-cash gains (excluding any such non-cash    $     gain to the extent that it represents the reversal of an
accrual or reserve for potential cash items in any prior Test Period);

(v)any net gains resulting in such Test Period from    $     currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Swap Agreements for currency exchange risk (but excluding inter-company transactions); plus

(vi)the net amount, if any, by which consolidated deferred    $     revenues of the Borrower and its consolidated
Subsidiaries decreased during such Test Period.

Consolidated CEBITDA for such Test Period:    $

Total Net First Lien Leverage Ratio = ((A(i) – (A)(ii)) – (B)) ÷ (C) =    [    ]:1.00

Covenant Requirement for such Test Period:    No more than
[    ]:1.00

Compliance:    [Yes][No]

EXHIBIT C

DISCLOSURE OF DEFAULT AND/OR EVENT OF DEFAULT

[[5662673]]

EXHIBIT D

DISCLOSURE OF CERTAIN CHANGES IN THE JURISDICTION OF ORGANIZATION
OF ANY LOAN PARTY

EXHIBIT E

IMMATERIAL SUBSIDIARIES

EXHIBIT F

UNRESTRICTED SUBSIDIARIES

EXHIBIT G

FINANCIAL INFORMATION REGARDING
UNRESTRICTED SUBSIDIARIES

EXHIBIT C-1

INTERCREDITOR AGREEMENT (FIRST LIEN PARI PASSU DEBT) TERM SHEET

The Following summary is intended to apply to one or more Intercreditor Agreements (each, an “Intercreditor Agreement”) entered into in connection with an issuance or incurrence of first lien senior secured notes or loans permitted under Section 9.4 of the Credit Agreement (as defined below) (each, “First Lien Pari Passu Debt”). Capitalized terms used but not defined herein shall have the meanings set forth in the Amended and Restated Credit and Guaranty Agreement dated as of July 2, 2021 (as amended, restated, amended and restated, modified, supplemented and/or extended from time to time, the “Credit Agreement”), among LegalZoom.com, Inc., a Delaware corporation (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, the several banks, financial institutions, institutional investors and other entities from time to time party thereto as lenders (each a “Lender” and, collectively, the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”). The following is not intended to be a definitive list of all of the provisions that will be contained in each Intercreditor Agreement. Each Intercreditor Agreement will include, in addition to the provisions set forth herein, provisions that are customary or typical or are otherwise reasonably satisfactory to the Administrative Agent and the Borrower.

Parties    The Administrative Agent, the Borrower, the Guarantors and one or more Senior Representatives of the lenders or holders (as applicable) of First Lien Pari Passu Debt (each, a “First Lien Representative”).

Lien Priorities    So long as the Obligations are outstanding, the liens securing First Lien Pari Passu Debt will be pari passu in all respects to the liens securing the Obligations subject to customary impairment exceptions.

Collateral    The Collateral and the collateral securing the First Lien Pari Passu Debt will be identical.

Prohibition on Contesting Liens    The Administrative Agent and the First Lien
Representatives will not contest or support any other person in contesting, the priority, validity or enforceability of each other’s liens.

No New Liens    If the Administrative Agent or a First Lien Representative acquires any lien on any assets of the Borrower or any guarantor which assets are not also subject to the lien of the Administrative Agent and each First Lien Representative, as applicable, then the Administrative Agent or such First Lien Representative, as applicable, will hold such lien for the pari passu benefit of the Administrative Agent and the First Lien Representatives until the Administrative Agent and/or each First Lien Representative acquires a lien in such assets.

Exhibit C-1 Page 1

Enforcement    The Administrative Agent shall act in respect of the liens securing the Obligations and the First Lien Pari Passu Debt based on the instructions of the Required Lenders under the Credit Agreement until such time as the Obligations cease to represent at least 10% of the aggregate amount of the Obligations and the Pari Passu Debt, at which time the Administrative Agent and each First Lien Representative shall act jointly in respect of the liens securing the Obligations and the First Lien Pari Passu Debt based on the instructions of the majority of the outstanding principal amount under the Credit Agreement and the First Lien Pari Passu Debt. Once the Obligations have been discharged in full, the First Lien Representatives shall act based on the instructions of a majority of the First Lien Pari Passu Debt.

Release of Collateral    The Collateral shall be released automatically from securing the First Lien Pari Passu Debt upon any sale of Collateral in which the liens securing the Obligations are released, in the event that such sale is effected as a result of (a) exercise of remedies by the Administrative Agent, (b) pursuant to Section 363 of the Bankruptcy Code or (c) a transaction that complies with the terms of each of the Credit Agreement and the First Lien Pari Passu Debt.

Amendment of Documents    Documents entered into in connection with the Credit Agreement or the First Lien Pari Passu Debt may be amended, supplemented or otherwise modified, and the Credit Agreement and the First Lien Pari Passu Debt may be refinanced, in each case without the consent of the Administrative Agent, the Secured Parties, any First Lien Representative or any holders of any First Lien Pari Passu Debt; provided, that a Senior Representative of the holders of any refinancing debt shall bind itself in writing to the terms of the Intercreditor Agreement.

Notwithstanding the foregoing, no security document entered into in connection with the Credit Agreement or the First Lien Pari Passu Debt may be amended, supplemented or otherwise modified to the extent such amendment, supplement or modification would contravene any of the terms of the Intercreditor Agreement.

Exhibit C-1 Page 2

Amendments, Waivers under the Intercreditor Agreement

The Intercreditor Agreement may not be amended without the written consent of the Administrative Agent and each First Lien Representative party thereto.

Governing Law    The State of New York.

Exhibit C-1 Page 3

EXHIBIT C-2

INTERCREDITOR AGREEMENT (JUNIOR LIEN DEBT) TERM SHEET

The Following summary is intended to apply to one or more Intercreditor Agreements (each, an “Intercreditor Agreement”) entered into in connection with an issuance or incurrence of junior lien secured notes or loans permitted under Section 9.4 of the Credit Agreement (as defined below) (each, “Junior Lien Debt”, and the lenders thereto, the “Junior Lien Lenders”). Capitalized terms used but not defined herein shall have the meanings set forth in the Amended and Restated Credit and Guaranty Agreement dated as of July 2, 2021 (as amended, restated, amended and restated, modified, supplemented and/or extended from time to time, the “Credit Agreement”), among LegalZoom.com, Inc., a Delaware corporation (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, the several banks, financial institutions, institutional investors and other entities from time to time party thereto as lenders (each a “Lender” and, collectively, the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”). The following is not intended to be a definitive list of all of the provisions that will be contained in each Intercreditor Agreement. Each Intercreditor Agreement will include, in addition to the provisions set forth herein, provisions that are customary or typical or are otherwise reasonably satisfactory to the Administrative Agent and the Borrower.

Senior Lien Secured Parties    The Secured Parties.

Junior Lien Secured Parties    The Junior Lien Lenders and the agent (the “Junior Lien Agent” and, together with the Junior Lien Lenders, the “Junior Lien Secured Parties”) under the definitive documents in respect of the Junior Lien Debt (the “Junior Lien Debt Documents”) that are entitled to the benefit of a junior lien on the Collateral as security for the obligations of the Loan Parties owed to the Junior Lien Secured Parties under the Junior Lien Debt Documents (the “Junior Lien Obligations”).

Lien Priorities    So long as the Obligations are outstanding, the liens securing the Junior Lien Obligations shall be junior and subordinated in all respects to the liens securing the Obligations.

Except as otherwise specified (i) during the Standstill Period (as defined below), the Administrative Agent and the Secured Parties shall have the exclusive right to enforce rights and exercise remedies with respect to the Collateral (or to forbear from any such enforcement or exercise) and to commence actions or proceedings with respect to such rights and remedies, in each case without consultation with or consent of the Junior Lien Secured Parties; (ii) the Junior Lien Secured Parties shall not object to or hinder the ability of the Lenders to exercise any such rights or remedies and shall not exercise or seek to exercise any such rights or remedies with respect to the Collateral and shall not institute any action or proceeding with

EXHIBIT C-2

respect to such rights or remedies; and (iii) the Junior Lien Agent and the other Junior Lien Secured Parties shall not take or receive any Collateral or any proceeds of Collateral in connection with the exercise of any right or remedy (including setoff) with respect to the Collateral.

Collateral    The Collateral and the collateral securing the Junior Lien Obligations will be identical.

Prohibition on Contesting Liens    The Junior Lien Agent and the Junior Lien Secured
Parties will not contest, or support any other person in contesting, the priority, validity, enforceability, perfection or protection of a lien on Collateral held by or on behalf of any of the Secured Parties.

No New Liens    The liens with respect to the Collateral securing the Obligations and the Junior Lien Obligations shall be granted pursuant to two separate sets of security documents that shall be substantially identical in form and substance. So long as any of the Obligations are outstanding, no Loan Party shall
(i)grant or permit any additional liens on any asset or property to secure the Junior Lien Obligations unless it has granted a senior lien on such assets or property to secure the Obligations or (ii) grant or permit any additional liens on any asset or property to secure the Obligations unless it has granted a junior lien on such assets or property to secure the Junior Lien Obligations.

Standstill Period    So long as any of the Obligations remain outstanding, whether or not any insolvency or liquidation proceeding has been commenced against the Borrowers or any Subsidiary Guarantor, upon the occurrence of an event of default under the Junior Lien Debt Documents, none of the Junior Lien Agent nor any other Junior Lien Secured Party may exercise any of their rights or remedies (including setoff) with respect to the Collateral until after the passage of a period of 180 days from the date of delivery of notice by the Junior Lien Agent to the Collateral Agent that such an event of default has occurred and is continuing and the Junior Lien Obligations have been accelerated (such 180 day period, the “Standstill Period”); provided that the Standstill Period shall continue (a) at any time at which the Administrative Agent or any other Secured Party has commenced and is pursuing any remedy or enforcement action with respect to the Collateral

EXHIBIT C-2

and (b) at any time at which any Loan Party is subject to any bankruptcy or insolvency proceeding.

Enforcement    So long as any of the Obligations remain outstanding, whether or not any insolvency or liquidation proceeding has been commenced against any Loan Party, the Collateral Agent shall have the exclusive right to enforce rights and exercise remedies (including setoff and the right to credit bid) with respect to the Collateral without any consultation with, or the consent of, the Junior Lien Agent or any other Junior Lien Secured Party, as though the Junior Lien Obligations did not exist.

In addition, the Junior Lien Agent and the Junior Lien Secured Parties will not (i) contest, protest or object to the exercise by the Collateral Agent of any rights or remedies with respect to the Collateral or (ii) object to the forbearance by the Collateral Agent from exercising its rights or remedies relating to the Collateral, in each case so long as the interests of the Junior Lien Agent attach to the proceeds thereof subject to the priorities described above.

So long as any of the Obligations remain outstanding, the Junior Lien Agent shall not take or receive any Collateral or any proceeds with respect to any Collateral in connection with the exercise of any right or remedy with respect to any Collateral.

Turnover of Proceeds    So long as any of the Obligations remain outstanding, any Collateral and the proceeds thereof received by the Junior Lien Agent or any other Junior Lien Secured Party in connection with the exercise of any right or remedy relating to the Collateral in contravention of the Intercreditor Agreement shall be segregated and held in trust and shall be paid over to the Collateral Agent in the same form as received.

Release of Collateral    In the event that the Collateral Agent releases
(a)its lien on all or any portion of Collateral or
(b)a guarantor from its obligations under its guaranty of the Obligations, in connection with
(i)the enforcement of the Collateral Agent’s rights and remedies in respect of the Collateral or (ii) any sale or other disposition of any Collateral permitted under the Loan Documents and the Junior Lien Debt Documents, the comparable lien or guaranty

EXHIBIT C-2

in respect of the Junior Lien Obligations shall be automatically released.

Amendment of Loan Documents    Other than the Intercreditor Agreement, the Loan
Documents may be amended, supplemented or otherwise modified in accordance with their respective terms and the Credit Agreement may be refinanced, in each case, without the consent of the Junior Lien Agent or any other Junior Lien Secured Party.

Amendment Of Junior Lien Debt Documents    The Junior Lien Debt Documents may not be
amended without the consent of the Administrative Agent to the extent such amendment would contravene the provisions of the Intercreditor Agreement.

Amendments, Waivers under the Intercreditor Agreement

The Intercreditor Agreement may not be amended without the written consent of the Administrative Agent and the Junior Lien Agent.

Bankruptcy    In connection with any insolvency proceeding of any Loan Party:
•    Use of Cash Collateral and DIP Financing: If the Collateral Agent permits the use of cash collateral on which the Collateral Agent has a lien or permits the Borrower or any other Loan Party to obtain debtor-in-possession financing (a “DIP Financing”), none of the Junior Lien Secured Parties will contest, and each Junior Lien Secured Party will be deemed to have consented to, (i) any use, sale or lease of cash collateral and (ii) the Borrower or any other Loan Party obtaining such DIP Financing up to an amount to be agreed; provided that:
(a)such DIP Financing shall not result in the voiding of the lien of the Junior Lien Agent on the Collateral securing the Junior Lien Obligations; (b) all liens on Collateral securing any such DIP Financing shall be senior to or pari passu with the liens of the Collateral Agent on the Collateral securing the Obligations; and (c) if the Collateral Agent receives an adequate protection lien on post-petition assets of the debtor to secure the Obligations, the Junior Lien Agent also receives an adequate protection lien (appropriately subordinated) on such assets.
•    Adequate Protection; No Contest: Until the discharge of the Obligations, neither the Junior Lien Agent nor any other Junior Lien Secured

EXHIBIT C-2

Party will contest (or support any other Person contesting) (a) any request by the Collateral Agent for adequate protection of its interest in the Collateral or (b) any objection by the Collateral Agent to any motion, relief, action or proceeding based on a claim by the Collateral Agent that its interests in the Collateral are not adequately protected, so long as, in each case, any liens granted to the Collateral Agent as adequate protection of its interests are subject to the terms of the Intercreditor Agreement. No Junior Lien Secured Party may seek or request adequate protection until and unless the Secured Parties are granted adequate protection in the form of additional or replacement liens on the Collateral and any such adequate protection of such Junior Lien Secured Party shall be limited to such liens on the Collateral and shall be appropriately subordinated to the adequate protection of the Secured Parties.
•    Post-petition Interest: No Junior Lien Secured Party will oppose any claim by the Secured Parties for post-petition interest, fees or expenses to the extent of the value of the Collateral (which value shall be determined without regard to the existence of the liens of the Junior Lien Secured Parties). No Secured Party will oppose or seek to challenge any claim by a Junior Lien Secured Party for post-petition interest, fees or expenses to the extent of the value of the Collateral (taking into account the liens of the Secured Parties).
•    Relief from Stay: Until the discharge of the Obligations, neither the Junior Lien Agent nor any other Junior Lien Secured Party will seek relief from the automatic stay or any other stay in any insolvency proceeding in respect of any portion of the Collateral without the Collateral Agent’s prior written consent.
•    Asset Sales: The Junior Lien Agent and each Junior Lien Secured Party will consent to any sale consented to by the Collateral Agent of any Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any applicable insolvency law) as long as their liens attach to the proceeds of such sale and such proceeds are applied in accordance with the terms of the Intercreditor Agreement.
Governing Law    The State of New York.

EXHIBIT C-3

FORM OF GLOBAL INTERCOMPANY NOTE

[DATE]

For value received, each of the undersigned (together with their respective successors and assigns, each a “Payor”, and collectively, the “Payors”), hereby promises to pay on demand to each of the undersigned (together with its successors and assigns, each a “Payee”), the unpaid principal amount of all loans and advances made by the Payee to each Payor. Each Payor promises to pay interest on the unpaid principal amount hereof from the date hereof until paid at such rate per annum as shall be agreed upon from time to time by such Payor and the Payee. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreements identified below (unless otherwise indicated).

Upon the commencement by or against any Payor of any case or other proceeding seeking liquidation, reorganization or other relief with respect to such Payor or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, the unpaid principal amount hereof shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived by such Payor.

The Payee is hereby authorized (but not required) to record all loans and advances made by it to each Payor (all of which shall be evidenced by this Intercompany Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein. The failure to show any such indebtedness or any error in showing such indebtedness shall not affect the obligations of any Payor hereunder.

This Intercompany Note is the Intercompany Note referred to in each of (i) the First Lien Credit and Guaranty Agreement, dated as of the date hereof (as amended, amended and restated, extended, supplemented or otherwise modified from time to time, the “First Lien Credit Agreement”), among LEGALZOOM.COM, INC., a Delaware corporation (the “Borrower”), the subsidiary guarantors from time to time party thereto, each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and as Collateral Agent and (ii) the Second Lien Credit and Guaranty Agreement, dated as of the date hereof (as amended, amended and restated, extended, supplemented or otherwise modified from time to time, the “Second Lien Credit Agreement” and, together with the First Lien Credit Agreement, each a “Credit Agreement” and, collectively, the “Credit Agreements”), among the Borrower, the subsidiary guarantors from time to time party thereto, each lender from time to time party thereto and Bank of America, N.A., as Administrative Agent and as Collateral Agent.

This Intercompany Note shall be pledged by each Payee that is a Loan Party pursuant to
(i)the First Lien Pledge and Security Agreement (the “First Lien Security Agreement”) among the Borrower, the other Grantors (as defined therein) from time to time party thereto, and JPMorgan Chase Bank, N.A., as collateral agent (in such capacity, the “First Lien Collateral Agent”)

Exhibit C-3 Page 1

and (ii) the Second Lien Pledge and Security Agreement (the “Second Lien Security Agreement” and, together with the First Lien Security Agreement, the “Security Agreements”) among the Borrower, the other Grantors (as defined therein) from time to time party thereto, and Bank of America, N.A., as collateral agent (in such capacity, the “Second Lien Collateral Agent” and, together with the First Lien Collateral Agent, each a “Collateral Agent” and, collectively, the “Collateral Agents”). By its entry into this Intercompany Note, each Payor is deemed to have notice of the fact that, and each Payor hereby acknowledges and accepts that, this Intercompany Note has been pledged by the Payee (or is subject to an equivalent or similar security interest in any other relevant jurisdiction) in favor of each Collateral Agent and each Secured Party. Each Payor and each Payee acknowledges and agrees that after the occurrence and during the continuation of an Event of Default, each Collateral Agent and the other Secured Parties may (without limiting any rights available to such parties pursuant to each Security Agreement) exercise all the rights of each Payee that is a Loan Party under this Intercompany Note and will not be subject to any abatement, reduction, recoupment, defense, setoff or counterclaim available to such Payor.

Each Payee agrees that any and all claims of such Payee against any Payor that is a Loan Party or any endorser of the obligations of any Payor that is a Loan Party under this Intercompany Note, or against any of their respective properties, shall be subordinate and subject in right of payment to the Obligations (as defined in each Credit Agreement, the “Senior Debt”) until the termination of the Commitments (as defined in each Credit Agreement) and payment in full of all Obligations (other than (A) contingent indemnification obligations for which no claim has been made and (B) the expiration or termination of all Letters of Credit (as defined in the First Lien Credit Agreement) (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent (as defined in the First Lien Credit Agreement) and the applicable Issuing Lender (as defined in the First Lien Credit Agreement) shall have been made (“Payment in Full”); provided that, each Payor may make payments to the applicable Payee so long as no Event of Default under any Credit Agreement shall have occurred and be continuing; and provided, further, that, in each case, upon the waiver, remedy or cure of each such Event of Default, so long as no other Event of Default under any Credit Agreement shall have occurred and be then continuing, such payments shall be permitted, including any payment to bring any missed payments during the period of such Event of Default current. Notwithstanding any right of any Payee to ask, demand, sue for, take or receive any payment from any Payor, all rights, Liens and security interests of such Payee, whether now or hereafter arising and howsoever existing, in any assets of any Payor that is a Loan Party (whether constituting part of the Collateral given to the Collateral Agents or any other Secured Party under the Credit Agreements to secure payment of all or any part of the Obligations (as defined in each Credit Agreement) under each Credit Agreement, shall be and hereby are subordinated to the rights of the Collateral Agents and the other Secured Parties under each Credit Agreement in such assets. Except as expressly permitted by each Credit Agreement or the other Loan Documents (as defined in each Credit Agreement), the Payees shall have no right to possession of any such asset or to foreclose upon, or exercise any other remedy in respect of, any such asset, whether by judicial action or otherwise, unless and until Payment in Full shall have occurred.

After the occurrence of and during the continuation of an Event of Default (as defined in each Credit Agreement), if all or any part of the assets of any Payor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of any Payor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any Payor is dissolved or if (except as expressly permitted by the Loan Documents (as defined in each Credit Agreement)) all or substantially all of the assets of any Payor are sold, then, and in any such event, any payment or distribution of any kind or character, whether in cash, securities or other investment property, or otherwise, which shall be payable or deliverable upon or with respect to any indebtedness of such Payor to any Payee (“Payor Indebtedness”) shall be paid or delivered directly to the applicable Collateral Agent (as required by the Closing Date Intercreditor Agreement) for application to any of the Senior

Exhibit C-3 Page 2

Debt, due or to become due, until Payment in Full has occurred. After the occurrence of and during the continuation of an Event of Default, each Payee that is a Loan Party irrevocably authorizes, empowers and appoints the applicable Collateral Agent (as required by the Closing Date Intercreditor Agreement) as such Payee’s attorney-in-fact (which appointment is coupled with an interest and is irrevocable) to demand, sue for, collect and receive every payment or distribution hereunder and give acquittance therefor and to make and present for and on behalf of such Payee such proofs of claim and take such other action, in such Collateral Agent’s own name or in the name of such Payee or otherwise, as such Collateral Agent may deem necessary or advisable for the enforcement of this Intercompany Note. After the occurrence of and during the continuation of an Event of Default, each Payee that is a Loan Party also agrees to execute, verify, deliver and file any such proofs of claim in respect of the Payor Indebtedness requested by any Collateral Agent. After the occurrence of and during the continuation of an Event of Default, the Collateral Agents may vote such proofs of claim in any such proceeding (and the applicable Payee shall not be entitled to withdraw such vote), receive and collect any and all dividends or other payments or disbursements made on Payor Indebtedness in whatever form the same may be paid or issued and apply the same on account of any of the Senior Debt in accordance with each Credit Agreement. Upon the occurrence and during the continuation of any Event of Default, should any payment, distribution, security or other investment property or instrument or any proceeds thereof be received by any Payee that is a Loan Party upon or with respect to Payor Indebtedness owing to such Payee prior to Payment in Full, such Payee that is a Loan Party shall receive and hold the same for the benefit of the Secured Parties, and shall forthwith deliver the same to the applicable Collateral Agent (as required by the Closing Date Intercreditor Agreement), for the benefit of the Secured Parties, in precisely the form received (except for the endorsement or assignment of such Payee where necessary or advisable in such Collateral Agent’s judgment), for application to any of the Senior Debt in accordance with each Credit Agreement, due or not due, and, until so delivered, the same shall be segregated from the other assets of such Payee for the benefit of the Secured Parties. Upon the occurrence and during the continuance of an Event of Default, if such Payee fails to make any such endorsement or assignment to the Collateral Agents, the applicable Collateral Agent or any of its officers, employees or representatives are hereby irrevocably authorized to make the same. After the occurrence and during the continuation of an Event of Default, each Payee that is a Loan Party agrees that until Payment in Full has occurred, such Payee will not (i) assign or transfer, or agree to assign or transfer, to any Person (other than (x) to the Borrower or any of their respective Restricted Subsidiaries which are Loan Parties, (y) in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to the Security Agreements or otherwise or (z) a collateral assignment to the holders of Other Applicable Indebtedness (as defined in each Credit Agreement) or Refinancing Indebtedness (as defined in each Credit Agreement), in each case to the extent permitted by each Credit Agreement and subject to the Closing Date Intercreditor Agreement and any other then applicable Intercreditor Agreement) any claim such Payee has or may have against any Payor, or (ii) otherwise amend, modify, supplement, waive or fail to enforce any subordination provision of this Intercompany Note or the provisions relating to the pledge of this Intercompany Note in favor of the Collateral Agents for the benefit of the Secured Parties.

The Secured Parties shall be third party beneficiaries hereof and shall be entitled to enforce the subordination and other provisions hereof and such provisions may not be amended without the Collateral Agents’ consent.

This Intercompany Note and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Intercompany Note and the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the State of New York.

This Intercompany Note is a continuing agreement and shall (i) remain in full force and effect until Payment in Full, (ii) be binding upon the Payee, the Payor and their respective successors and

Exhibit C-3 Page 3

assigns, (iii) inure to the benefit of, and be enforceable by, the Collateral Agent and its respective successors, transferees and permitted assigns.

From time to time after the date hereof, additional Subsidiaries of the Borrower may become parties hereto by executing a counterpart signature page to this Intercompany Note (each additional Subsidiary, an “Additional Payor”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, each Additional Payor shall be a Payor and shall be as fully a party hereto as if such Additional Payor were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor hereunder. This Intercompany Note shall be fully effective as to any Payor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payor hereunder.

This Intercompany Note may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Exhibit C-3 Page 4

PAYORS:

[SUBSIDIARY A NAME]

By     Name:
Title:

[SUBSIDIARY B NAME]

By     Name:
Title:

[SUBSIDIARY C NAME]

By     Name:
Title:

Exhibit C-3 Page 5

Pay to the following PAYEES:

[SUBSIDIARY A NAME]

By     Name:
Title:

[SUBSIDIARY B NAME]

By     Name:
Title:

[SUBSIDIARY C NAME]

By     Name:
Title:

Exhibit C-3 Page 6

ENDORSEMENT

For value received, each Payee hereby endorses to    all of its right, title and interest in and to the Intercompany Note, dated November 21, 2017, of each Payor (as defined therein), payable to the undersigned.

The initial undersigned shall be the Payees (as defined in the Intercompany Note) party to the Credit Agreement (as defined in the Intercompany Note) on the date of the Intercompany Note. From time to time after the date thereof, additional Subsidiaries of the Borrower (as defined in the Intercompany Note) shall become parties to the Intercompany Note (each, an “Additional Payee”) and a signatory to this endorsement by executing a counterpart signature page to the Intercompany Note and to this endorsement. Upon delivery of such counterpart signature page to the Payors, notice of which is hereby waived by the other Payees, each Additional Payee shall be a Payee and shall be as fully a Payee under the Intercompany Note and a signatory to this endorsement as if such Additional Payee were an original Payee under the Intercompany Note and an original signatory hereof. Each Payee expressly agrees that its obligations arising under the Intercompany Note and hereunder shall not be affected or diminished by the addition or release of any other Payee under the Intercompany Note or hereunder. This endorsement shall be fully effective as to any Payee that is or becomes a signatory hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payee to the Intercompany Note or hereunder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SUBSIDIARY A NAME]

By     Name:
Title:

[SUBSIDIARY B NAME]

By     Name:
Title:

[SUBSIDIARY C NAME]

By     Name:
Title:

EXHIBIT D

FORM OF GUARANTOR JOINDER AGREEMENT

THIS GUARANTOR JOINDER AGREEMENT (this “Joinder”) is executed as of [DATE] by [NAME OF ADDITIONAL GUARANTOR], a    [corporation][limited liability company][partnership] (the “Joining Party”), and delivered to JPMorgan Chase Bank, N.A., as Administrative Agent and as Collateral Agent for the benefit of the Secured Parties and their respective successors and assigns under the Credit Agreement (as defined below). Except as otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement shall be used herein as therein defined.

W I T N E S S E T H :

WHEREAS, LegalZoom.com, Inc., a Delaware corporation (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, the several banks, financial institutions, institutional investors and other entities from time to time party thereto as lenders (each a “Lender” and, collectively, the “Lenders”), and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”) have entered into an Amended and Restated Credit and Guaranty Agreement, dated as July 2, 2021 (as amended, modified, restated and/or supplemented from time to time, the “Credit Agreement”), providing for the making of Loans to, and the issuance of, and participations in, Letters of Credit for the account of, the Borrower, all as contemplated therein;

WHEREAS, the Borrower and/or one or more of its Restricted Subsidiaries may at any time and from time to time enter into one or more (i) Specified Swap Agreements with one or more Qualified Counterparties and/or (ii) Cash Management Obligations with a bank or other financial institution that is reasonably acceptable to the Administrative Agent;

WHEREAS, the Joining Party is a direct or indirect Subsidiary of the Borrower and desires, or is required pursuant to the provisions of the Credit Agreement, to become a Subsidiary Guarantor under the Credit Agreement; and

WHEREAS, the Joining Party will obtain benefits from the incurrence of Loans by, and the issuance of, and participations in, Letters of Credit for the account of, the Borrower, in each case pursuant to the Credit Agreement and the entering into by the Borrower and/or one or more of the Borrower’s Restricted Subsidiaries of Specified Swap Agreements and the entering into by the Borrower and/or one or more of the Borrower’s Restricted Subsidiaries of Cash Management Obligations and, accordingly, desires to execute this Joinder in order to (i) satisfy the requirements described in the preceding recital and (ii) induce (x) the Lenders to continue to make Loans to the Borrower and the Issuing Lenders to continue to issue Letters of Credit for the account of the Borrower pursuant to the Credit Agreement, (y) the Qualified Counterparties to continue to enter into Specified Swap Agreements with the Borrower and/or one or more Restricted Subsidiaries thereof and (z) the bank or other financial institution reasonably acceptable to the Administrative Agent to continue to enter into Cash Management Obligations;

NOW, THEREFORE, in consideration of the foregoing and the other benefits accruing to the Joining Party, the receipt and sufficiency of which are hereby acknowledged, the Joining Party hereby makes the following representations and warranties to the Administrative Agent for the benefit of the Secured Parties and hereby covenants and agrees with the Administrative Agent for the benefit of the Secured Parties as follows:

1.By this Joinder, the Joining Party becomes a Subsidiary Guarantor for all purposes under the Credit Agreement.

Exhibit D Page 1

2.The Joining Party agrees that, upon its execution hereof, it will become a Subsidiary Guarantor under the Credit Agreement with respect to all Guaranteed Obligations, and will be bound by all terms, conditions and duties applicable to a Subsidiary Guarantor under the Credit Agreement and the other Loan Documents. Without limitation of the foregoing, and in furtherance thereof, the Joining Party unconditionally, absolutely and irrevocably guarantees on a joint and several basis the due and punctual payment and performance of all Guaranteed Obligations (on the same basis as the other Subsidiary Guarantors under the Credit Agreement).

3.Without limiting the foregoing, the Joining Party hereby makes and undertakes, as the case may be, each covenant, representation and warranty made by each Subsidiary Guarantor pursuant to Section 10 of the Credit Agreement and agrees to be bound by all covenants, agreements and obligations of a Subsidiary Guarantor pursuant to the Credit Agreement and all other Loan Documents to which it is or becomes a party.

4.This Joinder shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of and be enforceable by each of the parties hereto and its successors and assigns; provided that the Joining Party may not assign any of its rights, obligations or interest hereunder or under any other Loan Document, except as otherwise permitted by the Loan Documents. THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. This Joinder may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent. Delivery of an executed counterpart by facsimile or electronic transmission shall be as effective as delivery of an original executed counterpart.

5.From and after the execution and delivery hereof by the parties hereto, this Joinder shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

6.The effective date of this Joinder is [DATE]. [Remainder of this page intentionally left blank]

Exhibit D Page 2

IN WITNESS WHEREOF, the undersigned has caused this Joinder to be executed and delivered by a duly authorized officer on the date first above written.

[NAME OF ADDITIONAL GUARANTOR]

By:         Name:
Title:

Address for notices:

Accepted as of the date first above written:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:         (Authorized Signatory)

Exhibit D Page 3

EXHIBIT E

SECURITY AGREEMENT

[Please See Attached]

EXHIBIT F

FORM OF NOTICE OF BORROWING

[Date]

JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”) for the Lenders party to the Credit Agreement referred to below

[Address]

Ladies and Gentlemen:

The undersigned Borrower (as defined below) refers to the Amended and Restated Credit and Guaranty Agreement, dated as of July 2, 2021 (as amended, restated, amended and restated, modified, supplemented and/or extended from time to time, the “Credit Agreement”; capitalized terms used herein have the meanings attributed thereto in the Credit Agreement unless otherwise defined herein), among LegalZoom.com, Inc., a Delaware corporation (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, the several banks, financial institutions, institutional investors and other entities from time to time party thereto as lenders (each a “Lender” and, collectively, the “Lenders”) and you, as Administrative Agent for such Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.3(a) of the Credit Agreement, that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.3(a) of the Credit Agreement:

(i)The Business Day of the Proposed Borrowing is    ,    .1

(ii)The aggregate principal amount of the Proposed Borrowing is [    ].

(iii)The Loans to be made pursuant to the Proposed Borrowing shall consist of [Revolving Loans][specify other Tranche].

(iv)[The Proposed Borrowing shall be denominated in [Dollars] [Euros] [Pounds Sterling] [Alternate Currency]2.]3

(v)The Loans to be made pursuant to the Proposed Borrowing shall be initially maintained as [Base Rate Loans]4 [Fixed Rate Loans] [SONIA Rate Loans].5

1 Shall be the Business Day of such borrowing in the case of Base Rate Loans, at least five (5) Business Days in the case of Sterling Denominated Loans, at least four (4) Business Days in the case of Fixed Rate Loans denominated in Euros and at least three (3) Business Days in the case of Fixed Rate Loans denominated in Dollars after the date hereof, provided that any such notice shall be deemed to have been given on a certain day only if given before 11:00
A.M. (New York City time) with respect to both Fixed Rate Loans and Base Rate Loans.
2 Additional Alternate Currencies to be specified to the extent requested by the Borrower and reasonably acceptable to the Administrative Agent and the Revolving Lenders pursuant to the terms of the Credit Agreement.
3 To be included for a Proposed Borrowing consisting of Revolving Loans.

Exhibit F Page 1

[(vi)    The initial Interest Period for the Proposed Borrowing is [one month] [three months] [six months] [twelve months]6.]7

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A)each of the representations and warranties contained in the Credit Agreement and in the other Loan Documents are and will be true and correct in all material respects on and as of the date of the Proposed Borrowing as if made on and as of such date (except to the extent already qualified by materiality, in which case, such representations and warranties shall be true and correct in all respects), except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date (except to the extent already qualified by materiality, in which case, such representations and warranties shall be true and correct in all respects); and

(B)no Default or Event of Default has occurred and is continuing (immediately prior to giving effect to such Proposed Borrowing) or would result after giving effect to such Proposed Borrowing.

Very truly yours,

LEGALZOOM.COM, INC.

By:         Name:
Title:

4 In the case of Dollar Denominated Loans only.
5 Alternate Currency to be specified.
6 Twelve month period requires approval by each Lender under the relevant Tranche.
7 To be included for a Proposed Borrowing of Fixed Rate Loans.

Exhibit F Page 2

EXHIBIT G

[Reserved]

Exhibit G Page 1

EXHIBIT H

FORM OF REVOLVING NOTE

$        New York, New York
    ,

FOR VALUE RECEIVED, LegalZoom.com, Inc., a Delaware corporation (the “Borrower”) hereby promises to pay to [    ] or its registered assigns (the “Lender”), in Dollars (or, in respect of Revolving Loans denominated in an Alternate Currency, in such Alternate Currency) in immediately available funds, at the Payment Office on the Revolving Loan Maturity Date the unpaid principal amount of all Revolving Loans made by the Lender pursuant to the Credit Agreement (as defined below), payable at such times and in such amounts as are specified in the Credit Agreement.

The Borrower also promises to pay interest on the unpaid principal amount of each Revolving Loan made by the Lender in Dollars (or, in respect of Revolving Loans denominated in an Alternate Currency, in such Alternate Currency) at said office from the date hereof until paid at the rates and at the times provided in Section 2.9 and Section 2.10 of the Credit Agreement.

This Revolving Note is one of the Revolving Notes referred to in the Amended and Restated Credit and Guaranty Agreement, dated as of July 2, 2021 (as amended, restated, amended and restated, modified, supplemented and/or extended from time to time, the “Credit Agreement”; capitalized terms used herein have the meanings attributed thereto in the Credit Agreement unless otherwise defined herein), among LegalZoom.com, Inc., a Delaware corporation, the Subsidiary Guarantors from time to time party thereto, the several banks, financial institutions, institutional investors and other entities from time to time party thereto as lenders, and JPMorgan Chase Bank, N.A., as Administrative Agent, and is entitled to the benefits thereof and of the other Loan Documents. This Revolving Note is secured by the Security Documents and is entitled to the benefits of the Guarantee. As provided in the Credit Agreement, this Revolving Note is subject to voluntary prepayment and mandatory repayment prior to the Revolving Loan Maturity Date, in whole or in part, and Revolving Loans may be converted from one Type into another Type to the extent provided in the Credit Agreement.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Revolving Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Revolving Note.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank]

Exhibit H Page 1

LEGALZOOM.COM, INC.

By:         Name:
Title:

Exhibit H Page 2

EXHIBIT H

FORM OF SWINGLINE NOTE

$        New York, New York
    ,

FOR VALUE RECEIVED, LegalZoom.com, Inc., a Delaware corporation (the “Borrower”) hereby promises to pay to [    ] or its registered assigns (the “Lender”), in Dollars in immediately available funds, at the Payment Office on the Swingline Expiry Date the unpaid principal amount of all Swingline Loans made by the Lender pursuant to the Credit Agreement (as defined below), payable at such times and in such amounts as are specified in the Credit Agreement.

The Borrower also promises to pay interest on the unpaid principal amount of each Swingline Loan made by the Lender in Dollars at said office from the date hereof until paid at the rates and at the times provided in Section 2.9 and Section 2.10 of the Credit Agreement.

This Swingline Note is one of the Swingline Notes referred to in the Amended and Restated Credit and Guaranty Agreement, dated as of July 2, 2021 (as amended, restated, amended and restated, modified, supplemented and/or extended from time to time, the “Credit Agreement”; capitalized terms used herein have the meanings attributed thereto in the Credit Agreement unless otherwise defined herein), among LegalZoom.com, Inc., a Delaware corporation, the Subsidiary Guarantors from time to time party thereto, the several banks, financial institutions, institutional investors and other entities from time to time party thereto as lenders, and JPMorgan Chase Bank, N.A., as Administrative Agent, and is entitled to the benefits thereof and of the other Loan Documents. This Swingline Note is secured by the Security Documents and is entitled to the benefits of the Guarantee. As provided in the Credit Agreement, this Swingline Note is subject to voluntary prepayment and mandatory repayment prior to the Swingline Expiry Date, in whole or in part.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Swingline Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Swingline Note.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank]

Exhibit H Page 1

EXHIBIT I

LEGALZOOM.COM, INC.

By:         Name:
Title:

EXHIBIT J

FORM OF NOTICE OF CONVERSION/CONTINUATION

[Date]

JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”) for the Lenders party to the Credit Agreement referred to below

[    ]
Attention: [    ] Tel: [    ]

Ladies and Gentlemen:

The undersigned, Borrower (as defined below) refers to the Amended and Restated Credit and Guaranty Agreement, dated as of July 2, 2021 (as amended, restated, amended and restated, modified, supplemented and/or extended from time to time, the “Credit Agreement”; capitalized terms used herein have the meanings attributed thereto in the Credit Agreement unless otherwise defined herein), among LegalZoom.com, Inc., a Delaware corporation (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, the several banks, financial institutions, institutional investors and other entities from time to time party thereto as lenders (each a “Lender” and, collectively, the “Lenders”), and you, as Administrative Agent, and hereby give you notice, irrevocably, pursuant to Section 2.7 of the Credit Agreement, that the undersigned hereby requests to [convert] [continue] the Borrowing of [Revolving Loans][specify other Tranche] referred to below, and in that connection sets forth below the information relating to such [conversion] [continuation] (the “Proposed [Conversion] [Continuation]”) as required by Section 2.7 of the Credit Agreement:

(i)The Proposed [Conversion] [Continuation] relates to the Borrowing of [Revolving Loans][specify other Tranche] originally made on    , 20 (the “Outstanding Borrowing”) in the principal amount of [$][€]    and currently maintained as a Borrowing of [Base Rate Loans]1 [Fixed Rate Loans with an Interest Period ending on        , ].

(ii)The Business Day of the Proposed [Conversion] [Continuation] is    ,
    .2

[(iii)    The Outstanding Borrowing shall be [continued as a Borrowing of Fixed Rate Loans with an Interest Period of    ] [converted into a Borrowing of [Base Rate Loans]3 [Fixed Rate
Loans    with    an    Interest    Period    of         ].]4

1    Only Dollar Denominated Loans may be converted or continued as Base Rate Loans.
2    With respect to Base Rate Loans into LIBOR Loans, shall be a Business Day at least three (3) Business Days after the date hereof; provided that such notice shall be deemed to have been given on a certain day only if given before 11:00 A.M. (New York City time) on such day. With respect to LIBOR Loans into Base Rate Loans, shall be on the same Business Day; provided that such notice shall be deemed to have been given on a certain day only if given before 11:00 A.M. (New York City time).
3    Only Dollar Denominated Loans may be converted or continued as Base Rate Loans.
4    In the event that either (x) only a portion of the outstanding Borrowing is to be so converted or continued or (y) the outstanding Borrowing is to be divided into separate Borrowings with different Interest Periods, the Borrower should make appropriate modifications to this clause to reflect same.

Exhibit J Page 1

[The undersigned hereby certifies that no Default or Event of Default is in existence on the date of the Proposed Conversion.]1

[The undersigned hereby certifies that no Event of Default has occurred and will be continuing on the date of the Proposed Continuation.]2

Very truly yours,

LEGALZOOM.COM, INC.

By:         Name:
Title:

1    In the case of a Proposed Conversion, insert this sentence only in the event that the conversion is from a Base Rate Loan to a Fixed Rate Loan.
2    In the case of a Proposed Continuation, insert this sentence only in the case of a continuation of a Fixed Rate Loan.

Exhibit J Page 2

EXHIBIT K

FORM OF LETTER OF CREDIT REQUEST

Dated

JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”), under the Amended and Restated Credit and Guaranty Agreement, dated as of July 2, 2021 (the “Credit Agreement”), among LegalZoom.com, Inc., a Delaware corporation (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, the several banks, financial institutions, institutional investors and other entities from time to time party thereto as lenders, and the Administrative Agent.

[Address] Attention: [    ] Tel: [    ]

[    1, as Issuing Lender under the Credit Agreement

]
Attention: [    ]

Ladies and Gentlemen:

Pursuant to Section 3.3 of the Credit Agreement, we hereby request that the Issuing Lender referred to above issue a [trade] [standby] Letter of Credit for the account of the undersigned on
2    (the “Date of Issuance”) in the aggregate Stated Amount of    3    .

For purposes of this Letter of Credit Request, unless otherwise defined herein, all capitalized terms used herein which are defined in the Credit Agreement shall have the respective meaning provided therein.

The beneficiary of the requested Letter of Credit will be 4 , and such Letter of Credit will be in support of 5 and will have a stated expiration date of 6 .

1    Insert name and address of Issuing Lender.

2 Date of Issuance which shall be (x) a Business Day and (y) at least five (5) Business Days after the date hereof (or such earlier date as is acceptable to the respective Issuing Lender in any given case).

3 Aggregate initial Stated Amount of the Letter of Credit, which should not be less than $100,000 (or, in respect of Letters of Credit Denominated in an Alternate Currency, the Dollar equivalent thereof) or such lesser amount as is acceptable to the respective Issuing Lender.

Exhibit K Page 1

4    Insert name and address of beneficiary.

Exhibit K Page 2

We hereby certify that on and as of the date hereof and the Date of Issuance:

(A)each of the representations and warranties contained in the Credit Agreement and in the other Loan Documents are and will be true and correct in all material respects on and as of the Date of Issuance as if made on and as of such date (except to the extent already qualified by materiality, in which case, such representations and warranties shall be true and correct in all respects), except to the extent such representations and warranties expressly relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (except to the extent already qualified by materiality, in which case, such representations and warranties shall be true and correct in all respects); and

(B)no Default or Event of Default will have occurred and be continuing on the Date of Issuance (immediately prior to giving effect to the issuance of the Letter of Credit requested hereby) or would result after giving effect to the issuance of the Letter of Credit requested hereby.

[Remainder of page intentionally left blank]

5 Insert a description of L/C supportable obligations (in the case of standby Letters of Credit) and insert description of permitted trade obligations of the applicable Borrower or any of its Subsidiaries (in the case of trade Letters of Credit).

6 Insert the last date upon which drafts may be presented which may not be later than the earlier of (x) the date which occurs twelve (12) months after the date of the issuance thereof or such later date as may be acceptable to the Issuing Lender and (y) three (3) Business Days prior to the Revolving Loan Maturity Date.

Exhibit K Page 3

LEGALZOOM.COM, INC.

By:         Name:
Title:

Exhibit K Page 4

EXHIBIT L-1

FORM OF NON-BANK CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit and Guaranty Agreement dated as of July 2, 2021 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among LegalZoom.com, Inc. (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, the several banks, financial institutions, institutional investors and other entities from time to time party thereto as lenders, and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 5.5(b) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) and other Obligations in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-United States person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Remainder of page intentionally left blank]

Exhibit L-1 Page 1

[NAME OF FOREIGN LENDER]

By:         Name:
Title:

Date:    , 20[ ]

Exhibit L-1 Page 2

EXHIBIT L-2

FORM OF NON-BANK CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit and Guaranty Agreement dated as of July 2, 2021 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among LegalZoom.com, Inc., a Delaware corporation (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, the several banks, financial institutions, institutional investors and other entities from time to time party thereto as lenders, and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 5.5(b) and Section 13.4(b)(ii) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) no payments in connection with any Loan Document or such participation are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-United States person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

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Exhibit L-2 Page 1

[NAME OF FOREIGN PARTICIPANT]

By:         Name:
Title:

Date:    , 20[ ]

Exhibit L-2 Page 2

EXHIBIT L-3

FORM OF NON-BANK CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit and Guaranty Agreement dated as of July 2, 2021 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among LegalZoom.com, Inc., a Delaware corporation (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, the several banks, financial institutions, institutional investors and other entities from time to time party thereto as lenders, and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 5.5(b) and Section 13.4(b)(ii) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (vi) no payments in connection with any Loan Document or such participation are effectively connected with the undersigned’s or any of its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Remainder of page intentionally left blank]

Exhibit L-3 Page 1

[NAME OF FOREIGN PARTICIPANT]

By:         Name:
Title:

Date:    , 20[ ]

Exhibit L-3 Page 2

EXHIBIT L-4

FORM OF NON-BANK COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit and Guaranty Agreement dated as of July 2, 2021 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among LegalZoom.com, Inc., a Delaware corporation (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, the several banks, financial institutions, institutional investors and other entities from time to time party thereto as lenders, and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 5.5(b) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) and other Obligations in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)) and such other Obligations, (iii) neither the undersigned nor any of its direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or any of its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower in writing and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

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Exhibit L-4 Page 1

[NAME OF FOREIGN LENDER]

By:         Name:
Title:

Date:    , 20[ ]

Exhibit L-4 Page 2

EXHIBIT M

FORM OF SOLVENCY CERTIFICATE

[_], 20[_]

Reference is made to the Amended and Restated and Guaranty Credit Agreement, dated as of the date hereof (the “Credit Agreement”), among LegalZoom.com, Inc., a Delaware corporation (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

The undersigned hereby certifies as follows:

1.I am the Chief Financial Officer of the Borrower.

2.I have reviewed the terms of the Credit Agreement and the definitions and provisions contained in the Credit Agreement relating thereto and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

3.Based upon my review and examination described in paragraph 2 above, I certify on behalf of the Borrower and its Subsidiaries, on a consolidated basis, that, as of the date hereof and after giving effect to the Transactions and the other transactions contemplated by the Credit Agreement:

(i)The sum of the “fair value” of the assets of the Borrower and its Subsidiaries, taken as a whole, exceeds the sum of all debts of the Borrower and its Subsidiaries, taken as a whole, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors.

(ii)The “present fair saleable value” of the assets of the Borrower and its Subsidiaries, taken as a whole, is greater than the amount that will be required to pay the probable liabilities (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured, as such quoted term is determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors.

(iii)The capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower or its Subsidiaries, taken as a whole, are or are about to become engaged in.

(iv)The Borrower and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature.

For the purposes of clauses (i) through (iv) above, (a) (i) “debt” means liability on a “claim” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, subordinated, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (b) the amount of any contingent, unliquidated and disputed claim and any claim that has not been reduced to judgment at any time has been computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become

Exhibit M Page 1

an actual or matured liability (irrespective of whether such liabilities meet the criteria for accrual under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 5).

The foregoing certifications are made and delivered as of the date hereof.

This certificate is being signed by the undersigned in his capacity as the Chief Financial Officer of the Borrower and not in his individual capacity.

[Signature page to follow]

Exhibit M Page 2

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first written above.

LEGALZOOM.COM, INC.

By:         Name: Noel Watson
Title: Chief Financial Officer

Exhibit M Page 3

EXHIBIT N

FORM OF ADMINISTRATIVE QUESTIONNAIRE

[Please See Attached]

EXHIBIT O

FORM OF CO-BORROWER REQUEST AND ASSUMPTION AGREEMENT

CO-BORROWER REQUEST AND ASSUMPTION AGREEMENT dated as of [●], 20[●] (this
“Agreement”), among [●], a [●], as Co-Borrower (the “New Co-Borrower”), LegalZoom.com, Inc., a Delaware corporation (the “Borrower”), the Subsidiary Guarantors party hereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) under the Credit Agreement referred to below.

W I T N E S S E T H:

WHEREAS, reference is made to the Amended and Restated Credit and Guaranty Agreement dated as of July 2, 2021 (as amended, restated, amended and restated, modified, supplemented and/or extended from time to time, the “Credit Agreement”; capitalized terms used but not defined herein have the meanings assigned thereto in the Credit Agreement), among the Borrower, the Subsidiary Guarantors from time to time party thereto, the several banks, financial institutions, institutional investors and other entities from time to time party thereto as lenders and the Administrative Agent; and

WHEREAS, pursuant to Section 13.26 of the Credit Agreement, the Borrower desires to appoint the New Co-Borrower as a Co-Borrower under the Revolving Facility.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1. New Co-Borrower.

(a)Upon the effectiveness of this Agreement and the satisfaction of the requirements of the Credit Agreement, the New Co-Borrower shall become a Co-Borrower under the Revolving Facility and shall be, and the New Co-Borrower hereby agrees that it is and shall be, jointly and severally liable with respect to all applicable Obligations as a primary obligor and not merely as a surety.

(b)The New Co-Borrower hereby (i) agrees to be bound by all provisions of the Credit Agreement applicable to it as a Borrower and (ii) hereby irrevocably appoints the Borrower as its agent for all purposes relevant to the Credit Agreement, each of the other Loan Documents and all other documents and electronic platforms entered into in connection therewith, including the giving and receipt of notices and the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications thereto.

SECTION 2. Representations and Warranties. Each of the Borrower and the Co-Borrower hereby represents and warrants to the Administrative Agent and the Lenders that (i) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents are true and correct in all material respects on and as of the date hereof as if made on and as of such date (except to the extent already qualified by materiality, in which case, such representations and warranties shall be true and correct in all respects), except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date (except to the extent already qualified by materiality, in which case, such representations and warranties were true and correct in all respects) and (ii) no Default or Event of Default has occurred and is continuing or would result from the execution and delivery of this Agreement.

SECTION 3. Effectiveness. This Agreement shall become effective as of the date when the

Exhibit O Page 1

EXHIBIT O

Administrative Agent and the applicable Lenders shall have received:

(a)counterparts hereof duly executed by the Subsidiary Guarantors, the Borrower, the New Co-Borrower and the Administrative Agent;

(b)not more than five (5) Business Days after the Borrower’s initial notice to the Administrative Agent pursuant to Section 13.26(b) of the Credit Agreement, all documentation and other information that is required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation;

(c)Such supporting resolutions, incumbency certificates, opinions of counsel, Security Documents and other documents or information, in form and substance reasonably satisfactory to the Administrative Agent, as is required by the Administrative Agent in its reasonable discretion; and

(d)To the extent requested by any Lender, a Note executed by the New Co-Borrower in favor of such Lender.

SECTION 4. Reaffirmation. Each of the Loan Parties party hereto hereby consents to this Agreement and the transactions contemplated hereby and hereby confirms its guarantees, pledges, grants of security interests and other agreements, as applicable, under each of the Loan Documents to which it is party and agrees that, notwithstanding the effectiveness of this Agreement and the appointment of the New Co-Borrower as a Co-Borrower, such guarantees, pledges, grants of security interests and other agreements of such Loan Parties shall continue to be in full force and effect and shall accrue to the benefit of the Secured Parties under this Agreement. Each of the Loan Parties party hereto further agrees to take any action that may be required under any applicable law or that is reasonably requested by the Administrative Agent to ensure compliance by the Borrower and the Co-Borrower with Section 8.10 of the Credit Agreement and hereby reaffirms its obligations under each similar provision of each Loan Document to which it is a party.

SECTION 5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 6. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Delivery of an executed counterpart by facsimile or electronic transmission shall be as effective as delivery of an original executed counterpart.

[Signature page to follow]

Exhibit O Page 2

EXHIBIT O

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first written above.

[●], as New Co-Borrower

By:         Name:
Title:

LEGALZOOM.COM, INC., as Borrower and a Guarantor

By:         Name:
Title:

[SUBSIDIARY GUARANTORS]

By:         Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:         Name:
Title:

Exhibit O Page 3

EXHIBIT P

FORM OF CO-BORROWER NOTICE

Dated: [●], 20[●]

To: LegalZoom.com, Inc.
The Lenders party to the Credit Agreement referred to below Ladies and Gentlemen:
Reference is made to (i) the Amended and Restated Credit and Guaranty Agreement dated as of July 2, 2021 (as amended, restated, amended and restated, modified, supplemented and/or extended from time to time, the “Credit Agreement”; capitalized terms used herein have the meanings attributed thereto in the Credit Agreement unless otherwise defined herein), among LegalZoom.com, Inc., a Delaware corporation (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, the several banks, financial institutions, institutional investors and other entities from time to time party thereto as lenders (each a “Lender” and, collectively, the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”) and (ii) the Co-Borrower Request and Assumption Agreement dated as of [●], 20[●] (the “Co-Borrower Assumption Agreement”), among the Borrower, [●], as Co-Borrower, the Subsidiary Guarantors party thereto and the Administrative Agent.

Pursuant to Section 13.26 of the Credit Agreement, the Administrative Agent hereby notifies you that, pursuant to the Co-Borrower Assumption Agreement, effective as of [●], 20[●], [●] shall be a Co- Borrower under the Revolving Facility for all purposes of the Credit Agreement.

This Co-Borrower Notice shall constitute a Loan Document for all purposes of the Credit Agreement and the other Loan Documents.

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By:          Name:
Title:

Exhibit P Page 1